     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2001
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                6200                               36-4459170
  (State or Other Jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
   Incorporation or Organization)         Classification Code Number)

                         ------------------------------

                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 930-1000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                             CRAIG S. DONOHUE, ESQ.
               MANAGING DIRECTOR AND CHIEF ADMINISTRATIVE OFFICER
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 930-1000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                    COPY TO:
                            RODD M. SCHREIBER, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 AGGREGATE MAXIMUM             AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          OFFERING PRICE(1)          REGISTRATION FEE
Class A, Class A-1, Class A-2, Class A-3 and Class A-4
  Common Stock, each $.01 par value per share (including
  rights to acquire Series A Junior Participating Preferred
  Stock pursuant to our rights plan)(2).....................        $210,556,000                $52,639
Class B-1, Class B-2, Class B-3 and Class B-4 Common Stock,
  each $.01 par value per share (including rights to acquire
  Series A Junior Participating Preferred Stock pursuant to
  our rights plan)..........................................             --                       none

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based on the aggregate book value of Chicago Mercantile Exchange Inc. Class A and
    Class B common stock, as of June 30, 2001, of $210,556,000. The fee paid represents the fee required for both the Class A and Class B common stock.

(2) Indeterminate number of shares of Class A Common Stock, $.01 par value per share, resulting from the conversion of Class A-1, Class A-2, Class A-3 and Class A-4 common stock.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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                                     [LOGO]

                        CHICAGO MERCANTILE EXCHANGE INC.
                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                            ------------------------

                                                                          , 2001

Dear Shareholder:

    We cordially invite you to attend a special meeting of shareholders of
Chicago Mercantile Exchange Inc. The meeting will be held on             , 2001,
at       , central time, in the           , located at               , Chicago,
Illinois.

    At the special meeting, you will be asked to consider and vote on two proposals through which we will effect our reorganization into a holding company structure. The purpose of the reorganization is to facilitate our plans to become a public company and to provide us with strategic and business flexibility. The reorganization also will allow holders of our Class B common stock to directly benefit from the value of the Class A common stock share equivalents currently embedded in their shares of Class B common stock. The first proposal on which you will be asked to vote is a merger of Chicago Mercantile Exchange Inc., which we refer to in this proxy statement/prospectus as "CME," and CME Merger Subsidiary Inc., a wholly owned subsidiary of a newly formed company, Chicago Mercantile Exchange Holdings Inc. In this proxy statement/prospectus, we refer to this new holding company as "CME Holdings." In the merger, CME will become a wholly owned subsidiary of CME Holdings, and your existing CME shares will be converted automatically into shares of CME Holdings, as described in this proxy statement/prospectus. After the merger, you will own the same percentage of CME Holdings common stock that you now own of CME common stock, on a fully diluted basis. The shares of CME Holdings common stock you receive in the merger will have similar but not identical terms as your shares of CME common stock. The differences are described in detail in this proxy statement/ prospectus, and we encourage you to review them carefully. The "Core Rights" of Class B shareholders and their right to elect six directors will be maintained. The trading rights of members in our exchange will not change as a result of the merger.

    The second proposal on which you will be asked to vote is the approval of an amendment to our certificate of incorporation to effect a one-for-four reverse stock split of the Class A common stock of CME. If this proposal is approved, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. This reverse stock split would take place immediately prior, and as a condition, to the completion of the merger. The effect of the stock split will be reversed in the merger, because we will issue to you four shares of CME Holdings Class A common stock for every one share of CME Class A common stock you own. The reverse stock split is required so we can create four classes of Class A common stock with transfer restrictions of different duration without increasing the number of outstanding shares of our common stock after the merger.

    After the merger, we intend to offer new Class A common stock of CME Holdings to the public. The Class A common stock offered to the public will be the same as the other classes of Class A common stock of CME Holdings, except that the shares sold to the public will not be subject to transfer restrictions.

    We need shareholder approval in order to proceed with the merger and the reverse stock split. The effectiveness of each of these proposals is conditioned on the approval of the other proposal. Our board of directors has carefully considered the reorganization and the related transactions described in this proxy statement/prospectus and believes that they are advisable and in the best interest of our shareholders. All of the members of our board of directors who considered the proposed merger and the amendment to our certificate of incorporation to effect the reverse stock split recommend that you vote "FOR" approval of both proposals.

    YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS BEFORE VOTING. PLEASE CAREFULLY REVIEW THIS ENTIRE PROXY STATEMENT/ PROSPECTUS.

    Your vote is important. We encourage you to sign, date and return the enclosed proxy card as soon as possible, even if you plan to attend the meeting. You also may vote by telephone or over the Internet by following the instructions on the enclosed proxy card.

Scott Gordon                               James J. McNulty
Chairman of the Board                      President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROXY STATEMENT/PROSPECTUS IS DATED             , 2001, AND IS FIRST
BEING MAILED TO SHAREHOLDERS ON OR ABOUT             , 2001.

                                     [LOGO]

                        CHICAGO MERCANTILE EXCHANGE INC.
                             30 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON    , 2001

                            ------------------------

    We will hold a special meeting of shareholders of Chicago Mercantile
Exchange Inc. on            , 2001, at    , central time, in the    , located at
   , Chicago, Illinois. The purpose of the special meeting is to allow you to consider and vote on the following:

    1.  A proposal to adopt the Agreement and Plan of Merger, dated as of
                  , 2001, by and among Chicago Mercantile Exchange
       Holdings Inc., CME Merger Subsidiary Inc., a wholly owned subsidiary of Chicago Mercantile Exchange Holdings Inc., and Chicago Mercantile Exchange Inc., pursuant to which CME Merger Subsidiary Inc. will merge with and into Chicago Mercantile Exchange Inc.; and

    2. A proposal to amend Chicago Mercantile Exchange Inc.'s certificate of incorporation to effect a one-for-four reverse stock split of the Class A common stock.

    The effectiveness of proposal one is conditioned on the approval of proposal two, and the effectiveness of proposal two is conditioned on the approval of proposal one.

    The accompanying proxy statement/prospectus describes the proposed merger, charter amendment and related matters in more detail. We encourage you to read the entire document carefully. In particular, you should carefully consider the discussion entitled "Risk Factors" beginning on page 15.

    Only holders of CME common stock at the close of business on            ,
2001, the record date for the special meeting, are entitled to notice of, and to attend and vote at, the special meeting.

                                          By Order of the Board of Directors

                                          Craig S. Donohue
                                          MANAGING DIRECTOR AND CHIEF
                                          ADMINISTRATIVE OFFICER

Chicago, Illinois
           , 2001

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU ALSO MAY VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF A QUORUM IS NOT REACHED, WE WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IT IS IMPORTANT THAT YOU VOTE. TO APPROVE THESE PROPOSALS, IT IS NECESSARY THAT A MAJORITY OF OUR OUTSTANDING SHARES, VOTING TOGETHER AS A SINGLE CLASS, BE VOTED IN FAVOR OF THE MERGER AND THE REVERSE STOCK SPLIT. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS.......................................       1
WHERE YOU CAN FIND MORE INFORMATION.........................      10
SUMMARY.....................................................      11
RISK FACTORS................................................      15
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS...............      30
THE SPECIAL MEETING.........................................      31
PROPOSAL ONE: THE MERGER....................................      33
  Background of the Merger..................................      33
  Reasons for the Merger; Recommendation of Our Board.......      33
  Record Date; Vote Required................................      34
  Form of the Merger........................................      34
  Merger Consideration You Will Receive.....................      35
  Transfer Restrictions on the Shares You Will Receive in
    the Merger..............................................      36
  Voting Rights.............................................      40
  Federal Income Tax Consequences...........................      40
  Anticipated Accounting Treatment..........................      41
  Conditions to Merger......................................      41
  Effectiveness of Merger...................................      42
  Termination of Merger Agreement...........................      42
  Amendment of Merger Agreement.............................      42
  Exchange of Stock Certificates Not Required...............      42
  CME Holdings Certificate of Incorporation.................      42
  Rights of Dissenting Shareholders.........................      43
  Regulatory Requirements...................................      46
  Federal Securities Law Consequences.......................      46
PROPOSAL TWO: REVERSE STOCK SPLIT...........................      47
  Background of and Reasons for the Reverse Stock Split.....      47
  Effects of Reverse Stock Split............................      47
  Federal Income Tax Consequences...........................      47
  Recommendation of Our Board...............................      48
  Record Date for Voting; Required Votes for the Reverse
    Stock Split Proposal....................................      48
DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION
  AND BYLAWS OF CME HOLDINGS................................      49
COMPARISON OF SHAREHOLDER RIGHTS............................      55
MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED
  SHAREHOLDER MATTERS.......................................      59
CHANGES TO THE EXCHANGE RULES AFTER THE MERGER..............      61
MANAGEMENT..................................................      63
STOCK OWNERSHIP.............................................      77
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............      79
INDUSTRY OVERVIEW...........................................      80
BUSINESS....................................................      83
SELECTED FINANCIAL DATA.....................................     111

                                                                PAGE
                                                              --------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     112
SUBMISSION OF SHAREHOLDER PROPOSALS.........................     131
EXPERTS.....................................................     131
LEGAL MATTERS...............................................     131
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER.......................     A-1
ANNEX B: CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
  CERTIFICATE OF INCORPORATION..............................     B-1
ANNEX C: CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. BYLAWS...     C-1
ANNEX D: DISSENTERS' RIGHTS SECTIONS OF DELAWARE GENERAL
  CORPORATE LAW.............................................     D-1
PART II.....................................................    II-1
SIGNATURES..................................................    II-7
POWER OF ATTORNEY...........................................    II-8
EXHIBIT INDEX...............................................   II-11

                            ------------------------

    In this proxy statement/prospectus, the terms "company," "exchange," "we," "us" or "our" refer to Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. (which will become a subsidiary of Chicago Mercantile Exchange Holdings Inc. upon completion of the proposed reorganization) when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term "CME" to refer to Chicago Mercantile Exchange Inc. and "CME Holdings" to refer to Chicago Mercantile Exchange Holdings Inc.

    Unless the discussion indicates otherwise, the information in this proxy statement/prospectus does not take into account the proposed one-for-four reverse stock split of outstanding shares of Class A common stock of CME.

    Chicago Mercantile Exchange Inc., our logo, GLOBEX,-Registered Trademark-Moneychanger-TM- Service, IEF,-Registered Trademark- CLEARING
21-Registered Trademark- and SPAN-Registered Trademark- are all our registered trademarks.

    S&P, S&P 500, Nasdaq-100 and other trade names, service marks, trademarks and registered trademarks that are not proprietary to us, are the property of their respective owners and are used herein under license. The FORTUNE e-50-TM-Index is a trademark of FORTUNE, a division of Time Inc., which is licensed for use by us in connection with futures and options on futures. These products have not been passed on by FORTUNE for suitability for a particular use. The products are not sponsored, endorsed, sold or promoted by FORTUNE. FORTUNE makes no warranty and bears no liability with respect to these products. FORTUNE makes no warranty as to the accuracy and/or completeness of the Index or the data included therein or the results to be obtained by any person from the use of the Index or the data included therein.

                             QUESTIONS AND ANSWERS

Q1:  WHY ARE WE REORGANIZING INTO A HOLDING COMPANY STRUCTURE?

A1: We believe a holding company structure will enable us to address a number of corporate structural issues that will benefit our company and our shareholders and facilitate our plans to become a publicly traded company. These issues relate to the implementation of transfer restrictions on our common stock, the desire for strategic and business flexibility and the separation of the value of Class A share equivalents that are currently embedded in our Class B common stock. Our financial advisors have counseled us that extended transfer restrictions are critical to the success of an initial public offering, or IPO. The reorganization is a practical way to implement extended transfer restrictions for all shareholders. These transfer restrictions are essentially the same restrictions that we asked you to support at our April 18 annual shareholders' meeting, except that the date that the transfer restrictions change if we have not closed an IPO has been extended from March 1, 2002 to July 15, 2002, and certain types of transfers will now be permitted during the transfer restriction periods. We believe a holding company structure also will provide us with greater strategic flexibility and business opportunities by allowing us to separate our regulated derivatives exchange business from other businesses that we may pursue. The holding company reorganization also will allow holders of our Class B common stock to directly access the value of Class A share equivalents that are currently embedded in their Class B shares. To review the reasons for our reorganization in greater detail, see pages 33 to 34.

Q2:  WHAT IS THE PROPOSED MERGER?

A2: In the proposed merger, we will merge CME Merger Subsidiary Inc., a wholly owned subsidiary of CME Holdings, into CME. After the merger, CME will become a wholly owned subsidiary of CME Holdings, and the shareholders of CME will become shareholders of CME Holdings. You will own, on a fully diluted basis, the same percentage of CME Holdings common stock that you now own of CME common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read it carefully.

Q3:  WHAT IS THE PROPOSED REVERSE STOCK SPLIT?

A3: In the proposed reverse stock split, immediately prior and as a condition to the merger, and without any action on your part, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. If your shares of Class A common stock of CME are not evenly divisible by four, you will receive a fractional share of Class A common stock. The economic value and percentage ownership of your shares of Class A common stock of CME will be identical before and after the split.

Q4:  WHY IS A REVERSE STOCK SPLIT NECESSARY?

A4: The reverse stock split provides a way to divide the ownership of your Class A common stock into four classes which have transfer restrictions of different duration, without increasing the number of outstanding shares of Class A common stock of CME Holdings after the merger. The effect of the split will be reversed in the merger because you will receive four shares of CME Holdings Class A common stock for each share of CME Class A common stock. For example, if you currently own five shares of Class A common stock of CME, after the reverse stock split you will own 1.25 Class A shares of CME, and after the merger you will own five shares of Class A common stock of CME Holdings.

Q5:  WHAT WILL I RECEIVE IN THE MERGER?

A5: In the merger and after the reverse stock split, each outstanding whole share of Class A common stock of CME will convert automatically into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Of the shares of Class A common stock of CME you currently own, as nearly as possible:

    - one-quarter will be converted into Class A-1 common stock of CME Holdings;

    - one-quarter will be converted into Class A-2 common stock of CME Holdings;

    - one-quarter will be converted into Class A-3 common stock of CME Holdings; and

    - one-quarter will be converted into Class A-4 common stock of CME Holdings.

    In the merger, each outstanding share of Class B common stock of CME will be divided into two pieces: Class A common stock of CME Holdings in an amount of shares essentially the same as the Class A share equivalents currently embedded in that Class B share of CME, and one share of Class B common stock of CME Holdings that corresponds to the series of the Class B share of CME surrendered in the merger. The following chart illustrates the shares of CME Holdings common stock that will be issued for each share of CME Class B common stock:

 SHARE OF CME CLASS B
COMMON STOCK PRE-MERGER        CONVERTED INTO SHARES OF CME HOLDINGS COMMON STOCK POST-MERGER
-----------------------  --------------------------------------------------------------------------
                         CLASS A COMMON STOCK,  CLASS B COMMON STOCK,  TOTAL SHARES OF COMMON STOCK
                               BY CLASS               BY CLASS               IN CME HOLDINGS
                         ---------------------  ---------------------  ----------------------------
Series B-1 common stock  450 Class A-1 shares     1 Class B-1 share          1,800 shares
   (includes 1,800       450 Class A-2 shares
    Class A share        450 Class A-3 shares
     equivalents)        449 Class A-4 shares

Series B-2 common stock  300 Class A-1 shares     1 Class B-2 share          1,200 shares
   (includes 1,200       300 Class A-2 shares
    Class A share        300 Class A-3 shares
     equivalents)        299 Class A-4 shares

Series B-3 common stock  150 Class A-1 shares     1 Class B-3 share           600 shares
(includes 600 Class A    150 Class A-2 shares
  share equivalents)     150 Class A-3 shares
                         149 Class A-4 shares

Series B-4 common stock  25 Class A-1 shares      1 Class B-4 share           100 shares
(includes 100 Class A    25 Class A-2 shares
  share equivalents)     25 Class A-3 shares
                         24 Class A-4 shares

Q6: WHAT IS THE DIFFERENCE BETWEEN THE CLASSES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK?

A6: Except for the transfer restrictions we describe below, each class of Class A common stock of CME Holdings received in the merger will be identical. The class of new Class A common stock that we would offer to the public would be identical to the other classes of Class A common stock except that it would not be subject to transfer restrictions. When the transfer restrictions on the Class A-1, A-2, A-3 and A-4 common stock expire, they will automatically convert into unrestricted Class A common stock and become freely transferable, unless owned by an affiliate of ours. Since the new Class A common stock we will offer to the public and the Class A-1, Class A-2, Class A-3 and Class A-4 common stock will be exactly the same except for the transfer restrictions, we refer to them collectively as the Class A common stock of CME Holdings.

    The classes of Class B common stock of CME Holdings will have the same rights as the series of CME Class B common stock that will be exchanged in the merger, except that trading privileges will be retained at CME and not as part of a share of Class B common stock.

Q7:  WILL I BE ABLE TO SELL OR TRANSFER MY CME HOLDINGS SHARES IMMEDIATELY?

A7: No. Whether or not you vote for the merger, if the merger agreement is adopted, the shares of CME Holdings common stock you receive in the merger will be subject to significant transfer restrictions. The periods during which sales or transfers of your shares are not permitted vary depending on the class of common stock. Permitted transfers, which are described in more detail in Question 11 below, can be made at any time.

    If we close an IPO on or prior to July 15, 2002, and subject to our election to engage in the guided selling process described in Questions 12 through 18 below, the transfer restriction periods will expire as follows:

 CLASS         TRANSFER RESTRICTION PERIOD EXPIRATION
--------       --------------------------------------
  A-1           180 days after we close our IPO
  A-2           360 days after we close our IPO
A-3, A-4        540 days after we close our IPO

    If we elect to guide a sale process for the class of shares scheduled for release from the applicable transfer restriction period and you elect not to include all of your shares of that class in the guided sale process, those shares that you elect not to include will not convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period and will remain subject to the transfer restrictions. You will not be allowed to sell or transfer restricted Class A common stock during a guided selling process, except as part of that process or in a permitted transfer.

    If we do not close an IPO on or prior to July 15, 2002, the transfer restriction periods will expire as follows:

CLASS       TRANSFER RESTRICTION PERIOD EXPIRATION
-----       --------------------------------------
 A-1                  July 15, 2002
 A-2                October 15, 2002
 A-3                January 15, 2003
 A-4                 April 15, 2003

Q8:  HOW DOES THE CERTIFICATE OF INCORPORATION OF CME HOLDINGS DEFINE "IPO"?

A8: For the purposes of the certificate of incorporation of CME Holdings, an IPO is defined as a public offering of Class A common stock that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A common stock are listed on a securities exchange such as the New York Stock Exchange.

Q9:  HOW CAN I TRANSFER MY CLASS B COMMON STOCK?

A9: No transfers of Class B common stock will be permitted, except in connection with the sale of the associated membership in our exchange. No membership in our exchange may be transferred without the simultaneous sale of the associated Class B share.

Q10:  WHY WILL THE TRANSFER OF MY STOCK BE RESTRICTED?

A10: These transfer restriction periods are designed to limit the number of shares that could enter the market at any one time. Our financial advisors tell us that these periods will permit trading of the new publicly traded stock to take place without the introduction of a significant number of additional shares, which could negatively impact the price. Our financial advisors have also told us that these periods are essential to the success of an offering. It is a common practice to impose transfer restriction periods on existing shares in connection with an IPO. We have staggered the expiration of the transfer restriction periods so that all existing shares do not become freely tradeable at the same time. After the expiration of the transfer restriction period applicable to the class or in connection with certain permitted transfers, but subject to our right to conduct a guided selling process, as described in Questions 12 through 18 below, your Class A-1, Class A-2, Class A-3 and Class A-4 common stock will automatically convert into unrestricted Class A common stock and you will be able to sell the unrestricted shares in the public market.

Q11:  WHAT IS A PERMITTED TRANSFER?

A11: A "permitted transfer" can be made before the termination of the transfer restriction period applicable to the class of stock being transferred. Permitted transfers are either conversion transfers or non-conversion transfers. After a "conversion transfer," the transferred shares automatically convert into unrestricted Class A common stock. Conversion transfers include sales to the company, sales in an IPO or in a guided sale (described in Questions 12 through 18 below), sales pursuant to the rules of the exchange and transfers approved by the CME Holdings board as conversion transfers. After a "non-conversion" transfer, the transferred shares remain subject to the applicable transfer restrictions. Non-conversion transfers include transfers in connection with the sale of a share of Class B common stock, transfers to and among family members of the holders for estate planning and similar purposes, pledges in connection with financing acquisitions of membership interests, pledges as collateral to clearing members and transfers approved as non-conversion transfers by the board of CME Holdings. For a more detailed discussion of permitted transfers, we encourage you to review the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Transfer Restrictions on the Shares You Will Receive in the Merger."

Q12:  WHAT IS THE GUIDED SELLING PROCESS RIGHT?

A12: The CME Holdings certificate of incorporation grants us the right, following an IPO that is closed on or before July 15, 2002, to guide secondary sales of each class of Class A common stock when the transfer restriction period applicable to that class is scheduled to expire. The purpose of this right is to provide an opportunity for a more orderly distribution of your Class A shares into the market, taking into account current market conditions and the desire of existing holders to sell. If we elect to guide the sale process, no shares of the class that are scheduled for release or of any other class that are subject to transfer restrictions may be sold, except as part of the guided sale process or in a permitted transfer.

Q13:  HOW DOES THIS GUIDED SELLING PROCESS WORK?

A13: We must provide you with a written notice of our election to guide the sale of the class of stock that is scheduled for release at least 60 days prior to the expiration of the applicable transfer restriction period. You have 20 days following receipt of that notice to provide us with written notice of your intent to participate in the guided sale process. You may request that all or a portion of your shares of the class scheduled for release, plus any other shares which remain subject to transfer restrictions, be included in the guided sale process. The actual number of shares that you may sell in a guided sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by you and the other shareholders to be included in the sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a "cut-back" formula to be adopted by our board. In the event of a "cut back," priority will be given to shares of the class then scheduled to be released. The guided selling process may take the form of an underwritten secondary offering, a private placement of shares to one or more purchasers, a repurchase of shares by us or a similar process selected by our board. Your right to participate in a guided sale is contingent on the execution of all agreements, documents and instruments required to effect the sale, including, if applicable, an underwriting agreement. The guided sale process is complicated. In addition to reviewing this Q&A, we encourage you to read carefully the section of this document entitled "Proposal One: The Merger--Transfer Restrictions on the Shares You Will Receive in the Merger."

Q14: WHAT IF I DO NOT ELECT TO PARTICIPATE IN A GUIDED SELLING PROCESS OR ELECT NOT TO INCLUDE ALL OF MY SHARES OF THE CLASS THAT WILL BE RELEASED AT THE END OF THE RELATED TRANSFER RESTRICTION PERIOD?

A14: If you elect not to include all of your shares of the class that is scheduled to expire in the related guided sale process, the shares that you do not elect to include will remain subject to transfer restrictions and may not be transferred, other than in a permitted transfer, until the expiration of the final transfer restriction period unless:

    - we elect not to guide the selling process applicable to the expiration of a later transfer restriction period;

    - we do not complete a guided sale process within the applicable time period; or

    - we do not sell in any subsequent guided selling process the number of shares of the class scheduled to be released that were requested to be included in the sale process.

    As a result, if you elect not to include all of your shares of the class scheduled for release in the applicable guided sale process, you may not be able to sell those shares, other than in a permitted transfer, until the expiration of the last transfer restriction period, which is 540 days after the IPO.

Q15: WHAT RESTRICTIONS APPLY TO MY SHARES, IF DURING ANY GUIDED SELLING PROCESS, THE COMPANY SELLS ALL OF THE SHARES OF THE CLASS SCHEDULED TO BE RELEASED THAT I REQUEST TO INCLUDE IN THE GUIDED SALE PROCESS?

A15: Any other shares requested to be included but that were not sold in the guided sale process and any other restricted shares you own will remain subject to the transfer restrictions.

Q16: WHAT RESTRICTIONS APPLY TO MY SHARES IF, DURING ANY GUIDED SELLING PROCESS, THE COMPANY IS UNABLE TO SELL ALL OF THE SHARES THAT I REQUESTED TO INCLUDE IN THE GUIDED SALE PROCESS?

A16: We may proceed with the sale of fewer than all of the shares that had been requested to be included in a guided sale process, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, there is no obligation on us to complete the selling process.

    However, if we sell less than all of the shares of the class scheduled to be released that you requested be sold in the related guided sale process, you will be able to sell, on the 61st day after the expiration of the related transfer restriction period (or the last day of the transfer restriction period, if it relates to the final transfer restriction period), those shares that were not sold. In addition, on such date, any shares of any class that were scheduled for release at the expiration of an earlier transfer restriction period but that remain subject to the transfer restrictions because a shareholder elected not to include them in the related guided sale process will become freely transferable. For example, if you:

    - owned 100 shares of Class A-1 common stock and 100 shares of Class A-2 common stock;

    - elected not to sell your Class A-1 common stock in the guided sale process relating to the expiration of the transfer restriction period for the Class A-1 common stock;

    - elected to sell all 100 shares of Class A-2 common stock in connection with the guided sale process relating to the expiration of the transfer restriction period for the Class A-2 common stock; and

    - were only able to sell 50 of your Class A-2 shares, then your remaining 50 shares of Class A-2 common stock and all of your Class A-1 common stock would automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the transfer restriction period for Class A-2 shares.

Q17:  HOW LONG DOES THE COMPANY HAVE TO COMPLETE A GUIDED SELLING PROCESS?

A17: The certificate of incorporation of CME Holdings requires that any guided selling process must be completed no later than 60 days after the expiration date of the related transfer restriction period. However, any guided selling process undertaken in connection with the final release date must be completed no later than the final expiration date (I.E., day 540). If the guided sale process is not completed within those time frames, any shares of the class that would have been released at the expiration of the related transfer restriction period, but for the guided sale process, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period, except with respect to the last transfer restriction period, in which case the conversion will take place on the last day of the period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that day.

Q18: WHAT HAPPENS IF THE COMPANY DOES NOT ELECT TO GUIDE THE SELLING PROCESS AT THE TIME OF ANY SCHEDULED RELEASE DATE DESCRIBED IN QUESTION 7?

A18: The shares of the class scheduled to be released will convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period and become freely transferable. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that date and become freely transferable.

Q19:  CAN OUR BOARD LIFT THE TRANSFER RESTRICTIONS?

A19: Yes. Our board currently has the authority to lift the transfer restrictions in whole or in part, and the certificate of incorporation of CME Holdings does not change that power. As explained below, we expect that our board will exercise this authority to allow existing holders of Class A shares the opportunity to include a portion of their shares in an IPO of our Class A common stock, subject to market conditions.

Q20:  WILL I BE ABLE TO SELL CLASS A SHARES IN AN IPO?

A20: We expect that Class A shareholders will be allowed to sell a portion of their Class A-3 and/or Class A-4 shares in an IPO. The exact portion to be allowed, if any, will be determined by our board at the time of an IPO and will depend on the size of the offering, market conditions and the requirements of the underwriters. Your ability to sell Class A shares in an IPO will also be contingent on the execution by you or on your behalf of all agreements, documents and instruments required to effect the sale, including an underwriting agreement.

Q21:  AM I SUBJECT TO ANY SHARE TRANSFER RESTRICTIONS NOW?

A21: Yes. CME's certificate of incorporation currently provides for restrictions on the transfer of Class A shares that expire in stages over a 15-month period that began on November 13, 2000, and ends on February 5, 2002, as illustrated in the following chart. Class A shares subject to these restrictions may only be transferred with an associated Class B share. Your Class A shares may be transferred as shown below:

                         CURRENT TRANSFER RESTRICTIONS

                       PERCENTAGE OF YOUR EXISTING CLASS A SHARES THAT
                          BECOME TRANSFERABLE WITHOUT AN ASSOCIATED
  RELEASE DATE                          CLASS B SHARE
----------------       ------------------------------------------------
  May 12, 2001                         Up to 25%
August 10, 2001                        Up to 50%
November 8, 2001                       Up to 75%
February 6, 2002                          100%

Q22: HOW WILL THE CME HOLDINGS CERTIFICATE OF INCORPORATION BE DIFFERENT FROM OUR CURRENT CERTIFICATE OF INCORPORATION?

A22: The certificate of incorporation of CME Holdings will be substantially similar to the current certificate of incorporation of CME, except that the CME Holdings certificate of incorporation will impose the extended transfer restrictions on shares of Class A common stock, and the provisions relating to the Class A share equivalents embedded in the Class B shares will be eliminated. The "Core Rights" of our Class B shareholders and the right to elect six directors contained in the current CME certificate of incorporation will be maintained. The CME Holdings certificate of incorporation is attached to this proxy statement/prospectus as Annex B. We encourage you to read it carefully.

Q23:  WILL OUR MANAGEMENT AND BOARD OF DIRECTORS CHANGE AFTER THE
REORGANIZATION?

A23: No. The management of CME will not change as a result of the reorganization. The entire CME board of directors and several of our current principal executive officers also will serve as the board of directors and as executive officers of CME Holdings upon completion of the reorganization. The new certificate of incorporation of CME will provide that the only persons eligible to serve on the CME board are the directors of CME Holdings. Holders of Class B common stock of CME Holdings will maintain their right to elect six members of the CME Holdings board of directors who also will serve on the CME board of directors.

Q24: WHAT MUST I DO TO CONVERT MY CME COMMON STOCK INTO COMMON STOCK OF CME HOLDINGS?

A24: Nothing. In the merger, your shares will be converted automatically, and no action will be required on your part.

Q25:  WILL I RECEIVE STOCK CERTIFICATES?

A25: No. We will continue our current practice of issuing shares in uncertificated form. You will receive a statement of the shares that you own after the merger.

Q26:  WHAT WILL MY TAX CONSEQUENCES BE?

A26: We expect that, in general, CME shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the reverse stock split and the merger. As a condition to the merger, we will receive a legal opinion to the effect that the merger will constitute a tax-free transaction under
Section 351 of the Internal Revenue Code of 1986, as amended, or the Code. In addition, we have requested a ruling from the Internal Revenue Service, or IRS, confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their CME Class B shares for CME Holdings Class A and Class B shares. The merger is conditioned on our receiving such a ruling from the IRS or, if the IRS does not issue a ruling, on an opinion satisfactory to our board. Neither the legal opinion nor the ruling will address any state, local or foreign tax consequences of the merger. The tax consequences to you will depend upon your own situation. You should consult your tax advisor for a full understanding of these tax consequences. For a more detailed summary of the U.S. federal income tax consequences to holders of CME Class A and Class B common stock as a result of the merger and the reverse stock split, see the sections of this proxy statement/prospectus entitled "Proposal One: The Merger--Federal Income Tax Consequences" and "Proposal Two: Reverse Stock Split--Federal Income Tax Consequences."

Q27:  AM I ENTITLED TO APPRAISAL RIGHTS?

A27: Yes. Under Delaware law, each class and series of CME common stock is entitled to appraisal rights in connection with the reorganization. By asserting appraisal rights, shareholders who object to the merger can employ certain procedures under Delaware law to ask the Delaware Chancery Court to provide an independent valuation of the shares for which appraisal is being sought, and CME must repurchase the shares at that value. You should review the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Rights of Dissenting Shareholders."

Q28:  HOW AND WHEN WILL WE COMPLETE THE IPO?

A28: After the merger agreement is adopted and the merger is completed, we plan to sell shares of Class A common stock of CME Holdings to the public in an IPO. Ultimately, the determination of whether to proceed with an IPO, or the timing of an IPO, will be made by our board of directors with the advice of our underwriters. Whether or not we move forward with the IPO depends on many factors, including current market conditions and our operating performance relative to comparable companies.

Q29:  WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A29: Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together. Approval of the amendment to the certificate of incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together.

Q30:  WHAT HAPPENS IF OUR SHAREHOLDERS DO NOT APPROVE THE TRANSACTIONS?

A30: If shareholder approval is not obtained, the merger will not occur and the IPO will not proceed for the foreseeable future, and may not be completed at all. In addition, the current transfer restrictions described in the answer to Question 21 would continue to apply.

Q31:  WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

A31: All of the members of the board of directors who considered the proposed merger and the proposed amendment to the certificate of incorporation to effect the reverse stock split recommend that you vote "FOR" the approval of both proposals.

Q32:  WHAT DO I NEED TO DO NOW?

A32: It is very important that you vote. In order to make sure that your vote is counted, you must return a completed, signed and dated proxy card. You also can cast your vote by telephone by calling the number on your proxy card or electronically over the Internet by going to the Web site designated on your proxy card. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or cast your vote by telephone or on the Internet promptly. If you do not indicate instructions on your proxy card, with respect to an unmarked proposal, we will vote your shares "FOR" that proposal at the special meeting.

Q33: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD, DON'T VOTE BY INTERNET OR TELEPHONE AND DON'T ATTEND THE MEETING IN PERSON?

A33: Not returning your proxy card, not voting via telephone or over the Internet and not attending the meeting will have the same effect as voting against the proposals. Therefore, it is very important that you fill out and mail your proxy card or vote by telephone or over the Internet today.

Q34:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A34: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

    - you can send a written notice to Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, at CME stating that you would like to revoke your proxy;

    - you can complete and submit a new later-dated proxy card;

    - you can vote by telephone or over the Internet at a later time; or

    - you can attend the special meeting and vote in person.

Q35:  WHO SHOULD I CALL IF I HAVE QUESTIONS OR WANT COPIES OF ADDITIONAL
DOCUMENTS?

A35:  You should call Mellon Investor Services LLC, our proxy solicitor, at
(312) 704-7101 or the Shareholder Relations and Membership Services Department at (312) 930-3488 with any questions about this proxy statement/prospectus, the proposals or our reorganization.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed reports and other information with the SEC. You may read and copy reports and other information that we have filed or will file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You also can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. That site is www.sec.gov.

    We have filed with the SEC a registration statement on Form S-4 to register with the SEC the CME Holdings common stock to be issued to CME shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of CME Holdings, in addition to being a proxy statement of CME and CME Holdings for the special meeting. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

    Requests for documents relating to CME Holdings or CME may be obtained at no cost, by writing or telephoning us as follows: Shareholder Relations and Membership Services, Chicago Mercantile Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Ms. Ann M. Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, (312) 930-3488.

    You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy
statement/prospectus. This proxy statement/prospectus is dated             ,
2001.

    You should not assume that the information contained in this proxy
statement/prospectus is accurate as of any date other than        , 2001 and
neither the mailing of the proxy statement/ prospectus to our shareholders nor the issuance of CME Holdings common stock in the merger shall create any implication to the contrary.

    This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the CME Holdings common stock or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this proxy statement/prospectus.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS ONLY SOME OF THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THE ENTIRE DOCUMENT AND OTHER DOCUMENTS ANNEXED TO OR REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE PROPOSALS. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE MERGER AGREEMENT AND THE CME HOLDINGS CERTIFICATE OF INCORPORATION, WHICH ARE ATTACHED AS ANNEX A AND ANNEX B, RESPECTIVELY.

    THE COMPANIES

    CHICAGO MERCANTILE EXCHANGE INC. (PAGE 83)

    We are one of the world's leading exchanges for the trading of futures and options on futures. Our exchange brings together buyers and sellers of derivative products on our open outcry trading floors, on our GLOBEX2 electronic trading system and through privately negotiated transactions. We offer market participants the opportunity to trade futures contracts and options on futures on interest rates, stock indexes, foreign exchange and commodities. In addition, we own our clearing house and are able to guarantee, clear and settle every contract traded through our exchange. Founded in 1898 as a not-for-profit corporation, in November 2000 we became the first U.S. financial exchange to demutualize and become a shareholder-owned corporation. We are located at 30 South Wacker Drive, Chicago, Illinois 60606. Our telephone number is
(312) 930-1000.

    CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

    Chicago Mercantile Exchange Holdings Inc., or CME Holdings, was formed as a wholly owned subsidiary of CME in order to effect the reorganization. Prior to the merger, CME Holdings will have no assets or operations other than incident to its formation. After the merger, CME will be a wholly owned subsidiary of CME Holdings, and the shareholders of CME will be the shareholders of CME Holdings. CME Holdings is located at 30 South Wacker Drive, Chicago, Illinois 60606. Its telephone number is (312) 930-1000.

    PROPOSAL ONE: THE MERGER

    WHAT YOU WILL RECEIVE IN THE MERGER (PAGES 35-36)

    In the merger, each outstanding whole share of Class A common stock of CME will convert automatically into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Of the shares of Class A common stock of CME you currently own, as nearly as possible: one-quarter will be converted into Class A-1 common stock, one-quarter will be converted into Class A-2 common stock, one-quarter will be converted into Class A-3 common stock and one-quarter will be converted into Class A-4 common stock. Except for the transfer restrictions, each share of Class A common stock of CME Holdings will be identical.

    Each outstanding share of Class B common stock of CME will convert automatically into shares of Class A and Class B common stock of CME Holdings, as described in this proxy statement/prospectus.

    RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE MERGER PROPOSAL (PAGE 34)

    Each holder of record of CME common stock as of         , 2001 is entitled
to vote on the merger proposal. A holder of Class A shares has one vote per share, and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share. The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Class A and Class B common stock, as of the record date, voting together, is required to adopt the merger agreement. CME's executive officers and directors as a group currently own 2.17% of the voting power of our common stock, and we currently expect that they will vote to approve the merger.

    CONDITIONS TO COMPLETION OF THE MERGER (PAGES 41-42)

    The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

    - adoption of the merger agreement by CME's shareholders;

    - approval of the amendment to the CME certificate of incorporation to reflect the reverse stock split by the shareholders of CME;

    - receipt by CME of a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their Class B shares of CME for Class A and Class B shares of CME Holdings or, if the IRS does not provide a ruling, receipt of a legal opinion to that effect satisfactory to the board of directors of CME;

    - receipt by CME of a legal opinion to the effect that the merger will constitute a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended;

    - absence of any legal prohibition or restraint that would prevent consummation of the merger;

    - absence of any stop order suspending the effectiveness of the registration statement relating to the shares of CME Holdings to be issued in the merger; and

    - approval from the Commodity Futures Trading Commission, or CFTC, of the changes to our rules that are necessary as a result of the merger.

    TERMINATION OF THE MERGER AGREEMENT (PAGE 42)

    We may terminate the merger agreement, even after adoption by our shareholders, if our board of directors determines to do so by a majority vote.

    RECOMMENDATION OF OUR BOARD (PAGE 34)

    All of the members of our board of directors who considered the merger believe that the merger is advisable and in the best interest of our shareholders and recommend that our shareholders vote "FOR" adoption of the merger agreement.

    FEDERAL INCOME TAX CONSEQUENCES (PAGES 40-41)

    We expect that, in general, CME shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

    We have requested a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their Class B shares of CME for Class A and Class B shares of CME Holdings.

    The tax consequences to you will depend on your own situation. You should consult your tax advisors for a full understanding of these tax consequences.

    For a more detailed summary of the U.S. federal income tax consequences to holders of CME common stock as a result of the merger, see the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Federal Income Tax Consequences."

    ANTICIPATED ACCOUNTING TREATMENT (PAGE 41)

    For accounting purposes, our reorganization into a holding company structure will be treated as a recapitalization. The financial position and results of operations of CME will be included in the consolidated financial statements of CME Holdings on a historical cost basis.

    DISSENTERS' OR APPRAISAL RIGHTS (PAGES 43-46)

    Under Delaware law, you are entitled to appraisal rights in connection with the merger with respect to each class or series of shares that you own. By asserting appraisal rights, shareholders who object to the merger can employ certain procedures under Delaware law to ask the Delaware Chancery Court to provide an independent valuation of their shares, and CME must repurchase the stock at that value. You should review the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Rights of Dissenting Shareholders."

    REGULATORY REQUIREMENTS (PAGE 46)

    Prior to the special meeting, we will apply for approval from the CFTC for the rule changes that we need to make in order to recognize the change in our structure that will occur as a result of the merger.

    PROPOSAL TWO: REVERSE STOCK SPLIT

    EFFECTS OF THE REVERSE STOCK SPLIT (PAGE 47)

    In the proposed reverse stock split, immediately prior, and as a condition, to the merger, and without any action on your part, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. If your shares of Class A common stock of CME are not evenly divisible by four, you will receive a fractional share of Class A common stock. The economic value and percentage ownership of your shares of Class A common stock of CME will be identical before and after the reverse stock split. In the merger, you will receive four shares of Class A common stock of CME Holdings for each whole share of Class A common stock of CME you own after the reverse stock split, and each fractional share of CME Class A common stock will be converted into the number of whole shares of CME Holdings Class A common stock equal to the fraction multiplied by four.

    RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE REVERSE STOCK SPLIT PROPOSAL
     (PAGE 48)

    Each holder of record of CME common stock as of         , 2001 is entitled
to vote on the reverse stock split proposal. A holder of Class A shares has one vote per share, and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share. The affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Class A and Class B common stock, as of the record date, voting together, is required to approve the amendment to the certificate of incorporation. CME's executive officers and directors as a group currently own 2.17% of the voting power of our common stock, and we currently expect that they will vote to approve the reverse stock split.

    RECOMMENDATION OF OUR BOARD (PAGE 48)

    All of the members of our board of directors who considered the reverse stock split believe that the reverse stock split is advisable and in the best interest of our shareholders and recommend that our shareholders vote "FOR" the amendment to the certificate of incorporation.

    FEDERAL INCOME TAX CONSEQUENCES (PAGES 47-48)

    We expect that, in general, CME shareholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the reverse stock split. You should consult your tax advisor for a full understanding of the consequences of the reverse stock split. For a more detailed summary of the U.S. federal income tax consequences to holders of CME common stock as a result of the reverse stock split, see the section of this proxy statement/prospectus entitled "Proposal
Two: Reverse Stock Split--Federal Income Tax Consequences."

                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                        JUNE 30,
                                         ----------------------------------------------------   ---------------------
                                           1996       1997       1998       1999       2000       2000        2001
                                         --------   --------   --------   --------   --------   --------   ----------
                                                                                                     (UNAUDITED)
INCOME STATEMENT DATA:
Total revenues.........................  $164,212   $177,644   $197,165   $210,602   $226,552   $109,917   $  186,868
Total operating expenses...............   151,803    158,586    182,972    203,958    234,635    120,302      129,998
Other income--return of contributions
  from CME Trust(1)....................    15,717         --         --         --         --         --           --
Limited partners' interest in earnings
  of PMT Limited Partnership...........        --         --     (2,849)    (2,126)    (1,165)    (1,182)          --
Net income (loss)......................    15,068      8,667      7,029      2,663     (5,909)    (6,940)      34,220
Earnings (loss) per share:(2)
  Basic................................        --         --         --         --       (.21)      (.24)        1.19
  Diluted..............................        --         --         --         --         --         --         1.18

BALANCE SHEET DATA:
Total assets...........................  $241,554   $346,732   $295,090   $303,318   $380,643   $702,761   $2,532,164
Current assets.........................   158,941    268,081    205,186    178,252    266,631    582,724    2,417,337
Current liabilities....................    81,384    178,210    112,555    111,568    197,493    515,890    2,306,802
Long-term obligations and limited
  partners' interest in PMT............     9,539      8,968     15,638     23,087     19,479     23,790       14,806
Shareholders' equity...................   150,631    159,554    166,897    168,663    163,671    163,081      210,556

OTHER DATA:
Total trading volume (round turn
  trades)..............................   177,042    200,742    226,619    200,737    231,110    120,155      191,137
GLOBEX trading volume..................     2,018      4,388      9,744     16,135     34,506     14,810       36,022
Open interest at period-end............     5,361      6,479      7,282      6,412      8,021      7,067       12,202
Notional value of trading volume
  (in trillions).......................  $  144.8   $  184.6   $  161.7   $  138.3   $  155.0   $   83.7   $    135.7

------------------------------

(1) Consists of a 1996 return of contributions and interest from the CME Trust resulting from an agreement reached with the Internal Revenue Service over the deductibility of contributions made by us.

(2) CME first issued shares on November 13, 2000, the date of our demutualization. Calculation of 2000 earnings per share is presented as if the common stock issued on November 13, 2000 had been outstanding for the entire period.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS BELOW, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS DOCUMENT. BY VOTING IN FAVOR OF THE MERGER, YOU WILL BE CHOOSING TO INVEST IN THE COMMON STOCK OF CME HOLDINGS.

RISKS RELATED TO OUR REORGANIZATION

    WE CANNOT ASSURE YOU THAT AN ORDERLY MARKET IN OUR CLASS A COMMON STOCK WILL DEVELOP.

    We adopted the transfer restrictions described in this proxy statement/prospectus in order to foster the development of an orderly market in our common stock and to facilitate our plans to become a public company. We cannot guarantee that these restrictions will achieve their intended purpose. If our shareholders sell a large number of Class A shares upon the expiration of some or all of the transfer restrictions, the market prices for our common stock could decline significantly.

    WE MAY NOT OBTAIN THE EXPECTED OPERATIONAL BENEFITS OF OUR REORGANIZATION INTO A HOLDING COMPANY STRUCTURE.

    We believe our reorganization into a holding company structure will provide us with benefits in the operation of our business. These expected benefits may not be obtained if market conditions or other circumstances prevent us from expanding and developing our business. As a result, we will incur the costs of the holding company structure without realizing the possible benefits. In addition, the holding company structure may not be successful in insulating the liabilities of our subsidiaries from each other or from the parent company. We or our subsidiaries may be liable for the liabilities of other subsidiaries, particularly if we do not observe corporate formalities or adequately capitalize our subsidiaries.

    THE CLASS A COMMON STOCK YOU RECEIVE IN THE MERGER WILL INITIALLY BE
     ILLIQUID.

    The shares of Class A common stock that you will receive in the merger will not be listed on a national securities exchange or traded in an organized public market. In addition, the shares you will receive will be subject to significant transfer restrictions contained in the CME Holdings certificate of incorporation. Accordingly, you will be required to bear the risk of your investment in these shares for an extended period of time.

    WE CANNOT ASSURE YOU THAT WE WILL COMPLETE AN INITIAL PUBLIC OFFERING OF OUR CLASS A COMMON STOCK.

    Our board of directors believes that it is in the best interest of our company and our shareholders to pursue an IPO of our Class A common stock. Whether or not we proceed with an IPO, however, depends on many factors, including current market conditions and our operating performance relative to comparable companies. We cannot assure you that we will be able to complete an IPO in the near future, if at all. Even if an IPO is possible, we cannot assure you that the price would equal or exceed the current market value of our shares.

    IF WE ISSUE ADDITIONAL SHARES, IT MAY DILUTE THE MARKET VALUE OF SHARES YOU WILL RECEIVE IN THE MERGER.

    CME Holdings will have authorized but unissued shares of Class A common stock that may be issued at the discretion of our board. If we issue a large number of shares of Class A common stock in connection with future acquisitions or otherwise, which fail to increase our overall value, your equity could be diluted and the market price of your shares could decline significantly.

    CERTAIN PROVISIONS OF THE CME HOLDINGS CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE CORPORATE LAW COULD DELAY OR PREVENT A TAKEOVER AND ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER OUR MARKET PRICE.

    Provisions of the CME Holdings certificate of incorporation, bylaws and Delaware law could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the price of our Class A common stock. These provisions include:

    - the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

    - a limitation on the transferability of outstanding shares;

    - a staggered board of directors;

    - a limitation on the ability of shareholders to call special meetings of shareholders;

    - a prohibition on shareholder action by written consent; and

    - advance notice requirements for nominations for election to our board of directors or for proposing matters that shareholders may act on at shareholder meetings.

    In addition, we are subject to certain Delaware laws, including one that prohibits us from engaging in a business combination with any interested shareholder for a period of three years from the date the person became an interested shareholder unless certain conditions are met. CME Holdings also will adopt a shareholder rights plan or "poison pill." All of this may discourage potential takeover attempts, discourage bids for our Class A common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board.

RISKS RELATED TO OUR BUSINESS

    WE ONLY RECENTLY BEGAN OPERATING AS A FOR-PROFIT COMPANY AND HAVE A LIMITED OPERATING HISTORY AS A FOR-PROFIT COMPANY.

    While we have an established operating history, we have only operated as a for-profit company with private ownership interests since November 13, 2000. We have a limited operating history as a for-profit business on which you can evaluate our management decisions, business strategy and financial results. As a result, our historical financial and business results may not be representative of what they may be in the future. We are subject to risks, uncertainties, expenses and difficulties associated with changing and implementing our business strategy that are not typically encountered by established for-profit companies. The major U.S. futures exchanges have operated historically as mutual, membership organizations, so there is little history or experience in operating an exchange as a for-profit corporation upon which we can draw to guide our operations or business strategy. Our initiatives that are designed to increase our revenues, make us profitable and create operating efficiencies as a for-profit company may not yield the benefits or efficiencies we expect. As a result, we may not be able to operate effectively as a for-profit corporation. It is possible that we may incur significant operating losses in the future and that we may not be able to achieve or sustain long-term profitability.

    OUR BUSINESS IS SUBJECT TO THE IMPACT OF DOMESTIC AND INTERNATIONAL MARKET AND ECONOMIC CONDITIONS, MANY OF WHICH ARE BEYOND OUR CONTROL AND COULD SIGNIFICANTLY HARM OUR BUSINESS.

    We generate revenues primarily from our trade execution services, clearing services and market data and information services and expect to continue to do so for the foreseeable future. Each of these revenue sources is substantially dependent on the trading volumes in our markets. Our trading volumes are directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, changes in levels of trading activity, price levels and price volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets, legislative and regulatory changes, competition, changes in government monetary policies, foreign exchange rates, consolidation in our customer base or within our industry and inflation. Any one or more of these factors may contribute to reduced activity in our markets. The future economic environment will be subject to periodic downturns, including possible recession and lower volatility in financial markets, and may not be as favorable as it has been in recent years or, more particularly, in the last two quarters. As a result, period-to-period comparisons of our financial results are not necessarily meaningful. Trends less favorable than those of recent periods could result in decreased trading volumes, decreased capital formation and a more difficult business environment for us. For these reasons, decreases in trading volume could have a material adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might more easily withstand these decreases.

    OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, INCLUDING AS A RESULT OF SEASONALITY.

    The seasonality of the futures business and other factors beyond our control may contribute to substantial fluctuations in our operating results--particularly in our quarterly results. During the last three years, we have experienced relatively higher volume during the first and second quarters. We generally expect that the third quarter will have lower trading volume. As a result of this seasonality and the factors described in the preceding risk factor, you will not be able to rely on our operating results in any particular period as an indication of our future performance.

    OUR INABILITY TO ADJUST OUR COST STRUCTURE IF REVENUES DECLINE COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    Our cost structure is largely fixed and is based on historical and expected levels of demand for our products and services. If demand for our products and services and our resulting revenues decline, we may not be able to adjust our cost structure on a timely basis, which could have a material adverse effect on our operating results and financial condition.

    THE TREND TOWARD ELECTRONIC TRADING AND AWAY FROM OPEN OUTCRY TRADING IS LIKELY TO DIVERT VOLUME AWAY FROM OUR OPEN OUTCRY TRADING FACILITIES. OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE DO NOT EXPAND THE USE OF OUR ELECTRONIC SYSTEMS.

    Both newly formed organizations and established exchanges are increasingly employing electronic trading systems that provide fast, low-cost execution of trades by matching buyers and sellers electronically. These organizations are attracting order flow away from traditional open outcry trading markets. Many market participants believe that these electronic trading systems represent a threat to the continued viability of the open outcry method of trading. Some major European and Asian futures exchanges have closed their traditional open outcry trading facilities and replaced them entirely with electronic systems. Although we offer an electronic trading system, the principal source of our revenue at present is open outcry trading. Reductions in our open outcry trading volume that are not offset by increases in our electronic trading volume would have a material adverse effect on our operating results.

    The future success of our business depends in large part on our ability to create interactive electronic marketplaces in a wide range of derivatives products. Historically, our markets have operated through open outcry trading execution facilities. While a significant portion of our current overall volume is generated through electronic trading of our E-mini S&P 500 and E-mini Nasdaq-100 products, as of June 30, 2001, over 81% of our volume was generated through open outcry and privately negotiated transactions. We have not yet completed the development of new electronic functionality that will accommodate the complex trading strategies typically used for trading our Eurodollar contracts. Accordingly, our electronic trading facilities for these products have met with limited success. If we are unable to develop our electronic trading systems to include more products and markets, or if we are unable to compete successfully in a new environment dominated by electronic trading, our business may be significantly harmed.

    WE MAINTAIN THE SIMULTANEOUS OPERATION OF OPEN OUTCRY TRADING AND ELECTRONIC TRADE EXECUTION FACILITIES, WHICH MAY, OVER TIME, ADVERSELY AFFECT OUR BUSINESS.

    At present, we have elected to preserve both our open outcry trade execution facilities and our electronic trade execution facilities. For some products, we maintain side-by-side trading facilities for both open outcry and electronic trading. We have committed, through the inclusion of provisions in the CME Holdings certificate of incorporation, to maintain the operation of our open outcry trading facilities until the trading volumes in them are insubstantial. If we continue to operate both trading facilities for the same product, liquidity of markets on each may be less than the liquidity of competing markets on a unified trading platform. In addition, it may be expensive to continue operating two trading systems for the same product. Substantial expenses may be incurred and delays may be caused by efforts to create trading links between the separate trading platforms in order to facilitate trading on both systems. Any loss of efficiency or increase in time to market of new or improved products could be detrimental to our business in a highly competitive market. In addition, we may be required to expend resources on the maintenance of our open outcry facilities that could be more efficiently used in developing our capacity and reducing our costs in the increasingly competitive market for electronic trading facilities.

    OUR CLASS B SHAREHOLDERS EXERT SUBSTANTIAL INFLUENCE ON US, INCLUDING THROUGH SPECIFIC RIGHTS TO LIMIT CHANGES RELATING TO OUR OPEN OUTCRY TRADING OPERATIONS AND TO ELECT DIRECTORS.

    Under the terms of the CME Holdings certificate of incorporation, our Class B shareholders, all of whom are members of our exchange, have the ability to preserve their rights to trade on our exchange by means of special approval rights over changes to the operation of our business, including with respect to our ability to move from open outcry trade execution to electronic trade execution. In particular, these provisions include a grant to the holders of our Class B common stock of the right to approve any changes to the trading floor rights, access rights and privileges that a member has, including the circumstances under which we can determine that an existing open outcry-traded product will no longer be traded by means of open outcry. For a more detailed description of the approval rights of our Class B shareholders, see the section of this proxy statement/prospectus entitled "Description of Capital Stock." Our Class B shareholders are also entitled to elect six members of our board of directors. Currently, our board of directors has 29 members. The CME certificate of incorporation provides for a board composed of 30 members. In April 2002, the size of our board will be reduced to 19. As the transfer restrictions on shares of Class A common stock held by Class B shareholders terminate over time, Class B shareholders will continue to have board representation rights, even if their ownership interest is very small. The share ownership of Class B shareholders in combination with their board representation rights and charter provision protections could be used to block our board and management from changing or developing our business in order to compete more effectively and to enhance shareholder value, including the value of our Class A common stock.

    THE DEVELOPMENT OF OUR ELECTRONIC TRADING FACILITIES EXPOSES US TO RISKS INHERENT IN OPERATING IN THE NEW AND EVOLVING MARKET FOR ELECTRONIC TRANSACTION SERVICES.

    As we continue to develop our electronic trading facilities, our business will continue to be subject to risks, expenses and uncertainties encountered by companies in the rapidly evolving market for electronic transaction services. These risks include our failure or inability to:

    - provide services to our customers that are reliable and cost-effective;

    - develop, in a timely manner, the required functionality to support electronic trading in some of our key products in a manner that is competitive with the functionality supported by other electronic markets;

    - match fees of our competitors that offer only electronic trading facilities;

    - increase the number of devices (trading and order routing terminals) capable of sending orders to our floor and to our electronic trading system;

    - attract independent software vendors to write front-end software that will effectively access our electronic trading system and automated order routing system; and

    - respond to technological developments or service offerings by competitors.

    We expect to incur substantial capital expenses for the foreseeable future in connection with the development of our electronic trading facilities. If we are not successful in developing our electronic systems capacity, or our current or potential customers do not accept them, our business, financial condition and operating results will suffer.

    OUR MARKET DATA FEES MAY BE REDUCED OR ELIMINATED BY THE GROWTH OF ELECTRONIC TRADING AND ELECTRONIC ORDER ENTRY SYSTEMS.

    Electronic trading systems do not usually impose distinct charges for supplying market data to trading terminals. If we follow that business strategy, and trading terminals with access to our markets become widely available, we can expect to lose quote fee revenue from those who have access to trading terminals. We may experience a reduction in our revenues if we are unable to recover that lost revenue through terminal usage fees or transaction fees.

    OUR RECENT CHANGE TO A FOR-PROFIT COMPANY MAY DIMINISH THE LOYALTY OF OUR MEMBERS TO US AND NEGATIVELY IMPACT THE LIQUIDITY OF OUR MARKETS AND OUR TRADING VOLUME.

    We changed the role of our members in the operation of our business when we became a for-profit company. We eliminated many member-dominated committees or converted them into advisory bodies. We gave our professional staff greater decision-making responsibilities. Our management is charged with making decisions that are designed to enhance shareholder value, which may lead to decisions or outcomes with which our members disagree. These changes may make us less attractive to our current members and encourage them to conduct their business at, or seek membership in, another exchange or to trade in equivalent products among themselves on a private, bilateral basis. A loss or material decrease in member trading activity would negatively impact liquidity and trading volume in our products. A loss or material reduction in the number of our clearing member firms and the capital they provide to guarantee their trades and the trades of their customers would diminish the strength and attractiveness of our clearing house and our markets. This could have a material adverse effect on our business and operations.

    OUR TRADING VOLUMES, AND CONSEQUENTLY OUR BUSINESS, COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO RETAIN OUR CURRENT CUSTOMERS OR ATTRACT NEW CUSTOMERS TO OUR EXCHANGE.

    The success of our business depends, in part, on our ability to maintain and increase our trading volumes by maintaining and expanding our product offerings, our customer base and our alternatives for trade execution facilities. Our success also depends on our ability to offer competitive prices and services in an increasingly price sensitive business, as well as on our ability to increase the base of individual customers who trade our products. We cannot assure you that we will be able to continue to expand our product lines, or that we will be able to retain our current customers or attract new customers to our markets, products and services. We also cannot assure you that we will not lose customers to low-cost competitors with comparable or potentially superior products, services or trade execution facilities. If we fail to expand our product lines or execution facilities, or lose a substantial number of our current customers, or are unable to attract new customers, our business will be adversely affected.

    WE FACE INTENSE COMPETITION FROM OTHER COMPANIES, INCLUDING SOME OF OUR MEMBER FIRMS. IF WE ARE NOT ABLE TO SUCCESSFULLY COMPETE, OUR BUSINESS WILL NOT SURVIVE.

    The derivatives, securities and financial services industries are highly competitive, and we expect that competition will intensify in the future, particularly as a result of the passage of the Commodity Futures Modernization Act of 2000, or CFMA. Our current and prospective competitors, both domestically and around the world, are numerous and include securities and securities option exchanges, futures exchanges, over-the-counter, or OTC, markets, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers, consortia of some of our clearing member firms and electronic brokerage and dealing facilities. We believe we may also face competition from large computer software companies and media and technology companies. The number of businesses providing Internet-related financial services is rapidly growing, and other companies have entered into or are forming joint ventures or consortia to provide services similar to those provided by us. Others may also acquire the capabilities necessary to compete with us through acquisitions. Recent changes in federal law also allow institutions that have been major participants on our exchange to trade the same or similar products among themselves without utilizing any exchange or trading system. Other U.S. exchanges are in the process of or have recently completed demutualization, which may also intensify competition. Many of our competitors and potential competitors have greater financial, marketing, technological and personnel resources than we do. These factors may enable them to develop similar products, to provide lower transaction costs and better execution to their customers and to carry out their business strategies more quickly and efficiently than we can. In addition, our competitors may:

    - respond more quickly to competitive pressures due to their corporate governance structures, which may be more flexible and efficient than our corporate governance structure;

    - develop similar products that are preferred by our customers;

    - develop risk transfer products that compete with our products;

    - price their products and services more competitively;

    - develop and expand their network infrastructure and service offerings more efficiently;

    - utilize better, more user-friendly and more reliable technology;

    - take greater advantage of acquisitions, alliances and other opportunities;

    - more effectively market, promote and sell their products and services;

    - better leverage existing relationships with customers and alliance partners or exploit better recognized brand names to market and sell their services; and

    - exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and lower-cost business model.

    If our products, markets and services are not competitive, our business, financial condition and operating results will be materially harmed. In addition, even if new entrants do not significantly erode our market share, we may be required to reduce our fees significantly to remain competitive, which could have a material adverse effect on our profitability. For more information concerning the competitive nature of our industry and the challenges we face, see the section of this proxy statement/ prospectus entitled "Business--Competition."

    IF WE ARE NOT ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES, OUR BUSINESS WILL BE MATERIALLY HARMED.

    To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and other features of our software, network distribution systems and technologies. The markets in which we compete are characterized by rapidly changing technology, changes in customer demand and uses of our products and services, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing technology and systems obsolete. Our future success will depend in part on our ability to anticipate and adapt to technological advancements and changing standards in a timely, cost-efficient and competitive manner. We cannot assure you that we will successfully implement new technologies or adapt our technology to customer and competitive requirements or emerging industry standards.

    ANY SIGNIFICANT DECLINE IN THE TRADING VOLUMES OF OUR EURODOLLAR, S&P 500 OR NASDAQ-100 FUTURES AND OPTIONS ON FUTURES CONTRACTS OR IN PRIVATELY NEGOTIATED FOREIGN EXCHANGE TRANSACTIONS USING OUR CLEARING HOUSE COULD SIGNIFICANTLY HARM OUR BUSINESS.

    We are substantially dependent on trading volumes from three product offerings for a significant portion of our trading-related revenue and profits. The combined trading-related revenue attributable to transactions in our Eurodollar, S&P 500 and Nasdaq-100 futures and options on futures contracts and privately negotiated foreign exchange transactions using our clearing house was approximately 71% and 69% of our total trading-related revenue during 2000 and the six months ended June 30, 2001, respectively. Any significant decline in our trading volumes in any of these product offerings would negatively impact our business, financial condition and operating results.

    While, today, our Eurodollar product enjoys global benchmark status, we cannot assure you that, in the future, other products may not serve as a preferred alternative to the Eurodollar contracts as a means of managing interest rate risk. We also cannot assure you that competitors will not enter the Eurodollar market or that our members will not trade Eurodollars in privately negotiated bilateral transactions, without the use of our clearing house, either of which could reduce our trading volumes.

    Our rights to the Standard & Poor's and Nasdaq products were obtained through licensing arrangements. Our license agreement with Standard & Poor's provides that the S&P 500 Index futures products will be exclusive until December 31, 2008, and non-exclusive from December 31, 2008 until December 31, 2013. Our license with Nasdaq will be exclusive for each calendar year until expiration provided the aggregate average daily trading volume in Nasdaq-100 futures contracts and options on Nasdaq-100 futures contracts remains above 5,000 contracts per day. The agreement terminates in April 2006, subject to our mutual agreement to extend the agreement, and does not preclude Nasdaq from allowing Nasdaq-100 futures contracts to be traded on a market owned by Nasdaq or some of its affiliates. We cannot assure you that others will not succeed in creating stock index futures based on information similar to that we have obtained by license or that Nasdaq will not directly or indirectly offer competitive futures contracts. We also cannot assure you that our S&P 500 and Nasdaq-100 products will continue to enjoy global benchmark status. Any of these events could have an adverse effect on our business, financial condition and operating results.

    OUR CLEARING HOUSE MAY BE ADVERSELY AFFECTED IF WE ARE NOT RESPONSIVE TO THE NEEDS OF OUR CLEARING MEMBERS.

    Our largest clearing members have increasingly stressed the importance to them of maximizing the efficient use of the capital they commit to support the operations of our clearing house and expanding the opportunities to offset market and credit risks arising from positions cleared in multiple clearing houses. Many clearing members have also expressed the view that clearing members should control the governance of clearing houses or that clearing houses should be operated as utilities rather than as for-profit enterprises. Our inability to satisfactorily address these concerns and other needs of our clearing members may lead these members to establish, or seek to use, alternative clearing houses, as well as trade execution facilities, that compete with us. Any such development would have a material adverse effect on the operations of our clearing house and our business as a whole.

    OUR CLEARING HOUSE OPERATIONS EXPOSE US TO THE POTENTIAL FOR SIGNIFICANT LIABILITY.

    Our clearing house acts as the counterparty to all trades consummated on or through our exchange. As a result, we are exposed to significant credit risk of third parties, including our customers and clearing member firms. These parties may default on their obligations due to bankruptcy, lack of liquidity, operational failure or other reasons. A substantial part of our working capital is at risk if a clearing member defaults on its obligations to our clearing house and its margin and security deposits are insufficient to meet all of its obligations. Although we have policies and procedures to help assure that our clearing members can satisfy their obligations, these policies and procedures may not succeed in detecting problems or preventing defaults. We also have in place various measures intended to enable us to cover any default and maintain liquidity. However, we cannot assure you that these measures will be sufficient to protect us from a default or that we will not be materially and adversely affected in the event of a significant default. For a more detailed discussion of our clearing house operations, see the section of this proxy statement/prospectus entitled "Business--Clearing."

    IF WE EXPERIENCE SYSTEMS FAILURES OR CAPACITY CONSTRAINTS, OUR ABILITY TO CONDUCT OUR OPERATIONS WOULD BE MATERIALLY HARMED.

    We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. We receive and/or process a large portion of our trade orders through electronic means, such as through public and private communications networks. Our systems, or those of our third party providers, may fail or operate slowly, causing one or more of the following to occur:

    - unanticipated disruptions in service to our customers;

    - slower response times;

    - delays in our customers' trade execution;

    - failed settlement of trades;

    - incomplete or inaccurate accounting, recording or processing of trades;

    - financial losses;

    - litigation or other customer claims; and

    - regulatory sanctions.

    We cannot assure you that we will not experience systems failures from power or telecommunications failure, acts of God or war, human error, natural disasters, fire, power loss, sabotage, hardware or software malfunctions or defects, computer viruses, intentional acts of vandalism or similar events. If any of our systems do not operate properly or are disabled, including as a result of customer error or misuse of our systems, we could suffer financial loss, liability to customers, regulatory intervention or reputational damage. We have experienced system errors and failures that have led to transactions that were not authorized by any customer. These transactions expose us to risk of loss, which can be material. Adverse movements in the prices of the contracts involved in these transactions before they are liquidated can increase this risk.

    Our status as a CFTC registrant requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, we cannot assure you that our estimates of future trading volumes will be accurate or that our systems will always be able to accommodate actual trading volumes without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations.

    We will need to continue to upgrade and expand our systems as our business grows. Although many of our systems are designed to accommodate additional volume without redesign or replacement, we will need to continue to make significant investments in additional hardware and software to accommodate increased volume. The inability of our systems to accommodate an increasing volume of transactions could constrain our ability to expand our businesses.

    WE DEPEND ON THIRD PARTY SUPPLIERS FOR A NUMBER OF SERVICES THAT ARE IMPORTANT TO OUR BUSINESS.

    We depend on a number of suppliers, such as banking, clearing and settlement organizations, telephone companies, online service providers, data processors, and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

    OUR NETWORKS AND THOSE OF OUR THIRD PARTY SERVICE PROVIDERS MAY BE VULNERABLE TO SECURITY RISKS.

    We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third party service providers, our member firms and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volumes and have an adverse effect on our business, financial condition and operating results.

    USE OF THE INTERNET TO ACCESS OUR SERVICES COULD EXPOSE US TO RISKS OF FAILURE OF INTERNET PERFORMANCE AND ADVERSE CUSTOMER REACTION.

    Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. We are working to move a portion of our business from our proprietary networks to non-proprietary networks and the Internet in order to achieve better economies of distribution or to improve the delivery of our services to our customers. For example, we have recently begun to offer our lower volume customers a Web-based virtual private network, or VPN, as an alternative means to access our electronic trading platform. As part of our business strategy, we expect to do business with online and traditional futures commission merchants. We expect to enable these firms to provide their clients with Internet access to our futures products. Our business could be adversely impacted if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

    - access costs;

    - inadequate network infrastructure;

    - security concerns;

    - uncertainty of legal, regulatory and tax issues concerning the use of the Internet;

    - concerns regarding ease of use, accessibility and reliability;

    - service interruptions due to outages or other delays in the Internet network infrastructure or otherwise inconsistent quality of service; and

    - lack of availability of cost-effective, high-speed service.

    Even if Internet usage continues to grow, online trading in our product lines may not be accepted by retail customers. This could negatively affect the growth of our business.

    WE OPERATE IN A HEAVILY REGULATED ENVIRONMENT THAT IMPOSES SIGNIFICANT COSTS AND COMPETITIVE BURDENS.

    Although the CFMA significantly reduced our regulatory burdens, we remain extensively regulated by the CFTC. Our international operations may be subject to similar regulations in specific jurisdictions. We have registered in the United Kingdom as a recognized foreign exchange. We may be required to register in other jurisdictions in order to accept business from customers in those jurisdictions.

    Many aspects of our operations are subject to oversight and regulation by the CFTC, and our activities relating to single-stock and narrow-based stock index futures products will also be subject to oversight by the SEC. Our operations are subject to ongoing review and oversight, including:

    - the security and soundness of our order routing and trading systems;

    - record keeping and record retention procedures;

    - the licensing of our members and many of their employees; and

    - the conduct of our directors, officers, employees and affiliates.

    If we fail to comply with applicable laws, rules or regulations, we may be subject to censure, fines, cease-and-desist orders, suspension of our business, removal of personnel or other sanctions, including revocation of our designation as a contract market. Changes in laws, regulations or governmental policies could have a material adverse effect on us.

    The CFTC has broad powers to investigate and enforce compliance and punish non-compliance with its rules and regulations. We cannot assure you that we and/or our directors, officers and employees will be able to fully comply with these rules and regulations and will not be subject to claims or actions by the CFTC or other agencies.

    Demutualization and utilization of electronic trading systems by traders from remote locations will impact our ability to continue the traditional forms of "self-regulation" that have been an integral part of the CFTC regulatory program. The CFTC is reviewing that impact, and it is unclear at this time whether the CFTC will make modifications to its regulations that will adversely affect our business, financial condition and operating results.

    THE STATUTE UNDER WHICH WE HAVE OPERATED SINCE 1974 WAS AMENDED ON
DECEMBER 21, 2000, IN A MANNER THAT WILL PERMIT UNREGULATED COMPETITORS AND COMPETITORS IN OTHER REGULATED INDUSTRIES TO DUPLICATE OUR MARKETS AND TRADE OUR PRODUCTS.

    Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have operated since 1974. The Commodity Exchange Act, or CEA, generally required all futures contracts to be executed on an exchange that has been approved by the CFTC. The exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the OTC market. The CFTC exemption under which the OTC derivative market operated precluded the OTC market from using exchange-like electronic transaction systems and clearing. These barriers to competition from the OTC market were largely repealed by the CFMA. It is possible that the chief beneficiaries of the CFMA will be OTC dealers and competitors that operate or intend to open electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such exchanges or engage in such bilateral private transactions are the same customers who conduct the vast majority of their financial business on regulated exchanges. The CFMA also permits banks, broker-dealers and some of their affiliates to engage in foreign exchange futures transactions for or with retail customers without being subjected to regulation under the CEA.

    The CFMA also permits SEC-regulated and bank clearing organizations to clear a broad array of derivative products in addition to the products that such clearing organizations have traditionally cleared. This allocation of jurisdiction may be advantageous to competitive clearing organizations.

    In the future, our industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business.

    OUR COMPLIANCE AND RISK MANAGEMENT METHODS MIGHT NOT BE EFFECTIVE.

    Generally, the CFTC has broad enforcement powers to censure, fine, issue cease-and-desist orders, prohibit us from engaging in some of our businesses or suspend or revoke our designation as a contract market or the registration of any of our officers or employees who violate applicable laws or regulations. Our ability to comply with applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of non-compliance or alleged non-compliance with applicable laws or regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these outcomes could adversely affect our business, our reputation, our financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

    Our policies and procedures to identify, monitor and manage our risks may not be fully effective. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We cannot assure you that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed.

    AS A FINANCIAL SERVICES PROVIDER, WE ARE SUBJECT TO SIGNIFICANT LITIGATION RISK AND POTENTIAL SECURITIES LAW LIABILITY.

    Many aspects of our business involve substantial liability risks. While we enjoy governmental immunity for some of our market-related activities, we could be exposed to substantial liability under federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC and the CFTC. These risks include, among others, potential liability from disputes over terms of a trade, the claim that a system failure or delay caused monetary losses to a customer, that we entered into an unauthorized transaction or that we provided materially false or misleading statements in connection with a transaction. Dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. In addition, an adverse resolution of any future lawsuit or claim against us could have a material adverse effect on our business.

    WE COULD BE HARMED BY EMPLOYEE MISCONDUCT OR ERRORS THAT ARE DIFFICULT TO DETECT AND DETER.

    There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees, including employees of GFX Corporation, or GFX, our wholly owned subsidiary that engages in proprietary trading in foreign exchange futures, could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information. Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Our employees also may commit errors that could subject us to financial claims for negligence, or otherwise, as well as regulatory actions.

    WE MAY NOT BE ABLE TO MAINTAIN OUR SELF-REGULATORY RESPONSIBILITIES.

    Some financial services regulators have publicly stated their concerns about the ability of a financial exchange, organized as a for-profit corporation, to discharge adequately its self-regulatory responsibilities. We believe our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe we will retain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these concerns. If we are required to rely on a third party to perform regulatory and oversight functions, we may incur substantial expenses and suffer severe harm to our reputation if the regulatory services are inadequate.

    WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH, WHICH COULD MATERIALLY HARM OUR BUSINESS.

    We expect that our business will continue to grow and that this growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

    Our continued growth will require increased investment by us in facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

    OUR ACQUISITION, INVESTMENT AND ALLIANCE STRATEGY INVOLVES RISKS. IF WE ARE UNABLE TO EFFECTIVELY MANAGE THESE RISKS, OUR BUSINESS WILL BE MATERIALLY HARMED.

    To achieve our strategic objectives, in the future we may seek to acquire or invest in other companies, businesses or technologies. Acquisitions entail numerous risks, including the following:

    - difficulties in the assimilation of acquired businesses or technologies;

    - diversion of management's attention from other business concerns;

    - assumption of unknown material liabilities;

    - failure to achieve financial or operating objectives;

    - amortization of acquired intangible assets, which would reduce future reported earnings; and

    - potential loss of customers or key employees of acquired companies.

    We may not be able to integrate successfully any operations, personnel, services or products that we have acquired or may acquire in the future.

    We also may seek to expand or enhance some of our operations by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances also entails risks, including difficulties in developing and expanding the business of newly formed joint ventures, exercising influence over the activities of joint ventures in which we do not have a controlling interest, and potential conflicts with our joint venture or alliance partners. For example, we recently announced our joint venture with the Chicago Board Options Exchange, or CBOE, and the Chicago Board of Trade, or CBOT, to trade single-stock futures. We will own a 45% interest in the joint venture. Accordingly, our ability to control key decisions relating to the operation and development of the venture will be limited. We cannot assure you that any joint venture or alliance that we have or may enter into will be successful.

    OUR ABILITY TO SUCCESSFULLY TRADE SINGLE-STOCK FUTURES AND FUTURES ON NARROW-BASED SECURITY INDEXES MAY BE IMPAIRED BY STATUTORY AND REGULATORY PROVISIONS THAT LIMIT OUR NATURAL COMPETITIVE ADVANTAGES AND EXPAND OPPORTUNITIES FOR COMPETITORS.

    The CFMA, which authorized us to trade futures contracts based on individual securities and narrow-based security indexes, or security futures, eliminated many traditional features of futures trading that would have made using security futures cheaper, tax advantaged and more efficient than using similar security options and OTC security derivatives. The CFMA also created a system of dual registration and regulation for security futures intermediaries that may be costly and burdensome to the intermediaries and the exchanges and may discourage intermediaries from using security futures. The CFMA also eliminated most legal impediments to unregulated trading of security futures between qualified investors. In addition, foreign exchanges may be allowed to trade similar products under terms that will be more favorable than the terms we are permitted to offer our customers. Finally, we cannot trade security futures until the SEC and CFTC have implemented a number of complicated and controversial regulations. As a result, we cannot assure you that we, either directly or through our joint venture, if completed, will be successful in offering single-stock futures or futures on narrow-based stock indexes.

    THE IMPOSITION IN THE FUTURE OF REGULATIONS REQUIRING THAT CLEARING HOUSES FACILITATE THE OFFSET OF FUNGIBLE FUTURES POSITIONS CARRIED IN DIFFERENT CLEARING HOUSES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

    In connection with the trading of single-stock futures, SEC regulations will require that clearing houses establish linkages enabling a single-stock futures position executed on one exchange to be offset by a single-stock futures position (in an economically fungible contract) on the opposite side of the market that is executed on an exchange utilizing a different clearing house. If, in the future, a similar requirement is imposed with respect to futures contracts, the resulting unbundling of trade execution and clearing services may have a material adverse effect on our business.

    EXPANSION OF OUR OPERATIONS INTERNATIONALLY INVOLVES SPECIAL CHALLENGES THAT WE MAY NOT BE ABLE TO MEET, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    We plan to continue to expand our operations internationally, including by directly placing order entry terminals with members and/or customers outside the United States and by relying on distribution systems established by our current and future strategic alliance partners. We face certain risks inherent in doing business in international markets, particularly in the regulated derivatives exchange business. These risks include:

    - restrictions on the use of trading terminals or the contracts that may be traded;

    - becoming subject to extensive regulations and oversight, tariffs and other trade barriers;

    - reduced protection for intellectual property rights;

    - difficulties in staffing and managing foreign operations; and

    - potentially adverse tax consequences.

    In addition, we will be required to comply with the laws and regulations of foreign governmental and regulatory authorities of each country in which we conduct business. These may include laws, rules and regulations relating to any aspect of the derivatives business. To date, we have had limited experience in marketing and operating our products and services internationally. We cannot assure you that we will be able to succeed in marketing our products and services in international markets. We may also experience difficulty in managing our international operations because of, among other things, competitive conditions overseas, management of foreign exchange risk, established domestic markets, language and cultural differences and economic or political instability. Any of these factors could have a material adverse effect on the success of our international operations and, consequently, on our business, financial condition and operating results.

    WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

    We rely primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect our proprietary technology and other proprietary rights. We have not filed any patent applications covering our technology. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of our most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could adversely affect our business.

    ANY INFRINGEMENT BY US ON PATENT RIGHTS OF OTHERS COULD RESULT IN LITIGATION AND ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO PROVIDE, OR INCREASE THE COST OF PROVIDING, ELECTRONIC EXECUTION SERVICES.

    Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, patent applications in the United States are generally confidential until a patent is issued and so we cannot evaluate the extent to which our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing on the patent claims. We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such licenses would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we were unable to obtain such licenses, we may not be able to redesign our products or services to avoid infringement, which could materially adversely affect our business, financial condition and operating results.

    On May 5, 1999, we, CBOT, New York Mercantile Exchange Inc., or NYMEX, and Cantor Fitzgerald, L.P. were sued by Electronic Trading Systems, Inc., in the U.S. District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner U.S. patent 4,903,201, entitled "Automated Futures Trade Exchange", or the '201 patent. On March 29, 2001, eSpeed, Inc., a subsidiary of Cantor Fitzgerald, L.P., acquired certain rights to the '201 patent and subsequently became a co-plaintiff. The plaintiffs thereafter amended their complaint to seek treble damages, attorneys' fees and preliminary and permanent injunctions against the defendants. The '201 patent relates to a system and method for implementing a computer-automated futures exchange. Euronext-Paris, from which we license the NSC software, upon which our computer-automated futures exchange is based, hired and has to date paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under the license agreement in the event that any modifications to the licensed system made by us result in liability. On
June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that we reimburse it for all legal expenses and other costs incurred to date. It asked that we take over full responsibility for defense of this litigation and assume all costs associated with our defense. We have rejected this demand. If the plaintiffs are successful in the litigation, we may be required to obtain a license to develop, market and use our computer-automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. We cannot assure you that we would be able to obtain such a license or that we would be able to obtain it at commercially reasonable rates, or, if unable to obtain a license, that we would be able to redesign our system to avoid infringement. As a result, this litigation could have a material adverse affect on our business, financial condition and operating results, including our ability to offer electronic trading in the future.

    AS A HOLDING COMPANY, CME HOLDINGS WILL BE TOTALLY DEPENDENT ON DIVIDENDS FROM ITS OPERATING SUBSIDIARIES TO PAY DIVIDENDS AND OTHER OBLIGATIONS.

    CME Holdings will have no business operations. Its only significant asset will be the outstanding capital stock of its subsidiaries. As a result, it will rely on payments from its subsidiary to meet its obligations. We currently expect that the earnings and cash flow of CME, which will become CME Holdings' wholly owned subsidiary, will be retained and used by it in its operations, including to service any debt obligations it may have now or in the future. Even if CME Holdings decided to pay a dividend on or make a distribution in respect of its common stock, its subsidiaries may not be able to generate sufficient cash flow to pay a dividend or distribute funds to CME Holdings. Future credit facilities and other future debt obligations, as well as statutory provisions, may limit CME Holdings' ability to pay dividends.

    WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL.

    Our future success depends, in significant part, upon the continued service of our executive officers, particularly James J. McNulty, our President and Chief Executive Officer, as well as various key management, technical and trading operations personnel. The loss of these key people could have a material adverse effect on our business, financial condition and operating results. We have entered into employment agreements with a number of our key senior executives, and some of the members of our senior management hold options to purchase our Class A common stock. However, we cannot assure you that any of these persons will not voluntarily terminate his or her employment with us.

    Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

    Some of the statements under "Questions and Answers," "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this proxy statement/prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this proxy statement/prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus.

                              THE SPECIAL MEETING

    WE ARE FURNISHING THIS PROXY STATEMENT/PROSPECTUS TO YOU IN CONNECTION WITH OUR SOLICITATION OF PROXIES FOR OUR SPECIAL MEETING. WE ARE ALSO FURNISHING THIS PROXY STATEMENT/PROSPECTUS AS A PROSPECTUS IN CONNECTION WITH CME HOLDINGS' ISSUANCE OF CLASS A AND CLASS B COMMON STOCK IN THE MERGER.

    TIME, PLACE AND PURPOSE

    We will hold the special meeting on           , 2001, at           , central
time, in the           , at           , Chicago, Illinois.

    At the special meeting, we will ask you to consider and vote on:

    - a proposal to adopt the merger agreement and approve the merger; and

    - a proposal to approve an amendment to our certificate of incorporation to effect a reverse stock split.

    The merger agreement is included as Annex A to this proxy statement/prospectus.

    RECORD DATE AND OUTSTANDING SHARES

    Our board has fixed the close of business on           , 2001 as the record
date for determining which shareholders are entitled to receive notice of, to attend and to vote at the special meeting. Only shareholders of record as of the close of business on the record date will be entitled to attend and vote at the special meeting.

    At the close of business on the record date, we had outstanding and entitled
to vote       shares of Class A common stock with one vote per share,
625 shares of Series B-1 common stock with 1,800 votes per share, 813 shares of Series B-2 common stock with 1,200 votes per share, 1,287 shares of Series B-3 common stock with 600 votes per share and 413 shares of Series B-4 common stock with 100 votes per share.

    VOTE AND QUORUM REQUIRED

    The presence at the meeting, in person or by proxy, of holders of stock having not fewer than one-third of the votes which could be cast by the holders of all outstanding stock entitled to vote at the meeting is necessary to constitute a quorum at the special meeting.

    Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together. Approval of the amendment to the certificate of incorporation to effect the reverse stock split requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, voting together.

    HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    All shares of common stock represented by properly executed proxies that we receive before or at the special meeting will be voted at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person.

    You may vote for, against or abstain on the proposals, although an abstention has the legal effect of voting against a proposal. To vote using the enclosed proxy, you should indicate your vote on the merger proposal and the reverse stock split proposal by checking FOR, AGAINST or ABSTAIN. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the proposals set forth in the accompanying notice of special meeting. A proxy that has more than one box marked will not be valid and will not be regarded as a vote cast.

    The people named as proxies by a shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of the adoption of the merger agreement and the amendment to CME's certificate of incorporation to effect the reverse stock split, except that no proxy that is voted against the adoption of the merger agreement will be voted in favor of any adjournment.

    METHODS OF VOTING

    All shareholders of record may vote by mail, by telephone or electronically over the Internet.

    - VOTING BY MAIL. Shareholders may sign, date and mail their proxies in the postage-prepaid envelope provided. You also can mail or deliver your completed proxy to Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services, Chicago Mercantile
      Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606. Your proxy must be received prior to the start of the meeting in order to be counted.

    - VOTING BY TELEPHONE OR INTERNET. Shareholders may vote by using the toll-free number listed on the proxy card or electronically over the Internet. The telephone and Internet voting procedures verify shareholders through the use of a control number that is provided on each proxy card. Both procedures allow you to vote your shares and to confirm that your shares have been properly recorded. Please see your proxy card for specific instructions.

    HOW TO REVOKE A PROXY

    You have the right to revoke your proxy at any time before it is voted by
(1) delivering to us a written notice of revocation; (2) signing a later dated proxy; (3) voting by telephone or Internet at a later time; or (4) attending the special meeting and voting in person. All written notices of revocation or other communications relating to revocation of proxies should be addressed as follows:
Chicago Mercantile Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606, Attention: Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

    COSTS OF SOLICITATION OF PROXIES

    We will pay the cost of solicitation of proxies for the special meeting. We have retained Mellon Investor Services LLC to aid in the solicitation of proxies. Mellon Investor Services LLC will receive a fee of approximately $40,000, plus reasonable out-of-pocket expenses, for their services. In addition, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. Our proxy solicitor, directors, officers and employees may solicit proxies using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication.

    OUR BOARD'S RECOMMENDATION

    All of the members of our board of directors who considered the merger have adopted the merger agreement and the transactions contemplated by the merger agreement and recommend that you vote "FOR" adoption of the merger agreement.

    All of the members of our board of directors who considered the reverse stock split have approved resolutions approving the amendment to the CME certificate of incorporation effecting the reverse stock split and recommend that you vote "FOR" approval of the amendment.

                            PROPOSAL ONE: THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES THE PROPOSED MERGER. ALTHOUGH WE BELIEVE THAT THE DESCRIPTION IN THIS SECTION COVERS THE MATERIAL TERMS OF THE MERGER, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    On March 13, 2001, we announced that our board authorized preparations for a possible initial public offering of shares of Class A common stock of CME. These steps included an examination of our corporate structure, our charter and our bylaws to ensure that we are well positioned for the future. At the time, our financial advisors counseled us that extended transfer restrictions on our Class A common stock were critical to the success of an initial public offering. Based on the advice of our former legal counsel, we included the transfer restrictions recommended by our financial advisors in a proposed amendment to our charter.

    On April 18, 2001, we held our annual meeting. Our shareholders approved, by 86.5% of the votes cast, the proposal to amend the charter to extend the period during which transfer restrictions would apply to Class A common shares. During our continued corporate review, it came to our attention that the charter amendment approved at our annual meeting was not valid under Delaware law to bind all shareholders. On June 25, 2001, our board held a special meeting to discuss alternatives to address this issue. At this meeting, our management and new legal advisors reviewed alternative courses of action and discussed the benefits and issues related to reorganizing into a holding company structure, as well as the other alternatives. At this meeting, our board determined to proceed with the reorganization of CME's operations into a holding company structure, subject to final board approval. On June 26, 2001, we announced that our board approved the formation of a holding company structure, in part, to effectively implement transfer restrictions similar to those that our shareholders were asked to approve at the annual meeting.

    On July 31, 2001, our board held a special meeting to review the terms of the reorganization. Our management and legal advisors reviewed with our board the proposed corporate structure following the merger, the terms of the merger agreement and the benefits of effecting a reverse stock split prior to the merger. On August 2, 2001, our board met again to discuss the reorganization and related issues and formally approved the merger and resolutions authorizing the amendment to our certificate of incorporation in order to effect a one-for-four reverse stock split.

REASONS FOR THE MERGER; RECOMMENDATION OF OUR BOARD

    All of the members of our board of directors who considered the merger have adopted the merger agreement, deemed the merger advisable and determined that the terms of the merger agreement are fair and in the best interest of CME and its shareholders. During the course of its deliberations, our board consulted with management and outside financial and legal advisors and considered a number of factors, including the following:

    - INITIAL PUBLIC OFFERING. An important purpose of the merger is to reorganize CME and establish a new holding company in a manner that facilitates our becoming a publicly traded company. The merger will enable us to effectively implement transfer restrictions that we and our financial advisors believe are critical to the success of an initial public offering.

    - STRATEGIC AND BUSINESS FLEXIBILITY. We believe the holding company structure will facilitate future expansion of our business by providing a more flexible structure for acquiring new businesses and entering joint ventures while continuing to keep the regulated derivatives exchange business separate. After the reorganization, we will be able to integrate newly acquired businesses or technologies by combining them within our existing corporate structure or by creating new corporate entities to pursue or develop new businesses.

    - OPERATIONAL AND ADMINISTRATIVE EFFICIENCY. We believe the holding company structure will increase our ability to respond more efficiently to changes in our industry, markets and the regulations that govern us. As we expand our business, we will be able to segregate more easily our different lines of business into separate subsidiaries, which we believe will provide greater flexibility in administration and allow these entities to focus more effectively on a particular market, product or service. When new business opportunities arise, we can operate them as subsidiaries of CME Holdings, thus maintaining the separation between the exchange and those businesses. This separation will allow us to segregate lines of business that are more heavily regulated from those that are subject to little or no regulation.

    - FINANCING FLEXIBILITY. We believe the holding company structure may permit the use of financing techniques that are more readily available to companies that hold a variety of diversified businesses under one corporate umbrella, without any impact on our capital structure. For example: CME Holdings, in addition to receiving dividends from the exchange and other subsidiaries, will be able to obtain funds through its own debt or equity financings; the exchange will be able to obtain funds through its own financings, which may include the issuance of debt or preferred stock; and other entities within the holding company organization may obtain funds from CME Holdings, other affiliates or their own outside financings.

    - REDUCING RISK. The holding company structure will reduce the risk that the liability of any one or more of our subsidiaries would be attributed to one or more of our other subsidiaries or the holding company.

    RECOMMENDATION OF THE CME BOARD. AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND IN THE BEST INTEREST OF OUR SHAREHOLDERS AND HAS ADOPTED THE MERGER AGREEMENT AND THE MERGER. OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT. ALL OF OUR DIRECTORS WHO CONSIDERED THE MERGER CONCUR IN THE FOREGOING DETERMINATION AND RECOMMENDATION.

RECORD DATE; VOTE REQUIRED

    Each holder of record of CME common stock as of          , 2001 is entitled
to vote on the merger proposal. The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Class A and Class B common stock as of the record date, voting together, is required to adopt the merger agreement. A holder of Class A shares has one vote per share and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share as follows: Series B-1 common stock has 1,800 votes per share, Series B-2 common stock has 1,200 votes per share, Series B-3 common stock has 600 votes per share and Series B-4 common stock has 100 votes per share.

FORM OF THE MERGER

    CME currently owns all of CME Holdings' common stock, and CME Holdings currently owns all of CME Merger Subsidiary Inc.'s common stock. When CME merges with CME Merger Subsidiary Inc.:

    - CME will survive the merger, and CME Merger Subsidiary Inc. will cease to exist;

    - each outstanding share of CME common stock will automatically convert into shares of CME Holdings common stock, as described below, and the current shareholders of CME will become the shareholders of CME Holdings; and

    - CME Holdings will own all of CME's common stock.

    The result will be that our current company, CME, will become a subsidiary of CME Holdings, and you will own CME Holdings common stock, instead of CME common stock. The new company, CME Holdings, will have a new certificate of incorporation and bylaws. CME's certificate of incorporation will be replaced by CME Merger Subsidiary Inc.'s certificate of incorporation. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus. A copy of the CME Holdings certificate of incorporation is included as Annex B to this proxy statement/prospectus.

MERGER CONSIDERATION YOU WILL RECEIVE

    In the merger, each outstanding whole share of Class A common stock of CME will convert automatically into four shares of Class A common stock of CME Holdings as follows: one share of Class A-1, one share of Class A-2, one share of Class A-3 and one share of Class A-4. Of the shares of Class A common stock of CME you currently own, as nearly as possible:

    - one-quarter will be converted into Class A-1 common stock;

    - one-quarter will be converted into Class A-2 common stock;

    - one-quarter will be converted into Class A-3 common stock; and

    - one-quarter will be converted into Class A-4 common stock.

    After the reverse stock split, if you own a fraction of a share of Class A common stock of CME, in the merger you will receive for that fractional interest additional shares of Class A common stock of CME Holdings equal to the fraction multiplied by four. The class of Class A shares that you receive for your fractional interest will depend on the total number of Class A shares you receive for your fraction. If you receive one share, it will be a Class A-1 share; if you receive two shares, one will be a Class A-1 share and the other will be a Class A-2 share; or if you receive three shares, one will be a Class A-1 share, one will be a Class A-2 share and one will be a Class A-3 share. Except for the transfer restrictions we describe below, each share of Class A common stock of CME Holdings will be identical.

    In the merger, each outstanding share of Class B common stock of CME will be divided into two pieces: Class A common stock of CME Holdings in an amount essentially the same as the Class A share equivalents currently embedded in the Class B share of CME, and one share of Class B common stock of CME Holdings of the same class as the Class B share of CME surrendered in the merger.

    The Class B common stock of CME will be converted into the common stock of CME Holdings as follows:

                                          CONVERTED INTO SHARES OF CME HOLDINGS COMMON STOCK POST-MERGER
                                     ------------------------------------------------------------------------
                                                                                          TOTAL SHARES OF
SHARE OF CME CLASS B                  CLASS A COMMON STOCK,    CLASS B COMMON STOCK,      COMMON STOCK IN
COMMON STOCK PRE-MERGER                      BY CLASS                 BY CLASS              CME HOLDINGS
-----------------------              ------------------------  ----------------------  ----------------------
Series B-1 common stock (includes
  1,800 Class A share
  equivalents).....................    450 Class A-1 shares      1 Class B-1 share          1,800 shares
                                       450 Class A-2 shares
                                       450 Class A-3 shares
                                       449 Class A-4 shares

Series B-2 common stock (includes
  1,200 Class A share
  equivalents).....................    300 Class A-1 shares      1 Class B-2 share          1,200 shares
                                       300 Class A-2 shares
                                       300 Class A-3 shares
                                       299 Class A-4 shares

Series B-3 common stock (includes
  600 Class A share equivalents)...    150 Class A-1 shares      1 Class B-3 share           600 shares
                                       150 Class A-2 shares
                                       150 Class A-3 shares
                                       149 Class A-4 shares

Series B-4 common stock (includes
  100 Class A share equivalents)...    25 Class A-1 shares       1 Class B-4 share           100 shares
                                       25 Class A-2 shares
                                       25 Class A-3 shares
                                       24 Class A-4 shares

TRANSFER RESTRICTIONS ON THE SHARES YOU WILL RECEIVE IN THE MERGER

    CLASS A COMMON STOCK

    You will not be able to transfer shares of Class A-1, Class A-2, Class A-3 and Class A-4 common stock of CME Holdings, other than in connection with a permitted transfer, until the relevant transfer restriction period expires. Transfers include sales, pledges and other transfers of ownership. If we close an IPO before July 15, 2002, the transfer restriction periods will expire:

    - 180 days after we close our IPO in the case of Class A-1 common stock;

    - 360 days after we close our IPO in the case of Class A-2 common stock; and

    - 540 days after we close our IPO in the case of Class A-3 and Class A-4 common stock.

    If, after closing an IPO on or before July 15, 2002, we elect to guide a sale process for the class of shares scheduled for release from the applicable transfer restriction period and you elect not to include all of your shares of that class in the guided sale process, those shares that you elect not to include will not convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period and will remain subject to the transfer restrictions.

    We currently expect that you will be able to include a portion of your shares of Class A common stock of CME Holdings in an IPO. Our ability to include any of your shares in an IPO will depend on the size of the offering, market conditions and the requirements of our underwriters. As a result, we cannot assure you of your ability to include shares. If any shares are included, they will come from your Class A-3 and Class A-4 shares. Your ability to sell
Class A shares in the IPO will also be contingent upon the execution by you or on your behalf of all agreements, documents and instruments required to effect such sale, including an underwriting agreement.

    If we do not close an IPO on or prior to July 15, 2002, these restrictions will expire on:

    - July 15, 2002 in the case of Class A-1 common stock;

    - October 15, 2002 in the case of Class A-2 common stock;

    - January 15, 2003 in the case of Class A-3 common stock; and

    - April 15, 2003 in the case of Class A-4 common stock.

    The certificate of incorporation of CME Holdings defines an IPO as a public offering of shares of Class A common stock that has been underwritten by one or more nationally recognized underwriting firms and following which shares of the Class A common stock are listed on a securities exchange such as the New York Stock Exchange.

    Subject to our right to engage in the guided selling process and the related provisions described below, when the restriction period applicable to a class of shares expires, the class of shares will automatically convert into unrestricted Class A common stock. See "Federal Securities Law Consequences" below for limitations on sales by affiliates under the securities laws. You will also be able to transfer your shares prior to such expiration and conversion in connection with a "permitted transfer."

    "Permitted transfers" include:

    - conversion transfers, which have the effect of allowing the shares transferred to convert into shares of unrestricted Class A common stock; and

    - non-conversion transfers, which have the effect of retaining the transfer restrictions for the shares transferred.

    In conversion transfers, shares of restricted Class A common stock, regardless of whether they represent Class A-1, Class A-2, Class A-3 or Class A-4 common stock, will be converted into shares of unrestricted Class A common stock. Conversion transfers include:

    - transfers to us;

    - shares sold in a guided sale process or in our IPO;

    - transfers to satisfy exchange claims or under exchange rules; and

    - transfers approved as conversion transfers by the board of directors of CME Holdings.

    In non-conversion transfers, shares of restricted Class A common stock, regardless of whether they represent Class A-1, Class A-2, Class A-3 or Class A-4 common stock, will not convert into shares of unrestricted Class A common stock and the transferred shares will remain subject to the transfer restrictions. Non-conversion transfers include:

    - transfers in connection with a transfer of a share of Class B common stock;

    - transfers to and among family members of a holder and entities (including trusts, partnerships and limited liability companies) established for estate planning or education purposes for the holder or the holder's immediate family;

    - bona fide pledges to a commercial bank, a savings and loan institution or any other lending or financial institution as security for indebtedness of the holder incurred to acquire a membership interest in our exchange;

    - pledges as collateral to clearing members; and

    - transfers approved as non-conversion transfers by the board of directors of CME Holdings.

    The number of shares of Class A common stock of CME Holdings that you may transfer with an associated share of Class B common stock is the same number of shares of Class A common stock of CME that was originally received with the associated share of Class B common stock of CME at the time of the demutualization, plus the number of additional Class A shares of CME Holdings received in connection with the surrender of the Class B share of CME in the merger. The number of Class A shares of CME Holdings you can transfer with a Class B share of CME Holdings in a permitted transfer is limited to the amounts set forth below, with respect to each class of restricted Class A common stock.

                                                 NUMBER OF CLASS A SHARES
                                             THAT MAY BE TRANSFERRED BY CLASS
                                      -----------------------------------------------
CLASS B SHARE                          CLASS A-1    CLASS A-2   CLASS A-3   CLASS A-4
-------------                         -----------   ---------   ---------   ---------
Class B-1...........................     4,500        4,500       4,500       4,499
Class B-2...........................     3,000        3,000       3,000       2,999
Class B-3...........................     1,500        1,500       1,500       1,499
Class B-4...........................        25           25          25          24

    GUIDED SELLING PROCESS

    The CME Holdings certificate of incorporation grants us the right, following an IPO that is closed on or before July 15, 2002, to guide secondary sales of each class of Class A common stock when the transfer restriction period applicable to that class is scheduled to expire. The purpose of this right is to promote a more orderly distribution of our Class A shares into the market, taking into account current market conditions and the desire of existing holders to sell. If we elect to guide the sale process, no shares of the class that are scheduled for release or of any other class that are subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the guided sale process or in a permitted transfer.

    We must provide you with a written notice of our election to guide the sale of the class of stock that is scheduled for release at least 60 days prior to the expiration of the applicable transfer restriction period. You have 20 days following receipt of that notice to provide us with written notice of your intent to participate in the guided sale process. If you do not provide written notice to us during that 20-day period, you will be deemed to have elected not to include any of your shares in the guided sale process. You may request that all or a portion of your shares of the class scheduled for release plus any other shares which remain subject to transfer restrictions be included in the guided sale process. The actual number of shares that you may sell in a guided sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by shareholders to be included in the sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a "cut-back" formula to be adopted by our board. In the event of a "cut back," priority will be given to shares of the class then scheduled to be released. The guided selling process may take the form of an underwritten secondary offering, a private placement of shares to one or more purchasers, a repurchase of shares by us or a similar process selected by our board. Your right to participate in a guided sale is contingent on the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement. If you elect not to include all of your shares of the class that is scheduled to expire in the related guided sale process, the shares that you do not elect to include will remain subject to transfer restrictions and may not be transferred, other than in a permitted transfer (as described above), until the expiration of the final transfer restriction period unless:

    - we elect not to guide the selling process applicable to the expiration of a later transfer restriction period;

    - we do not complete a guided sale process within the applicable time period; or

    - we do not sell in any subsequent guided selling process, the number of shares of the class scheduled to be released that were requested to be included in the sale process.

    As a result, if you elect not to include all of your shares of the class scheduled for release in the applicable guided sale process, you may not be able to transfer those shares, other than in a permitted transfer, until the expiration of the last transfer restriction period, which is 540 days after the IPO.

    We may proceed with the sale of fewer than all of the shares that had been requested to be included in a guided sale process, including less than all of the shares of the class scheduled for release at the expiration of the related transfer restriction period. Additionally, there is no obligation on us to complete the selling process.

    However, if we sell less than all of the shares of the class scheduled to be released that you requested be sold in the related guided sale process, you will be able to sell, on the 61st day after the expiration of the related transfer restriction period (or the last day of the transfer restriction period, if it relates to the final transfer period), those shares that were not sold. In addition, on such date any shares of any class that were scheduled for release at the expiration of an earlier transfer restriction period but that remain subject to the transfer restrictions because a shareholder elected not to include them in the related guided sale process will become freely transferable. For example, if you:

    - owned 100 shares of Class A-1 common stock and 100 shares of Class A-2 common stock;

    - elected not to sell your Class A-1 shares in the guided sale process relating to the expiration of the transfer restriction period for the Class A-1 common stock;

    - elected to sell all 100 shares of Class A-2 common stock in connection with the guided sale process relating to the expiration of the transfer restriction period for the Class A-2 common stock; and

    - were only able to sell 50 of your Class A-2 shares,

then your remaining 50 shares of Class A-2 common stock and all of your Class A-1 common stock would automatically convert into unrestricted Class A common stock and become freely tradeable on the 61st day after the expiration of the transfer restriction period for Class A-2 shares.

    The certificate of incorporation of CME Holdings requires that any guided selling process must be completed no later than 60 days after the expiration date of the related transfer restriction period. However, any guided selling process undertaken in conjunction with the final release date must be completed no later than the final expiration date (I.E., 540 days after the IPO). If the guided sale process is not completed within those time frames, any shares of the class that would have been released at the expiration of the related transfer restriction period, but for the guided sale process, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period, except with respect to the last transfer restriction period, in which case the conversion will take place on the last day of the period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that day.

    If we elect not to guide the sale process at the time of any scheduled release date for a class of stock, the shares of that class scheduled to be released will convert into unrestricted Class A common stock at the expiration of the applicable transfer restriction period. In addition, any shares of any class that remain subject to transfer restrictions because a shareholder elected not to include those shares in the guided sale process when those shares were scheduled to be released also will convert on that date.

    CLASS B COMMON STOCK

    The shares of Class B common stock of CME Holdings you receive in the merger also will be subject to transfer restrictions contained in our certificate of incorporation. These transfer restrictions prohibit the sale or transfer of any shares of our Class B common stock separate from the sale of the associated membership interest in our exchange. No membership in our exchange may be sold unless the purchaser also acquires the associated share of Class B common stock.

VOTING RIGHTS

    With the exception of the matters reserved to holders of our Class B common stock, holders of common stock of CME Holdings will vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of our Class A or Class B common stock will have one vote per share. For a detailed discussion of voting rights and matters reserved to the holders of Class B common stock and the voting power of the series of Class B stock for those matters, see the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings."

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain U.S. federal income tax consequences to holders of CME Class A and Class B common stock who exchange such stock for CME Holdings Class A and Class B common stock in the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder of CME shares or to shareholders who are subject to special treatment under federal income tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split and the merger (whether or not such transactions are in connection with the reverse stock split and the merger), including transactions in which CME shares were or are acquired or in which CME Holdings shares are disposed. YOU MUST CONSULT YOUR OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

    Our obligation to effect the merger is conditioned on the delivery of an opinion to CME from Skadden, Arps, Slate, Meagher & Flom (Illinois), our special counsel, dated as of the effective date of the merger, based on certain customary representations and assumptions set forth in the opinion, that the merger qualifies under Section 351 of the Code as a tax-free transaction for U.S. income tax purposes. We will obtain an opinion of our counsel rather than seeking a ruling from the IRS that the merger will qualify as a tax-free exchange under Section 351 of the Code because the IRS takes the position that the consequences of such transactions are adequately established in the tax law and, consequently, generally will not issue a ruling as to whether a transaction qualifies as a tax-free exchange under Section 351 of the Code. An opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the tax treatment of the merger. Furthermore, the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) is dependent upon future events, the results of which will not be reviewed by counsel. We are not currently aware of any facts or circumstances that would cause the representations that we have made to counsel to be untrue or incorrect in any material respect. The opinion of counsel assumes that the statements and facts concerning the merger set forth in the merger agreement and in this proxy statement/prospectus are accurate; that the merger is consummated in the manner contemplated by, and in accordance with, the terms of the merger agreement and this proxy statement/prospectus; and that representations made by us in a certificate delivered to counsel are accurate.

    Our obligation to effect the merger also is conditioned on the receipt of a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their CME Class B shares for CME Holdings Class A and Class B shares or, if the IRS does not provide a ruling, on a legal opinion to that effect, satisfactory to the board of directors of CME. We have applied to the IRS for a ruling that trading rights incorporated in the CME Class B shares are property separate from the equity interests represented by those shares and that, because the holders of those Class B shares will retain and not exchange the trading rights in the merger, such shareholders will recognize no gain or loss attributable to the trading rights on the exchange of their CME Class B shares for CME Holdings Class A and Class B shares. A ruling from the IRS, while generally binding on the IRS, may under certain circumstances be revoked or modified by the IRS retroactively. We are not currently aware of any facts or circumstances that would cause the IRS to revoke or modify the IRS ruling.

    Assuming that the merger qualifies as an exchange within the meaning of
Section 351 of the Code, the following federal income tax consequences will result from the merger:

    - no gain or loss will be recognized by holders of CME shares solely as a result of the exchange of all of their CME Class A and Class B shares solely for CME Holdings Class A and Class B shares in the merger, provided that the trading rights incorporated in the CME Class B shares are treated as separate property retained rather than exchanged by holders of the Class B shares;

    - the aggregate adjusted tax basis of the CME Holdings Class A and Class B shares received and the CME trading rights retained in the merger will be the same as the shareholder's adjusted tax basis in the CME Class A and Class B shares surrendered in the exchange;

    - the holding period of the CME Holdings Class A and Class B shares received in the merger by a CME shareholder will include the holding period applicable to the CME Class A and Class B shares surrendered in exchange for such CME Holdings Class A and Class B shares, so long as the CME shares are held as a capital asset at the time of the merger; and

    - none of CME Holdings, CME Merger Subsidiary Inc. or CME will recognize gain or loss solely as a result of the merger.

ANTICIPATED ACCOUNTING TREATMENT

    For accounting purposes, our reorganization into a holding company structure will be treated as a recapitalization. The financial position and results of operations of CME will be included in the consolidated financial statements of CME Holdings on a historical cost basis.

CONDITIONS TO MERGER

    We will cause the merger to become effective only if each of the following conditions is satisfied or waived:

    - the merger agreement must be duly adopted by a majority vote of the outstanding shares of Class A and Class B common stock of CME entitled to vote at the special meeting, voting together as a single class;

    - the amendment to the certificate of incorporation to reflect the reverse stock split must be duly approved by a majority of the outstanding shares of Class A and Class B common stock of CME entitled to vote at the special meeting, voting together as a single class;

    - we must have received a ruling from the IRS confirming that holders of Class B shares of CME will not recognize any gain or loss attributable to trading rights associated with those shares on the exchange of their Class B shares of CME for Class A and Class B shares of CME Holdings or if the IRS does not provide a ruling, receipt of a legal opinion to that effect, satisfactory to our board;

    - we must have received a legal opinion to the effect that the merger will constitute a tax-free transaction under Section 351 of the Code;

    - no temporary restraining order, preliminary or permanent injunction, writ or other order shall be issued by any court or governmental agency which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

    - no stop order suspending the effectiveness of the registration statement relating to the shares of CME Holdings to be issued in the merger is in existence; and

    - we must have received the approval of the CFTC to make the rule changes that we need to recognize the change in our structure that will occur as a part of the merger.

EFFECTIVENESS OF MERGER

    The merger will become effective on the date we file a certificate of merger with the Secretary of State of the State of Delaware. We will file the certificate when the conditions to the merger described above have been satisfied or waived. We expect that we will file the certificate as soon as practicable following the special meeting.

TERMINATION OF MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to its effective date (even after adoption by our shareholders) by a majority vote of our board of directors.

AMENDMENT OF MERGER AGREEMENT

    The merger agreement may be amended at any time prior to its effective date (even after adoption by our shareholders) by our board of directors, so long as any amendment does not change the amount or kind of shares of CME Holdings common stock that you will receive or otherwise change any terms of the proposed merger to the detriment of our shareholders.

EXCHANGE OF STOCK CERTIFICATES NOT REQUIRED

    In the merger, your shares of CME common stock will be converted automatically into shares of common stock of CME Holdings, and no action with regard to stock certificates will be required on your part. We will continue our practice of issuing shares in uncertificated form. You will receive a statement of the shares you own after the merger from the transfer agent.

CME HOLDINGS CERTIFICATE OF INCORPORATION

    The CME Holdings certificate of incorporation will be different from our current certificate of incorporation, principally in that it imposes extended transfer restrictions on shares of our Class A common stock and eliminates the Class A common stock share equivalents embedded in the Class B shares of CME and the provisions designed to protect it. The share equivalents provisions are no longer required because the Class A shares that they represented are being issued to holders of Class B shares of CME in the merger.

    There are additional, more minor changes in the CME Holdings certificate of incorporation. You should read the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings" and the CME Holdings certificate of incorporation, which is included as Annex B to this proxy statement/prospectus.

RIGHTS OF DISSENTING SHAREHOLDERS

    Under Section 262 of the Delaware General Corporation Law, any holder of any class or series of CME common stock who does not wish to accept the shares of Class A and Class B common stock of CME Holdings may dissent from the merger and elect to have the fair value of the shareholder's shares of CME common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the shareholder in cash, together with a fair rate of interest, if any, provided that the shareholder complies with the provisions of Section 262 of the Delaware General Corporation Law. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this proxy statement/prospectus. All references in Section 262 to "stockholders" and in this summary to a "shareholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

    Under Section 262, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its shareholders entitled to appraisal rights that the appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice to the holders of CME common stock, and the applicable Delaware law provisions are attached to this proxy statement/prospectus as Annex D. Any shareholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this proxy statement/prospectus because failure to comply with the procedures specified in
Section 262 in a timely and proper manner will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of CME shares, we believe that shareholders who consider exercising these rights should seek the advice of counsel.

    Any holder of any class or series of CME common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 must satisfy each of the following conditions:

    - the shareholder must deliver to us a written demand for appraisal of the shareholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs us of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the holder's shares specifying the class or series;

    - the shareholder must not vote his or her shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

    - the shareholder must continuously hold the shares from the date of making the demand through the effective time. Accordingly, a shareholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares prior to the effective time, will lose any right to appraisal in respect of that shareholder's shares.

    Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of CME common stock issued and outstanding immediately prior to the effective time is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as that shareholder's name appears in our records, should specify the shareholder's name and mailing address, the number of shares of common stock owned, including class or series, and that the shareholder intends thereby to demand appraisal of the shareholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising these rights with respect to the shares held for other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Shareholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

    A shareholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Chicago Mercantile Exchange Inc., 30 South Wacker, Chicago, Illinois 60606, Attention: Ms. Ann Cresce, Corporate Secretary and Director, Shareholder Relations and Membership Services.

    Within 10 days after the effective time, the surviving corporation must send a notice as to the effectiveness of the merger to each former shareholder of CME who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any dissenting shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of common stock held by all dissenting shareholders. We are under no obligation to and have no present intent to file a petition for appraisal. Shareholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify that shareholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time (or at any time thereafter with the written consent of CME), any shareholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration. Under the merger agreement, we have agreed to give CME Holdings prompt notice of any demands for appraisal received by us, withdrawals of these demands, and any other instruments served in accordance with Delaware law and received by us and relating thereto. CME Holdings shall direct all negotiations and proceedings with respect to demands for appraisal under Delaware law. We shall not, except with the prior written consent of CME Holdings, make any payment with respect to any demands for appraisal, offer to settle, or settle any such demands.

    Within 120 days after the effective time, any shareholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. The surviving corporation must mail the statement to the shareholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

    A shareholder filing a timely petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded appraisal of their shares. After notice to these shareholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which shareholders are entitled to appraisal rights.

    After determining the shareholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting shareholder, the Delaware Chancery Court also may order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. SHAREHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER
SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any shareholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time).

    Any shareholder may withdraw his or her demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the shareholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any shareholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon terms as deemed just by the Delaware Chancery Court. If the surviving corporation does not approve a shareholder's request to withdraw a demand for appraisal when such approval is required, or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

    FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

REGULATORY REQUIREMENTS

    Many of the terms of the merger agreement and the related transactions relating to board composition and elections, shareholder privileges and voting rights, and trading rights and access will require either new exchange rules or amendments to existing exchange rules, or will be required to comply with provisions of the CEA or the regulations issued by the CFTC. We intend to make any necessary submissions to the CFTC prior to the special meeting of shareholders.

    In addition, the registration statement that CME Holdings filed with the SEC, which contains this document, must be declared effective by the SEC.

FEDERAL SECURITIES LAW CONSEQUENCES

    The shares of CME Holdings common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. Subject to the transfer restrictions described above, these shares will be freely transferable under the Securities Act, except for CME Holdings common stock issued to any person who is deemed to be an "affiliate" of CME or CME Holdings after the merger.

    Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with us and include our officers and directors. Our affiliates may not sell their CME Holdings common stock acquired in the merger even after the transfer restrictions expire except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - any other applicable exemption under the Securities Act.

                       PROPOSAL TWO: REVERSE STOCK SPLIT

BACKGROUND OF AND REASONS FOR THE REVERSE STOCK SPLIT

    At our July 31, 2001 board meeting, our board considered various ways to effect the extended transfer restrictions in a way that could be administered easily and enforced by our transfer agent and our Shareholder Relations and Membership Services Department. Based on the advice of our management and legal advisors, the board determined that the best way to identify the shares that could be transferred during any period was to create separate classes of Class A common stock that coincided with the length of the transfer restriction periods. Our board also determined that the reverse stock split was the most efficient way to create the four classes of Class A common stock that were required without increasing the number of shares of Class A common stock of CME Holdings issued to holders of Class A common stock of CME in the merger, and thereby changing the capitalization of CME Holdings. The CME board formally approved the amendment to the certificate of incorporation to effect the reverse stock split at a meeting of the CME board held on August 2, 2001.

EFFECTS OF REVERSE STOCK SPLIT

    In the proposed reverse stock split, immediately prior and as a condition to the merger, and without any action on your part, every four shares of Class A common stock of CME you own immediately prior to the merger will be converted into one share of Class A common stock of CME. If your shares of Class A common stock of CME are not evenly divisible by four, you will receive a fractional share of Class A common stock. The economic value and percentage ownership of your shares of Class A common stock of CME will be identical before and after the reverse stock split. After the reverse stock split, if you own a fraction of a share of Class A common stock of CME, in the merger you will receive for that fractional interest, additional shares of Class A common stock of CME Holdings equal to the fraction multiplied by four. The class of Class A shares that you receive will depend on the total number of Class A shares you receive for your fraction. If you receive one share it will be a Class A-1 share; two shares, one will be a Class A-1 share and the other will be a Class A-2 share; or three shares, one will be a Class A-1 share, one will be a Class A-2 share and one will be a Class A-3 share.

    There were approximately       shareholders of record of CME as of
           , 2001. The reverse stock split will not cause the number of shareholders of record to fall below that number, as each shareholder will receive at least one new share of CME Holdings.

    After shareholder approval of the reverse stock split and the merger, the reverse stock split will become effective, without any further action on the part of CME or our shareholders.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain U.S. federal income tax consequences to holders of CME Class A common stock who exchange such stock for post-split CME Class A common stock in the reverse stock split. The discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder of CME shares or to shareholders who are subject to special treatment under federal income tax laws. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split and the merger (whether or not such transactions are in connection with the reverse stock split and the merger), including transactions in which CME shares were or are acquired or disposed of. YOU MUST CONSULT YOUR OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

    We believe that the reverse stock split will constitute a "recapitalization" under Section 368(a)(1)(E) of the Code. Provided that is the case, for federal income tax purposes, CME will recognize no gain or loss as a result of the reverse stock split, and holders of CME Class A common stock will recognize no gain or loss when they exchange that stock for post-split CME Class A common stock. Therefore, the aggregate federal income tax basis of the post-split CME Class A common stock received by each shareholder will be the same as the aggregate federal income tax basis of the CME Class A common stock surrendered in exchange therefor; and the holding period of the post-split CME Class A common stock received by each shareholder will include the holding period applicable to the CME Class A common stock surrendered in exchange therefor, provided that the CME Class A common stock surrendered was held as a capital asset by the shareholder on the date of the exchange.

RECOMMENDATION OF OUR BOARD

    AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT IS ADVISABLE AND IN THE BEST INTEREST OF OUR SHAREHOLDERS AND HAS APPROVED THE AMENDMENT. OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. ALL OF OUR DIRECTORS WHO CONSIDERED THE AMENDMENT CONCUR IN THE FOREGOING DETERMINATION AND RECOMMENDATION.

RECORD DATE FOR VOTING; REQUIRED VOTES FOR THE REVERSE STOCK SPLIT PROPOSAL

    Each holder of record of CME common stock as of            , 2001 is
entitled to vote on the reverse stock split proposal. A holder of Class A shares has one vote per share, and a holder of Class B shares has a number of votes equal to the number of Class A shares represented by the Class B share as follows: Series B-1 common stock has 1,800 votes per share, Series B-2 common stock has 1,200 votes per share, Series B-3 common stock has 600 votes per share and Series B-4 common stock has 100 votes per share. The affirmative vote, in person or by proxy, of at least a majority of the outstanding shares of Class A and Class B common stock as of the record date, voting together, is required to approve the amendment to the certificate of incorporation required to effect the reverse stock split.

           DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION
                           AND BYLAWS OF CME HOLDINGS

    The following is a description of the terms of the certificate of incorporation and bylaws of CME Holdings as each will be in effect following the merger, copies of the forms of which are attached as Annex B and Annex C, respectively.

    AUTHORIZED CAPITALIZATION

    CME Holdings' capital structure consists of:

    -       authorized shares of Class A common stock;

    -       authorized shares of Class A-1 common stock;

    -       authorized shares of Class A-2 common stock;

    -       authorized shares of Class A-3 common stock;

    -       authorized shares of Class A-4 common stock;

    - 625 authorized shares of Class B-1 common stock;

    - 813 authorized shares of Class B-2 common stock;

    - 1,287 authorized shares of Class B-3 common stock;

    - 413 authorized shares of Class B-4 common stock; and

    - 10 million authorized shares of preferred stock, including      authorized
      shares of Series A Junior Participating Preferred Stock.

    Upon the effectiveness of the merger, based on the shares of CME outstanding
as of the record date,      shares of Class A-1,      shares of Class A-2,
shares of Class A-3 and      shares of Class A-4 will be issued and outstanding
and 625 shares of Class B-1, 813 shares of Class B-2, 1,287 shares of Class B-3 and 413 shares of Class B-4 will be issued and outstanding.

    COMMON STOCK

    With the exception of the matters reserved to holders of CME Holdings
Class B common stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of CME Holdings common stock will have one vote per share. Matters reserved to the holders of Class B common stock, and votes applicable to each series of Class B common stock in these matters are described below under "Additional Provisions of Class B Common Stock."

    Holders of CME Holdings common stock are entitled to receive proportionately such dividends, if any, as may be declared by the CME Holdings board of directors, subject to any preferential dividend rights of outstanding preferred stock. Holders of common stock have no conversion, preemptive or subscription rights. All outstanding shares of CME Holdings common stock are validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of CME Holdings' affairs, and subject to the rights of any outstanding series of CME Holdings preferred stock, holders of CME Holdings Class A and Class B common stock are entitled to receive a distribution of the remaining assets on a pro rata basis.

    PREFERRED STOCK

    CME Holdings is authorized to issue up to 10 million shares of preferred stock. The certificate of incorporation of CME Holdings authorizes its board to issue these shares in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. CME Holdings' board may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by CME Holdings' shareholders. CME Holdings' board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of CME Holdings common stock. CME Holdings currently has no plans to issue any shares of preferred stock other than pursuant to the rights plan described below.

    ADDITIONAL PROVISIONS OF CLASS B COMMON STOCK

    The authorized shares of CME Holdings Class B common stock are divided into four classes, with the following characteristics:

                                                                                            NUMBER OF      NUMBER OF VOTES
                        MAXIMUM NUMBER                                                   DIRECTORS CLASS    PER SHARE ON
        CLASS             OF SHARES              ASSOCIATED EXCHANGE MEMBERSHIP             CAN ELECT       "CORE RIGHTS"
---------------------   --------------   ----------------------------------------------  ---------------   ---------------
                  B-1         625        Chicago Mercantile Exchange ("CME") Division           3               6

                  B-2         813        International Monetary Market ("IMM") Division         2               2

                  B-3       1,287        Index and Option Market ("IOM") Division               1               1

                  B-4         413        Growth and Emerging Markets ("GEM") Division           0             1/6

    ASSOCIATED EXCHANGE MEMBERSHIP. Each series of CME Class B common stock was issued in conjunction with a membership in a specific division of the exchange. CME's rules provide exchange members with access to the trading floor of the exchange and the GLOBEX2 system for the contracts assigned to that membership and the ability to use or lease their trading privileges. In CME's demutualization, shares of Class B common stock were issued to members of the exchange in order to provide those members with representation on CME's board of directors and provide for an orderly transition to a for-profit company. The class of Class B common stock of CME Holdings that will be issued in the merger corresponds directly to the series of Class B common stock of CME and related membership rights issued in the demutualization. Membership interests will be maintained at CME and will not be part of or evidenced by the Class B common stock of CME Holdings. The Class B common stock of CME Holdings is intended only to ensure that the former Class B shareholders of CME retain board representation rights and approval rights with respect to Core Rights.

    COMMITMENT TO OPEN OUTCRY. The CME Holdings certificate of incorporation includes a commitment to maintain open outcry floor trading on the part of CME for a particular traded product as long as the open outcry market is "liquid." The commitment requires us to maintain a facility for conducting business, for disseminating price information, for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets. An open outcry market will be deemed liquid for these purposes if it meets any of the following tests on a quarterly basis:

    - if a comparable exchange-traded product exists, CME's open outcry market has maintained at least 30% of the average daily volume of the comparable product (including, for calculation purposes, volume from block trade transactions in the open outcry market);

    - if a comparable exchange-traded product exists and CME's product trades exclusively by open outcry, CME's open outcry market has maintained at least 30% of the open interest of the comparable product;

    - if no comparable exchange-traded product exists, CME's open outcry market has maintained at least 40% of the average quarterly volume in that market in 1999 (including, for calculation purposes, volume from block trade transactions in the open outcry market); or

    - if no comparable exchange-traded product exists and CME's product trades exclusively by open outcry, CME's open outcry market has maintained at least 40% of the average open interest in that market in 1999.

    If a market is deemed illiquid as a result of a failure to meet any of the foregoing tests, CME Holdings' management will make commercial decisions consistent with the best interest of CME Holdings' shareholders.

    VOTING ON CORE RIGHTS. Holders of shares of CME Holdings Class B common stock have the right to approve changes to specified "rights" relating to the trading privileges associated with those shares. These "Core Rights" consist of:

    - the allocation of products which a membership class is permitted to trade on the exchange facilities;

    - the trading floor access rights and privileges which a member has, including the circumstances under which CME can determine that an existing open outcry-traded product will no longer be traded by means of open outcry;

    - the number of memberships in each membership class and the number of authorized and issued shares of Class B common stock of CME Holdings associated with that class; and

    - the eligibility requirements to exercise trading rights or privileges.

    Votes on changes to Core Rights are weighted by class. Each class of CME Holdings Class B common stock will have the following number of votes on matters relating to "Core Rights": Class B-1, six votes per share; Class B-2, two votes per share; Class B-3, one vote per share, and Class B-4, 1/6th of one vote per share. The approval of a majority of the votes cast by the holders of shares of Class B common stock is required in order to approve any changes to Core Rights. Holders of shares of Class A common stock do not have the right to vote on changes to Core Rights.

    Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class. Otherwise, changes may be effected upon the approval of a majority of the votes cast by the holders of shares of CME Holdings Class B common stock. This means that, because of CME Holdings' weighted voting mechanism, a change to Core Rights may be effected by the approval of the holders of the Class B-1 shares, even though the holders of the other classes voted against the change.

    ELECTION OF DIRECTORS. The certificate of incorporation of CME Holdings provides for a board composed of 30 members. CME currently has 29 directors, including two non-voting directors. As a result, immediately after the merger, CME Holdings' board will have 29 members. At the annual meeting of shareholders of CME Holdings expected to be held in April 2002, the number of directors will be reduced to 19. The reduction will be effected by reducing the number of nominees who stand for election at that meeting. Holders of CME Holdings
Class B-1, Class B-2 and Class B-3 common stock will have the right to elect six directors to CME Holdings' board, of which three will be elected by Class B-1 shareholders, two will be elected by Class B-2 shareholders and one will be elected by Class B-3 shareholders. The remaining 13 directors will be elected by the holders of the Class A and Class B common stock, voting together as a class. The nominating committee, composed of members of CME Holdings' board of directors, will nominate the slate of candidates to be elected by the holders of the Class A and Class B common stock, voting together. This committee will be responsible for assessing the qualifications of candidates, as well as ensuring that any regulatory requirements for the composition of CME Holdings' board are met. The holders of the Class B-1, Class B-2 and Class B-3 common stock will have the right to elect members of nominating committees for their respective class, which are responsible for nominating candidates for election by their class. Each committee is responsible for assessing the qualifications of candidates to serve as directors to be elected by that class. CME Holdings' certificate of incorporation requires that director candidates for election by a class of Class B common stock own, or be recognized under CME Holdings' rules as a permitted transferee of, at least one share of that class.

    TRANSFER RESTRICTIONS. The shares of Class A common stock and Class B common stock of CME Holdings issued in the merger are subject to significant transfer restrictions, which are described in the section of this proxy statement/prospectus entitled "Proposal One: The Merger--Transfer Restrictions on the Shares You Will Receive in the Merger."

    INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
     LIABILITY

    Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

    As permitted by Delaware law, CME Holdings' certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to CME Holdings or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

    As permitted by Delaware law, CME Holdings' certificate of incorporation and CME Holdings' bylaws provide that (1) CME Holdings is permitted to indemnify its directors, officers and other employees to the fullest extent permitted by Delaware law; (2) CME Holdings is permitted to advance expenses, as incurred, to its directors, officers and other employees in connection with defending a legal proceeding if it has received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by CME Holdings; and (3) the rights conferred in the certificate of incorporation are not exclusive.

    OTHER CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    CME Holdings' certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with CME Holdings' board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

    CLASSIFIED BOARD OF DIRECTORS; REMOVAL FOR CAUSE; FILLING VACANCIES. CME Holdings' certificate of incorporation provides for a board of directors divided into two classes, with one class to be elected each year to serve for a two-year term. The terms of the classes of directors will terminate on the date of the annual meetings of shareholders in April 2002 and 2003. As a result, two annual meetings of shareholders could be required for the shareholders to change a majority of CME Holdings' board. Directors elected by Class A and Class B shareholders may be removed for cause only by the affirmative vote of the holders of not less than two-thirds of the outstanding votes entitled to vote in the election of the director to be removed. Vacancies resulting from that removal or for any other reason shall be filled by CME Holdings' board of directors, but any Class B vacancies must be filled from the candidates who ran in the previous election for the directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies on CME Holdings' board will make it more difficult to change the composition of CME Holdings' board, but will promote a continuity of existing management.

    ADVANCE NOTICE REQUIREMENTS. CME Holdings' bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in writing to the Secretary of CME Holdings prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at CME Holdings' principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

    SPECIAL MEETINGS OF SHAREHOLDERS. CME Holdings' certificate of incorporation and bylaws deny shareholders the right to call a special meeting of shareholders. CME Holdings' certificate of incorporation and bylaws provide that only the chairman of CME Holdings' board or a majority of CME Holdings' board of directors may call special meetings of the shareholders.

    NO WRITTEN CONSENT OF SHAREHOLDERS. CME Holdings' certificate of incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting and does not permit the shareholders to act by written consent, without a meeting.

    AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION. CME Holdings' certificate of incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by shareholder action or the certificate of incorporation provisions described in this section. Only holders of CME Holdings Class B common stock may amend provisions of CME Holdings' certificate of incorporation relating to the Core Rights described above.

    RIGHTS PLAN PROVISIONS. CME Holdings' certificate of incorporation authorizes CME Holdings' board of directors to create and issue rights entitling CME Holdings' shareholders to purchase shares of CME Holdings stock or other securities. Those rights might be used to affect the ability of a third party to initiate a transaction designed to take over CME Holdings. CME Holdings' board expects to adopt a plan creating these rights. The rights will be issued on all shares of CME Holdings issued in the merger and on all newly issued shares of common stock thereafter. These rights entitle their holders to purchase a specified fraction of a newly issued share of Series A Junior Participating Preferred Stock at a specified exercise price. The rights become exercisable, and transferable apart from the common stock, upon the earlier to occur of the close of business 10 days after (i) the date of announcement that a person or group, an acquiring person, has acquired beneficial ownership of at least 15% of CME Holdings Class A common stock, including each class of Class A common stock, or 15% of the voting power of any class of Class B common stock or (ii) the commencement of, or announcement of an intent to begin, a tender offer or exchange offer that would result in the same percentages detailed in clause (i) above. If a person becomes an acquiring person and the rights are not redeemed, each right would entitle its holder to receive, upon payment of the exercise price, that number of shares of CME Holdings Class A common stock which have a market value typically equal to twice the exercise price. If CME Holdings is acquired in a merger or other business combination, or 50% or more of CME Holdings' assets or earning power are transferred to a third party, each right would entitle its holder to receive, upon payment of the exercise price, common stock of the other party to the merger or the issuer of securities into which Class A common stock are converted, with a market value equal to twice the exercise price. The rights are redeemable by CME Holdings at a nominal price at any time, but not after a specified limited period following the existence of an acquiring person. The rights have an expiration date of March 15, 2011, which may be extended by CME Holdings' board of directors.

    A rights plan is intended to encourage persons seeking to acquire control of CME Holdings to engage in arms-length negotiations with CME Holdings' board and management. However, a rights plan, if adopted, might also have the effect of discouraging a person from making a tender offer (even at a premium over the then prevailing market price) for shares of CME Holdings Class A or Class B common stock or otherwise attempting to obtain control, even though an attempt could be beneficial to CME Holdings' business and shareholders.

TRANSFER AGENT

    The Transfer Agent and Registrar for CME Holdings Class A common stock will be Mellon Investor Services LLC, CME's current transfer agent and registrar.

                        COMPARISON OF SHAREHOLDER RIGHTS

    Upon completion of the merger, you will become shareholders of CME Holdings. Your rights will continue to be governed by Delaware law and will be governed by CME Holdings' certificate of incorporation and bylaws. Because both CME and CME Holdings are organized under the laws of Delaware, differences in your rights arise from differences in the certificate of incorporation and bylaws of CME and CME Holdings.

    The following is a summary of the material differences between the companies' certificates of incorporation and bylaws. The summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to the governing corporate instruments of CME and CME Holdings, which you should read. Copies of the governing corporate instruments of CME are filed as exhibits to this Form S-4, and governing corporate documents of CME Holdings are included as annexes to this proxy statement/prospectus. To find out where you can get copies of these documents, see the section of this proxy statement/prospectus entitled "Where You Can Find More Information" on page 10.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                     AUTHORIZED CAPITAL

                                    CLASS A COMMON STOCK

100 million shares of Class A common stock,    100,000,000 shares of Class A common stock,
$.01 par value per share, of which             par value $.01 per share,       shares of
shares of common stock were issued and         Class A-1 common stock,       shares of
outstanding as of          , 2001, the record  Class A-2 common stock,       shares of
date.                                          Class A-3 common stock and       shares of
                                               Class A-4 common stock.

                                    CLASS B COMMON STOCK

4,892 shares of Class B common stock, $.01     3,138 shares of Class B common stock, $.01
par value per share, of which 625 shares were  par value per share, of which 625 shares are
designated as Series B-1, 813 shares were      designated as Class B-1, 813 shares are
designated as Series B-2, 1,287 shares were    designated as Class B-2, 1,287 shares are
designated as Series B-3 and 467 shares were   designated as Class B-3 and 413 shares are
designated as Series B-4. 3,138 total shares   designated as Class B-4.
of Class B common stock were issued and
outstanding as of       , 2001. Of the issued
and outstanding shares, 625 shares were
Series B-1, 813 shares were Series B-2,
1,287 shares were Series B-3 and 413 shares
were Series B-4.

                                      PREFERRED STOCK

10 million shares of preferred stock, $.01     Same.
par value per share, none of which were
issued and outstanding as of             ,
2001.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                           VOTING

                                          GENERAL

A quorum is the presence in person or by       Same.
proxy of the holders of stock having not less
than one-third of the votes which could be
cast by the holders of all outstanding stock
entitled to vote at the meeting. In matters
other than director elections and except as
required by law, a majority vote of the votes
present is the act of the shareholders.

                                      EQUITY DIRECTORS

The CME certificate of incorporation provides  The CME Holdings certificate of incorporation
for a board composed of 30 members. The CME    provides for a board composed of 30 members.
board currently has 29 members, including two  Because CME currently has 29 board members,
non-voting members. The number of directors    following the merger, the CME Holdings board
will be reduced to 19 at the annual meeting    will have 29 members, including two
of shareholders expected to be held in April   non-voting members. The number of directors
2002.                                          will be reduced to 19 at the annual meeting
                                               of shareholders expected to be held in April
                                               2002.

Class A and B shareholders will vote together  Class A and B shareholders will vote together
as a class for the election of 13 directors    as a class for the election of 13 directors.
with the following votes: Class A              Each share will be entitled to one vote.
shareholders will have one vote per share,     After the merger, the CME Holdings and the
Series B-1 shareholders will have 1,800 votes  CME boards will be the same.
per share, Series B-2 shareholders will have
1,200 votes per share, Series B-3
shareholders will have 600 votes per share
and Series B-4 shareholders will have 100
votes per share.

                                     SERIES B DIRECTORS

Holders of Series B-1 common stock have the    Same.
right to elect three Series B-1 directors,
and have one vote per share. Holders of
Series B-2 common stock have the right to
elect 2 Series B-2 directors, and have one
vote per share. Holders of Series B-3 common
stock have the right to elect 1 Series B-3
director, and have one vote per share.

                                   CHANGES TO CORE RIGHTS

For changes to the Core Rights described in    Same.
this proxy statement/prospectus (the product
allocation rules applicable to each series of
Class B common stock; trading floor access
rights and privileges granted to each series
of Class B common stock; number of authorized
and issued shares of any series of Class B
common stock; and eligibility requirements to
exercise trading floor rights), a majority
vote of the Class B common stock present and
voting is required. Series B-1 common stock
has six votes per share. Series B-2 common
stock has two votes per share. Series B-3
common stock has one vote per share.
Series B-4 common stock has 1/6 vote per
share.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                   TRANSFER RESTRICTIONS

                                    CLASS A COMMON STOCK

From November 13, 2000 until May 11, 2001,     If we close an IPO on or prior to July 15,
Class A shares could only be transferred with  2002, the transfer restriction periods will
the related Class B shares.                    expire:

From May 12, 2001 until August 9, 2001, up to  - 180 days after we close an IPO for
25% of the Class A shares may be transferred   Class A-1 common stock;
and are free of restrictions.

From August 10, 2001 until November 7, 2001,   - 360 days after we close an IPO for
up to 50% of the Class A shares may be         Class A-2 common stock; and
transferred and are free of restrictions.

From November 8, 2001 until February 5, 2002,  - 540 days after we close an IPO for
up to 75% of the Class A shares may be         Class A-3 and Class A-4 common stock.
transferred and are free of restrictions.

From February 6, 2002 and thereafter, there    Shares subject to a transfer restriction
will be no restrictions on the Class A common  period may be transferred in permitted
stock.                                         transfers.

The CME board may remove these restrictions.   If we do not close an IPO on or prior to July
                                               15, 2002, the transfer restriction periods
                                               will expire on:

                                                   - July 15, 2002 for Class A-1 common
                                                     stock;

                                                   - October 15, 2002 for Class A-2 common
                                                     stock;

                                                   - January 15, 2003 for Class A-3 common
                                                     stock; and

                                                   - April 15, 2003 for Class A-4 common
                                                     stock.

                                               The certificate of incorporation of CME
                                               Holdings defines an IPO as a public offering
                                               of shares of Class A common stock that has
                                               been underwritten by one or more nationally
                                               recognized underwriting firms, following
                                               which shares of the Class A common stock are
                                               listed on a securities exchange such as the
                                               New York Stock Exchange.

                                               The CME Holdings board may remove these
                                               restrictions.

                     CME                                       CME HOLDINGS
---------------------------------------------  ---------------------------------------------
                                       GUIDED SELLING

None.                                          CME Holdings has the right, following an IPO
                                               that is closed on or prior to July 15, 2002,
                                               to guide secondary sales of each class of
                                               Class A common stock in connection with the
                                               expiration of the transfer restriction period
                                               for that class. If you do not elect to
                                               include all of your shares of that class in
                                               the guided sale process, any shares you do
                                               not include will remain subject to the
                                               transfer restrictions. If we elect to guide a
                                               selling process, you will not be allowed to
                                               sell or transfer restricted shares during
                                               that selling process, except as part of that
                                               process or in a permitted transfer.

                                    CLASS B COMMON STOCK

Transfers are subject to the rules of our      Class B shares may not be transferred
exchange.                                      separately from the associated memberships in
                                               our exchange. Transfers of exchange
                                               memberships are subject to the rules of our
                                               exchange. See the section of this proxy
                                               statement/prospectus entitled "Changes to the
                                               Exchange Rules After the Merger" for a
                                               description of changes to our exchange rules
                                               that will be made after the merger.

               MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
                          RELATED SHAREHOLDER MATTERS

    The information contained below pertains to CME and not CME Holdings.

OUTSTANDING SHARES AND HOLDERS

    CME has 100 million authorized shares of Class A common stock, $.01 par value per share, of which 25,860,600 shares were issued and outstanding as of June 30, 2001. CME has 4,892 authorized shares of Class B common stock, $.01 par value per share, of which 625 shares are designated as Series B-1, 813 shares are designated as Series B-2, 1,287 shares are designated as Series B-3 and 467 shares are designated as Series B-4. A total of 3,138 shares of Class B common stock were issued and outstanding as of June 30, 2001. Of the issued and outstanding shares, 625 shares were Series B-1, 813 shares were Series B-2, 1,287 shares were Series B-3 and 413 shares were Series B-4. As of June 30,
2001, there were       holders of the Class A shares and       ,       ,
and       holders of the Series B-1, B-2, B-3 and B-4 shares, respectively.

CURRENT TRANSFER RESTRICTIONS APPLICABLE TO CLASS A SHARES OF CME

    CME's certificate of incorporation currently provides for restrictions on the transfer of Class A shares that expire in stages over a 15-month period that began on November 13, 2000, and ends on February 5, 2002, as illustrated in the following chart. Class A shares subject to these restrictions may be transferred only with an associated Class B share. Your Class A shares may be transferred as shown below:

                         CURRENT TRANSFER RESTRICTIONS

                                                      PERCENTAGE OF YOUR
                                                      CLASS A SHARES THAT
                                                      BECOME TRANSFERABLE
                                                     WITHOUT AN ASSOCIATED
RELEASE DATE                                             CLASS B SHARE
------------                                       -------------------------
May 12, 2001.....................................          Up to 25%
August 10, 2001..................................          Up to 50%
November 8, 2001.................................          Up to 75%
February 6, 2002.................................            100%

MARKET FOR SHARES

    Shares of CME common stock are traded through facilities maintained by CME, and there presently is no independent established public trading market. Due to the absence of an established public trading market and the limited number and disparity of bids made for various shares through year-end 2000, bid prices for shares tend to be unrepresentative of the sales prices realized upon the sale of shares. The table below shows the range of high and low sales prices of the indicated shares from November 13, 2000 to June 30, 2001 (source: CME records):

TYPE OF STOCK                                               HIGH       LOW
-------------                                             --------   --------
Class A share...........................................      None       None
Series B-1 share bundled with 16,200 Class A shares.....  $750,000   $500,000
Series B-2 share bundled with 10,800 Class A shares.....   570,000    360,000
Series B-3 share bundled with 5,400 Class A shares......   395,000    245,000
Series B-1 share........................................   375,000    188,000
Series B-2 share........................................   367,000    180,000
Series B-3 share........................................   291,500    112,000
Series B-4 share........................................    24,500     10,000
Series B-5* share.......................................     2,000        900

------------------------

*   Note: Shares of Series B-5 common stock were converted into either
    Series B-4 common stock or Class A common stock on or before April 18, 2001.

    DIVIDENDS

    CME has not paid any dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

                 CHANGES TO THE EXCHANGE RULES AFTER THE MERGER

    CME's rules will remain substantially the same after the merger. Rules that are affected in a substantive manner as a result of the merger are discussed below. Trading privileges on our exchange will no longer be included in shares of Class B common stock. However, each share of Class B common stock of CME Holdings will be linked to a membership interest in CME. The membership interest will contain trading privileges in CME, which can be exercised upon the satisfaction of CME's membership and eligibility requirements.

    The shares of Class B common stock and their associated membership interests are detailed below:

CLASS B SHARE IN CME HOLDINGS                         MEMBERSHIP INTEREST IN CME
-----------------------------                         --------------------------
Class B-1...........................................         CME Division
Class B-2...........................................         IMM Division
Class B-3...........................................         IOM Division
Class B-4...........................................         GEM Division

    No transfers of Class B common stock will be permitted, except in connection with the sale of the associated membership in our exchange. No membership in our exchange may be transferred without the simultaneous sale of the associated Class B share.

    APPLICATION FOR TRADING PRIVILEGES. CME's current membership and eligibility requirements for exercising trading privileges will remain the same after the merger. Trading privileges will also remain the same. These privileges include the right to appear on the exchange floor and to be qualified to act as a floor broker/floor trader.

    SECURITY INTEREST/LIEN/CONTROL AGREEMENT ISSUES. Consistent with current practice, certain business arrangements at our exchange will permit an individual or entity to obtain a security interest in a Class A or Class B share or a membership interest of a member. This could include an entity financing the purchase of a membership interest on the exchange or an individual using his/her membership interest or Class A or Class B shares as collateral for a debt owed to another member. For purposes of obtaining a security interest in Class A or Class B shares or a membership interest, a control agreement similar to the one that is currently used by our Shareholder Relations and Membership Services Department will continue to be utilized. A control agreement allows a party to obtain a security interest in uncertificated shares of stock by obtaining "control" over such shares as required by the Uniform Commercial Code, or UCC.

    In addition, CME Rule 110 currently allows an individual or entity to place a lien on the Class B share of another individual to satisfy an outstanding debt related to a variety of exchange-related matters. Such matters could include satisfying a trading debt, paying a fine owed to CME or securing the purchase of the membership. After the merger, individuals or entities will still be able to file a Rule 110 claim against a Class B share (I.E., use it to satisfy a debt owed) and the associated membership interest.

    FACILITATING/BOOKING PURCHASES AND SALES OF SHARES/MEMBERSHIPS. The Shareholder Relations and Membership Services Department will continue to facilitate, through an auction market process, the purchase and sale of membership interests with the corresponding attached shares of Class B common stock of CME Holdings. The Shareholder Relations and Membership Services Department will also continue to facilitate the purchase and sale of membership interests bundled with Class A common stock and Class B common stock of CME Holdings that are "permitted transfers" under the CME Holdings certificate of incorporation.

    LEASING OF MEMBERSHIP PRIVILEGES. The merger will not affect the right to lease trading privileges. Consistent with current rules, only the trading privileges are leased. Equity rights associated with the Class B share, including the voting rights and Core Rights, remain with the owner of the Class B share.

    ANTI-SPECULATION RULE. CME currently maintains an anti-speculation rule. This rule provides that the seller of a share of Class B common stock of CME may not purchase another CME Class B share in the same series for a period of six months. After the merger, this rule will provide that the seller of a CME membership interest cannot purchase another CME membership interest in the same division within a six-month period.

    CLEARING MEMBER SHARE OWNERSHIP AND ASSIGNMENT REQUIREMENTS. Current CME rules require that each clearing member of the exchange have at least two CME Class B Shares, Series B-1, at least two CME Class B Shares, Series B-2 and at least two CME Class B Shares, Series B-3. In addition, a clearing member must have at least one CME Class B Share, Series B-4 and at least 64,800 CME Class A Shares. (CME Rule 902) To satisfy these requirements, one CME Class B Share, Series B-1 may be substituted for any other series; one CME Class B Share, Series B-2 may be substituted for Series B-3 or B-4; and one CME Class B Share, Series B-3, may be substituted for Series B-4.

    Upon consummation of the merger, CME will continue to require collateral from clearing member firms in the same amounts of clearing member collateral/shares that it did prior to the merger. Accordingly, clearing members must have at least two shares of CME Holdings Class B-1, Class B-2, Class B-3 and at least one share of CME Holdings Class B-4 common stock. In addition, a clearing member must have the associated membership interests. Further, a clearing member must also have at least 72,093 shares of Class A common stock of CME Holdings.

    ASSIGNMENT PROCESS. Currently, in order to permit a clearing member to satisfy the share assignment requirement set forth above, an individual member may assign his Class B share to a clearing member by completing an exchange approved form. A share of Class B common stock may be assigned to only one clearing member and may not be subject to any Rule 110 claims at the time it is assigned. After the merger, an individual member who assigns his Class B share to a clearing member must also assign Class A shares in the following amounts:
17,999 Class A shares for each B-1 share; 11,999 Class A shares for each B-2 share; 5,999 Class A shares for each B-3 share; and 99 Class A shares for each B-4 share.

                                   MANAGEMENT

    On August 2, 2001, CME, as the sole shareholder of CME Holdings, elected and appointed each of its directors to serve as the directors of CME Holdings. Subsequently, the board of directors of CME Holdings appointed some of CME's executive officers to serve as the executive officers of CME Holdings. Upon the effective time of the proposed merger, these directors and executive officers will continue to serve as the directors and executive officers of CME Holdings. The boards of directors of CME Holdings and CME will be the same.

    DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth CME's directors and executive officers and their ages and positions as of July 25, 2001:

NAME                                     AGE                              POSITION
-------------------------------------  --------   --------------------------------------------------------
James J. McNulty(1)..................     50      President, Chief Executive Officer
Scott Gordon(2)......................     49      Director, Chairman of the Board
Scott L. Johnston....................     36      Managing Director, Chief Information Officer
Phupinder Gill.......................     40      Managing Director, President, Clearing House Division
Craig S. Donohue.....................     39      Managing Director, Chief Administrative Officer
Satish Nandapurkar...................     37      Managing Director, Products and Services
David G. Gomach......................     43      Managing Director, Chief Financial Officer
James R. Krause......................     52      Managing Director, Operations and Enterprise Computing
Donald D. Serpico....................     55      Managing Director, Operations
Lewis C. Ting........................     49      Managing Director, Organizational Development
Nancy W. Goble.......................     48      Director and Controller
H. Jack Bouroudjian..................     40      Director
Timothy R. Brennan...................     60      Director
Leslie Henner Burns..................     45      Director
John W. Croghan(3)...................     71      Director
Terrence A. Duffy(2).................     42      Director, Vice Chairman of the Board
Martin J. Gepsman....................     48      Director
Daniel R. Glickman...................     56      Director
Yra G. Harris........................     48      Director
Robert L. Haworth(2)(3)..............     53      Director
Bruce F. Johnson.....................     59      Director
Gary M. Katler.......................     55      Director
Paul Kimball(3)......................     49      Director
Patrick B. Lynch.....................     35      Director
Leo Melamed(1).......................     69      Chairman Emeritus, Senior Policy Advisor
William P. Miller II(3)..............     45      Director
Patrick J. Mulchrone.................     43      Director
John D. Newhouse.....................     55      Director
James E. Oliff.......................     53      Director, Second Vice Chairman of the Board
Mark G. Papadopoulos.................     29      Director
Robert J. Prosi......................     53      Director
William G. Salatich, Jr..............     49      Director

NAME                                     AGE                              POSITION
-------------------------------------  --------   --------------------------------------------------------
John F. Sandner......................     59      Director, Special Policy Advisor
Myron S. Scholes.....................     60      Director
Verne O. Sedlacek(2)(3)..............     47      Director
William R. Shepard...................     54      Director
Howard J. Siegel.....................     45      Director
Jeffrey L. Silverman.................     55      Director

------------------------

(1) Non-voting director.

(2) Member of the compensation committee.

(3) Member of the audit committee.

    JAMES J. MCNULTY has served as President and Chief Executive Officer and non-voting member of the board of CME since February 2000 and of CME Holdings since its formation on August 2, 2001. Mr. McNulty has over 26 years of experience in global financial markets. Prior to joining us, he served as Managing Director and Co-Head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg. He was a General Partner with O'Connor and Associates, a futures and options trading organization and a pioneer in sophisticated risk management technology, from 1987 to 1992. From 1984 to 1987 he was the founder and President of Hayes & Griffith Futures, Inc. He is currently on the boards of directors of the National Futures Association and World Business Chicago. Mr. McNulty's terms on the CME Holdings and CME boards expire in April 2002.

    SCOTT GORDON has served as Chairman of CME Holdings' board since its formation on August 2, 2001. He has served as Chairman of CME since 1998, a director since 1982 and a member of our exchange for more than 23 years.
Mr. Gordon served as Vice Chairman from 1995 to 1997 and Secretary from 1984 to 1985 and 1988 to 1994. He has been President, Chief Operating Officer and director since 1999 of Tokyo-Mitsubishi Futures (USA), Inc., a clearing member firm of our exchange, wholly owned by The Bank of Tokyo-Mitsubishi, Ltd. He previously served as that firm's Executive Vice President and director. He is also a member of the CFTC's Global Markets Advisory Committee and the Advisory Committee to the Illinois Institute of Technology Center for the Study of Law and Financial Markets. Mr. Gordon is a director of the National Futures Association and of the Futures Industry Institute. Mr. Gordon's terms on the CME Holdings and CME boards expire in April 2002.

    SCOTT L. JOHNSTON has served as Managing Director and Chief Information Officer of CME since April 2000. Prior to joining us, he served as Managing Director in the Information Technology Division at UBS Warburg, an investment banking firm, from 1998 to 2000. Mr. Johnston also served as that firm's Executive Director in the Foreign Exchange/Interest Rate Technology Division from 1996 to 1997 and as Director in the Foreign Exchange Division from 1994 to 1996.

    PHUPINDER GILL has served as Managing Director and President of CME's Clearing House Division and GFX since 1998. Prior to that, he served as Senior Vice President of the Clearing House Division from May 1997 to July 1998 and Vice President from May 1994 to May 1997. Mr. Gill has held numerous other positions with us since 1988.

    CRAIG S. DONOHUE has served as Managing Director and Chief Administrative Officer of CME Holdings since its formation on August 2, 2001 and of CME since April 2001, when his title was changed from Managing Director, Business Development and Corporate/Legal Affairs of CME, which he had held since
March 2000. He also previously served as Senior Vice President and General Counsel from October 1998 to March 2000. Prior to that, Mr. Donohue served as Vice President of the

Division of Market Regulation from 1997 to 1998 and Vice President and Associate General Counsel from 1995 to 1997.

    SATISH NANDAPURKAR has served as Managing Director, Products and Services of CME since April 2001, when his title was changed from Managing Director, e-Business of CME, which he had held since March 2000. Prior to joining us, Mr. Nandapurkar served as Head of Strategic Solutions for OptiMark Technologies. He also served as Managing Director and Global Head of Foreign Exchange Options for the Bank of America in Chicago from 1997 to 1999, Managing Director and Head of Structured Equity Products Trading at Deutsche Bank Morgan Grenfell from 1996 to 1997, and Managing Director and Global Head of Exotic Options and Quantitative Methodologies for Swiss Bank Corporation in London from 1994 to 1996.

    DAVID G. GOMACH has served as Managing Director and Chief Financial Officer of CME Holdings since its formation on August 2, 2001 and of CME since
March 2000. He previously served as Senior Vice President and Chief Financial Officer of CME from December 1997 to March 2000, as Vice President, Administration and Finance and Chief Financial Officer of CME from June 1997 to December 1997 and as Vice President, Administration and Finance of CME from December 1996 to June 1997. Mr. Gomach is a certified public accountant.

    JAMES R. KRAUSE has served as Managing Director, Operations and Enterprise Computing of CME since April 2001. He previously served as Managing Director, Enterprise Computing from March 2000 to April 2001. Prior to that, he served as Senior Vice President, Enterprise Computing from January 1999 to March 2000, Senior Vice President, Systems Development from May 1998 to January 1999 and Vice President, Systems Development from August 1990 to May 1998.

    DONALD D. SERPICO has served as Managing Director, Operations of CME since March 2000. He previously served as Executive Vice President, Operations of CME from July 1994 to March 2000. Prior to that, he served as our Senior Vice President, Operations, Senior Vice President of the Clearing House and Vice President of Management Information Systems.

    LEWIS C. TING has served as Managing Director, Organizational Development of CME since March 2000. Prior to joining us, he owned a consulting business specializing in human resources, employee development and organizational change from 1996 to 2000. Prior to that, he served as a Senior Vice President for Talegen, an insurance subsidiary of Xerox's Financial Services Division.

    NANCY W. GOBLE has served as Director and Controller of CME since July 2000. Ms. Goble previously served as Associate Director and Assistant Controller of CME from October 1997 to July 2000. Prior to that, she served as Senior Vice President and Chief Financial Officer with Richard Ellis Inc., a commercial real estate firm, from 1993 until 1997. Ms. Goble is a certified public accountant.

    H. JACK BOUROUDJIAN has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 1996 and has been a member of our exchange for more than 13 years. Mr. Bouroudjian is President and a director with Commerz Futures LLC, and previously, he served as Senior Vice President of Futures for Commerz Futures from 1999 to 2000, Vice President of Equity Futures for Nikko Securities from 1997 to 1999 and Vice President for Credit Agricole Futures, Inc. from 1995 to 1997. Mr. Bouroudjian's terms on the CME Holdings and CME boards expire in April 2002.

    TIMOTHY R. BRENNAN has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 1990 and has been a member of our exchange for more than 25 years. Mr. Brennan has been a floor broker and trader since 1974 and has also served as Executive Vice President of RB&H Financial Services, L.P., one of our clearing member firms, for more than five years. Mr. Brennan's terms on the CME Holdings and CME boards expire in April 2002.

    LESLIE HENNER BURNS has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 2000 and has been a member of our exchange for more than 23 years. Ms. Burns has been a self-employed floor trader since 1978 and has also served as President of Leslie A. Henner, Inc., a floor brokerage business, from 1981 until 1999. Ms. Burns' terms on the CME Holdings and CME boards expire in April 2002.

    JOHN W. CROGHAN has served as a director of CME Holdings since its formation on August 2, 2001, a director of CME since 2001 and has been a member of our exchange for more than one year. He is also a director of Lindsay Manufacturing Co., Republic Services, Inc. and Schwarz Paper Co. Previously, Mr. Croghan served as Chairman of Lincoln Capital Management and President of Lincoln Partners. Mr. Croghan's terms on the CME Holdings and CME boards expire in April 2003.

    TERRENCE A. DUFFY has served as Vice Chairman of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998, has served as a director of CME since 1994 and has been a member of our exchange for more than 18 years. Mr. Duffy has served as President of T.D.A Trading, Inc. since 1981. Mr. Duffy's terms on the CME Holdings and CME boards expire in April 2003.

    MARTIN J. GEPSMAN has served as Secretary of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998, has served as a director of CME since 1993 and has been a member of our exchange for more than 16 years. Mr. Gepsman has also been an independent floor broker and trader since 1985. Mr. Gepsman's terms on the CME Holdings and CME boards expire in April 2002.

    DANIEL R. GLICKMAN has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2001. He has been a Partner in the law firm of Akin, Gump, Strauss, Hauer & Feld since February 2001.
Mr. Glickman previously served as U.S. Secretary of Agriculture from March 1995 through January 2001 and as a member of the U.S. Congress, representing a district in Kansas, from January 1977 through January 1995. Mr. Glickman's terms on the CME Holdings and CME boards expire in April 2003.

    YRA G. HARRIS has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 23 years. Mr. Harris has been an independent floor trader since 1977. Mr. Harris' terms on the CME Holdings and CME boards expire in April 2003.

    ROBERT L. HAWORTH has served as Treasurer of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2001, has been a director of CME since 1998 and has been a member of our exchange for more than 21 years. He previously served as Treasurer in 1998 and Assistant Vice President of the CME Audit Department from 1978 to 1979. Mr. Haworth has been a self-employed floor trader since 1979. He is also a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. Mr. Haworth's terms on the CME Holdings and CME boards expire in April 2002.

    BRUCE F. JOHNSON has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998 and has been a member of our exchange for more than 30 years. Mr. Johnson has served as President, Director and part owner of Packers Trading Company, Inc., a futures commission merchant and former clearing member firm, since 1969. He is also a director of Eco Technology Inc., Nettle Creek Standard Bred Farm, Inc. and Smoke Rise Ranch Co. Mr. Johnson's terms on the CME Holdings and CME boards expire in April 2002.

    GARY M. KATLER has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1992 and has been Head of the Professional Trading Group of Fimat USA since November 2000. Previously, Mr. Katler served as Senior Vice President of ING Barings

Futures and Options Inc. Mr. Katler's terms on the CME Holdings and CME boards expire in April 2003.

    PAUL KIMBALL has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1999. Mr. Kimball is Managing Director and Head of Senior Client Relationship and was Managing Director and Global Co-Head of the Global Foreign Exchange Department of Morgan Stanley & Co. Incorporated, an investment banking firm, from 1993 to 2001. He is a director of 2Medics. Mr. Kimball's terms on the CME Holdings and CME boards expire in April 2002.

    PATRICK B. LYNCH has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000, has been a member of our exchange for more than 11 years and has been an independent floor trader since 1990. Mr. Lynch's terms on the CME Holdings and CME boards expire in April 2002.

    LEO MELAMED has served as a non-voting director and Senior Policy Advisor of CME Holdings' board since its formation on August 2, 2001. Mr. Melamed is currently Chairman Emeritus, Senior Policy Advisor and a non-voting director of CME. Mr. Melamed previously served as an elected and appointed board member for 26 years. He served as Chairman of CME from 1969 until 1972 and founding Chairman of the International Monetary Market from 1972 until its merger with our exchange in 1977. Mr. Melamed served as Special Counsel to CME's board from 1977 until 1991 and Chairman of our exchange's Executive Committee from 1985 until 1991. He has been a member of our exchange for more than 45 years. From 1993 to 2001, he served as Chairman and CEO of Sakura Dellsher, Inc., a clearing member of our exchange, and he currently serves as Chairman and CEO of Melamed & Associates, a global consulting group. Mr. Melamed's terms on the CME Holdings and CME boards expire in April 2002.

    WILLIAM P. MILLER II has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1999. Mr. Miller has been Senior Vice President and Independent Risk Oversight Officer for Commonfund Group, an investment management firm for educational institutions, since September 1996. He previously served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. He is Director of the Association for Financial Professionals and Chairman of the Executive Committee of the End-Users of Derivatives Council. Mr. Miller is also a Chartered Financial Analyst and member of the Association of Investment Management and Research. Mr. Miller's terms on the CME Holdings and CME boards expire in April 2002.

    PATRICK J. MULCHRONE has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1998 and has been a member of our exchange for more than 21 years. Mr. Mulchrone previously served as a director of CME's board from 1991 to 1997 and as CME's Second Vice Chairman from 1993 to 1997. He is currently President and owner of P.J. Mulchrone Co., and he has been a floor broker and trader since 1979. He is also a director of Standard Bank & Trust of Hickory Hills, Illinois. Mr. Mulchrone's terms on the CME Holdings and CME boards expire in April 2002.

    JOHN D. NEWHOUSE has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1995 and also previously served as a director of CME from 1979 to 1984 and 1987 to 1988. Mr. Newhouse has been a member of our exchange for more than 25 years and a floor broker and trader since 1975. He is currently President of John F. Newhouse & Company, and he also served as President of Euro Spread Brokers, a broker association filling orders in Eurodollars, from 1981 to 2000. He currently trades for his own account. He is a director of John F. Newhouse & Company and Gator Trading Company. Mr. Newhouse's terms on the CME Holdings and CME boards expire in April 2002.

    JAMES E. OLIFF has served as Second Vice Chairman of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1996, a director of CME since 1994 and has been a member of our exchange for more than 23 years. He previously served on CME's board from 1982 to 1992. Mr. Oliff has served as Executive Director of International Futures and Options Associates since 1996 and President of FILO Corp., a floor brokerage business, since 1982. He has also been President of LST Commodities, LLC (an introducing broker) since 1999.
Mr. Oliff is a visiting lecturer in financial market ethics at the Lemberg School of International Finance and Economics at Brandeis University, Waltham, Massachusetts. Mr. Oliff's terms on the CME Holdings and CME boards expire in April 2003.

    MARK G. PAPADOPOULOS has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000 and has been a member of our exchange for more than five years. Mr. Papadopoulos has been an independent floor trader since 1996. Previously, Mr. Papadopoulos served as an arbitrage clerk with several independent floor traders from 1994 to 1996.
Mr. Papadopoulos' terms on the CME Holdings and CME boards expire in April 2002.

    ROBERT J. PROSI has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1988 and has been a member of our exchange for more than 25 years. He is President of Operations and Strategy at Vertical Forum, a firm focusing on business-to-business derivatives and market making. He is also President of Operations and Strategy at FuturesiNet, a retail online futures brokerage. Mr. Prosi previously served as First Vice President for Salomon Smith Barney Inc., an investment banking firm, for more than five years. Mr. Prosi is also a member of the Chicago Council on Foreign Relations. Mr. Prosi's terms on the CME Holdings and CME boards expire in April 2002.

    WILLIAM G. SALATICH, JR. has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1996 and has been a member of our exchange for more than 25 years. Mr. Salatich has been an independent floor broker and trader since 1975. Mr. Salatich's terms on the CME Holdings and CME boards expire in April 2003.

    JOHN F. SANDNER has served as Special Policy Advisor and as a director of CME Holdings' board since its formation on August 2, 2001. Mr. Sandner has been Special Policy Advisor to CME since 1998, a member of CME's board since 1977 and a member of our exchange for more than 28 years. Previously, he served as Chairman of CME's board for 13 years. Mr. Sandner has served as President and CEO of RB&H Financial Services, L.P., a futures commission merchant and one of our clearing member firms since 1985. He was also Chairman and CEO of FreeDrive, Inc., an Internet business, from 1998 until 2001. Mr. Sandner's terms on the CME Holdings and CME boards expire in April 2003.

    MYRON S. SCHOLES has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000. He is Chairman of Oak Hill Platinum Partners and managing partner of Oak Hill Capital Management.
Mr. Scholes is the Frank E. Buck Professor of Finance, Emeritus, at Stanford University's Graduate School of Business and a 1997 Nobel Laureate in Economics. Currently, Mr. Scholes is also a director of Dimensional Fund Advisors Mutual Funds, the American Century Mutual Funds and Intelligent Markets. Mr. Scholes' terms on the CME Holdings and CME boards expire in April 2002.

    VERNE O. SEDLACEK has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997. Mr. Sedlacek also has been President and Chief Operating Officer of John W. Henry & Company, Inc., a commodity trading advisor, since 1998. He served as Executive Vice President and Chief Financial Officer of the Harvard Management Company, Inc., a 501(c)(3) investment advisor and a wholly owned subsidiary of Harvard University from 1992 to 1998. He is currently a director of the National Futures Association, the Futures Industry Association, Common Fund Capital Inc. and The Advent School. He is also a member of the Global

Markets Advisory Committee of the CFTC. Mr. Sedlacek's terms on the CME Holdings and CME boards expire in April 2003.

    WILLIAM R. SHEPARD has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1997 and has been a member of our exchange for more than 27 years. Mr. Shepard is founder and President of Shepard International, Inc., a futures commission merchant. Mr. Shepard's terms on the CME Holdings and CME boards expire in April 2002.

    HOWARD J. SIEGEL has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 2000 and has been a member of our exchange for more than 23 years. Mr. Siegel has been a floor trader since 1977. Mr. Siegel's terms on the CME Holdings and CME boards expire in April 2002.

    JEFFREY L. SILVERMAN has served as a director of CME Holdings' board since its formation on August 2, 2001 and of CME's board since 1994, served as Secretary of our exchange in 1995 and has been a member of our exchange for more than 21 years. He has been a floor trader since 1979. Mr. Silverman's terms on the CME Holdings and CME boards expire in April 2002.

    ELECTION OF DIRECTORS

    CME's certificate of incorporation provides that CME's board of directors will be composed of 30 members until the annual shareholders' meeting in April 2002, after which time CME's board will be reduced to a total of 19 directors. This reduction will be effected by electing fewer directors than the number of directors whose terms expire. The board of directors is divided into two classes, each of whose members serve for a staggered two-year term.
Ms. Burns and Messrs. Bouroudjian, Brennan, Gepsman, Gordon, Haworth, Johnson, Kimball, Lynch, McNulty, Melamed, Miller, Mulchrone, Newhouse, Papadopoulos, Prosi, Scholes, Shepard, Siegel and Silverman serve in the class whose term expires at the annual meeting of shareholders in 2002 and Messrs. Duffy, Croghan, Glickman, Harris, Katler, Oliff, Salatich, Sandner and Sedlacek serve in the class whose term expires at the annual meeting of shareholders in 2003. Upon the expiration of the term of a class of directors, directors in that class will be elected for two-year terms at the annual meeting of shareholders in the year in which that term expires.

    Holders of CME Series B-1, B-2 and B-3 common stock have the right to elect six directors to CME's board. The remaining directors are elected by the holders of the Class A and Class B common stock, voting together as a class on a share equivalents basis. The nominating committee, composed of members of CME's board of directors, nominates the slate of candidates to be elected by the holders of the Class A common stock and Class B common stock, voting together. This committee is responsible for assessing the qualifications of candidates as well as ensuring that regulatory requirements with respect to the composition of CME's board are met. The holders of the Series B-1, B-2 and B-3 common stock have the right to elect members of nominating committees for their respective series, which are responsible for nominating candidates for election by their series. Each committee is responsible for assessing the qualifications of candidates to serve as directors to be elected by that series. CME's certificate of incorporation requires that director candidates for election by a series of Class B common stock own, or be recognized under CME's rules as a permitted transferee of, at least one share of that series.

    CME Holdings will have the same board members and terms, and CME Holdings' method of electing directors and nominating committee policies will be the same with the exception that the non-Class B directors will be elected by the Class A and Class B shares, voting as a class, with one vote per share for both classes. The board of CME will be the same as the board of CME Holdings. The certificate of incorporation of CME will provide that no member may serve on the board of CME unless that person is a director of CME Holdings. At the time of the merger, CME Holdings also will enter into a voting agreement with CME that will provide that CME Holdings, as the sole shareholder of CME, will elect to the board of directors of CME, the members of the board of CME Holdings. The certificate of incorporation of CME Holdings will provide that this agreement cannot be amended or terminated without a vote of the stockholders of CME Holdings.

    BOARD COMMITTEES

    AUDIT COMMITTEE. The audit committee of CME's board consists of Messrs. Croghan, Haworth, Kimball, Miller and Sedlacek. The audit committee's primary responsibilities include engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements; reviewing audit results and reports, including management comments and recommendations; reviewing CME's system of controls and policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Mr. Haworth is Chairman of the audit committee. The audit committee of CME Holdings will contain the same members, chairman, responsibilities and authority.

    COMPENSATION COMMITTEE. The compensation committee of CME's board consists of Messrs. Gordon, Duffy, Haworth and Sedlacek. The compensation committee's primary responsibilities include making recommendations to CME's board concerning salaries and incentive compensation for CME's officers, determining employee compensation policy and administering CME's employee benefit plans. Mr. Sedlacek is Chairman of the compensation committee. The compensation committee of CME Holdings will contain the same members, chairman, responsibilities and authority.

    EXECUTIVE COMMITTEE. This committee has and may exercise the authority of the board of directors, when the board is not in session, except in cases where action of the entire board is required by the charter, the bylaws or applicable law. The executive committee of CME Holdings will contain the same members, chairman, responsibilities and authority.

    NOMINATING COMMITTEE. This committee will review the qualifications of potential candidates and will propose nominees for the 13 positions on the board of directors that are nominated by the board. This committee will be composed of five directors selected by the board. The board strives to have a nominating committee that reflects the diversity of the board. CME expects that seven of the 13 positions to be filled by the nominating committee will be filled with candidates who satisfy the public participation regulatory requirements to which CME is subject. This committee will consider nominees recommended by shareholders if the recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the nominating committee, in care of the Corporate Secretary. Under CME's bylaws, nominations may not be made at the annual meeting. The nominating committee of CME Holdings will contain the same members, chairman, responsibilities and authority.

    DIRECTOR COMPENSATION

    Each CME director receives an annual fee of $20,000, plus a meeting attendance fee of $1,000 for each regular meeting of CME's board that he or she attends, excluding special administrative meetings. Directors also receive an attendance fee of $1,000 for each meeting of the audit, board nominating, clearing house risk, compensation, executive and strategic planning committees. In addition, directors receive an attendance fee of $1,000 for each meeting of special board hearing committees which are appointed as needed. Directors also receive a $1,000 fee for attendance to each functional committee meeting, including the arbitration, business conduct, market regulation oversight, membership, probable cause, pit supervision and trading floor operations committees. Directors also receive reimbursement of expenses for travel to board meetings. CME's Chairman, Mr. Gordon, receives an annual stipend of $350,000, plus reimbursement of other board-related expenses. The four additional board officers, Messrs. Duffy, Oliff, Gepsman and Haworth, each receive an annual stipend of $50,000 plus reimbursement of other board-related expenses. CME's Chairman Emeritus and Senior Policy Advisor, Mr. Melamed, and CME's Special Policy Advisor, Mr. Sandner, each receive an annual stipend of $200,000, plus reimbursement of other board-related expenses. CME Holdings will have the same compensation policies for its directors, but directors will not be separately compensated as directors of CME.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of CME's compensation committee is an executive officer or employee of CME. With the exception of Mr. McNulty, who is a non-voting member of the CME board, none of CME's executive officers serves as a member of CME's board of directors or compensation committee of any entity that has one or more executive officers serving on CME's compensation committee. This will continue to be true of CME Holdings immediately following the merger.

    COMPENSATION OF EXECUTIVE OFFICERS OF CME

    The following table sets forth information on compensation earned by Messrs. McNulty and Gordon, each of whom served as CME's Chief Executive Officer during CME's 2000 fiscal year, and each of the next four most highly compensated executive officers during the year ended December 31, 2000.

                         CME SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                  ANNUAL COMPENSATION        OTHER        SECURITIES
                                                 ---------------------      ANNUAL        UNDERLYING        ALL OTHER
                                        YEAR      SALARY      BONUS      COMPENSATION    OPTIONS/SARS    COMPENSATION(1)
                                      --------   --------   ----------   -------------   -------------   ----------------
James J. McNulty ...................    2000     $865,385   $1,000,000     $      0       $1,293,016        $2,100,500(2)
  President and Chief Executive         1999           --           --           --               --                --
  Officer

Scott Gordon .......................    2000            0            0      350,000                0                 0
  Chairman of the Board of              1999            0            0      350,000                0                 0
  Directors(3)

Scott L. Johnston ..................    2000      162,185      800,000(4)          0               0            16,904
  Managing Director and Chief           1999           --           --           --               --                --
  Information Officer

Phupinder S. Gill ..................    2000      416,923      200,000            0                0           101,616
  Managing Director and President of    1999      400,000      160,000            0                0            80,914
  the Clearing House Division

Craig S. Donohue ...................    2000      249,654      350,000            0                0            67,473
  Managing Director and Chief           1999      210,622      175,000            0                0            43,938
  Administrative Officer

Satish Nandapurkar .................    2000      195,192      200,000(4)          0               0            25,375
  Managing Director, Products and       1999           --           --           --               --                --
  Services

------------------------------

(1) All Other Compensation details for 2000:

                                          401 (K)        PENSION      SUPPLEMENTAL       SERP
                                        CONTRIBUTION   CONTRIBUTION     PLAN(5)      CONTRIBUTION    TOTAL
                                        ------------   ------------   ------------   ------------   --------
Mr. McNulty....................  2000      $8,500        $     0        $22,769        $69,231      $100,500

Mr. Gordon.....................  2000           0              0              0              0             0

Mr. Johnston...................  2000       3,231              0            750         12,923        16,904

Mr. Gill.......................  2000       8,500         10,200         36,762         46,154       101,616

Mr. Donohue....................  2000       8,500          8,500         16,596         33,877        67,473

Mr. Nandapurkar................  2000       8,500              0          1,260         15,615        25,375

(2) Includes a $2.0 million bonus paid in connection with the commencement of Mr. McNulty's employment.

(3) Mr. Gordon has served as Chairman of CME's board of directors since 1998 and receives an annual stipend of $350,000 for these services. In addition, Mr. Gordon served as CME's Chief Executive Officer beginning in April 1999 until Mr. McNulty began his employment in February 2000.

(4) Messrs. Johnston and Nandapurkar were guaranteed the bonus identified above pursuant to their respective employment agreements.

(5) Supplemental Plan includes 401(k) make-whole, pension make-whole, and trading volume bonus make-whole.

                  CME OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                                                                            RATES OF STOCK PRICE
                                       NUMBER OF        PERCENT OF                                            APPRECIATION FOR
                                      SECURITIES      TOTAL OPTIONS/                                            OPTION TERM
                                      UNDERLYING       SARS GRANTED     EXERCISE OR                            (10 YEARS)(2)
                                     OPTIONS/SARS     TO EMPLOYEES IN   BASE PRICE       EXPIRATION       ------------------------
NAME                                 (GRANTED(#))     FISCAL YEAR (%)    ($/SHARE)          DATE            5% ($)       10% ($)
----                                ---------------   ---------------   -----------   -----------------   ----------   -----------
James J. McNulty(3) ...  Tranche A  719,289 Class A         100%         $  18.47      February 7, 2010   $8,355,031   $21,175,870
                         Tranche B       78 Class B                      $109,054                         $5,380,369   $13,634,911
                                    719,289 Class A                      $  27.71      February 7, 2010   $1,708,801   $14,529,638
                                         78 Class B                      $163,535                         $1,106,364   $ 9,360,906

------------------------------

(1) Gives effect to the CME reorganization as if it occurred on December 31, 2000.

(2) These amounts represent assumed rates of appreciation required to be shown under SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of CME's stock and the value of membership interests in our exchange. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.

(3) Mr. McNulty's stock option is divided into two tranches. Each tranche of the option entitles Mr. McNulty to purchase up to 2.5% of all classes and series of outstanding CME common stock. There are four series of CME Class B common stock. For purposes of this presentation, all series of CME Class B common stock have been combined and the number of shares has been rounded to the nearest whole number. Therefore, the exercise price of CME Class B common stock is the average of all series of stock included in the Class B portion of the option. For more information regarding the terms of Mr. McNulty's stock options, please see the section of this proxy statement/prospectus entitled "Management--Employment Agreements--McNulty Employment Agreement." This option will be assumed by CME Holdings after the merger.

                          YEAR-END OPTION VALUES(1)(2)

                                                          NUMBER OF
                                                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                                                      AT FISCAL YEAR END                 AT FISCAL YEAR END
                                               EXERCISABLE/UNEXERCISABLE (#)(3)   EXERCISABLE/UNEXERCISABLE ($)(3)
                                               --------------------------------   --------------------------------
James J. McNulty................    Class A               0/1,438,578                      $  0/$654,553
                                    Class B                     0/157                      $0/$1,887,485

------------------------

(1) Gives effect to the reorganization of CME as if it occurred on December 31, 2000.

(2) No options were exercised during 2000.

(3) Mr. McNulty's option was not exercisable at December 31, 2000. On
    February 7, 2001, Mr. McNulty's option vested with respect to 40% of the shares covered by the option. On the anniversary of that date in each of the three subsequent years, Mr. McNulty's option will vest with respect to an additional 20% of the shares covered by the option, subject to the acceleration or termination in certain circumstances.

    EMPLOYMENT AGREEMENTS

    The following are employment agreements with CME. Upon effectiveness of the merger, CME Holdings will assume the employment and option agreements of CME.

    MCNULTY EMPLOYMENT AGREEMENT. CME entered into an employment agreement with Mr. McNulty to serve as CME's President and Chief Executive Officer through December 31, 2003, subject to renewal by mutual agreement of the parties. Under the agreement, Mr. McNulty will receive a minimum annual base salary of $1 million. He is also eligible for an annual incentive bonus based upon the achievement of goals set by CME's board of directors, which bonus may not exceed the lesser of $1.5 million or 10% of CME's net income. The agreement provides that Mr. McNulty will be eligible to participate in the benefit plans available generally to CME's senior officers. Mr. McNulty received a lump-sum payment of $2 million in connection with his commencement of employment with CME, intended to compensate him for lost compensation opportunities with his previous employer.

    Mr. McNulty also has been granted a non-transferable, non-qualified stock option, which is designed to reward him for increasing CME's value. If CME's total value increases, exercise of the option would generally enable
Mr. McNulty to realize 2.5% of the increase above CME's valuation on February 7, 2000, and 2.5% of any increase in excess of 150% of CME's valuation on February 7, 2000. CME may elect to issue solely shares of CME common stock or cash upon any exercise of the option by Mr. McNulty. The option will expire in 10 years. It may be exercised only as to the portion of the option that has vested. The option vests with respect to 40% of the shares subject thereto on the first anniversary of the date of grant and with respect to an additional 20% on each of the succeeding three anniversaries, subject to acceleration in the event of Mr. McNulty's termination without cause or forfeiture in the event of his termination for cause. The option remains exercisable in full for its remaining term following (i) a termination by CME of the employment agreement without cause or due to Mr. McNulty's disability, (ii) a termination by CME of the employment agreement by Mr. McNulty for "good reason" (as defined below) or
(iii) upon the expiration of the original term of the employment agreement. Any vested portion of the option is exercisable for a period of 180 days following a termination of the agreement by Mr. McNulty. The option will be assumed by CME Holdings following the merger and will become the right to purchase shares of the Class A and Class B common stock of CME Holdings.

    CME may terminate the agreement pursuant to its terms due to Mr. McNulty's death or disability, or with or without cause. In addition, Mr. McNulty may terminate the agreement at any time after one year upon 90 days written notice. He may also terminate the agreement for "good reason" if CME's principal place of business is relocated outside of the Chicago metropolitan area, if CME fails, after notice, to pay the agreed-upon compensation or benefits or if he is demoted or his responsibilities are significantly diminished. The agreement provides that, in the event of a termination without cause by CME, Mr. McNulty shall be entitled to receive his base salary for the remainder of the original term plus one-third of the maximum annual incentive bonus he would have received during such time. The agreement also provides that, in the event that Mr. McNulty terminates his employment after the first year on less than 90 days written notice, other than following one of the matters previously described as "good reason," CME may set off against any amounts otherwise owed to him a sum equal to his daily salary for each day his notice of termination is less than 90 days. If Mr. McNulty's employment is terminated because of his death or disability, he or his beneficiary will continue to receive the base salary for six months following that termination. In the event of his death or disability, his option will vest and, in the event of his death, be paid in cash.

    The agreement also provides that, if within two years of a "change in control" (as defined in the agreement), Mr. McNulty is terminated by CME or he terminates the agreement as a result of the occurrence of one of the matters described previously as "good reason," he shall be entitled to a payment equal to two times his base salary plus one and one-third times the maximum incentive bonus for which he would have been eligible for the remaining term of the agreement, provided that the severance payments may not exceed $8 million. The payments due to Mr. McNulty would be subject to reduction to the extent that a reduction would increase the net, after tax amount of the payment retained by Mr. McNulty giving effect to the application of the excess parachute excise tax imposed by Section 4999 of the Code. Any unvested portion of his non-qualified stock option would immediately vest and generally become exercisable for a one-year period following termination of employment.

    GILL AND NANDAPURKAR EMPLOYMENT AGREEMENTS. We have employment agreements with each of Messrs. Gill and Nandapurkar. These agreements are each for an initial period of approximately two years, with the term of the agreement with Mr. Gill ending August 31, 2001 and the term of the agreement with Mr. Nandapurkar ending March 7, 2002.

    The agreements provide for minimum annual base salaries of $400,000 for Mr. Gill and $250,000 for Mr. Nandapurkar. The executives are also entitled to participate in a discretionary bonus program and in other benefit plans available generally to CME's employees and officers.

    If an executive's employment is terminated due to death or disability, the executive will receive his base salary for a period of six months following the termination.

    BENEFIT PLANS WITH CHANGE IN CONTROL PROVISIONS

    OMNIBUS STOCK PLAN

    CME has adopted an Omnibus Stock Plan under which awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other equity-based awards may be made to CME's employees and those of its affiliates. Upon effectiveness of the merger, CME Holdings will assume the obligations related to the Omnibus Stock Plan.

    A total of 2.6 million shares of CME common stock are authorized for issuance under the Omnibus Stock Plan (subject to adjustment in the event of a merger, reorganization or similar corporate event involving us) of which
2.6 million are subject to outstanding options or restricted share awards. The plan is administered by a committee of CME's board of directors, which has the responsibility for selecting recipients of awards under the plan, determining the terms and conditions of these awards and interpreting the provisions of the plan.

    The Omnibus Stock Plan contains a change in control provision. A change of control generally occurs under the plan upon the occurrence of the following events:

    - any person acquires more than 50% of the then outstanding shares of CME Class A common stock or more than 50% of the combined voting power of the then outstanding shares of common stock of CME;

    - individuals who comprised CME's board of directors on February 7, 2000 (generally including any person becoming a director who was nominated or approved by those persons), cease to constitute at least a majority of CME's board of directors;

    - a reorganization, merger, consolidation, or sale of all or substantially all of CME's assets under circumstances where (i) CME's shareholders prior to the transaction own less than 50% of the then outstanding shares or less than 50% of the combined voting power of the surviving or resulting corporation, (ii) the members of CME's board of directors immediately prior to the transaction do not constitute a majority of CME's board of directors of the resulting or surviving corporation or (iii) an individual or entity acquires 50% or more of the common stock or combined voting power of the surviving or resulting entity; or

    - the approval by CME's shareholders of a complete liquidation or dissolution of CME.

    The Omnibus Stock Plan generally provides that, in the event of a change in control as a result of which CME's shareholders receive registered common stock, all unvested options issued under the plan shall become vested and exercisable, restrictions shall lapse with respect to any restricted stock issued under the plan and performance goals applicable to outstanding awards shall be deemed to have been achieved. If the consideration to be received by CME's shareholders pursuant to the change in control is not registered common stock, outstanding awards will be cancelled in exchange for a cash payment equal to the value of such award (as defined in the Omnibus Stock Plan). The reorganization will not constitute a change of control for purposes of the Omnibus Stock Plan.

    PENSION PLANS

    CME maintains a non-contributory defined benefit cash balance pension plan for eligible employees. Upon effectiveness of the merger, CME Holdings will assume the obligations related to the pension plans.

    To be eligible, an employee must have completed a continuous 12-month period of employment with us and have reached the age of 21. Effective January 15, 1995, the pension plan was amended to provide for an age-based contribution to a cash balance account, and to include cash bonuses in the definition of considered earnings. CME's policy is to fund currently required pension costs. Participants become vested in their accounts after five years of service. An individual pension account is maintained for each plan participant. During employment, each individual pension account is credited with an amount equal to an age-based percentage of that individual's considered earnings plus interest at the one-year U.S. Treasury bill rate. The pension account is portable, and vested balances may be paid out when participants end their employment with CME. Alternatively, a participant may elect to receive the balance in the account in the form of one of various monthly annuities. The following is the schedule of the employer contributions based on age:

                                                                EMPLOYER
                                                              CONTRIBUTION
AGE                                                            PERCENTAGE
---                                                           ------------
Under 30....................................................       3%
30-34.......................................................       4
35-39.......................................................       5
40-44.......................................................       6
45-49.......................................................       7
50-54.......................................................       8
Over 54.....................................................       9

    The individuals named below have projected annual retirement benefits, based on current accumulated balances, an annual interest credit rate of 6% and future service to age 65 at current salary levels, as follows: Mr. McNulty, $38,507.52; Mr. Gordon, none; Mr. Johnston, $91,539.61; Mr. Gill, $97,337.41; Mr. Donohue, $102,518.33; and Mr. Nandapurkar, $86,802.44.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. To our knowledge, our directors and executive officers complied during 2000 with all applicable Section 16(a) filing requirements.

                                STOCK OWNERSHIP

    The following table sets forth information regarding beneficial ownership of CME common stock as of June 30, 2001 by:

    - each of our directors;

    - each of our named executive officers; and

    - all directors and officers as a group.

    Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more shareholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

    This table lists applicable percentage ownership based on 25,860,600 shares of Class A common stock and 3,138 shares of Class B common stock outstanding as of June 30, 2001. Options to purchase shares of CME Class A common stock that are exercisable within 60 days of June 30, 2001, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

    Unless otherwise indicated, the principal address of each shareholder listed below is: c/o Chicago Mercantile Exchange Inc., 30 South Wacker Drive, Chicago, Illinois 60606.

                           BENEFICIAL OWNERSHIP TABLE

                                                      COMMON STOCK
                                 -------------------------------------------------------
                                       CLASS A                      CLASS B                   TOTAL EQUITY
                                 --------------------   --------------------------------      EXPRESSED IN       PERCENT OF
                                  NUMBER     PERCENT     NUMBER                 PERCENT        EQUIVALENT        VOTE AS A
BENEFICIAL OWNER                 OF SHARES   OF CLASS   OF SHARES    SERIES    OF SERIES   CLASS A SHARES(1)    SINGLE CLASS
----------------                 ---------   --------   ---------   --------   ---------   ------------------   ------------
James J. McNulty(2)............   517,212      1.96%       13         B-1        1.96%            576,212             --
                                                           16         B-2        1.96
                                                           26         B-3        1.96
                                                            8         B-4        1.96

Scott Gordon(3)................    75,600         *         2         B-1           *              84,100              *
                                                            3         B-2           *
                                                            2         B-3           *
                                                            1         B-4           *

H. Jack Bouroudjian............     5,400         *         1         B-3           *               6,000              *

Timothy R. Brennan(4)..........    21,600         *         1         B-1           *              24,100              *
                                                            1         B-3           *
                                                            1         B-4           *

Leslie Henner Burns(5).........    32,400         *         2         B-1           *              36,000              *

John W. Croghan................    16,200         *         1         B-1           *              18,000              *

Terrence A. Duffy(6)...........    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

Martin J. Gepsman(7)...........     5,400         *         1         B-3           *               6,100              *
                                                            1         B-4           *

Daniel R. Glickman.............         0                   0

Yra G. Harris(8)...............    27,000         *         2         B-2           *              30,000              *
                                                            1         B-3           *

                                                      COMMON STOCK
                                 -------------------------------------------------------
                                       CLASS A                      CLASS B                   TOTAL EQUITY
                                 --------------------   --------------------------------      EXPRESSED IN       PERCENT OF
                                  NUMBER     PERCENT     NUMBER                 PERCENT        EQUIVALENT        VOTE AS A
BENEFICIAL OWNER                 OF SHARES   OF CLASS   OF SHARES    SERIES    OF SERIES   CLASS A SHARES(1)    SINGLE CLASS
----------------                 ---------   --------   ---------   --------   ---------   ------------------   ------------
Robert L. Haworth..............    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

Bruce F. Johnson...............    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

Gary M. Katler(9)..............     5,400         *         1         B-3           *               6,000              *

Paul Kimball...................         0                   0

Patrick B. Lynch...............    10,800         *         1         B-2           *              12,000              *

Leo Melamed....................    10,800         *         1         B-2           *              12,000              *

William P. Miller II...........         0                   0

Patrick J. Mulchrone...........    32,400         *         1         B-1           *              36,100              *
                                                            1         B-2           *
                                                            1         B-3           *
                                                            1         B-4           *

John D. Newhouse(10)...........    37,800         *         3         B-2           *              42,100              *
                                                            1         B-3           *
                                                            1         B-4           *

James E. Oliff(11).............    10,800         *         1         B-2           *              12,100              *
                                                            1         B-4           *

Mark G. Papadopoulos...........         0                   2         B-4           *                 200              *

Robert J. Prosi(12)............    21,600         *         1         B-1           *              24,000              *
                                                            1         B-3           *

William G.
  Salatich, Jr.(13)............    16,200         *         1         B-1           *              18,100              *
                                                            1         B-4           *

John F. Sandner................    91,800         *         3         B-1           *             102,100              *
                                                            2         B-2           *
                                                            4         B-3           *
                                                            1         B-4           *

Myron S. Scholes...............         0                   0

Verne O. Sedlacek..............         0                   0

William R. Shepard(14).........    32,400         *         1         B-1           *              36,100              *
                                                            1         B-2           *
                                                            1         B-3           *
                                                            1         B-4           *

Howard J. Siegel...............    37,800         *         2         B-1           *              42,000              *
                                                            1         B-3           *

Jeffrey L. Silverman(15).......    21,600         *         1         B-1           *              24,100              *
                                                            1         B-3           *
                                                            1         B-4           *

Scott L. Johnston..............         0                   0

Phupinder Gill.................         0                   0

Craig S. Donohue...............         0                   0

Satish Nandapurkar.............         0                   0

Directors and Executive
  Officers as a group
  (38 persons)(16).............  1,078,812     4.09%       32         B-1        5.02%          1,201,712           4.09%
                                                           31         B-2        3.74
                                                           43         B-3        3.27
                                                           23         B-4        5.46

------------------------------

   * Less than 1%.

 (1) Class A equivalent shares are based on the number of Class A shares that each series of Class B shares owned is considered to represent under CME's certificate of incorporation.

 (2) Mr. McNulty's total represents shares that Mr. McNulty could acquire if he exercised the vested portion of an option he received in February 2000. The number of shares is presented to the nearest whole number that could be exercised. The option vested with respect to 40% of the shares subject thereto in February 2001. The option vests with respect to an additional 20% on each of the succeeding three anniversaries. The terms of the option are described in the section of this proxy statement/prospectus entitled "Management--Employment Agreements." As of June 30, 2001, Mr. McNulty had not exercised the option.

 (3) Includes 10,800 Class A shares and one Series B-2 share held in a trust over which Mr. Gordon has investment and voting power. Also includes 64,800 Class A shares, two Series B-1 shares, two Series B-2 shares, two
     Series B-3 shares and one Series B-4 share which are owned by Tokyo-Mitsubishi Futures (USA), Inc. over which he exercises voting power. Mr. Gordon disclaims beneficial ownership of the shares owned by Tokyo-Mitsubishi Futures (USA), Inc.

 (4) Includes 5,400 Class A shares and one Series B-3 share held through Brennan Enterprises, an S Corporation of which Mr. Brennan is the owner. Also includes one Series B-4 share as to which Mr. Brennan shares joint ownership, but over which he does not have voting power.

 (5) Includes 16,200 Class A shares and one Series B-1 share held in a trust over which Ms. Burns exercises voting and investment power.

 (6) Includes one Series B-4 share as to which Mr. Duffy shares joint ownership and has voting power.

 (7) Includes one Series B-4 share as to which Mr. Gepsman shares joint ownership and has voting power.

 (8) Includes one Series B-2 share which is not owned by Mr. Harris, but which is held in his name and over which he exercises voting power.

 (9) Includes 5,400 Class A shares and one Series B-3 share owned by Fimat USA as to which Mr. Katler has voting power. Mr. Katler disclaims beneficial ownership of the shares owned by Fimat USA.

 (10) Includes one Series B-4 share as to which Mr. Newhouse shares joint ownership and has voting power. Also includes 37,800 Class A shares, three Series B-2 shares and one Series B-3 share owned by John F. Newhouse & Company, which is owned by Mr. Newhouse.

 (11) Includes one Series B-4 share as to which Mr. Oliff shares joint ownership, but over which he does not have voting power. Excludes 16,200 Class A shares and one Series B-1 share and 10,800 Class A shares and one Series B-2 share held through two trusts in the names of each of his parents. Mr. Oliff has no voting or ownership power over these trusts, and he disclaims beneficial ownership for the shares held in trust.

 (12) Includes 16,200 Class A shares and one Series B-1 share owned by Futuresinet as to which Mr. Prosi has voting power. Mr. Prosi disclaims beneficial ownership of the shares owned by Futuresinet.

 (13) Includes one Series B-4 share as to which Mr. Salatich shares joint ownership, but over which he does not have voting power.

 (14) Includes one Series B-4 share as to which Mr. Shepard shares joint ownership and has voting power.

 (15) Includes 5,400 Class A shares and one Series B-3 share owned by Mr. Silverman's wife as to which he disclaims beneficial ownership. Also includes one Series B-4 share as to which Mr. Silverman shares joint ownership and has voting power.

 (16) Includes options exercisable by Mr. McNulty as explained in footnote (2).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    UBS Warburg LLC has provided financial advisory services to us. Prior to becoming President and Chief Executive Officer of CME, Mr. McNulty was an executive at Warburg Dillon Read, predecessor of UBS Warburg LLC.

    Several of our directors serve as officers or directors of clearing member firms. These clearing member firms pay substantial fees to our clearing house in connection with services we provide. We believe that the services provided to these clearing firms are on terms no more favorable to those firms than terms given to unaffiliated persons.

                               INDUSTRY OVERVIEW

    INTRODUCTION

    A futures contract is a derivative product that facilitates the purchase or sale of a financial instrument or commodity at some future date at a set price. Futures contracts provide the means for hedging, risk management, asset allocation and speculation and are used in nearly all sectors of the global economy. The customer base includes professional traders, financial institutions, institutional and individual investors, as well as major corporations, manufacturers, producers, supranational entities and governments.

    INDUSTRY GROWTH

    According to the Futures Industry Association, the total number of futures contracts traded worldwide on reporting futures exchanges grew from approximately 475 million in 1990 to approximately 1.4 billion in 2000, representing a compound annual growth rate of approximately 12%. In the United States, the total number of futures contracts traded on futures exchanges increased from approximately 277 million in 1990 to approximately 491 million in 2000. In Europe, the total number of futures contracts traded on futures exchanges grew from approximately 76 million in 1990 to approximately
612 million in 2000, and in Asia this number grew from 109 million in 1990 to 238 million in 2000.

    The substantial recent growth in global futures trading volume is attributable to a number of factors. Increasing awareness of the importance of risk management has significantly expanded the demand for risk management tools in all economic sectors. Greater price volatility in key market sectors, such as in the fixed income sector, has increased the need for these tools. The greater access to futures markets through technological innovation and the relaxation of regulatory barriers has also expanded the market reach of futures exchanges and the customer base for these products. Growing awareness of the opportunities to obtain or hedge market exposure through the use of futures contracts at lower cost than the cost of obtaining or hedging comparable market exposure by purchasing or selling the underlying financial instrument or commodity has also contributed to increased customer interest in the use of futures contracts.

    Today there are 51 futures exchanges located in 27 countries, including nine futures exchanges in the United States. Major futures exchanges in the United States include us, CBOT, NYMEX and the New York Board of Trade. Major futures exchanges outside the United States include Eurex, which is a part of Deutsche Borse Group, LIFFE, Mercado Oficial de Futuros y Opciones Financieros in Spain, or MEFF, Euronext N.V., or Euronext, Singapore Derivatives Exchange Ltd., or SGX, and the Tokyo Stock Exchange, or TSE.

    METHODS OF TRADING

    Trading in futures products at futures exchanges has traditionally occurred primarily on physical trading floors in arenas called pits through an auction process known as open outcry. Only members owning or leasing a seat on the exchange may trade in the pit, and orders from individual and institutional traders are sent to these members on the trading floor, usually through a broker. The rules of many exchanges also permit block trading, which involves the private negotiation of large purchases and sales away from the trading floor, but which are settled and cleared through the exchange's clearing facilities. Futures exchanges also offer privately negotiated exchange-for-physical, or EFP, transactions which involve exchanges of futures contracts for cash positions or other qualified instruments.

    In order to expand access to their markets, most futures exchanges, either exclusively or in combination with open outcry trading facilities, provide electronic trading platforms that allow subscribing customers to obtain real-time information about bid and ask prices and trading volumes and enter orders directly into the platform's centralized order book, subject to the agreement of a clearing member to accept responsibility for clearing resulting transactions on behalf of the customer. The emergence of electronic trading has been enabled by the ongoing development of sophisticated electronic order routing and matching systems, as well as advances in communications networks and protocols. Examples of electronic trading platforms include the GLOBEX2 system, the a/c/e platform, which is provided jointly by CBOT and Eurex, LIFFE Connect-TM- and the Cantor Exchange, or CX, which is provided by Cantor Fitzgerald L.P.

    LIQUIDITY OF MARKETS

    Liquidity of markets, namely, the ability of the market to quickly and efficiently absorb the execution of large purchases and sales, is a key component to attracting customers and ensuring the success of a market. Liquidity is a function of the number of participants making a market or otherwise trading in a contract, the size, or notional value, of the positions participants are willing to accommodate and the prevailing spread between the levels at which bids and offers are quoted for the relevant contract. As a result, the volume of contracts or transactions executed on an exchange is a widely recognized indicator of liquidity on the exchange. In addition, the daily total of positions outstanding on an exchange, or open interest, and notional values of contracts traded are widely recognized indicators of the level of customer interest in a specific contract.

    A neutral, transparent and relatively anonymous trading environment, as well as a reputation for market integrity, are critical to the establishment and maintenance of a liquid market. In addition, a successful exchange must provide cost-effective execution and have access to an advanced technology infrastructure that enables reliable and efficient trade execution as well as dependable clearing and settlement capabilities.

    CLEARING AND SETTLEMENT

    Transactions executed on futures exchanges are settled through an entity called a clearing house that acts as a central counterparty to the clearing member on each side of the transaction. When a futures transaction has been executed in the pit or on an electronic platform and matched, the clearing house facilitates the consummation of the transaction by substituting itself as the counterparty to both the clearing member that is or represents the buyer and the clearing member that is or represents the seller in the transaction. A clearing house also can provide clearing services for transactions that occur outside the pit or electronic platform, such as block trades and EFPs.

    The measures used to evaluate the strength and efficiency of a clearing house include the number of transactions that are processed per day, the amount of settlement payments that are handled per day and the amount of collateral deposits managed by the clearing house. The major clearing houses for futures products include the CME Clearing House, which we own, the Board of Trade Clearing Corporation, the London Clearing House, Singapore Exchange Derivatives Clearing Limited and Clearnet.

    TRENDS IN THE INDUSTRY

    Globalization, deregulation and recent advances in technology are changing the way both the futures and broader commodities and financial exchange markets operate.

    GLOBALIZATION

    In recent years, the world's financial markets, as well as the exchanges and marketplaces that serve them, have experienced an accelerating pace of globalization. The emphasis on greater geographic diversification of investments, investment opportunities in emerging markets and expanded cross-border commercial activities are leading to increasing levels of cross-border trading and capital movements. In response to these trends, financial exchanges within particular geographic regions, notably in Europe, are both expanding access to their markets across borders and consolidating. As described below, exchanges in different regions are also forming global alliances to link the electronic platforms for trading their financial products.

    DEREGULATION

    Deregulation of the financial services industry in the United States, Europe and Asia has increased customer access to products and markets, reduced regulatory barriers to product innovation and encouraged consolidation.

    UNITED STATES. Many regulatory barriers to product development were largely repealed by the recent enactment of the CFMA in the United States. The adoption of the CFMA creates a more flexible regulatory framework for exchanges, clearing houses and other financial institutions. Among other developments, the CFMA authorized the trading of new products, such as futures contracts on individual stocks and narrow-based stock indexes, which were prohibited under prior law. The CFMA also enabled regulated exchanges to self-certify new contracts and rules, without the delays occasioned by regulatory review and approval, permitting quicker product launch and modification.

    EUROPE AND ASIA. We believe deregulation and competition will continue to pressure European exchanges to consolidate across borders to gain operating efficiencies necessary to compete for customers and intermediaries. We also believe there will be continued efforts in Europe and Asia to consolidate cash markets (or markets that directly trade financial instruments, such as securities, or commodities on a current or forward basis) and derivatives markets on single exchange platforms. SGX, TSE and Euronext, which resulted from the merger of the Amsterdam Exchanges N.V., ParisBourse(SBF)S.A., or SBF, and Societe de la Bourse de Valeurs Mobilieres de Bruxelles S.A., which is the Brussels Exchange, are major securities exchanges in addition to being futures exchanges, highlighting the growing convergence between cash and derivatives markets.

    TECHNOLOGICAL ADVANCES

    Technological advances have led both to the decentralization of exchanges and the introduction of alternative trading systems, or ATSs.

    DECENTRALIZATION. Exchanges are no longer required to operate in specific geographic locations, and customers no longer need to act through local financial services intermediaries in some markets. Market participants around the world are now able to trade certain products nearly 24 hours a day through electronic platforms. In addition, futures exchanges have formed cross-border alliances that enable their members to trade products offered by other exchanges in the alliance. For example, under the GLOBEX Alliance, which includes us, Euronext, SGX, MEFF, The Montreal Exchange and Bolsa de Mercadorias & Futuros in Sao Paolo, Brazil, we intend to provide members of each exchange with cross-exchange access and trading privileges in all of the markets in the alliance.

    ATSS. Advances in electronic trading technology have also led to the emergence of ATSs. These systems bring together the orders of buyers and sellers of financial instruments and have the capacity both to route orders to exchanges as well as to internalize customer order flow within their own order book. ATSs have not yet emerged, however, in the U.S. futures markets, although a number of successful electronic trading systems offering financial derivatives that are economically similar to futures contracts operate today, particularly in the foreign exchange and fixed income markets. It is not yet clear how these trading systems will continue to evolve in and outside the United States.

                                    BUSINESS

    OVERVIEW

    We are one of the world's leading exchanges for the trading of futures and options on futures. Futures contracts with a notional dollar value of $155 trillion were traded through our exchange in 2000, making us the world's largest exchange by this measure. We also have the largest futures and options on futures open interest of any exchange in the world, with 12.2 million contracts open as of June 30, 2001. We bring together buyers and sellers of derivative products on our open outcry trading floors, on our GLOBEX2 electronic trading system and through privately negotiated transactions that we clear. We offer market participants the opportunity to trade futures contracts and options on futures on interest rates, stock indexes, foreign exchange and commodities. We believe several of our key products, including our Eurodollar futures, S&P 500 Index futures and Nasdaq-100 Index futures, maintain global benchmark status.

    We own our clearing house and are able to guarantee, clear and settle every contract traded through our exchange. On average, we process more than 400,000 transactions per day, with the capacity to clear more than one million transactions per day. We also act as custodian for approximately $28.4 billion in collateral and move an average of $1.5 billion of settlement funds through our clearing system each day. In addition, our Standard Portfolio Analysis of Risk, or SPAN, risk evaluation system has been adopted by 36 exchanges and clearing organizations worldwide, and CLEARING 21, our state-of-the-art clearing system, is used by NYMEX and Euronext.

    Founded in 1898 as a not-for-profit corporation, in November 2000 we became the first U.S. financial exchange to demutualize and become a shareholder-owned corporation. As a consequence, we have adopted a for-profit approach to our business. During 2000, we posted record trading volume of more than
231.1 million contracts. In the first six months of 2001, we posted trading volumes of more than 191.1 million contracts, an increase of 59% over the same period in 2000. For the first six months of 2001, our total revenues were $186.9 million, an increase of 70% from the $109.9 million recorded during the same period in 2000. Our net income for the first half of 2001 was $34.2 million, up from a net loss of $6.9 million during the first half of 2000.

    Currently, we have strategic alliances with the leading derivative exchanges and clearing organizations in France, Spain, London and Singapore, and are developing an alliance with the Tokyo Stock Exchange, to extend the market reach of our global derivatives business. We are also a member of the GLOBEX Alliance, which was created to expand our customer base by allowing participants from other exchanges to trade our products and provide our existing customers with access to a broader range of products offered on other exchanges.

    COMPETITIVE STRENGTHS

    Since our exchange was organized in 1898, we have established ourselves as a premier global marketplace for financial risk management. We believe our principal competitive strengths are:

    - highly liquid markets;

    - global benchmark products;

    - diverse portfolio of products and services;

    - wholly owned clearing house;

    - proven and scalable technology; and

    - global reach.

    HIGHLY LIQUID MARKETS. The liquidity in our markets is a key factor in attracting and retaining customers. We have the largest futures and options on futures open interest of any exchange in the world, with 12.2 million contracts open as of June 30, 2001. During 2000, we posted record trading volume of more than 231.1 million contracts, making us the third most active futures exchange in the world. In the first six months of 2001, we posted trading volumes of more than 191.1 million contracts, an increase of 59% over the same period in 2000. By notional value, we are the largest futures exchange in the world, with $155 trillion traded in 2000. Our deep and liquid markets tend to attract additional customers, which in turn further enhances our liquidity.

    GLOBAL BENCHMARK PRODUCTS. We believe our key products serve as global benchmarks for valuing and pricing risk. Our Eurodollar contract is increasingly referenced as the global benchmark for measuring the relative value of U.S. dollar-denominated short-term fixed-income securities. Similarly, the S&P 500 and Nasdaq-100 indexes are considered primary tools for benchmarking investment performance against U.S. equity market exposure. Our Eurodollar, S&P 500 and Nasdaq-100 contracts, which are based on these benchmarks, are increasingly recognized by our customers as efficient tools for managing and hedging their interest rate and equity market risks.

    DIVERSE PORTFOLIO OF PRODUCTS AND SERVICES. We differentiate ourselves from our competitors by developing and offering to our customers a diverse array of products, as well as a broad range of trade execution and clearing services. We have a long history of developing innovative interest rate, stock index, foreign exchange and commodity products designed to appeal to institutional and individual customers. We offer both open outcry auction trading and electronic order-matching services, and we provide facilities to clear privately negotiated transactions. Our markets provide important risk management tools to our customers, which include leading global and financial institutions around the world. We work closely with our customers to create markets and products that meet their needs. These relationships help us to anticipate and lead industry changes.

    WHOLLY OWNED CLEARING HOUSE. We own our clearing house, which guarantees, clears and settles every contract traded through our exchange. On average, we process more than 400,000 transactions per day, with the capacity to clear more than one million transactions per day. We also act as custodian for approximately $28.4 billion in collateral and move an average of $1.5 billion of settlement funds through our clearing system each day. We believe our performance guarantee is a major attraction of our markets, particularly compared to OTC markets, because it substantially reduces counterparty risk. Our clearing system permits more efficient use of capital for our customers by allowing netting of long and short positions in a single type of contract and providing risk offset and cross-margining arrangements with several other leading clearing houses. In addition, ownership of our clearing house enables us to more quickly and efficiently bring new products to market through coordination of our clearing functions with our product development, technology, market regulation, other risk management and additional activities. Our current capacity ensures that we are able to service peak volumes, introduce new products with high volume potential and provide clearing services to other exchanges in the future.

    PROVEN AND SCALABLE TECHNOLOGY. We believe our ability to use technology effectively has been a key factor in the successful development of our business. As a result of significant investments in our technology asset base, we possess fast, reliable and fully integrated trading and clearing systems. Our highly scalable systems are designed to accommodate additional products with relatively limited modifications and low incremental costs. The core components of our system infrastructure for trading, clearing and risk management are becoming widely adopted throughout the futures industry, resulting in common interfaces and efficiencies for intermediaries and customers. For example, our SPAN risk evaluation system, which is used to determine the appropriate performance bond requirements for trading portfolios, has been adopted by 36 exchanges and clearing organizations worldwide. In addition, CLEARING 21, our state-of-the-art clearing system, is being used by NYMEX and Euronext.

    GLOBAL REACH. Globalization of financial markets is expanding the customer base for futures products beyond traditional boundaries. Our electronic trading services, which are available approximately 23 hours a day and five days per week, position us to take advantage of this development. We have established strategic relationships with other exchanges and clearing houses around the world in order to enable our customers to gain further capital and execution efficiencies. Currently, we have strategic alliances with the leading exchanges and clearing houses in Singapore, London, France and Spain, and are developing an alliance with the Tokyo Stock Exchange, to extend the market reach of our global derivatives business. We are also a member of the GLOBEX Alliance, which was created to expand our customer base by allowing participants from other exchanges to trade our products and provide our existing customers with access to a broader range of products offered on other exchanges.

    GROWTH STRATEGY

    Globalization, deregulation and advances in technology offer significant opportunities for expanding futures markets, and exchange markets generally. We intend to increase our revenues and profitability by capitalizing on these opportunities through implementation of the following four strategies:

    - expand our current core business;

    - add new products;

    - provide transaction processing services to third parties; and

    - pursue select alliances and acquisitions.

    EXPAND OUR CURRENT CORE BUSINESS. We intend to advance our position as a leader in the futures industry by continually expanding customer access to our markets and services, offering additional trade execution choices and enhancing our market data and information products.

    - EXPAND CUSTOMER ACCESS. We continue to expand our customer base and trading volume by broadening the access, order routing, trading and clearing solutions we offer to existing and prospective customers. We were the first U.S. exchange to allow all customers to view the book of prices, where they can see the five best bids and offers in the central limit order book and directly execute transactions in our electronically traded products. This expanded access further increases the transparency of our markets by giving our customers valuable trading information. We provide our customers with flexibility to access our markets in the most cost-effective manner for them. Our customers can use their own proprietary trading software, third party software or software that we provide for a fee. These front-end trading terminal software solutions are connected to our trading environment through a suite of application programming interfaces, or APIs, that we have developed. We also offer a cost-efficient Web-based virtual private network, or VPN, solution for our lower volume customers. In addition to our standard marketing activities, we have implemented two programs to increase our customer base. We are offering promotional pricing to European users to expand our presence in Europe. We are also actively seeking to increase the number of independent software vendors that offer interfaces to our systems. Increasing the number of these vendor relationships enables us to access a broader network of customers.

    - EXPAND ELECTRONIC AND OTHER TRADE EXECUTION CHOICES. Our strategy is to offer our customers a broad range of trade execution choices, including increased electronic trading, enhanced facilities for privately negotiated transactions and new links with exchanges around the world. We believe offering multiple execution alternatives will enable us to attract new customers and increase our overall volume. We offer daytime electronic trading in most of our major product lines. We traded more than
      34.5 million contracts electronically in 2000 and more than 36.0 million contracts in the first six months of 2001, an increase of approximately 143% over the first six months of 2000. We introduced daytime electronic trading in our Eurodollar contracts on a limited basis during 1999. We are developing new electronic functionality to accommodate complex trading strategies that are utilized in trading Eurodollar contracts in order to facilitate the expanded use of this market. In addition, we intend to capture further volume through enhancements to our privately negotiated block trading facilities in our Eurodollar, S&P 500 and Nasdaq-100 futures contracts. Our block trading facilities enable institutional customers to trade large positions efficiently and economically and gain the benefits of our clearing house guarantee and capital efficiencies. We are working with other leading exchanges, such as Euronext, SGX and MEFF, to allow our customers to trade products that we do not list and expand internationally the range of customers who have access to our products.

    - ENHANCE OUR MARKET DATA AND INFORMATION PRODUCTS. Our markets and trading activities generate valuable information regarding prices and trading activity in our products. We intend to increase our revenues by leveraging our market data and information capabilities and developing enhancements to our existing information products. Revenues from the sale of our market data represented approximately 16% of our revenues during 2000. We sell our market data, which include information about bids, offers and trade size, to banks, broker-dealers, pension funds, investment companies, mutual funds, insurance companies, other financial services companies and individual investors. We believe we can enhance our market data and information product offerings by packaging the basic data we have traditionally offered with advanced, analytical data and information, and developing partnerships with other content and service providers to create information products with value-added services.

    ADD NEW PRODUCTS. We develop new products and product line extensions based on research and development in collaboration with our customers and financial services firms. We created modified versions of some of our existing products in order to attract new types of customers. For example, in 1997 and 1999, respectively, we introduced E-mini versions of our larger open outcry-traded S&P 500 and Nasdaq-100 futures contracts. By creating smaller-sized products and offering electronic trading services in them, we have successfully expanded our customer base and overall volume. We intend to continue expanding our derivatives product lines by introducing contracts based on new markets or securities, such as single-stock futures and futures on narrow-based stock indexes. We believe these products offer significant opportunities to generate new business and capture business from other markets. We believe our recently announced joint venture with CBOE and CBOT to trade single-stock futures will position us to take advantage of these opportunities. In addition, we intend to continue working with emerging cash market trading platforms to jointly develop innovative futures products. One example of this is our agreement with CheMatch.com, an Internet based exchange for the chemicals industry, to develop a suite of co-branded chemical futures contracts.

    PROVIDE TRANSACTION PROCESSING AND OTHER BUSINESS SERVICES TO THIRD PARTIES. We intend to leverage our existing capacity and scalable technology and business processes to provide a broad range of services to other exchanges, clearing organizations and e-marketplaces. We intend to offer services, including clearing and settlement processing and risk management, market structuring, product structuring and trade execution platforms. We believe we can differentiate ourselves from our competitors by offering some or all of these services on a cost-effective basis in combination with the potential to access our broad distribution and customer base and to access our experienced liquidity providers. Users of our clearing services also have the potential to gain substantial capital and collateral efficiencies for their member firms.

    PURSUE SELECT ALLIANCES AND ACQUISITIONS. We plan to supplement our internal growth through the formation of joint ventures or alliances and select acquisitions of businesses or technologies. We will seek alliances and acquisitions that help us to enter new markets, provide services that we currently do not offer, open access to our markets or advance our technology. For example, we intend to enter into a joint venture with CBOE and CBOT to create a new exchange to trade single-stock futures contracts on stocks trading worldwide. We believe we can achieve significant potential economies of scale through the consolidation of exchange transaction processing services, either directly through acquisition, or indirectly through the provision of these services to others.

    PRODUCTS

    Our broad range of products includes futures contracts and options on futures contracts based on interest rates, stock indexes, foreign exchange and commodities. Our products are traded through our open outcry auction markets, through the GLOBEX2 electronic trading system or in privately negotiated transactions. For the year ended December 31, 2000, we derived $156.6 million, or approximately 69% of our total revenues, from fees associated with trading and clearing products on or through our exchange. For the six months ended
June 30, 2001 we derived $139.2 million, or approximately 74% of our total revenues, from such fees. In addition, our markets generate valuable data and information regarding pricing and trading activity in our markets. Revenues from market data products totaled $36.3 million, or approximately 16% of our total revenues, in 2000 and $23.8 million, or approximately 13% of total revenues, in the six months ended June 30, 2001. The following charts depict the percentage of our total transaction-related revenues generated from each product group and the percentage of our total volume represented by each product group, in each case for the year ended December 31, 2000.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

2000 Transaction-Related Revenue
by Product Group

Commodity Products          4%
Interest Rate Products     38%
Equity Products            34%
Foreign Exchange Products  24%

2000 Volume by Product Group

Commodity Products          3%
Interest Rate Products     61%
Equity Products            28%
Foreign Exchange Products   8%

    We identify new products by monitoring economic trends and their impact on the risk management and speculative needs of our existing and prospective customers. Historically, we have successfully introduced a variety of new futures products. We pioneered the trading of foreign exchange futures in 1972 and Eurodollar futures, the first cash-settled futures contracts listed for trading, in 1981. In 1982, we were the first to introduce a successful stock index futures contract, the S&P 500 Index futures contract, and in 1996 we introduced the Nasdaq-100 Index futures contract. We believe the S&P 500 Index and the Nasdaq-100 Index are the global benchmarks for managing exposure to the U.S. equity market, and our futures contracts based on them are among the most successful products in our industry. The smaller, electronically traded versions of these contracts, the E-mini S&P 500 Index futures and the E-mini Nasdaq-100 futures, were introduced in 1997 and 1999, respectively, and are the fastest growing futures contracts in the history of our exchange.

    The following table shows the total notional value and average daily volume of contracts traded from our four principal product sectors for 2000 and the first six months of 2000 and 2001.

                                                                                                          AVERAGE DAILY
                                                                                                         CONTRACT VOLUME
                                                                      TOTAL NOTIONAL VALUE                (IN THOUSANDS)
                                                                         (IN BILLIONS)            ------------------------------
                                                                 ------------------------------                  SIX MONTHS
                                                                             SIX MONTHS ENDED                       ENDED
                                                                                 JUNE 30,                         JUNE 30,
                                                                            -------------------              -------------------
PRODUCT SECTOR              PRINCIPAL UNDERLYING INSTRUMENTS       2000       2000       2001       2000       2000       2001
--------------           --------------------------------------  --------   --------   --------   --------   --------   --------
Interest Rate.........   Eurodollar, LIBOR, Euroyen              $141,000   $75,000    $128,000     551        590       1,012

Equity................   S&P 500, Nasdaq-100, S&P MidCap 400,    $ 12,000   $ 7,500    $  6,600     258        248         396
                         S&P 500/BARRA Growth and Value
                         Indexes, Nikkei Stock Average

Foreign Exchange......   Euro, Japanese yen, British pound,      $  1,800   $   999    $    956      77         83          86
                         Swiss franc, Canadian dollar

Commodity.............   Cattle, hogs, pork bellies, lumber,     $    219   $   121    $    132      32         33          35
                         dairy

    INTEREST RATE PRODUCTS. Our interest rate products include our global benchmark Eurodollar futures contracts. Eurodollars are U.S. dollar bank deposits outside the United States. Eurodollar futures contracts are a short-term interest rate product and constitute one of the most successful products in our industry and the most actively traded futures contract in the world, for the first six months of 2001. Open interest on Eurodollar futures and options on futures contracts traded on our exchange was 9.1 million contracts on June 30, 2001 representing a notional value of $9.1 trillion. We also trade contracts based on other short-term interest rates, such as one-month LIBOR, which stands for the London Interbank Offered Rate, and Euroyen. Interest rate products represented approximately 60% of our trading volume during 2000, an average of approximately 551,000 contracts per day, and approximately 66% of our trading volume during the first six months of 2001, an average of approximately
1.0 million contracts per day.

    The growth of our Eurodollar futures market has been driven by the general acceptance of the U.S. dollar as the principal reserve currency for financial institutions throughout the world. As a result, Eurodollar deposits have important significance in the international capital markets. Participants in our Eurodollar futures market are generally major domestic and international banks and other financial institutions that face interest rate risks from their lending and borrowing activities, their activities as dealers in OTC interest rate swaps and structured derivative products and their proprietary trading activities. Many of these participants use our Eurodollar and other interest rate contracts to hedge or arbitrage their money market swaps or convert their interest rate exposure from a fixed rate to a floating rate or a floating rate to a fixed rate. Asset managers also use our interest rate products to lengthen the effective maturity of short-term investment assets by buying futures contracts, or shorten the effective maturity by selling futures. Our contracts are an attractive alternative when physical restructuring of a portfolio is not possible or when futures transaction costs are lower than the cash market transaction costs. In 1999, we initiated simultaneous, side-by-side electronic trading in our Eurodollar contracts. Trading in our Eurodollar contracts often involves complex trading strategies that we believe cannot be fully accommodated by existing electronic trading platforms. Accordingly, electronic trading in our Eurodollar contracts has achieved only limited market acceptance. We are developing new electronic functionality to accommodate trading strategies required for electronic trading of Eurodollar contracts to accelerate.

    As shown below, our interest rate product trading volumes have fluctuated over the last five years and the first six months of 2001. The fluctuations primarily reflect the volatility of short-term interest rates and monetary policy of the U.S. Federal Reserve Board, rather than competition from other exchanges or increased use of alternative products or markets. More recently, our trading volume has been positively affected by these factors and by the decline in the issuance of U.S. Treasury securities. With less availability of U.S. Treasury securities, swap dealers, who represent a significant group of our customers, have increasingly turned to our Eurodollar contract as a benchmark for valuing fixed-income obligations and as a tool for managing dollar-denominated interest rate exposure.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Interest Rate Average Daily Volume

1996         443,721
1997         522,835
1998         574,829
1999         475,023
2000         550,810
1/01-6/01  1,011,721

    We intend to increase our revenues from our interest rate product sector by increasing trading volume, optimizing pricing of existing products and introducing new products. We have been active in adopting new policies and practices that are closely aligned with customer demand and designed to promote enhanced market penetration. We also increased institutional trading of Eurodollar futures by expanding privately negotiated transaction alternatives. Privately negotiated transactions include both block trades and EFP transactions and are executed apart from the public auction market. See the section of this proxy statement/prospectus entitled "Business--Execution" for a description of types of trading alternatives. These trading opportunities are particularly attractive to large-scale institutional traders. We have recently extended EFP trading to all Eurodollar futures contracts. Block trading was originally introduced in late 2000 in a limited number of Eurodollar futures contracts. As of July 2001, block trading has been extended to all Eurodollar futures contracts using a revised and more competitive fee schedule.

    EQUITY PRODUCTS. We have been a leader in stock index futures since we began offering these products in 1982 and remain the largest exchange in the world for trading stock index futures. Stock index futures products permit investors to obtain exposure, for hedging or speculative purposes, to a change in the weighting of one or more equity market sectors more efficiently than by buying or selling the underlying securities. We offer trading in futures contracts based upon the S&P 500 and Nasdaq-100 stock indexes, as well as other small, medium and large capitalization indexes based on both domestic and foreign equity markets. We currently have approximately a 95% market share in all U.S. listed stock index futures and options on futures, based on the number of contracts traded.

    Trading in stock index futures products represented approximately 28% of our trading volume during 2000, an average of more than 258,000 contracts per day, and approximately 26% of our trading volume during the first six months of 2001, an average of approximately 396,000 contracts per day. Over 98% of our stock index product trading volume during 2000 was based on the S&P 500 Index and the Nasdaq-100 Index. In 2000, the total notional value of S&P 500 futures contracts traded on our exchange was approximately $9.0 trillion, compared to the approximately $11.1 trillion value of stock traded on the New York Stock Exchange.

    Standard & Poor's designed and maintains the S&P 500 Index to be a proxy for a diversified equity portfolio representing a broad cross-section of the U.S. equity market. The index is based on the stock prices of 500 large capitalization companies. We have an exclusive license with Standard & Poor's Corporation until 2008. The Nasdaq-100 Index is based on the 100 largest non-financial stocks listed on the Nasdaq National Market. We have a license with Nasdaq that allows us to offer the Nasdaq-100 Index contract exclusively, other than as to Nasdaq and some of its affiliates, until 2006. For a more detailed discussion of these license agreements, see the section of this proxy statement/prospectus entitled "Business--Licensing Agreements." Our standard S&P and Nasdaq products are traded through our open outcry facilities during regular trading hours and on the GLOBEX2 system after the close of the trading day.

    We also offer futures on the S&P Midcap 400, the S&P/BARRA Growth and Value Indexes, which are based on data compiled by S&P and BARRA, Inc., the Nikkei Stock Average, the Russell 2000 Stock Price Index and the FORTUNE e-50 Index. We believe the variety of our stock index futures products appeals to a broad group of equity investors. These investors include public and private pension funds, investment companies, mutual funds, insurance companies and other financial services companies that benchmark their investment performance to different segments of the equity markets.

    In 1997, we launched our E-mini S&P 500 futures contracts. We followed this highly successful new product offering with the introduction of E-mini Nasdaq-100 futures contracts in 1999. E-mini contracts are traded exclusively on our electronic GLOBEX2 system and are one-fifth the size of our standard size S&P 500 and Nasdaq-100 futures contracts. These products are designed to address the growing demand for stock index derivatives from individual traders and small institutions. Since their introduction, trading volumes in these products have grown rapidly, achieving new volume and open interest records on a regular basis during the first six months of 2001. This growth is attributable to the benefits of equity index futures, electronic market access and significant volatility in the U.S. equity markets.

    The following charts depict the average trading volume in our S&P 500 and Nasdaq-100 products during the five-year period ending in 2000 and for the six months ended June 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

S&P 500 Product Volume

           E-MINI S&P 500   STANDARD S&P 500
1996                0            97,447
1997           11,181           103,292
1998           17,804           144,513
1999           43,683           125,426
2000           76,310           106,429
1/01-6/01     132,503           109,211

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Nasdaq-100 Product Volume

           E-MINI NASDAQ-100   STANDARD NASDAQ-100
1996                  0                1,737
1997                  0                3,637
1998                  0                4,726
1999              2,707               10,266
2000             42,926               45,701
1/01-6/01       121,120               24,846

    Our equity index product trading volumes have increased substantially, more than doubling over the last two years. Trading volumes for the last five years are shown below. Volumes have been significantly affected by the volatility of the U.S. equity markets, particularly during the last two years. We believe our leading market position in equity products is a result of the liquidity of our markets, the status of the S&P 500 Index and the Nasdaq-100 Index as two of the principal U.S. financial standards for benchmarking stock market returns and the appeal to investors and traders of our E-mini products and GLOBEX2 trading system. We believe future growth in our equity index products will come from expanding customer access to our electronic markets, as well as further educating the marketplace as to the benefits of these products.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stock Index Average Daily Volume

1996       103,208
1997       116,801
1998       174,840
1999       189,984
2000       258,120
1/01-6/01  396,208

    Other equity product growth opportunities are expected to come from the introduction of single-stock futures and futures on narrow-based stock indexes. Recent industry deregulation will permit futures and securities exchanges to offer single-stock futures and futures contracts on narrow-based stock indexes. Single-stock futures allow investors to obtain exposure, for hedging or speculative purposes, that is economically equivalent to owning or shorting an individual stock without actually buying or selling the stock. They are designed to offer leverage, ease of trading and less expensive, more customized risk management strategies than equity options, equity swaps and stock lending transactions. In May 2001, we signed a non-binding letter of intent to enter into a joint venture with CBOE and CBOT to create a new exchange to trade single-stock futures contracts on stocks trading worldwide. Under the terms of our letter of intent, CBOE and CME together will own a significant majority interest in the joint venture, and CBOT will own the remaining minority interest. We believe the joint venture will reduce the costs and risks associated with the start-up of trading in a new futures product and increase our chances of success by combining the customer bases and resources of our exchanges. In particular, we believe the collective marketing and distribution channels of CME, CBOE and CBOT will create significant liquidity that will allow the joint venture to become a market leader in single-stock futures. The formation of the joint venture requires regulatory approval by the CFTC and SEC and is subject to the negotiation and execution of definitive agreements. The framework for regulatory oversight of single-stock futures is in the process of being adopted.

    FOREIGN EXCHANGE PRODUCTS. We became the first exchange to introduce financial futures when we launched foreign exchange futures in 1972. Since that time we have built a strong presence in foreign exchange futures. Institutions such as banks, hedge funds, commodity trading advisors, corporations and individual customers use these products to manage their risks associated with, or speculate on, fluctuations in foreign exchange rates. Foreign exchange products represented approximately 8% of our trading volume in 2000, an average of approximately 77,000 contracts per day, and approximately 6% of our trading volume during the first six months of 2001, an average of approximately 85,700 contracts per day. We offer futures and options on futures contracts on major currencies, including the Euro, Japanese yen, British pound, Swiss franc, Canadian dollar, Mexican peso, Australian dollar, Brazilian real, New Zealand dollar and South African rand.

    As shown below, our trading volumes for foreign exchange futures products have declined during the past five years while overall industry-wide foreign exchange trading volumes have been flat. During the first six months of this year, our trading volumes have increased 4% over 2000 levels. Our volumes have been impacted by the introduction of the Euro and subsequent phasing out of many of the major European currencies, the continuing consolidation in the financial institutions sector, increased use of internal netting mechanisms by our customers and wide use of electronic trading for foreign exchange transactions by competing markets. We intend to improve the performance of this product sector by expanding electronic trading in our foreign exchange products and permitting wider use of block trading and EFPs through our markets. The growth in privately negotiated transactions that we accept, settle and guarantee through our clearing house has offset a portion of the revenue impact from the lower trading volumes. Our per transaction revenues for these trades are higher than other means of trade execution.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Foreign Exchange Average Daily Volume

1996       113,180
1997       119,429
1998       113,948
1999        94,748
2000        76,615
1/01-6/01   85,687

    We expect the potential for growth in our foreign exchange product line will come from further transitioning to electronic trading in this market that will allow us to compete more effectively for electronic volume. The foreign exchange spot market is heavily reliant on electronic trading, with the majority of trades estimated to be brokered online. We are in discussions to add electronic interfaces with OTC market electronic trading platforms in our foreign exchange product lines and believe these interfaces will position us to attract a portion of the trading volume that is currently executed in the foreign exchange OTC market.

    COMMODITY PRODUCTS. Commodity products were our only products when our exchange first opened for business. We have maintained a strong franchise in our commodity products, including futures contracts based on cattle, hogs, pork bellies, lumber and dairy products. Commodity products accounted for approximately 3% of our trading volume during 2000, an average of approximately 32,000 contracts per day, and approximately 2% of our trading volume in the first six months of 2001, an average of approximately 35,500 contracts per day. These products provide hedging tools for our customers who deal in tangible physical commodities, including agricultural producers of commodities and food processors. Our commodity products are traded through our open outcry execution facilities. In 2000, we began to offer E-mini versions of our lean hog and feeder cattle contracts.

    As shown below, trading volumes for our commodity products have been relatively stable in recent years. We believe continuing consolidation and restructuring in the agricultural sector, coupled with the reduction or elimination of government subsidies and the resulting increase in demand for risk management in this sector, could create growth in our commodity markets as more producers and processors adopt formal hedging and risk management programs. We believe our E-mini commodity contracts may also contribute to increased growth in this product sector.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Commodity Average Daily Volume

1996       34,173
1997       34,382
1998       35,664
1999       33,672
2000       31,575
1/01-6/01  35,479

    We intend to leverage our experience in trading futures on physical commodities to jointly develop new commodity products with operators of electronic, cash and derivative trading platforms. For example, in the third quarter of 2000, we entered into an agreement with CheMatch.com to develop a suite of co-branded chemical contracts.

    MARKET DATA AND INFORMATION PRODUCTS. Our markets generate valuable information regarding prices and trading activity in our products. The market data we supply are central to trading activity in our products and to trading activity in related cash and derivatives markets. We sell our market data, which include information about bids, offers, trades and trade size, to banks, broker-dealers, pension funds, investment companies, mutual funds, insurance companies, individual investors and other financial services companies or organizations that use our markets or monitor general economic conditions. We sell our market data directly to our electronic trading customers as part of their access to our markets through our electronic facilities. We also sell market data via dedicated networks to approximately 160 worldwide quote vendors who consolidate our market data with that from other exchanges, other third party data providers and news services, and then resell their consolidated data. As of December 31, 2000, over 46,000 of their subscribers displayed our data on over 200,000 screens. Revenues from market data products totaled $36.3 million, or approximately 16% of our total revenues, in 2000 and $23.8 million, or approximately 13% of our total revenues, in the six months ended June 30, 2001.

    We intend to enhance our current market data and information product offerings by packaging the basic data we have traditionally offered with advanced analytical data and information. We have created marketing programs to increase the use of our market data, and we are beginning to explore new business relationships with companies that develop value-added computer-based applications that process our market data to provide specific insights into the dynamics of trading activity in our products.

    EXECUTION

    Our trade execution facilities consist of our open outcry trading pits and our GLOBEX2 electronic trading system. Both of these execution facilities offer our customers immediate trade execution, anonymity and price transparency and are state-of-the-art trading environments supported by substantial infrastructure and technology for order routing, trade reporting, market data dissemination and market surveillance and regulation. In addition, trades can be executed through privately negotiated transactions that are cleared and settled through our clearing house. The chart below shows the range of trade execution choices we provide our customers in some of our key products.

                                                              PRIVATELY
                                      GLOBEX2     GLOBEX2     NEGOTIATED
PRODUCT                OPEN OUTCRY    DAYTIME    NIGHTTIME   TRANSACTIONS
-------                -----------   ---------   ---------   ------------
Eurodollar                   X            X           X            X
Standard S&P 500             X           --           X            X
Standard Nasdaq-100          X           --           X            X
E-mini S&P 500              --            X           X           --
E-mini Nasdaq-100           --            X           X           --
Foreign Exchange             X            X           X            X
Commodity                    X            X          --            X

    OPEN OUTCRY TRADING. Open outcry trading represented approximately 85% of our total trading volume in 2000, and over 81% of our trading volume in the first six months of 2001. The pits are the centralized meeting place for floor traders and floor brokers representing customer orders to trade contracts. The trading floors, covering approximately 70,000 square feet, have tiered booths surrounding the pits from which clearing member firm personnel can communicate with customers regarding current market activity and prices and receive orders either electronically or by telephone. In addition, our trading floors display current market information and news on electronic wallboards hung above the pits.

    GLOBEX2 ELECTRONIC TRADING. We began electronic trading in 1992 using a system developed in partnership with Reuters. Our second generation electronic trading system, GLOBEX2, was introduced in 1998, and is based on the Nouveau Systeme de Cotation, or NSC, owned and licensed to us by Euronext-Paris, a subsidiary of our GLOBEX2 partner, Euronext. GLOBEX2 maintains an electronic, centralized order book and trade execution algorithm for futures contracts and options on futures contracts and allows users to enter orders directly into the order book. Initially, these systems were used to offer our products to customers after the close of our regular daytime trading sessions. Today, however, we trade some of our most successful products on the GLOBEX2 system nearly 23 hours a day, five days a week. Approximately 15% of our 2000 trading volume was traded on GLOBEX2, compared to approximately 8% in 1999. During the first six months of 2001, GLOBEX2 accounted for approximately 19% of our total trading volume, compared to approximately 12% during the first six months of 2000. Our yearly electronic volume has grown rapidly during the last five years. Electronic trading volume has increased from more than 1.3 million contracts in 1995 to more than 34.5 million contracts in 2000 and more than 36.0 million contracts for the first six months of 2001.

    The following chart depicts the average daily volume for electronic trading for the last five years and for the first six months of 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

GLOBEX Average Daily Volume

  1996      7,976
1997        17,412
1998        38,668
1999        63,783
2000       136,928
1/01-6/01  288,167

    PRIVATELY NEGOTIATED TRANSACTIONS. In addition to offering traditional open outcry and electronic trading through the GLOBEX2 system, we permit qualified customers to trade our products by entering into privately negotiated EFP transactions and block trades, which are reported and included in the market data we distribute. We also guarantee, clear and settle these transactions through our clearing house. Some market participants value privately negotiated transactions as a way to ensure that large transactions can be completed at a single price or in a single transaction while preserving their ability to effectively complete a hedging, risk management or other trading strategy. Approximately 12% and 11% of our clearing and transaction fee revenues were derived from this type of trading during 2000 and the first six months of 2001, respectively.

    An EFP involves a privately negotiated exchange of a futures contract for a cash position or other qualified instrument. While EFP capabilities have been available for many years, and constitute a significant and profitable segment of our foreign exchange futures trading, EFPs have been offered on a restricted basis in other CME markets. Recently, we have taken steps to liberalize our EFP trading policies, including extending EFP capabilities to all Eurodollar futures contracts.

    A block trade is the privately negotiated purchase and sale of futures contracts. Block trading was recently introduced on our exchange in late 2000, and volumes have been limited to date. We believe block trading provides an important new source of access designed to appeal to large scale institutional traders. Originally these transactions were limited to a certain number of contracts and required high minimum quantity thresholds along with a block surcharge. More recently, we implemented new pricing and trading rules designed to increase customer participation.

    The following chart depicts the average daily volume for privately negotiated transactions for the last five years and for the first six months of 2001.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Privately Negotiated Transactions
Average Daily Volume

  1996     15,336
1997       24,011
1998       29,926
1999       31,632
2000       26,403
1/01-6/01  30,120

    We intend to continue to enhance the utility of EFP and block transactions while maintaining an appropriate balance with the transactions conducted within the open outcry or electronic trading environments.

    CLEARING

    We operate our own clearing house that clears, settles and guarantees the performance of all transactions matched through our execution facilities. By contrast, many derivatives exchanges, including CBOT, CBOE and LIFFE, do not provide clearing services for trades conducted on their execution facilities, relying instead on outside clearing houses to provide these services. Ownership and control of our own clearing house enables us to capture the revenue associated with both the trading and clearing of our products. This is particularly important for trade execution alternatives such as block trades, where we can derive a higher per trade clearing fee compared to other trades. By owning our clearing house, we also control the cost structure and the technology development cycle for our clearing services. We believe having an integrated clearing function provides significant competitive advantages. It helps us manage our new product initiatives without being dependent on an outside entity.

    We process an average of approximately 400,000 transactions per day, with an average transaction size of 8.1 contracts. We maintain the largest futures and options on futures open interest at approximately 12.2 million contracts, as of June 30, 2001. We currently act as custodian for approximately $28.4 billion in performance bond assets contributed by our clearing members, and move an average of approximately $1.5 billion a day in settlement funds through our clearing system. In addition, our clearing house guarantees the performance of our contracts with a financial safeguards package of approximately $2.9 billion. Currently the exchange is in the process of obtaining default insurance in order to further strengthen its financial safeguards package.

    The clearing function provides three primary benefits to our markets: efficient, high-volume transaction processing; cost and capital efficiencies; and a reliable credit guarantee. The services we provide can be broadly categorized as follows:

    - transaction processing and position management;

    - cross-margining;

    - market protection and risk management;

    - settlement, collateral and delivery; and

    - investment.

    TRANSACTION PROCESSING AND POSITION MANAGEMENT. We developed a state-of-the-art clearing system, CLEARING 21, in conjunction with NYMEX to provide high quality clearing services. This system processes reported trades and positions on a real-time basis, providing users with instantaneous information on trades, positions and risk exposure. CLEARING 21 is able to process trades in futures and options products, securities and cash instruments. CLEARING 21 can also support complex new product types including combinations, options on combinations, options on options, swaps, repurchase and reverse repurchase agreements, and other instruments. Through CLEARING 21 user interfaces, our clearing members can electronically manage their positions, exercise options, enter transactions related to foreign exchange deliveries, manage collateral posted to meet performance bond requirements and access all of our other online applications. Together with our order routing and trade matching services, we offer straight-through electronic processing of transactions in which an order is electronically routed, matched, cleared and made available to the clearing member's back-office systems for further processing.

    CROSS-MARGINING SERVICES. We have led the derivatives industry in establishing cross-margining agreements with other leading clearing houses. Cross-margining arrangements reduce capital costs for clearing members and our customers. These agreements permit an individual clearing house to recognize a clearing member's open positions at other participating clearing houses, and clearing members are able to offset risks of positions held at one clearing house against those held at other participating clearing houses. This reduces the need for collateral deposits by the clearing member. For example, our cross-margining program with the Options Clearing Corporation reduces performance bond requirements for our members by approximately $539 million a day. We have implemented, or are in the process of implementing, cross-margining arrangements with the Government Securities Clearing Corporation, the Board of Trade Clearing Corporation and the London Clearing House.

    MARKET PROTECTION AND RISK MANAGEMENT. Our clearing house guarantee of performance is a significant attraction, and an important part of the functioning, of our exchange. Because of this guarantee, our customers do not need to evaluate the credit of each potential counterparty or limit themselves to a selected set of counterparties. This flexibility increases the potential liquidity available for each trade. Additionally, the substitution of our clearing house as the counterparty to every transaction allows our customers to establish a position with one party and then to offset the position with another party. This contract netting process provides our customers with significant flexibility in establishing and adjusting positions.

    In order to ensure performance, we establish and monitor financial requirements for our clearing members. We also set minimum performance bond requirements for our traded products. Our clearing house uses our proprietary SPAN software, which determines the appropriate performance bond requirements by simulating the gains and losses of complex portfolios. We typically hold performance bond collateral to cover at least 95% of price changes within a given historical period, as determined by SPAN, in each product.

    At each settlement cycle, our clearing house values at the market price prevailing at the time, or marks to market, all open positions and requires payments from clearing members whose positions have lost value and makes payment to clearing members whose positions have gained value. Our clearing house marks to market all open positions at least twice a day, and more often if market volatility warrants. Marking-to-market provides both participants in a transaction with an accounting of their financial obligations under the contract.

    Conducting a minimum of two marks-to-market a day helps protect the financial integrity of our clearing house, our clearing members and market participants. This allows our clearing house to identify quickly any clearing members that may not be able to satisfy the financial obligations resulting from changes in the prices of their open contracts before those financial obligations become exceptionally large and jeopardize the ability of our clearing house to ensure performance of their open positions.

    In the unlikely event of a payment default by a clearing member, we would first apply assets of the clearing member to cover its payment obligation. These assets include security deposits, performance bonds and any other available assets, such as the proceeds from the sale of Class A and Class B common stock and membership licenses of the clearing member at our exchange owned by or assigned to the clearing member. Thereafter, if the payment default remains unsatisfied, we would use our surplus funds, security deposits of other clearing members, and funds collected through an assessment against all other solvent clearing member firms to satisfy the deficit. We have an unsecured, committed $350 million line of credit agreement with a consortium of banks in order to provide additional liquidity to deal with a clearing member payment default. This line of credit may also be utilized if there is a temporary problem with the domestic payments system that would delay settlement payments between our clearing house and clearing members.

    The following shows the available assets of our clearing house at June 30, 2001 in the event of a payment default by a clearing member:

                      CME CLEARING HOUSE AVAILABLE ASSETS
                                 (IN MILLIONS)

Aggregate Performance Bond Deposits by all Clearing Member
  Firms.....................................................  $28,392.5
                                                              =========
Market Value of Pledged Memberships (per firm)..............  $     3.4
CME Surplus Funds...........................................       79.9
Security Deposits of Clearing Members.......................      550.4
Limited Assessment Powers...................................    2,276.7
                                                              ---------
  MINIMUM TOTAL ASSETS AVAILABLE FOR DEFAULT................  $ 2,910.4
                                                              =========

    SETTLEMENT, COLLATERAL AND DELIVERY SERVICES. We manage final settlement in all of our contracts, including cash settlement, physical delivery of selected commodities, and option exercises and assignments. Because some initial and maintenance performance bonds from clearing members, as well as mark-to-market obligations on some of our contracts, are denominated in various foreign currencies, we offer multi-currency margin and settlement services. We also offer a Moneychanger Service to our clearing members. This service provides members with access to overnight funds in various foreign currencies at competitive bid/ask spreads free of charge to satisfy the terms of a foreign currency denominated futures contract.

    Although more than 95% of all futures contracts are liquidated before the expiration of the contract, the underlying financial instruments or commodities for the remainder of the contracts must be delivered. We act as the delivery agent for all contracts, ensuring timely delivery by the seller of the exact quality and quantity specified in a contract and full and timely payment by the buyer.

    In order to efficiently administer its system of financial safeguards, our clearing house has developed banking relationships with a network of major U.S. banks and banking industry infrastructure providers, such as the Society for Worldwide Interbank Financial Telecommunications, or SWIFT. Among the key services provided to our clearing house by these banks and service providers are a variety of custody, credit and payment services that support the substantial financial commitments and processes backing the guarantee of our clearing house to market participants.

    INVESTMENT SERVICES. In order to achieve collateral efficiencies for our clearing member firms, we have also established our Interest Earning Facility, a private money market fund managed by third party investment managers, to allow clearing member firms to enhance the yields they receive on their performance bond collateral deposited with our clearing house. As of June 30, 2001, clearing members had approximately $2.0 billion in balances in these funds, which are benchmarked against the 90-day U.S. Treasury bill average yield. Our clearing house earns fee income in return for providing this value-added service to our clearing members. We recently implemented an expanded version of the Interest Earning Facility program, called IEF2, which allows clearing firms to invest directly in public money market mutual funds through a special facility provided by us.

    Our clearing house also recently launched a securities lending program using the non-segregated U.S. Treasury collateral deposited by our clearing membership. Securities lending enables our clearing house to generate a new stream of revenue.

    TECHNOLOGY

    Our operation of both trading facilities and a clearing house has influenced the design and implementation of the technologies that support our operations.

    TRADING TECHNOLOGY. We have a proven track record of operating successful open outcry and electronic markets by developing and integrating multiple, evolving technologies that support a growing and substantial trading volume. The integrated suite of technologies we employ to accomplish this has been designed to support a significant expansion of our current business and provides us with an opportunity to leverage our technology base into new markets, products and services.

    As electronic trading activity expands, we continue to provide greater match engine functionality unique to various markets, market models and product types. We have adopted a modular approach to technology development and engineered an integrated set of solutions that support multiple specialized markets. We continually monitor and upgrade our capacity requirements and have designed our systems to handle at least twice our peak transactions in our highest volume products. Significant investments in production planning, quality assurance and certification processes have enhanced our ability to expedite the delivery of the system enhancements that we develop for our customers.

    Speed, reliability, scalability, capacity and functionality are critical performance criteria for electronic trading platforms. A substantial portion of our operating budget is dedicated to system design, development and operations in order to achieve high levels of overall system performance. For example, to enhance the capacity and reliability of our systems, we are in the process of implementing additional data centers and distribution points in London to serve our European clients. These data centers support our customer interfaces, trading and execution systems, as well as clearing and settlement operations.

    The technology systems supporting our trading operations can be divided into four major categories:

DISTRIBUTION.........................  Technologies that support the ability of customers to access our trading
                                       systems from terminals through
                                       network access to our trading floor
                                       and/or electronic trading
                                       environments.

ORDER ROUTING/ORDER MANAGEMENT.......  Technologies that control the flow of orders to the trading floor or
                                       electronic trading systems and that
                                       monitor the status of and modify
                                       submitted orders.

TRADE MATCHING (ELECTRONIC MARKET)...  Technologies that aggregate submitted orders and electronically match buy
                                       and sell orders when their trade
                                       conditions are met.

TRADING FLOOR OPERATIONS.............  Technologies that maximize market participants' ability to capitalize
                                       on opportunities present in both the
                                       trading floor and electronic markets
                                       that we operate.

    Our GLOBEX2 electronic trading platform includes our distribution, order routing, order management and trade matching technology. The modularity and functionality of GLOBEX2 enable us to selectively add products with unique trading characteristics onto the trading platform with minimal additional investment.

    The distribution technologies we offer differentiate our platform and bring liquidity and trade volume to our execution facilities. Over 1,500 customers connect directly with us, and more connect with us through 15 independent software vendors and 16 member firms that have interfaces with our systems. Many of these customers connect through a dedicated private frame-relay network that is readily available, has wide distribution and provides fast connections in the Americas, Europe and Asia. Over the past year, we initiated efforts to provide additional access choices to customers, and in early 2001, implemented a Web-based, virtual private network solution for our lower-volume customers. This added a low-cost alternative that was the first of its kind among major exchanges. In the short time this solution has been available, we have attracted 160 users.

    In order routing and management, we offer a range of mechanisms, and were among the first U.S. derivatives exchanges to fully implement the FIX 4.2 protocol--the standard order routing protocol used within the securities industry. In addition, our order routing and order management systems are capable of supporting multiple electronic trading match engines. This functionality gives us great latitude in the types of markets that we choose to serve.

    Several key technology platforms and standards are used to support these activities, including fault-tolerant Tandem and IBM mainframes, Sun Microsystems servers, Compaq and Dell PCs, Oracle and DB2 databases, Unix, Windows NT, Novell, Unicenter TNG software systems, TIBCO middleware, and multi-vendor frame relay and VPN solutions.

    Our match engine is based upon the computerized trading and match software known as the NSC (Nouveau Systeme de Cotation). We have a long-term license from Euronext-Paris, under which we have the ability to modify and upgrade the performance of the basic NSC system to optimize its performance to suit our needs. We have a fully trained development team working to maintain, upgrade and customize our version of the NSC system. The customized enhancements that we have developed address the unique trading demands of each marketplace that we serve. We continue to focus on performance features of the match engine and presently have multiple enhancements under development.

    CLEARING TECHNOLOGY. CLEARING 21, our clearing and settlement software, and SPAN, our margining and risk management software, form the core of our clearing technology.

    CLEARING 21 is a system for high-volume, high-capacity clearing and settlement of exchange-based transactions that we developed jointly with NYMEX. The system offers clearing members improved efficiency and reduced costs. CLEARING 21's modular design gives us the ability to rapidly introduce new products. The software can be customized to meet the unique needs of specialized markets.

    SPAN is our sophisticated margining and risk management software. SPAN has now been adopted by 36 exchanges and clearing organizations worldwide. This software simulates the effects of changing market conditions on a complex portfolio and uses standard options pricing models to determine a portfolio's overall risk. SPAN then generates a performance bond requirement that typically covers 95% of price changes within a given historical period.

    INTERNATIONAL ALLIANCES

    GLOBEX ALLIANCE. We created the GLOBEX Alliance in 1999 to expand our customer base by allowing participants from other exchanges to trade our products and provide our existing customers with access to a broader range of products offered on other exchanges. Our alliance partners include the derivatives markets operated by Euronext, SGX, the Bolsa de Mercadorias y Futuros in Brazil, the Montreal Exchange and MEFF, giving us a presence in six countries and all of the world's major time zones. Market participants of each exchange are granted cross-access trading privileges at other alliance exchanges for electronically traded products. We are working to facilitate these cross-access trading privileges via inter-exchange order routing technology and a global data network.

    TOKYO STOCK EXCHANGE. In addition, in October 2000, we signed a non-binding letter of intent to pursue a global alliance with TSE, with the goal of further developing our respective fixed-income and equity derivatives markets.

    MEFF. In 2000, we established an alliance with MEFF in an effort to expand our successful equity index franchise globally. Through this partnership, derivatives on the European S&P index products are listed for trading on MEFF's electronic trading platform and cleared at our clearing house. By allowing MEFF to join our clearing house as a clearing member, both CME and MEFF market participants can leverage their existing clearing relationships through participation in this product market.

    MARKETING PROGRAMS AND ADVERTISING

    Our marketing programs primarily target institutional customers and, to a lesser extent, individual traders. Our marketing programs for institutional customers aim to inform traders, portfolio managers, corporate treasurers and other market professionals about novel uses of our products, such as new hedging and risk management strategies. We also strive to educate these users about changes in product design, margin requirements and new clearing services. We participate in major domestic and international trade shows and seminars regarding futures and options and other derivatives products. In addition, we sponsor educational workshops and marketing events designed to educate market users about our new products. Through these relationships and programs, we attempt to understand the needs of our customer base and use information provided by them to drive our product development efforts.

    We advertise our products and our brand name to increase our trading volumes. Our advertising strategy is twofold: to maintain awareness and familiarity among our institutional target customers and to generate awareness among our growing retail audience. Our primary method of advertising is through print media, using both monthly trade magazines and daily business publications.

    COMPETITION

    Until the passage of the CFMA, futures trading was generally required to take place on or subject to the rules of a federally designated contract market. The costs and difficulty of obtaining contract market designation, complying with applicable regulatory requirements, establishing efficient execution facilities and liquidity pools and attracting customers created significant barriers to entry. The CFMA has eroded the historical dominance by the exchanges of futures trading in the United States by, among other things, permitting private transactions in most futures contracts and authorizing the use of electronic trading systems to conduct both private and public futures transactions. For a more detailed description of the regulation of our industry and the regulatory changes brought on by the CFMA, see the section of this proxy statement/prospectus entitled "Business--Regulatory Matters."

    These changing market dynamics have led to increasing competition in all aspects of our business and from a number of different domestic and international sources of varied size, business objectives and resources. We now face competition from, among others, other futures, securities and securities option exchanges, OTC markets, consortia formed by our members and large market participants, alternative trade execution facilities and technology firms, including market data distributors and electronic trading system developers.

    There are 51 futures exchanges located in 27 countries, including nine futures exchanges in the United States. Because equity futures contracts are alternatives to underlying stocks and a variety of equity option and other contracts in obtaining exposure to the equity markets, we also compete with securities and option exchanges, including the New York Stock Exchange and CBOE, dealer markets such as Nasdaq and alternative trading systems such as Instinet.

    OTC markets for foreign currency and fixed-income derivative products also compete with us. The largest foreign exchange markets are operated primarily as electronic trading systems. Two of the largest of these, operated by Electronic Broking Services and Reuters plc, respectively, serve primarily professional foreign exchange trading firms. Additional electronic platforms designed to serve corporate foreign exchange users are beginning to emerge. Two of these are operated by consortia of interdealer and interbank market participants. A third is a proprietary trading system. These systems present significant potential competitive challenges to the growth of our foreign exchange futures markets.

    The OTC fixed-income derivatives market is by far the largest fixed-income derivatives marketplace. The OTC market consists primarily of interbank and interdealer market participants. There is currently no single liquidity pool in the OTC fixed-income derivatives market that is comparable to our Eurodollar markets. The OTC market for fixed-income derivatives products has traditionally been limited to more customized products, and the large credit exposures created in this market and the absence of clearing facilities have limited participation to the most creditworthy institutional participants. However, the size of this market and technology driven developments in electronic trading and clearing facilities, as well as regulatory changes implemented by the CFMA, increase the likelihood that one or more substantial liquidity pools will emerge in the future in the OTC fixed-income derivatives market.

    Other emerging competitors include consortia owned by firms that are members of our exchange, and large market participants also may become our competitors. For example, BrokerTec Global LLC, or BrokerTec, an electronic interdealer fixed-income broker whose members include Citigroup, Credit Suisse First Boston, Deutsche Bank AG, Goldman Sachs Group, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch & Co., Morgan Stanley and UBS Warburg, recently began electronically trading

U.S. Treasury securities, has announced an intended launch of futures contracts in the fall of 2001 and may develop markets for Euro-denominated sovereign debt and other fixed-income securities and other futures-related products. All of the members of BrokerTec are currently our member firms or affiliates of our member firms and include many of the most significant participants in our Eurodollar and S&P 500 futures markets.

    Alternative trade execution facilities that currently specialize in the trading of equity securities have electronic trade execution and routing systems that also can be used to trade products that compete with our products. While these firms generally may lack overall market liquidity and distribution capability, typically, they have advanced electronic and Internet technology, significant capitalization and competitive pricing. In addition, while there is currently relatively little electronic trading of OTC equity derivatives and the greatest portion of this market is conducted through privately negotiated transactions, it is likely that one or more OTC equity derivatives markets will emerge in the future.

    Technology companies, market data and information vendors and front-end software vendors also represent potential competitors because, as purveyors of market data, these firms typically have substantial distribution capabilities. As technology firms, they also have access to trading engines that can be connected to their data and information networks. Additionally, technology and software firms that develop trading systems, hardware and networks that are otherwise outside of the financial services industry may be attracted to enter our markets.

    We also face a threat of trading volume loss if a significant number of our traditional participants decide to trade futures among themselves without using any exchange or specific trading system. The CFMA allows nearly all of our largest customers to transact futures directly with each other. While those transactions raise liquidity and credit concerns, they may be attractive based on execution costs, flexibility of terms, negotiability of margin or collateral deposits, or other considerations. Additionally, changes in the CFMA permitting the establishment of stand-alone clearing facilities for futures and OTC derivatives transactions will facilitate the mitigation of credit-risk concentrations arising from such transactions, as well as from other off-exchange futures and derivatives transactions.

    We believe competition in the derivatives and securities businesses is based on a number of factors, including, among others:

    - depth and liquidity of markets and related benefits;

    - transaction costs;

    - breadth of product offerings and rate and quality of new product development;

    - transparency, reliability and anonymity in transaction processing;

    - connectivity;

    - technological capability and innovation;

    - efficient and secure settlement, clearing and support services; and

    - reputation.

    We expect competition in our businesses to intensify as potential competitors expand into our markets, particularly as a result of technological advances and the recently enacted CFMA and other changes introduced by the CFTC that have reduced the regulatory requirements for the development and entry of products and markets that are competitive with our own. Additional factors that may intensify competition in the future include: an increase in the number of for-profit exchanges; the consolidation of our customer base or intermediary base; an increased acceptance of electronic trading and electronic order routing by our customer base; and the increasing ease and falling cost of other exchanges leveraging their technology investment and electronic distribution to enter new markets and list the products of other exchanges.

    In addition to the competition we face in our derivatives business, we face a number of competitors in our business services and transaction processing business, including:

    - other exchanges and clearing houses seeking to leverage their infrastructure; and

    - technology firms including front-end developers, back-office processing systems firms and match engine developers.

    We believe competition in the business service and transaction processing market is based on, among other things, the cost of the services provided, quality and reliability of the services, timely delivery of the services, reputation and value of linking with existing products, markets and distribution.

    REGULATORY MATTERS

    The CEA, the scope of which was significantly expanded in 1974, subjected us to comprehensive regulation by the CFTC. Under the 1974 amendments, the CFTC was granted exclusive jurisdiction over futures contracts (and options on such contracts) and on commodities. Such contracts were generally required to be traded on regulated exchanges known as contract markets. The CEA placed our business in a heavily regulated environment, but imposed significant barriers to unregulated competition.

    Between 1974 and December 2000, the barriers against unregulated competitors were eroded. The CEA's exchange trading requirement was modified by CFTC regulations and interpretations to permit privately negotiated swap contracts meeting specified requirements to be transacted in the OTC market. At the end of 2000, according to data from the Bank for International Settlements, the total estimated notional amount of outstanding OTC derivative contracts was $95.2 trillion compared to $14.3 trillion for exchange-traded futures and options contracts. The CFTC exemption and interpretations under which the OTC derivative market operated precluded the OTC market from using exchange-like electronic transaction systems and clearing facilities.

    The CFMA, which became effective on December 21, 2000, significantly altered the regulatory landscape and may have important competitive consequences. This legislation greatly expanded the freedom of regulated markets, like ours, to innovate and respond to competition. It will also permit us to offer a previously prohibited set of products--single-stock futures and futures based on narrow-based indexes of securities. The provisions that permit us to trade these security futures products require a novel sharing of jurisdiction between the CFTC and the SEC. Those agencies will be required to promulgate new regulations and registration schemes before trading commences. We expect exchange trading of these security futures products to be subject to more burdensome regulation than our other futures products. For example, we will be required to "notice register" with the SEC as a special purpose national securities exchange solely for the purpose of trading security futures products, and the SEC will be authorized to review some of our rules relating to these security futures products. Our members trading those products will be subject to duties and obligations to customers under the securities laws that do not pertain to their other futures business.

    The CFMA excluded or exempted many of the activities of our non-exchange competitors from regulation under the CEA. The CFMA created broad exclusions and exemptions from the CEA that permit derivative contracts, which may serve the same or similar functions as the contracts we offer, to be sold in the OTC market and to be traded by means of largely unregulated electronic trading facilities.

    Additionally, the CFMA permits banks and SEC-regulated clearing organizations to clear a broad array of derivative products in addition to the products that such clearing organizations have traditionally cleared. The CFMA also permits banks and broker-dealers, and their affiliates, to offer and sell foreign exchange futures to retail customers without being subject to regulation under the CEA.

    The CFMA created a new flexible regulatory framework for us in our capacity as a CFTC registrant, and eliminated many prescriptive requirements of the CEA and CFTC in favor of more flexible core principles. For instance, CFTC regulated exchanges may now list new contracts and adopt new rules without prior CFTC approval under self-certification procedures, permitting more timely product launch and modification.

    For regulated markets, the CFMA creates a new three-tiered regulatory structure. The degree of regulation proposed is related to the characteristics of the product and the type of customer that has direct or indirect access to the market, with retail customer markets being subject to greater regulation. The new three-tiered regulatory structure is as follows:

    - Designated contract markets with retail customer participation are subject to the highest level of regulation;

    - Derivatives transaction execution facilities with access limited to institutional traders and others trading through members that meet specified capital and other requirements and products limited to contracts that are less susceptible to manipulation (including single-stock futures) will be subject to a lesser degree of regulation; and

    - Exempt boards of trade subject to the least regulation are characterized by products without cash markets or that are highly unlikely to be susceptible to manipulation and the participation only of institutional traders and others that meet specified asset requirements.

    Our existing market, which trades a broad range of products and permits intermediaries to represent unsophisticated customers, is subject to the most thorough oversight as a designated contract market. The CFMA permits us to organize markets that are subject to lesser regulation depending on the types of products traded and the types of traders. Markets can be organized that trade only products that are unlikely to be susceptible to manipulation and permit direct trading only among institutional participants in order to achieve a less intrusive degree of oversight.

    The CFMA also provides for regulation of derivative clearing organizations
(DCOs), like our clearing house, separately from the exchanges for which they clear contracts. The CFMA requires a DCO that clears for a registered futures exchange to register with the CFTC. However, our clearing house was deemed to be registered by reason of its activities prior to enactment of the CFMA. A DCO may accept for clearing any new contract or may adopt any new rule or rule amendment by providing to the CFTC a written certification that the new contract, rule or rule amendment complies with the CEA. Alternatively, the DCO may request that the CFTC grant prior approval to any contract, rule or rule amendment, and the CFTC must grant approval within 90 days unless the CFTC finds that the proposed contract, rule or rule amendment would violate the CEA.

    OUR SHAREHOLDERS AND MEMBERS

    As a result of our conversion into a for-profit corporation in the fall of 2000, individuals and entities who, at the time, owned trading privileges on our exchange became the owners of all of the outstanding equity of CME. Our members continue to own substantially all of our outstanding common stock. Our members can execute trades for their own accounts or for the accounts of customers of clearing member firms. Members, and those who lease trading privileges from them, and who trade for their own account qualify for lower transaction fees in recognition of the market liquidity that their trading activity provides. These members also benefit from market information advantages that may accrue from their proximity to activity on the trading floors. The four divisions of membership at our exchange, CME, IMM, IOM and GEM, have different trading privileges. Membership applicants are subject to a review and approval process prior to obtaining trading privileges. We also have individual members and clearing members. For a more detailed discussion of our exchange membership interests, see the section of this proxy statement/prospectus entitled "Description of Capital Stock, Certificate of Incorporation and Bylaws of CME Holdings."

    OTHER BUSINESS RELATIONSHIPS AND SUBSIDIARIES

    GFX CORPORATION. GFX Corporation is a wholly owned subsidiary established in 1997 for the purpose of maintaining and creating liquidity in our foreign exchange futures contracts. GFX accounted for 2.4% and 1.4% of our consolidated revenues in 2000 and the first six months of 2001, respectively. Experienced foreign exchange traders employed by GFX buy and sell our foreign exchange futures contracts using our GLOBEX2 system. They limit risk from these transactions through offsetting transactions using futures contracts or spot foreign exchange transactions with approved counterparties in the interbank market.

    CME TRUST. The Chicago Mercantile Exchange Trust, or the CME Trust, was established in 1969 to provide financial assistance, on a discretionary basis, to customers of any clearing member that becomes insolvent. We funded the trust through tax-deductible contributions until June 1996. The trust had approximately $53.7 million and $52.0 million in net assets as of June 30, 2001 and December 31, 2000, respectively, as the result of contributions, investment income, and the absence of any distributions. Trustees of the fund, who are also members of our board of directors, have discretion to use the CME Trust to satisfy customer losses in the event a clearing member fails or is in such severe financial condition that it cannot meet a customer's obligations, provided that the customer's losses are related to transactions in our contracts. Neither we nor our members have any residual interest in the assets of the CME Trust.

    LICENSING AGREEMENTS

    STANDARD & POOR'S. We have had a licensing arrangement with Standard & Poor's Corporation since 1980. In 1997, all of our previous licensing agreements with Standard & Poor's were consolidated into one agreement that terminates on December 31, 2013 and includes a clause to renegotiate potential extensions in good faith. Under the terms of the agreement, S&P granted us a license to use certain S&P stock indexes and the related trade names, trademarks and service marks in connection with the creation, marketing, trading, clearing and promoting of futures and/or options contracts that are indexed to certain S&P stock indexes. The license is exclusive until December 31, 2008 for S&P stock indexes licensed to us and listed by us prior to September 24, 1997. For contracts granted before September 24, 1997 but not listed before September 24, 1997, the licenses are exclusive for one year with possible extensions, and, once listed, the license will be exclusive upon meeting a certain minimum average trading volume or payment of a fee by us. For contracts granted and listed after September 24, 1997, and upon which we have listed indexed contracts for trading within one year of the grant date, the licenses are exclusive for two years after listing, after which they may be made exclusive for the remainder of the term of the agreement upon meeting a certain minimum average trading volume or payment of a fee by us. These licenses become non-exclusive in the event we and S&P do not agree on an extension or we list certain competitive contracts. We have a right of first refusal for stock indexes not licensed under the license agreement as of September 24, 1997 and that are developed solely by S&P before and during the term of the license agreement. We pay S&P a per trade fee and have made certain lump sum payments in accordance with the terms of our agreement. If S&P discontinues compilation and publication of any license or index, we may license, non-exclusively, the information regarding that index or terminate the obligations regarding the index.

    NASDAQ.  We have had a licensing arrangement with The Nasdaq Stock
Market, Inc. since 1996 to license the Nasdaq-100 Index and related trade names, trademarks and service marks. The license was exclusive for the first three-and-a-half years after trading of the Nasdaq-100 futures contracts began on April 10, 1996, and remains exclusive subject to the maintenance of certain trading volumes in the Nasdaq-100 futures contracts and options on those contracts. The exclusivity of the license means that Nasdaq will not grant a license to use the Nasdaq-100 Index in connection with the trading, marketing and promotion of futures contracts and options on those contracts that would be traded on any commodity exchange between 9:30 a.m. and 4:15 p.m. Eastern Standard Time or any time during the day on a commodity exchange located in the Western Hemisphere. The exclusivity is also subject to the ability of Nasdaq and some of its affiliates to trade Nasdaq contracts on any markets that they own or operate. We have paid a lump sum fee to Nasdaq and pay per trade fees as well. Our Nasdaq-100 license agreement will continue until April 10, 2006, with five-year extensions unless either party gives notice of termination at least 120 days prior to the end of the current period.

    NSC. Our license agreement for the NSC software was signed with SBF in 1997 and it continues until 2022. The agreement was assigned by SBF to Euronext in 1997. Under the terms of the agreement, Euronext granted us a nonexclusive license to use the NSC software for the trading of our products and the products of certain other exchanges. The agreement also allows us to specify modifications and enhancements to the NSC software prior to delivery to be made by SBF. In addition, we have the right to use our GLOBEX trademark in conjunction with our operation of the electronic trading system based on NSC software. In consideration for the license of the NSC software, we granted Euronext a license to use and modify CLEARING 21. We also have a maintenance and development agreement with Euronext under which we pay annual amounts and per day fees for certain services.

    INTELLECTUAL PROPERTY

    We regard substantial elements of our brand name, marketing elements and logos, products, market data, software and technology as proprietary. We attempt to protect these elements by relying on trademark, service mark, copyright and trade secret laws, restrictions on disclosure and other methods. For example, with respect to trademarks, we have registered marks in more than 20 countries. We have not filed any patent applications to protect our technology. Our rights to stock indexes for our futures products principally derive from license agreements that we have obtained from Standard & Poor's, Nasdaq, and other exchanges and institutions. For a more detailed discussion of these licenses, see the section of this proxy statement/prospectus entitled "Business--Licensing Agreements."

    We regularly review our intellectual property to identify property that should be protected, the extent of current protection for that property and the availability of additional protection. We believe our various trademarks and service marks have been registered or applied for where needed. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals, and databases. Recent legal developments allowing patent protection for methods of doing business hold the possibility of additional protection, which we are examining.

    Patents of third parties may have an important bearing on our ability to offer certain of our products and services. It is possible that, from time to time, we may face claims of infringement that could interfere with our ability to use technology or other intellectual property that is material to our business. See the section of this proxy statement/prospectus entitled "Business--Legal Proceedings" for a summary of ongoing litigation relating to the NSC software.

    LEGAL PROCEEDINGS

    From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this proxy statement/prospectus, except as described below, we are not a party to or threatened with any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

    In May 1999, Victor Niederhoffer, Niederhoffer Investments, Inc., and several commodities pools controlled by Victor Niederhoffer filed a complaint against us and a number of unidentified employees, officials and members in federal district court in Chicago, under the Commodity Exchange Act. (NIEDERHOFFER INTERMARKET FUND, L.P., ET AL. V. CHICAGO MERCANTILE EXCHANGE, No. 99 C 3223 (N.D. Ill.)) The complaint charges we failed to enforce our rules relating to the establishment of settlement prices on October 27, 1997, and other specified dates and that as a consequence Niederhoffer, the pools, and their futures commission merchant suffered aggregate damages of at least
$105 million.

    The complaint against the unidentified employees, officials and members was not amended to name any individuals within the time limits prescribed by statute. As a result, the claims against the individuals have been dismissed. The district court issued an order on March 8, 2000 staying the entire litigation pending arbitration of the part of the case based on the claims of Niederhoffer's clearing member, who is a member of our exchange and subject to mandatory arbitration of any claim it may have against us. That order was appealed and affirmed by the Court of Appeals for the Seventh Circuit on May 12, 2001. On June, 12, 2001, counsel for plaintiffs informed the District Court that an arbitration claim will be filed.

    Based on pre-complaint investigation, discovery conducted to date, and advice from legal counsel, we believe the lawsuit is without merit, and we will defend the claim vigorously.

    On May 5, 1999, we, CBOT, NYMEX and Cantor Fitzgerald, L.P. were sued by Electronic Trading Systems, Inc., in the U.S. District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner U.S. patent 4,903,201, entitled "Automated Futures Trade Exchange." The patent relates to a system and method for implementing a computer-automated futures exchange. We informed Euronext-Paris, our licensor of the NSC software, in conformity with the indemnification provision of the license agreement, of the receipt of a summons in that proceeding. Euronext-Paris hired and has to date paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under that agreement in the event that any modifications to the licensed system made by us result in liability. On
June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that we reimburse it for all legal expenses and other costs incurred to date. It asked that we take over full responsibility for defense of this litigation and assume all costs associated with our defense. We have rejected this demand.

    The case against NYMEX was transferred to the Southern District of New York and is pending. Cantor Fitzgerald, L.P. settled with the plaintiff for undisclosed consideration. On March 29, 2001, eSpeed, Inc., an affiliate of Cantor Fitzgerald, L.P., acquired certain rights to the '201 patent. An amended complaint was filed on June 5, 2001, adding eSpeed, Inc. as an additional party plaintiff. The amended complaint seeks treble damages, attorneys' fees and preliminary and permanent injunctions against the remaining defendants.

    On June 4, 2001, a hearing was conducted before Judge Barbara M.G. Lynn to interpret the claims of the '201 patent. On July 24, 2001, Judge Lynn distributed a proposed Claim Construction Order. That proposed order rejects certain arguments that we had made with respect to the scope of plaintiffs' patent claims and proposes to interpret the patent claims more broadly. If the court's proposed order is adopted as the final order of the court, the broad scope of the claims, as interpreted by the court, may reduce the number of arguments we have as to non-infringement.

    If the plaintiffs are ultimately successful before the district court, we may be required to obtain a license to develop, market and use our computer automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. We cannot assure you that we would be able to obtain such a license or that we would be able to obtain it at commercially reasonable rates, or, if we are unable to obtain a license, that we would be able to redesign our system to avoid infringement. As a result, this litigation could have a material adverse affect on our business, financial condition and operating results, including our ability to offer electronic trading in the future.

    PROPERTIES AND FACILITIES

    Our trading facilities and corporate headquarters are located at 30 South Wacker Drive in Chicago, Illinois. We occupy approximately 430,000 square feet of office space under two leases that both expire in 2003 and 70,000 square feet of trading floor space under a lease with the CME Trust that expires in 2005. We have an option under each of the office space leases that will allow us to renew those leases until November 2013. On November 1, 1998, we entered into an extension of our lease with the CME Trust, and we have an option on three additional extensions that will allow us to continue to occupy this trading facility until October 2026. We maintain backup facilities for our electronic systems in separate office towers at 10 and 30 South Wacker Drive. We also lease administrative office space in Washington, D.C., London, England and Tokyo, Japan. We believe our facilities are adequate for our current operations and that additional space can be obtained if needed.

    EMPLOYEES

    As of June 30, 2001, we had 1,041 full-time equivalent employees. We consider relations with our employees to be good. We have never experienced a work stoppage. None of our employees are represented by a collective bargaining agreement. However, since 1982, we have had an understanding with the International Union of Operating Engineers, Local 399, AFL-CIO, relating to building engineers at our corporate headquarters building. Currently, there are seven employees to whom this understanding applies.

                            SELECTED FINANCIAL DATA

                                                                                                             SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                    ----------------------------------------------------   ---------------------
                                                      1996       1997       1998       1999       2000       2000        2001
                                                    --------   --------   --------   --------   --------   --------   ----------
                                                                                                                (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues
Clearing and transaction fees.....................  $109,006   $116,917   $126,524   $140,305   $156,649   $ 75,689   $  139,204
Quotation data fees...............................    36,486     37,719     40,079     43,005     36,285     18,451       23,807
Communication fees................................     7,637      7,885      8,128      8,165      9,391      4,645        4,606
Investment income.................................     5,593      8,178     10,117      9,091      9,736      4,384        5,105
Other operating revenue...........................     5,490      6,945     12,317     10,036     14,491      6,748       14,146
                                                    --------   --------   --------   --------   --------   --------   ----------
    Total revenues................................   164,212    177,644    197,165    210,602    226,552    109,917      186,868
                                                    --------   --------   --------   --------   --------   --------   ----------
Expenses
Salaries and benefits.............................    63,547     66,873     72,386     80,957     94,067     48,877       50,206
Stock-based compensation..........................        --         --         --         --      1,032      2,478       12,030
Occupancy.........................................    20,138     19,779     19,702     17,773     19,629     10,128       10,053
Professional fees, outside services and
  licenses........................................    16,693     16,913     28,038     28,319     23,131     10,560       11,556
Communications and computer and software
  maintenance.....................................    17,352     17,197     22,731     28,443     41,920     20,092       20,129
Depreciation and amortization.....................    16,038     16,689     17,943     25,274     33,489     16,596       18,034
Public relations and promotion....................     9,220     11,175      9,586      7,702      5,219      2,062        1,369
Other operating expense...........................     8,815      9,960     12,586     15,490     16,148      9,509        6,621
                                                    --------   --------   --------   --------   --------   --------   ----------
    Total expenses................................   151,803    158,586    182,972    203,958    234,635    120,302      129,998
                                                    --------   --------   --------   --------   --------   --------   ----------
Income (loss) from continuing operations before
  limited partners' interest in PMT and income
  taxes...........................................    12,409     19,058     14,193      6,644     (8,083)   (10,385)      56,870
Other income--return of contributions from CME
  Trust(1)........................................    15,717         --         --         --         --         --           --
Limited partners' interest in earnings of PMT
  Limited Partnership.............................        --         --     (2,849)    (2,126)    (1,165)    (1,182)          --
Income tax (provision) benefit....................   (12,035)    (6,963)    (4,315)    (1,855)     3,339      4,627      (22,650)
                                                    --------   --------   --------   --------   --------   --------   ----------
Income from continuing operations.................    16,091     12,095      7,029      2,663     (5,909)    (6,940)      34,220
Discontinued operations, net of tax...............    (1,023)    (3,428)        --         --         --         --           --
                                                    --------   --------   --------   --------   --------   --------   ----------
Net income (loss).................................  $ 15,068   $  8,667   $  7,029   $  2,663   $ (5,909)  $ (6,940)  $   34,220
                                                    ========   ========   ========   ========   ========   ========   ==========
Earnings (loss) per share:(2)
  Basic...........................................        --         --         --         --   $   (.21)  $   (.24)  $     1.19
  Diluted.........................................        --         --         --         --         --         --         1.18

BALANCE SHEET DATA:
Total assets......................................  $241,554   $346,732   $295,090   $303,318   $380,643   $702,761   $2,532,164
Current assets....................................   158,941    268,081    205,186    178,252    266,631    582,724    2,417,337
Current liabilities...............................    81,384    178,210    112,555    111,568    197,493    515,890    2,306,802
Long-term obligations and limited partners'
  interest in PMT.................................     9,539      8,968     15,638     23,087     19,479     23,790       14,806
Shareholders' equity..............................   150,631    159,554    166,897    168,663    163,671    163,081      210,556

OTHER DATA:
Total trading volume (round turn trades)..........   177,042    200,742    226,619    200,737    231,110    120,155      191,137
GLOBEX trading volume.............................     2,018      4,388      9,744     16,135     34,506     14,810       36,022
Open interest at period-end.......................     5,361      6,479      7,282      6,412      8,021      7,067       12,202
Notional value of trading volume (in trillions)...  $  144.8   $  184.6   $  161.7   $  138.3   $  155.0   $   83.7   $    135.7

------------------------------

(1) Consists of a 1996 return of contributions and interest from the CME Trust resulting from an agreement reached with the IRS over the deductibility of contributions made by us.

(2) CME first issued shares on November 13, 2000, the date of our demutualization. Calculation of 2000 earnings per share is presented as if the common stock issued on November 13, 2000 had been outstanding for the entire period.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE RISKS DESCRIBED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING DISCUSSION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

CORPORATE STRUCTURE

    We are one of the world's leading exchanges for the trading of futures and options on futures. Our international marketplace brings together buyers and sellers on our trading floors and our GLOBEX2 electronic trading system. We offer market participants the opportunity to trade futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign exchange and commodities.

    Our exchange was organized in 1898 as a not-for-profit membership organization. As a not-for-profit organization, our business strategy and fee structure were designed to provide profit opportunities for our members. On November 13, 2000, we became the first U.S. financial exchange to become a for-profit corporation by converting membership interests into shares of common stock that can trade separately from exchange trading privileges. As part of our demutualization, we also purchased all of the assets and liabilities of P-M-T Limited Partnership, or PMT, an Illinois limited partnership that operated our GLOBEX2 electronic trading system.

    In conjunction with our demutualization, we adopted a new for-profit business strategy that is being integrated into our operations. As part of this integration process, we have examined and will continue to examine the fees we charge for our products in order to increase revenues and profitability, while providing incentives for members and non-members to use our markets. In the fourth quarter of 2000 and first quarter of 2001, we implemented changes to our fee structure, which included some fee increases, new fees for services previously provided to members at minimal or no charge and volume discounts to liquidity providers. This new approach to fees contrasts with our historical practices as a not-for-profit organization, which included reductions in fees and payment of rebates when we recorded substantial net income. For example, in 1998 we paid a rebate of $17.9 million to our clearing firms and member brokers. In addition, expenses are now also examined in relation to the related revenues they support, rather than primarily as a means to provide services to members.

OVERVIEW

    Growth in our revenues is driven primarily by the growth in the volume of trades executed on our exchange. Our average daily trading volume increased at a compound annual rate of 7.2% from 1996 to 2000, and increased 60.3% for the six months ended June 30, 2001 compared to the same period in 2000. Volume increased as a result of economic factors, enhancements to our product and service offerings and expansion of our electronic and other trade execution choices. Global and national economic uncertainty generally results in increased trading activity as our customers seek to hedge or manage the risks associated with fluctuations in interest rates, equities, foreign exchange and commodities. In recent periods, our trading volumes have been positively affected by the increased volatility in the markets for equity and fixed-income securities. Products and services offered also have a significant effect on volume. We built on earlier successes in our standard S&P 500 and Nasdaq-100 contracts by introducing E-mini versions of the S&P 500 Index contract in 1997 and the Nasdaq-100 contract in 1999, which are one-fifth the size of the standard contract. These E-mini contracts are traded only through our electronic trading system. In addition, we significantly upgraded our GLOBEX2 electronic trading system in 1998 and, in November 2000, we modified GLOBEX2 policies to give more users direct access to our markets. Electronic trading represented 14.9% of total trading volume in 2000 compared to 1.1% in 1996. The volume of privately negotiated transactions increased from 3.9 million contracts in 1996 to 6.7 million contracts in 2000.

    In addition to increases in trading volume, revenues have also been positively impacted by increases to some of our clearing and transaction fees that became effective in the fourth quarter of 2000 and in the first quarter of 2001. In addition, the growth in electronic trading volume has a compound effect on our revenue because trades executed through GLOBEX2 are charged fees for using the electronic trading system in addition to the clearing fees assessed on all transactions executed on our exchange.

    The majority of our expenses fall into three categories: salaries and benefits; communications and computer and software maintenance; and depreciation and amortization. With the exception of license fees paid for our equity contracts traded and a component of our trading facility rent that is related to trading volume, expenses do not change substantially with changes in trading volume. The number of transactions processed rather than the number of contracts traded tends to impact expenses. Revenues, however, can fluctuate significantly with volume changes, and thus our profitability is directly tied to how much trading volume is generated in excess of the minimum trading volume required to cover our relatively fixed expenses.

    Expenses have increased at a greater rate than revenues during the five-year period from 1996 to 2000. In particular, in 2000, we incurred $9.8 million of one-time expenses associated with restructuring of our management, our demutualization and the write-off of certain internally developed software that could not be utilized as intended. Other increases in our expenses have been driven primarily by our growing emphasis on technology. In addition, expenses are likely to vary in the future as a result of the stock-based compensation expense we are required to record.

    Net operating results for 1998 through 2000 was adversely affected by the limited partners' interest in the earnings of PMT. Prior to our demutualization, PMT owned all rights to electronic trading of our products and received the revenue generated from electronic trading. We provided services to support electronic trading and charged PMT for these services. We were the sole general partner and also a limited partner in PMT. The remaining limited partners were entitled to a portion of the income of PMT, thus reducing net income to us. We purchased PMT's net assets as part of our demutualization. As a result, there has been no reduction in our earnings for the limited partners' interests after that date. The purchase price we paid, which was determined by an independent appraisal, was equal to the book value of PMT's net assets.

REVENUES

    Over the past five years, our revenues have grown from $164.2 million in 1996 to $226.6 million in 2000. During the first six months of 2001, our revenues were $186.9 million, a 70.0% increase over the first six months of 2000.

    Our revenues consist of clearing and transaction fees, quotation data fees, communication fees, investment income and other operating revenue. The revenues derived from clearing and transaction fees are determined by three factors: volume, rates and the mix of trades.

    Our revenues are tied directly to volume and underlying market uncertainty. We attempt to mitigate the downside of unpredictable volume swings through various means, such as increasing clearing fees, creating volume incentives, opening access to new markets and further diversifying the range of products we offer.

    Similar to volume, the rate structure for clearing and transaction fees has a significant impact on revenue. We implemented rate increases in the fourth quarter of 2000 and in the first quarter of 2001 which have positively impacted our revenues. The pricing changes in the first quarter of 2001 retained some of the increases from the fourth quarter of 2000; implemented charges for some services previously provided at no charge, such as order routing; altered the pricing structure for access to GLOBEX2, and reduced certain fees to stimulate activity in targeted areas. These fee changes are in contrast to the fee rebate of $17.9 million in 1998 that had a negative impact on profitability, as did other fee reductions implemented prior to our demutualization.

    The mix of trades reflects the types of products traded, the method by which trades are executed and the percentage of transactions executed by members compared to non-members. All transactions are charged a clearing fee that differs by type of contract traded. Additional fees from trades executed through GLOBEX2 and privately negotiated transactions have become an increasing source of revenue as the percentage of trades executed electronically and the volume of privately negotiated transactions have increased. Finally, the percentage of trades attributed to non-members impacts revenue as higher fees are charged to non-member customers than to members.

    The historical average rate per contract is illustrated in the table below:

                           AVERAGE RATE PER CONTRACT

                                                                                       SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                               ----------------------------------------------------   -------------------
                                 1996       1997       1998       1999       2000       2000       2001
                               --------   --------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT PER CONTRACT AMOUNTS)
Transaction Revenues.........  $109,006   $116,917   $126,524   $140,305   $156,649   $75,689    $139,204
Total Contracts Traded.......   177,042    200,742    226,619    200,737    231,110   120,155     191,137
Rate per Contract............  $  0.616   $  0.582   $  0.558   $  0.699   $  0.678   $ 0.630    $  0.728

    The trend in the average rate per contract is influenced by a variety of factors. As the percentage of trades executed electronically has grown, the average rate per contract has increased. The average rate per contract decreased in 1997 and 1998 as a result of fee reductions and rebates. The decline in the average rate per contract from 1999 to 2000 resulted primarily from three factors: a larger percentage of trades were executed by members, who are charged lower rates; there was a decline in demand for some of our product delivery services; and there was an increase in adjustments approved to clearing and transaction fees that were charged in the previous year. The average rate per contract increased to 72.8 CENTS in the first half of 2001 as a result of the fee changes implemented in the first quarter of 2001.

    Our second largest source of revenue is quotation data fees, which we receive from the sale of our market data. We have contractual arrangements with more than 160 vendors who resell our market data to more than 46,000 subscribers. Revenues have grown steadily over the past five years with the exception of 2000. In 2000, a lower-priced, non-professional service was offered that increased the number of subscribers but adversely affected revenue as some of our existing customers switched to this lower-priced service. In addition, one of our major vendors declared bankruptcy resulting in a reserve against our 2000 revenue. The pricing of quotation data services was increased, effective March 1, 2001, as part of the pricing changes implemented in 2001.

    Investment income represents earnings from our general investment portfolio as well as income generated by the short-term investment of clearing members' cash performance bonds and security deposits. Investment income has fluctuated with operating results. Investment income is also affected by changes in the levels of cash performance bonds deposited by clearing firms, which in turn is a function of the type of collateral used to meet performance bond requirements, the number of open positions by clearing members and volatility in our markets. As a result, the amount of cash deposited by clearing firms is subject to significant fluctuation. For example, cash performance bonds and security deposits amounted to $1.4 billion as of June 30, 2001, compared to $156.0 million as of December 31, 2000. Also, late in the second quarter of 2001, additional investment income was generated as we began to enter into securities lending transactions utilizing a portion of the securities that clearing members had deposited to satisfy their proprietary performance bond requirements.

    Communication fees consist of charges to members and firms that utilize our various telecommunications networks and communications services. Revenue from communication fees is dependent on open outcry trading as a significant portion relates to telecommunications on the trading floor. There is a corresponding variable expense associated with providing these services.

    Other revenue is composed of trading revenue generated by GFX, our wholly owned subsidiary that trades in foreign exchange futures contracts to enhance liquidity in our markets for these products, GLOBEX2 access charges, fees for trade order routing and various services to members.

EXPENSES

    Salaries and benefits expense is our most significant expense and includes employee wages, bonuses, related benefits and employer taxes. Changes in this expense are driven by increases in wages as a result of inflation or labor market conditions, the number of employees, rates for employer taxes and price increases affecting benefit plans. Annual bonus payments also vary from year to year and have a significant impact on total salaries and benefits expense. The number of employees was relatively unchanged from 1996 to 2000, although our technology staff, as a percentage of total employees, has grown during this period.

    Stock-based compensation is the expense for stock options and restricted stock grants. The most significant portion of this expense relates to our CEO's stock option, which was granted in February 2000, for 5% of all classes of our outstanding common stock. The option was treated as a stock appreciation right prior to our demutualization. At the date of demutualization, fixed accounting treatment was adopted for the Class A shares included in this option. Variable accounting treatment was required for the Class B shares included in the option beginning in the second quarter of 2001. As a result, this expense will fluctuate based on the change in the value of the associated Class B shares. In the second quarter of 2001, restricted stock grants were awarded to certain employees and comprises the balance of our stock-based compensation expense.

    Occupancy costs consist primarily of rent, maintenance and utilities for our offices and trading facilities. Our office space is primarily in Chicago, although smaller offices are located in Washington, D.C., London and Tokyo. Occupancy costs are relatively stable, although our trading floor rent fluctuates to a limited extent based on open outcry trading volume.

    Professional fees, outside services and licenses expense consists primarily of consulting services provided for major technology initiatives, license fees paid as a result of trading volume in equity index products, and legal and accounting fees. This expense fluctuates primarily as a result of changes in requirements for consultants to complete technology initiatives, equity index product trading volume changes that impact license fees, and other major undertakings by us, such as the demutualization, that require the use of professional services.

    Communications and computer and software maintenance expense consists primarily of costs for network connections with our GLOBEX2 customers and for maintenance of the hardware and software required to support our technology, telecommunications costs of our exchange and fees paid for access to market data. This expense is primarily affected by the growth of electronic trading. Our computer and software maintenance costs are driven by the number of transactions processed, not the volume of contracts traded. Currently, we process approximately 70% of total transactions electronically, which represent only 19% of total contracts traded.

    Depreciation and amortization expense results from the depreciation of fixed assets purchased, as well as amortization of purchased and internally developed software. This expense increased as a result of significant technology investments in equipment and software that began in late 1998 and led to increased depreciation and amortization in the following years. The level of capital expenditures has decreased since 1999.

    Public relations and promotion expense consists primarily of media, print and other advertising expenses, as well as product promotion expenses incurred to promote our services and introduce new products. Also included are seminar, conference and convention expenses incurred for attending trade shows.

    Other operating expense consists primarily of travel, staff training, fees incurred in providing product delivery services to customers, stipends for the board of directors, interest for equipment purchased under capital leases, meals and entertainment, fees for our credit facility and various state and local taxes. Other operating expense fluctuates, in part, due to changes in demand for certain product delivery services and decisions regarding the manner in which to purchase capital equipment. Certain expenses, such as those for travel and entertainment, are more discretionary in nature and can fluctuate from year to year as a result of management decisions.

KEY STATISTICAL INFORMATION

    The following table presents key information on volume of contracts traded as well as information on open interest and notional value of contracts traded.

                                                        YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------
                                    1996           1997           1998           1999           2000
                                ------------   ------------   ------------   ------------   ------------
Average Daily Volume:
Product area:
  Interest Rate...............       443,721        522,835        574,829        475,023        550,810
  Equity......................       103,208        116,801        174,840        189,984        258,120
  Foreign Exchange............       113,180        119,429        113,948         94,747         76,615
  Commodity...................        34,173         34,562         35,664         33,671         31,575
                                ------------   ------------   ------------   ------------   ------------
Total average daily volume....       694,282        793,627        899,281        793,425        917,120

Method of Trade:
  Open Outcry.................       671,033        752,273        830,687        698,011        754,049
  GLOBEX2 volume..............         7,913         17,343         38,668         63,782        136,928
  EFP.........................        15,336         24,011         29,926         31,632         26,122
  Block Trade.................            --             --             --             --             21
                                ------------   ------------   ------------   ------------   ------------
Total average daily volume....       694,282        793,627        899,281        793,425        917,120

Total volume..................   177,041,967    200,742,154    226,618,831    200,736,847    231,109,976

Largest open interest.........     7,251,018      8,305,804     10,174,734      8,799,641      9,324,154

Notional value (in
  $trillions).................  $      144.8   $      184.6   $      161.7   $      138.3   $      155.0

                                     SIX MONTHS ENDED
                                         JUNE 30,
                                ---------------------------
                                    2000           2001
                                ------------   ------------
Average Daily Volume:
Product area:
  Interest Rate...............       589,944      1,011,721
  Equity......................       248,043        396,207
  Foreign Exchange............        82,689         85,687
  Commodity...................        32,936         35.480
                                ------------   ------------
Total average daily volume....       953,612      1,529,095
Method of Trade:
  Open Outcry.................       805,103      1,210,808
  GLOBEX2 volume..............       117,504        288,167
  EFP.........................        31,005         28,506
  Block Trade.................            --          1,614
                                ------------   ------------
Total average daily volume....       953,612      1,529,095
Total volume..................   120,155,160    191,136,876
Largest open interest.........     8,618,159     14,145,550
Notional value (in
  $trillions).................  $       83.7   $      135.7

RESULTS OF OPERATIONS

    The following table sets forth our consolidated statements of income for the periods presented as a percentage of total revenue.

                                                                                                SIX MONTHS
                                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                           ------------------------------   -------------------
                                                             1998       1999       2000       2000       2001
                                                           --------   --------   --------   --------   --------
                                                                   (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
Clearing and transaction fees............................    64.2%      66.6%      69.1%      68.9%      74.5%
Quotation data fees......................................    20.3       20.4       16.0       16.8       12.7
Communication fees.......................................     4.1        3.9        4.2        4.2        2.5
Investment income........................................     5.1        4.3        4.3        4.0        2.7
Other operating revenue..................................     6.3        4.8        6.4        6.1        7.6
                                                            -----      -----      -----      -----      -----
  Total revenues.........................................   100.0      100.0      100.0      100.0      100.0
                                                            -----      -----      -----      -----      -----
Expenses:
Salaries and benefits....................................    36.7       38.4       41.5       44.5       26.9
Stock-based compensation.................................     0.0        0.0        0.5        2.2        6.4
Occupancy................................................    10.0        8.4        8.7        9.2        5.4
Professional fees, outside services and licenses.........    14.2       13.4       10.2        9.6        6.2
Communications and computer and software maintenance.....    11.5       13.5       18.5       18.3       10.8
Depreciation and amortization............................     9.1       12.0       14.8       15.1        9.7
Public relations and promotion...........................     4.9        3.7        2.3        1.9        0.7
Other operating expense..................................     6.4        7.4        7.1        8.6        3.5
                                                            -----      -----      -----      -----      -----
  Total expenses.........................................    92.8       96.8      103.6      109.4       69.6
                                                            -----      -----      -----      -----      -----
Income (loss) from continuing operations before limited
  partners' interest in PMT and income taxes.............     7.2        3.2       (3.6)      (9.4)      30.4
Limited partners' interest in earnings of PMT............    (1.4)      (1.0)      (0.5)      (1.1)        --
Income tax (provision) benefit...........................    (2.2)      (0.9)       1.5        4.2      (12.1)
                                                            -----      -----      -----      -----      -----
  Net income (loss)......................................     3.6%       1.3%      (2.6)%     (6.3)%     18.3%
                                                            =====      =====      =====      =====      =====

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    OVERVIEW

    Our operations for the six months ended June 30, 2001 resulted in net income of $34.2 million compared to a net loss of $6.9 million for the six months ended June 30, 2000. Our improved operating results were driven by a $77.0 million, or 70.0%, increase in revenues that was partially offset by a $9.7 million, or 8.1%, increase in expenses in the six months ended June 30, 2001 compared to the six months ended June 30, 2000. Excluding stock-based compensation, a non-cash expense, of $12.0 million and $2.5 million for the six months ended June 30, 2001 and 2000, respectively, total expenses increased $0.1 million, or 0.1%, in the first half of 2001 compared to the first half of 2000.

    During the first half of 2001, the U.S. Federal Reserve Board lowered the Fed funds rate on six occasions, resulting in a total reduction of 2.75%. Volume in our Eurodollar contracts benefited from two factors, the increased need for risk management instruments resulting from the interest rate volatility and our Eurodollar contract having become a benchmark for the industry. In addition, opening access to our electronic trading system and improved performance of that system, coupled with uncertainty over the economy and interest rates, resulted in increased trading volume in our equity index products.

    REVENUES

    Total revenues increased $77.0 million, or 70.0%, from $109.9 million for the six months ended June 30, 2000 to $186.9 million for the six months ended June 30, 2001. The increase in revenues is primarily attributable to a 59.1% increase in total trading volume. In the first half of 2001, record levels of electronic trading resulted in total GLOBEX2 volume of 36.0 million contracts, representing 18.8% of our total trading volume and an increase of 143.3% compared to the first half of 2000. These increased volume levels resulted from uncertainty over interest rates and volatility in the U.S. equities market, a diverse product offering, our new open access policy for GLOBEX2 and volume discounts available to customers using our markets to manage their financial risk. Finally, a new pricing framework announced in December 2000 that took effect in the first quarter of 2001 resulted in additional revenue.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees and other volume-related charges increased $63.5 million, or 83.9%, from $75.7 million for the six months ended June 30, 2000 to $139.2 million for the six months ended June 30, 2001. Total trading volume increased 59.1%, from 120.2 million contracts for the six months ended June 30, 2000 to 191.1 million contracts for the six months ended June 30, 2001. This growth in total volume was compounded by additional GLOBEX2 transaction fees resulting from an increase in electronic trading volume of 21.2 million contracts from the same period in 2000. In addition to increased volume, revenue was favorably impacted by the change to our pricing structure that was implemented in the first quarter of 2001.

    The following table shows the average daily trading volume in our four product areas and the portion that was traded electronically through the GLOBEX2 system:

                                                  SIX MONTHS ENDED
                                                      JUNE 30,
                                                --------------------   PERCENTAGE
PRODUCT AREA                                      2001        2000      INCREASE
------------                                    ---------   --------   ----------
Interest Rate.................................  1,011,721   589,944        71.5%
Equity........................................    396,208   248,043        59.7
Foreign Exchange..............................     85,687    82,689         3.6
Commodity.....................................     35,479    32,936         7.7
                                                ---------   -------
Total Volume..................................  1,529,095   953,612        60.3

GLOBEX2 Volume................................    288,167   117,504       145.2
GLOBEX2 Volume as a Percent of Total Volume...       18.8%     12.3%

    While we experienced increased volume in all products, the most significant increases were experienced in interest rate and equity products. Interest rate and equity volume in the first half of 2001 reflects continued growth in our Eurodollar and E-mini equity index products resulting primarily from increased access to our electronic trading platform and volume discounts to stimulate activity in a time of volatility in interest rates and the U.S. equities markets.

    QUOTATION DATA FEES. Quotation data fees increased $5.3 million, or 29.0%, from $18.5 million for the six months ended June 30, 2000 to $23.8 million for the six months ended June 30, 2001. On March 1, 2001, we implemented a fee increase for professional subscribers. In addition, while we maintained our non-professional market data offering, the service was changed from real-time streaming to one-minute snapshots of market data. This resulted in some of our subscribers converting to the higher-priced professional service. Partially offsetting the effect of this pricing change was the adverse revenue impact created by the bankruptcy filing in February 2001 of one of our larger vendors. As a result, we increased our reserve by approximately $0.5 million during the first half of 2001.

    COMMUNICATION FEES. Communication fees were $4.6 million for the six months ended June 30, 2001. These amounts were relatively constant from the same period in 2000.

    INVESTMENT INCOME. Investment income increased $0.7 million, or 16.4%, from $4.4 million for the six months ended June 30, 2000 to $5.1 million for the six months ended June 30, 2001. This increase was directly related to our improved financial performance during the first half of 2001 that resulted in additional funds available for investment as well as increased cash performance bonds deposited by clearing firms. Also, a securities lending program was implemented late in the second quarter of 2001 and provided additional investment income. Our securities lending activity is limited to a portion of the securities that members deposit to satisfy their proprietary performance bond requirements.

    OTHER OPERATING REVENUE. Other operating revenue increased $7.4 million, or 109.6%, from $6.7 million for the six months ended June 30, 2000 to $14.1 million for the six months ended June 30, 2001. The majority of this increase, or $4.3 million, is attributable to increased revenue for access to GLOBEX2. In addition to an increase in the number of individuals and sites utilizing GLOBEX2, our comprehensive pricing changes included a number of changes in fees charged for access to GLOBEX2 and expansion of the number of access choices. Revenue generated by fees associated with managing our IEF increased by $0.9 million from $0.4 million for the six months ended June 30, 2000 to $1.3 million for the six months ended June 30, 2001. Fees earned are directly related to amounts deposited in the IEF. Finally, sales of our SPAN software have increased by $0.4 million in the first six months of 2001 compared to the first six months of 2000. In the first half of 2001, a substantial portion of this revenue represented one transaction to license the software to another exchange.

    EXPENSES

    Total operating expenses increased $9.7 million, or 8.1%, from $120.3 million for the six months ended June 30, 2000 to $130.0 million for the six months ended June 30, 2001. This increase was primarily attributable to additional stock-based compensation expense recognized in the second quarter of 2001.

    SALARIES AND BENEFITS EXPENSE.  Salaries and benefits expense increased
$1.3 million, or 2.7%, from $48.9 million for the six months ended June 30, 2000 to $50.2 million for the six months ended June 30, 2001. Included in this expense for the first half of 2000 was $4.0 million of one-time expenses relating to the restructuring of management that included a sign-on bonus for our new President and CEO hired in February 2000 and expenses related to severance payments to departing executives with employment contracts. Excluding these one-time charges, salaries and benefits increased $5.3 million, or 11.9%, in the first half of 2001, as a result of an increase in employee bonus expense, a greater pension expense and an overall increase in compensation levels, coupled with the related employment taxes and employee benefits costs.

    STOCK-BASED COMPENSATION EXPENSE. Stock-based compensation expense increased $9.5 million from $2.5 million for the six months ended June 30, 2000 to $12.0 million for the six months ended June 30, 2001. This increase was primarily the result of the increase in value of the Class B shares included in the stock option granted to our CEO in 2000. The Class B portion of the option represented $11.7 million of our stock-based compensation expense in the first half of 2001. Prior to our demutualization in November 2000, the expense relating to this option was recognized as a stock appreciation right using variable accounting as prescribed under Accounting Principles Board (APB) Opinion No. 25 and related pronouncements. Since demutualization, fixed accounting treatment has been adopted for the Class A shares included in the option. However, variable accounting has been required for the Class B shares beginning in the second quarter of 2001.

    OCCUPANCY EXPENSE. Occupancy expense was constant at $10.1 million for the six months ended June 30, 2000 and 2001. This is primarily the result of a one-time reduction in operating expenses relating to our office space in 2001 that was offset by an increase in rent expense related to our trading floor, as a portion of this rent is directly related to increased open outcry trading volume.

    PROFESSIONAL FEES, OUTSIDE SERVICES AND LICENSES EXPENSE. Professional fees, outside services and licenses increased $1.0 million, or 9.4%, from $10.6 million for the six months ended June 30, 2000 to $11.6 million for the six months ended June 30, 2001. This increase is primarily due to a $1.1 million increase in professional fees related to major technology initiatives and a $0.5 million increase in license fees resulting from increased equity index product trading volume, offset in part by a $0.9 million decrease in legal costs and professional fees.

    COMMUNICATIONS AND COMPUTER AND SOFTWARE MAINTENANCE
EXPENSE. Communications and computer and software maintenance expense remained constant at $20.1 million for the six months ended June 30, 2000 and June 30, 2001. Communication expenses related to GLOBEX2 connections increased
$0.7 million due to the increased number of customers utilizing our electronic trading platform. Offsetting this increase was a reduction in software maintenance expense as a result of contract re-negotiation efforts.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased $1.4 million, or 8.7%, from $16.6 million for the six months ended June 30, 2000 to $18.0 million for the six months ended June 30, 2001. This increase was primarily attributable to depreciation of the cost of equipment and software purchased in late 2000 as well as amortization on internally developed software completed in the second half of 2000 and the first half of 2001.

    PUBLIC RELATIONS AND PROMOTIONS EXPENSE. Public relations and promotions expense decreased $0.7 million, or 33.6%, from $2.1 million for the six months ended June 30, 2000 to $1.4 million for the six months ended June 30, 2001. Of this decrease, $0.3 million resulted from a change in our strategy for the timing of advertising expenditures in 2001. In addition, an incentive program for Euro foreign exchange products that was in effect in the first quarter of 2000 was terminated, resulting in no similar expenditure in 2001.

    OTHER OPERATING EXPENSE. Other operating expense decreased $2.9 million, or 30.4%, from $9.5 million for the six months ended June 30, 2000 to $6.6 million for the six months ended June 30, 2001. This decrease was primarily due to a $2.7 million write-off of previously capitalized software development costs during the second quarter of 2000. It was determined that the software would not be utilized as intended. A similar write-off of $0.3 million occurred in the second quarter of 2001. Also contributing to the decrease was a decline in currency delivery fees of $0.3 million and $0.2 million of reduced travel expenses.

    During the six months ended June 30, 2000, the limited partners' interest in the earnings of PMT was $1.2 million. We purchased the net assets of PMT on November 13, 2000 as part of our demutualization. Therefore, there was no reduction in earnings during the first half of 2001 as a result of the sharing of profits with the limited partners of this entity.

    INCOME TAX PROVISION

    We recorded a tax provision of $22.7 million for the six months ended
June 30, 2001 compared to a tax benefit of $4.6 million for the same period in 2000. The effective tax rate remained relatively constant at 39.8% for the first half of 2001 and 40.0% for the first half of 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    OVERVIEW

    We experienced a net loss of $5.9 million in 2000 compared to net income of $2.7 million in 1999. The change was primarily due to several one-time expenses in 2000 and increased technology-related expenses. As a result, overall expense increases outpaced the growth in revenue.

    REVENUES

    Total revenues increased $16.0 million, or 7.6%, from $210.6 million in 1999 to $226.6 million in 2000.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees accounted for 69.1% of total revenues in 2000. Clearing and transaction fee revenues increased $16.3 million, or 11.6%, from $140.3 million in 1999 to $156.6 million in 2000. This increase was due primarily to a 15.1% increase in total trading volume in 2000 over 1999, setting a new annual volume record for us of 231.1 million contracts. The increase in trading volume was due primarily to uncertainty over interest rates and the U.S. presidential election that resulted in strong volume in our interest rate and stock index products as a way to help manage financial risk. Total electronic trading volume on our GLOBEX2 system in 2000 rose 113.8% to 34.5 million contracts and accounted for 14.9% of total volume.

    The following table shows the average daily trading volume for the periods presented in our four product areas and the portion that was traded electronically through the GLOBEX2 system:

                                                                      PERCENTAGE
PRODUCT AREA                                  2000       1999     INCREASE/(DECREASE)
------------                                --------   --------   -------------------
Interest Rate.............................  550,810    475,023            16.0%
Equity....................................  258,120    189,984            35.9
Foreign Exchange..........................   76,615     94,747           (19.1)
Commodity.................................   31,575     33,671            (6.2)
                                            -------    -------
Total Volume..............................  917,120    793,425            15.6

GLOBEX2 Volume............................  136,928     63,782           114.7
GLOBEX2 Volume as a Percent of Total
  Volume..................................     14.9%       8.0%

    In addition to the increase in trading volume, clearing and transaction fee revenue rose as a result of a fee increase that went into effect on October 1, 2000. The fee increase was replaced with a new, strategically designed fee structure that went into effect primarily on January 1, 2001. The new pricing structure reflects our new business strategy as a for-profit corporation.

    QUOTATION DATA FEES. Quotation data fees decreased $6.7 million, or 15.6%, from $43.0 million in 1999 to $36.3 million in 2000. The decrease was a result of lower promotional fees charged to non-professional subscribers. This special promotional fee for non-professional subscribers was eliminated in 2001. While the total number of subscribers increased from 1999 to 2000, a portion of our existing subscribers switched to the new non-professional service at a lower monthly fee. In addition, the likelihood of collecting certain receivables outstanding at December 31, 2000 appeared questionable. The resulting reserve against receivables reduced revenue in 2000 by $1.4 million.

    COMMUNICATION FEES. Communication revenue increased $1.2 million, or 15.0%, from $8.2 million in 1999 to $9.4 million in 2000. The increase was a result of rate increases to users of our telecommunications system.

    INVESTMENT INCOME. Investment income increased $0.6 million, or 7.1%, from $9.1 million in 1999 to $9.7 million in 2000. Investment income generated by increased cash performance bonds was partially offset by net sales of financial assets in the general investment portfolio.

    OTHER OPERATING REVENUE. Other operating revenue increased $4.5 million, or 44.4%, from $10.0 million in 1999 to $14.5 million in 2000. The increase was due primarily to a $2.1 million increase in GLOBEX2 terminal service fees and installation charges. The total number of installed GLOBEX2 terminals increased more than 30% during 2000. In addition, the trading gains of GFX increased by $2.0 million in 2000 compared to 1999.

    EXPENSES

    Total operating expenses increased $30.6 million, or 15.0%, from $204.0 million in 1999 to $234.6 million in 2000. Excluding approximately
$9.8 million of one-time expenses in 2000, the increase was $20.8 million, or 10.2%. Technology-related expenses of $100.1 million increased $23.2 million as we continued to invest in trading and clearing systems. In electronic trading, we made significant capacity and performance enhancements to GLOBEX2 to support our new open access policy approved in 2000. We continued to upgrade our clearing technology and made advances in furthering alliances with other exchanges. Clearing infrastructure enhancements enabled us to launch the world's first cross-border, cross-margining program with the London Clearing House. Other enhancements include an upgraded real-time mutual offset system with SGX, improved asset management capabilities for exchange customers and a more flexible and streamlined clearing process. Seeking new growth opportunities by leveraging our established clearing house expertise, we explored opportunities in the e-business market in 2000 and incurred $0.9 million in related expenses.

    SALARIES AND BENEFITS EXPENSE. Salaries and benefits expense increased $13.1 million, or 16.2%, from $81.0 million in 1999 to $94.1 million in 2000. In January 2000, we entered into an employment agreement with our new President and CEO that stipulated payment of a sign-on bonus. In addition, three executives with employment contracts resigned during the first quarter of 2000. The payments required by these contracts, a rise in overall compensation levels, and the related effect on employment taxes and employee benefit costs accounted for the remainder of the increase in salaries and benefits.

    STOCK-BASED COMPENSATION EXPENSE.  Stock-based compensation expense of
$1.0 million is composed of the expense relating to the stock option granted to our CEO in 2000. We adopted fixed accounting treatment for the shares of Class A common stock included in the option under APB Opinion 25, "Accounting for Stock Issued to Employees," as of the date of demutualization. As of December 31, 2000, we had not measured compensation expense relating to the shares of Class B common stock included in the option as there are insufficient authorized Class B shares.

    OCCUPANCY EXPENSE. Occupancy costs increased $1.8 million, or 10.4%, from $17.8 million in 1999 to $19.6 million in 2000. In 1999, reductions in real estate taxes, combined with credits from the landlord for operating expenses, resulted in one-time savings and represented the majority of the variance between 1999 and 2000.

    PROFESSIONAL FEES, OUTSIDE SERVICES AND LICENSES EXPENSE. Professional fees, outside services and licenses decreased $5.2 million, or 18.3%, from $28.3 million in 1999 to $23.1 million in 2000. The decrease resulted primarily from a $3.7 million decline in expenditures relating to major technology initiatives that were substantially completed in 1999. Additional savings resulted from a $0.8 million reduction in recruiting costs, a $0.4 million reduction in ongoing legal and accounting fees and a decrease in the use of temporary employees. Also, in 1999, certain professional fees were incurred for projects that were concluded the same year, including $0.9 million in professional fees relating to the development of our strategic plan, $0.9 million for services associated with the launch of side-by-side electronic trading of our Eurodollar products and $0.7 million in professional fees for certain enhancements to GLOBEX2. These savings were partially offset by a $1.3 million increase in legal costs and professional fees associated with our demutualization and a $0.9 million increase in license fees incurred as a result of increased trading volume in our equity products in 2000 when compared to 1999.

    COMMUNICATION AND COMPUTER AND SOFTWARE MAINTENANCE EXPENSE. Communication and computer and software maintenance costs increased $13.5 million, or 47.4%, from $28.4 million in 1999 to $41.9 million in 2000. Communication costs rose $9.1 million, or 38.9%, as a result of additional GLOBEX2 electronic trading subscribers. The number of GLOBEX2 terminals increased 30.0% in 2000. In addition, software and related maintenance costs increased by $3.3 million in 2000 compared to 1999 as a result of recent technology initiatives.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization increased $8.2 million, or 32.5%, from $25.3 million in 1999 to $33.5 million in 2000. The increase was due to the amortization of completed capitalized software development, additional depreciation expense resulting from software and computer equipment purchases made in 2000 and late in 1999 and the change in depreciable lives of such software and computer equipment from five years to four years.

    PUBLIC RELATIONS AND PROMOTION EXPENSE. Public relations and promotion costs decreased $2.5 million, or 32.2%, from $7.7 million in 1999 to $5.2 million in 2000, due primarily to the elimination or reduction of certain incentive programs related to specific contracts offered on our exchange.

    OTHER OPERATING EXPENSE. Other operating expense increased $0.6 million, or 4.2%, from $15.5 million in 1999 to $16.1 million in 2000. The increase resulted from a $2.7 million write-off during the second quarter of 2000 of previously capitalized software development costs. It was determined that the software would not be utilized as intended. Partially offsetting this were decreases in travel and entertainment expenses as well as various state and local taxes.

    The limited partners' interest in the earnings of PMT was $1.2 million for the period January 1, 2000 through November 13, 2000, the date of the sale of PMT's net assets to us as part of our demutualization, compared to $2.1 million in 1999. A decline in the operating results of PMT, and the corresponding decline in the limited partners' interest in the earnings of PMT in 2000, was due to higher operating costs associated with electronic trading. The fact that PMT operated for less than a full year also reduced its profitability compared to 1999. The impact of these factors was partially offset by an increase in the net income of GFX in 2000, a portion of which was allocated to PMT.

    INCOME TAX PROVISION

    A benefit for income taxes of $3.3 million was recorded for the twelve months ended December 31, 2000 as a result of operating losses during this period. The effective income tax rate for the period was 36.1%. The benefit will be realized through a tax loss carryback to offset a prior year's taxable income.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    OVERVIEW

    Net income was $2.7 million in 1999 compared to $7.0 million in 1998. The decrease was primarily due to increased communications and computer and software maintenance expense as well as depreciation and amortization expense resulting from investment in technology advancements in the GLOBEX2 electronic trading system and improvements to the open outcry trading operations.

    REVENUES

    Total revenues increased $13.4 million, or 6.8%, from $197.2 million in 1998 to $210.6 million in 1999.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees increased $13.8 million, or 10.9%, from $126.5 million in 1998 to $140.3 million in 1999. This increase is primarily attributable to the effect of a rebate which reduced clearing and transaction fees by approximately $17.9 million in the fourth quarter of 1998, offset by an 11.4% decrease in volume from 226.6 million contracts in 1998 to 200.7 million contracts in 1999. There was no similar rebate program during 1999. The decrease in volume was primarily due to reduced volatility, continued consolidation of institutional customers and a slowdown in business as customers prepared for the year 2000. Low inflation and stable economic conditions contributed to reduced volatility and decreased volume in interest rate products in 1999.

    The following table shows the average daily trading volume for the periods presented in our four product areas and the portion that was traded electronically through the GLOBEX2 system:

                                                                      PERCENTAGE
PRODUCT AREA                                  1999       1998     INCREASE/(DECREASE)
------------                                --------   --------   -------------------
Interest Rate.............................  475,023    574,829           (17.4)%
Equity....................................  189,984    174,840             8.7
Foreign Exchange..........................   94,747    113,948           (16.9)
Commodity.................................   33,671     35,664            (5.6)
                                            -------    -------           -----
Total Volume..............................  793,425    899,281           (11.8)

GLOBEX2 Volume............................   63,782     38,668            64.9
GLOBEX2 Volume as a Percent of Total
  Volume..................................      8.0%       4.3%

    QUOTATION DATA FEES. Quotation data fees increased $2.9 million, or 7.3%, from $40.1 million in 1998 to $43.0 million in 1999. The increase resulted solely from an increase in the number of subscribers.

    INVESTMENT INCOME. Investment income decreased $1.0 million, or 10.2%, from $10.1 million in 1998 to $9.1 million in 1999. The decrease was due to a decline in average invested balances as well as a decline in the yield of the portfolio.

    OTHER OPERATING REVENUE. Other operating revenue decreased $2.3 million, or 18.5%, from $12.3 million in 1998 to $10.0 million in 1999. The decrease was a result of reduced trading revenues from GFX and a lower level of member fines. These reductions were partially offset by $1.7 million in revenues from GLOBEX2 terminal charges, for which there was only nominal revenue in 1998.

    EXPENSES

    Total operating expenses increased $21.0 million, or 11.5%, from $183.0 million in 1998 to $204.0 million in 1999. Expenses increased as a result of technology advancements in the areas of GLOBEX2, trade order processing systems, hand-held trading devices, infrastructure improvements and the support of both open outcry and electronic trading systems.

    SALARIES AND BENEFITS EXPENSE.  Salaries and benefits expense increased
$8.6 million, or 11.8%, from $72.4 million in 1998 to $81.0 million in 1999. The increase reflected additional technology staff and increases in merit-based pay.

    OCCUPANCY EXPENSE. Occupancy expense decreased $1.9 million, or 9.8%, from $19.7 million in 1998 to $17.8 million in 1999. The change was due primarily to a reduction in rent expense for the trading floor as part of a lease extension. In addition, real estate taxes and certain operating expenses paid in connection with the leased office space were reduced in 1999.

    PROFESSIONAL FEES, OUTSIDE SERVICES AND LICENSES EXPENSE. Professional fees, outside services and licenses were relatively stable at $28.3 million in 1999, compared with $28.0 million in 1998. These expenses include significant expenditures for GLOBEX2, Year 2000 compliance, trading floor systems, recruiting, legal services and license fees related to trading volume in our equity index products. The increase in 1999 was relatively modest as a result of capitalizing certain professional fees relating to software development as discussed below.

    COMMUNICATIONS AND COMPUTER AND SOFTWARE MAINTENANCE
EXPENSE. Communications and computer and software maintenance expense increased $5.7 million, or 25.1%, from $22.7 million in 1998 to $28.4 million in 1999. The increase was due primarily to the expansion of the GLOBEX2 electronic trading network.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased $7.4 million, or 40.9%, from $17.9 million in 1998 to $25.3 million in 1999. The increase was a result of computer equipment additions and the amortization of software development capitalized and completed in 1999.

    PUBLIC RELATIONS AND PROMOTION EXPENSE. Public relations and promotion expense decreased $1.9 million, or 19.7%, from $9.6 million in 1998 to $7.7 million in 1999. The decrease reflected a reduction in advertising and new product promotions.

    OTHER OPERATING EXPENSE. Other operating expense increased $2.9 million, or 23.1%, from $12.6 million in 1998 to $15.5 million in 1999. This increase was due to increases in interest on capital asset leases, travel, board of directors' stipends, department supplies, staff training and state and local sales and use taxes.

    We adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), effective
January 1, 1999. Accordingly, we commenced capitalizing certain costs of developing internal use software which otherwise would have been expensed under previous accounting policies. Costs capitalized during 1999 totaled
$15.3 million, and consisted primarily of staff salaries and outside consulting costs. Amortization of capitalized software development costs totaled
$0.9 million in 1999.

    Income from continuing operations, before a deduction for limited partners' interest in the earnings of PMT and a provision for income taxes, was $6.6 million in 1999, representing a decrease of $7.6 million compared to 1998. The limited partners' interest in the earnings of PMT was $2.1 million in 1999, $0.7 million less than 1998, due to a decrease in PMT's income.

    INCOME TAX PROVISION

    The provision for income taxes decreased in 1999 to $1.9 million, compared to $4.3 million in 1998, as a result of lower pre-tax income in 1999. The increase in the effective income tax rate from 38.0% in 1998 to 41.1% in 1999 was due primarily to greater nondeductible expenses, including costs associated with our demutualization, which was completed in late 2000.

QUARTERLY RESULTS OF OPERATIONS

    Quarterly results have varied significantly as a result of the following:

    - trading volume;

    - one-time expenses relating to demutualization;

    - amount and timing of capital expenditures; and

    - growth in GLOBEX2.

    The following tables set forth certain unaudited consolidated quarterly statement of income data, both in dollar amounts and as a percentage of total revenues for the 10 quarters ended June 30, 2001. In our opinion, this unaudited information has been prepared on substantially the same basis as the financial statements appearing elsewhere in this prospectus and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the unaudited quarterly data. The unaudited quarterly data should be read together with the financial statements and related notes included elsewhere in this prospectus. The results for any quarter are not necessarily indicative of results for any future period.

                                                                  QUARTER ENDED
                             ---------------------------------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                               1999       1999       1999        1999       2000       2000       2000        2000
                             --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                 (IN THOUSANDS)
REVENUES:
Clearing and transaction
  fees.....................  $34,920    $35,974     $36,962    $32,449    $40,046    $35,643     $32,282    $48,678
Quotation data fees........   10,664     10,566      10,816     10,959      9,883      8,568       9,028      8,806
Communication fees.........    2,081      2,123       2,022      1,939      2,242      2,403       2,442      2,304
Investment income..........    2,291      2,319       1,826      2,655      2,148      2,236       2,296      3,056
Other operating revenue....    2,124      2,314       2,963      2,635      3,270      3,478       3,433      4,310
                             -------    -------     -------    -------    -------    -------     -------    -------
    Total revenues.........   52,080     53,296      54,589     50,637     57,589     52,328      49,481     67,154
                             -------    -------     -------    -------    -------    -------     -------    -------
EXPENSES:
Salaries and benefits......   19,997     19,709      19,900     21,351     26,724     22,153      22,290     22,899
Stock-based compensation...       --         --          --         --      1,521        957        (370)    (1,075)
Occupancy..................    4,730      4,809       4,529      3,705      5,022      5,106       4,874      4,627
Professional fees, outside
  services and licenses....    8,525      6,344       7,664      5,786      5,858      4,702       4,823      7,748
Communications and computer
  and software
  maintenance..............    6,088      6,940       6,566      8,849      9,417     10,675      11,147     10,681
Depreciation and
  amortization.............    5,223      5,653       7,155      7,243      8,302      8,294       8,622      8,271
Public relations and
  promotion................    1,502      1,436       1,384      3,380      1,120        942       1,397      1,760
Other operating expense....    2,935      3,676       4,343      4,536      3,445      6,064       2,815      3,824
                             -------    -------     -------    -------    -------    -------     -------    -------
Total expenses.............   49,000     48,567      51,541     54,850     61,409     58,893      55,598     58,735
                             -------    -------     -------    -------    -------    -------     -------    -------
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............    3,080      4,729       3,048     (4,213)    (3,820)    (6,565)     (6,117)     8,419
Limited partners' interest
  in earnings of PMT.......     (154)       549      (1,596)      (925)      (988)      (194)         21         (4)
Income tax (provision)
  benefit..................   (1,171)    (2,111)       (580)     2,007      1,924      2,703       2,438     (3,726)
                             -------    -------     -------    -------    -------    -------     -------    -------
    NET INCOME (LOSS)......  $ 1,755    $ 3,167     $   872    $(3,131)   $(2,884)   $(4,056)    $(3,658)   $ 4,689
                             =======    =======     =======    =======    =======    =======     =======    =======

                                QUARTER ENDED
                             -------------------
                             MAR. 31,   JUNE 30,
                               2001       2001
                             --------   --------
                               (IN THOUSANDS)
REVENUES:
Clearing and transaction
  fees.....................  $70,938    $68,266
Quotation data fees........   10,225     13,582
Communication fees.........    2,256      2,350
Investment income..........    2,573      2,532
Other operating revenue....    6,178      7,968
                             -------    -------
    Total revenues.........   92,170     94,698
                             -------    -------
EXPENSES:
Salaries and benefits......   25,059     25,147
Stock-based compensation...       42     11,988
Occupancy..................    5,257      4,796
Professional fees, outside
  services and licenses....    6,018      5,538
Communications and computer
  and software
  maintenance..............    9,988     10,141
Depreciation and
  amortization.............    8,888      9,146
Public relations and
  promotion................      581        788
Other operating expense....    2,990      3,631
                             -------    -------
Total expenses.............   58,823     71,175
                             -------    -------
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............   33,347     23,523
Limited partners' interest
  in earnings of PMT.......       --         --
Income tax (provision)
  benefit..................  (13,357)    (9,293)
                             -------    -------
    NET INCOME (LOSS)......  $19,990    $14,230
                             =======    =======

                                                      QUARTER ENDED
                             ----------------------------------------------------------------
                             MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                               1999       1999       1999        1999       2000       2000
                             --------   --------   ---------   --------   --------   --------
                                           (AS A PERCENTAGE OF TOTAL REVENUES)
REVENUES:
Clearing and transaction
  fees.....................    67.0%      67.5%       67.7%      64.1%      69.5%      68.1%
Quotation data fees........    20.5       19.8        19.8       21.6       17.2       16.4
Communication fees.........     4.0        4.0         3.7        3.8        3.9        4.6
Investment income..........     4.4        4.4         3.4        5.3        3.7        4.3
Other operating revenue....     4.1        4.3         5.4        5.2        5.7        6.6
                              -----      -----       -----      -----      -----      -----
Total revenues.............   100.0      100.0       100.0      100.0      100.0      100.0

EXPENSES:
Salaries and benefits......    38.4       37.0        36.5       42.2       46.4       42.3
Stock-based compensation...      --         --          --         --        2.6        1.8
Occupancy..................     9.1        9.0         8.3        7.3        8.7        9.8
Professional fees, outside
  services and licenses....    16.4       11.9        14.0       11.4       10.2        9.0
Communications and computer
  and software
  maintenance..............    11.7       13.0        12.0       17.5       16.4       20.4
Depreciation and
  amortization.............    10.0       10.6        13.1       14.3       14.4       15.8
Public relations and
  promotion................     2.9        2.7         2.5        6.7        1.9        1.8
Other operating expense....     5.6        6.9         8.0        8.9        6.0       11.6
                              -----      -----       -----      -----      -----      -----
Total expenses.............    94.1       91.1        94.4      108.3      106.6      112.5
                              -----      -----       -----      -----      -----      -----
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............     5.9        8.9         5.6       (8.3)      (6.6)     (12.5)
Limited partners' interest
  in earnings of PMT.......    (0.3)       1.0        (2.9)      (1.8)      (1.7)      (0.4)
Income tax (provision)
  benefit..................    (2.2)      (4.0)       (1.1)       4.0        3.3        5.2
                              -----      -----       -----      -----      -----      -----
  NET INCOME (LOSS)........     3.4%       5.9%        1.6%      (6.1)%     (5.0)%     (7.7)%
                              =====      =====       =====      =====      =====      =====

                                           QUARTER ENDED
                             ------------------------------------------
                             SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                               2000        2000       2001       2001
                             ---------   --------   --------   --------
                                (AS A PERCENTAGE OF TOTAL REVENUES)
REVENUES:
Clearing and transaction
  fees.....................     65.3%      72.5%      77.0%      72.1%
Quotation data fees........     18.3       13.1       11.1       14.3
Communication fees.........      4.9        3.4        2.4        2.5
Investment income..........      4.6        4.6        2.8        2.7
Other operating revenue....      6.9        6.4        6.7        8.4
                               -----      -----      -----      -----
Total revenues.............    100.0      100.0      100.0      100.0
EXPENSES:
Salaries and benefits......     45.0       34.1       27.2       26.6
Stock-based compensation...     (0.7)      (1.6)        --       12.7
Occupancy..................      9.9        6.9        5.7        5.1
Professional fees, outside
  services and licenses....      9.8       11.6        6.5        5.8
Communications and computer
  and software
  maintenance..............     22.5       15.9       10.8       10.7
Depreciation and
  amortization.............     17.4       12.3        9.7        9.7
Public relations and
  promotion................      2.8        2.6        0.6        0.8
Other operating expense....      5.7        5.7        3.3        3.8
                               -----      -----      -----      -----
Total expenses.............    112.4       87.5       63.8       75.2
                               -----      -----      -----      -----
Income (loss) from
  continuing operations
  before limited partners'
  interest in PMT and
  income taxes.............    (12.4)      12.5       36.2       24.8
Limited partners' interest
  in earnings of PMT.......       --         --         --         --
Income tax (provision)
  benefit..................      4.9       (5.5)     (14.5)      (9.8)
                               -----      -----      -----      -----
  NET INCOME (LOSS)........     (7.5)%      7.0%      21.7%      15.0%
                               =====      =====      =====      =====

    Although individual expense categories may vary, our ongoing expenses in total, with the exception of stock-based compensation, have proven to be relatively fixed in nature. We expect that salaries and benefits expense will continue to account for the largest portion of our expenses. In addition, we expect that communications and computer and software maintenance expense will continue to increase in absolute dollars as our electronic trading volume increases. We expect that occupancy expense; professional fees, outside services and licenses; and public relations and promotions expense will remain relatively fixed.

    We believe that our gross margins will be affected by several factors including trading volume, the mix of fees generated from the trading of different products, changes in our pricing policies, migration from open outcry to electronic trading, our ability to leverage capital expenses related to our electronic infrastructure and new product introductions. Our trading volumes are directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, changes in levels of trading activity, price levels and price volatility in the derivatives markets and in underlying fixed-income, equity, foreign exchange and commodity markets, legislative and regulatory changes, competition, changes in government monetary policies, foreign exchange rates, consolidation in our customer base or within our industry and inflation. Our business is also subject to seasonality. During the last three years, we have experienced relatively higher volume during the first and second quarters, and we generally expect that the third quarter will have lower trading volume.

    Due to all of the foregoing factors, period-to-period comparisons of our revenues, expenses and operating results are not necessarily meaningful, and these comparisons cannot be relied upon as indicators of future performance. Also, with the exception of the most recent three quarters, all of our results reflect operating as a mutual not-for-profit corporation.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents totaled $30.7 and $14.2 million at December 31, 2000 and 1999, respectively. At June 30, 2001, cash and cash equivalents were $37.9 million. The increase is due to two factors. At December 31, 2000, a larger portion of the total investments were held in short-term instruments compared to December 31, 1999. This change resulted from anticipated short-term cash needs, prevailing interest rates and alternative investment choices. The additional increase in cash and cash equivalents at June 30, 2001 is a result of improved operating results.

    Other current assets readily convertible into cash include investments as well as accounts receivable. When combined with cash and cash equivalents, these assets comprised 52.6% of our total assets, excluding investment of securities lending proceeds and cash performance bonds and security deposits, at June 30, 2001, compared to 45.7% at December 31, 2000 and 41.6% at December 31, 1999. Investment of securities lending proceeds as well as cash performance bonds and security deposits are excluded from total assets for purposes of this comparison due to the volatile nature of these assets and the fact that there are equal and offsetting current liabilities for these assets. The improvement at June 30, 2001 was due to improved operating performance that resulted in cash, receivables and investments increasing from their levels at December 31, 2000.

    Historically, we have met our funding requirements from operations. Net cash provided by operating activities was $34.5 million for the six months ended
June 30, 2001 compared to net cash used in operating activities of $1.6 million for the six months ended June 30, 2000. This $36.1 million increase in cash provided by operating activities was the result of our improved operating performance during the first six months of 2001. Net cash provided from operating activities was $19.0 million for 2000 and $13.3 million for 1999. The cash provided by operations increased in 2000 despite the operating loss for the period, primarily as a result of increased depreciation and amortization, which is a non-cash expense. Other expenses, such as stock-based compensation, the write-off of certain internally developed software and pension expense, also did not require the use of funds in 2000 and had a favorable impact on cash provided by operating activities.

    For the year ended December 31, 2000, net cash provided by investing activities was $1.0 million compared to net cash used in investing activities of $11.3 million for 1999. This increase of $12.3 million was due primarily to a $26.3 million reduction in equipment purchases and property improvements in 2000 compared to 1999, thus reducing cash used in investing activities. Partially offsetting this reduction was a decrease in cash from investment sales and an additional cash requirement to complete the purchase of the assets and business of PMT. Net sales of financial assets from the investment portfolio declined to $16.4 million in 2000 from $26.2 million in 1999. Payment to the limited partners of PMT to complete the purchase of PMT in 2000 totaled $4.2 million.

    Cash used in investing activities was $25.5 million for the six months ended June 30, 2001 compared to cash provided by investing activities of $8.0 million for the six months ended June 30, 2000. This increase was related to the growth in our investment portfolio during the first half of 2001. Conversely, in the first half of 2000, proceeds from the sale of investment assets were used to fund the acquisition of capital assets and provide cash required to fund operations.

    Net cash used in financing activities was $3.6 million for 2000 and $2.7 million for 1999, representing scheduled payments on capital leases. The increase was the result of new capital lease transactions in 2000 and in late 1999.

    Cash used in financing activities was relatively constant at $1.8 million for both the first six months of 2000 and the first six months of 2001, representing payments on long-term debt. The current portion of long-term debt was approximately the same at June 30, 2000 and June 30, 2001. It is expected that the principal use of funds in the foreseeable future will be to fund operations, capital expenditures and working capital.

    Capital expenditures, which includes expenditures for purchased and internally developed software, have varied significantly from 1998 through the first half of 2001, as demonstrated in the table below:

                              CAPITAL EXPENDITURES
                             (dollars in millions)

                                                                                SIX MONTHS
                                              YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                           ------------------------------   -------------------
                                             1998       1999       2000       2000       2001
                                           --------   --------   --------   --------   --------
Total Expenditures.......................   $24.2      $69.2      $24.5      $11.7      $14.8
Technology Division......................    19.0       52.2       19.2        8.8       13.3
Percent for Technology...................    78.3%      75.5%      78.2%      75.1%      89.4%

    This highlights our commitment to continued enhancements to the technology we employ. The significant expenditures in 1999 included $31.9 million for additional equipment and upgrades to our data center, expenditures for hardware and software required for Year 2000 compliance and an improvement to our back-up recovery capabilities. Capital expenditures in 1999 were also made in connection with an upgrade to GLOBEX2, which also accounted for a significant portion of the $15.3 million of capitalized cost for staff and consultants that completed work on internally developed software. We anticipate continued capital expenditures for technology as we expand our electronic trading facility.

    Significant expenditures by our other divisions in 1999 include an upgrade to our telecommunications systems at a cost of $2.4 million and purchases by divisions other than technology that were required in anticipation of the new millennium. Each year we also incur capital expenditures relating to improvements on our trading floors. These expenditures were $3.6 million in 1998, $4.1 million in 1999, $2.4 million in 2000 and $0.2 million in the six months ended June 30, 2001. In addition, expenditures are required to improve our offices, telecommunications capabilities and other operating equipment.

    If operations do not provide sufficient funds to complete capital expenditures, the general investment portfolio is reduced to provide the needed funds or assets are acquired through capital leases.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents interest rate risk relating to the investments held by us as well as derivative trading risk associated with GFX. With respect to interest rate risk, a change in market interest rates would impact interest income from temporary cash investments, cash performance bonds and security deposits, variable rate investment securities and new purchases of investment securities. Changes in market interest rates would also have an effect on the fair value of investment securities held. GFX engages in the purchase and sale of our foreign exchange futures contracts to promote liquidity in our products and subsequently enters into offsetting transactions using futures contracts or spot foreign exchange transactions to limit market risk. Net position limits are established for each trader and currently amount to $6.0 million in aggregate notional value.

    INTEREST RATE RISK

    Interest income from investment securities, temporary cash investments, securities lending, cash performance bonds and security deposits was $5.1 million in the first six months of 2001. At June 30, 2001, our investment portfolio consisted primarily of U.S. government agency, corporate and state and municipal securities, including approximately $7.6 million in variable rate securities. Our investment portfolio recorded realized and unrealized gains of $0.4 million in the six months ended June 30, 2001 compared to realized and unrealized losses of $0.1 million in the six months ended June 30, 2000. Interest income from investment securities, temporary cash investments and cash performance bonds and security deposits was $9.7 million in 2000. Realized and unrealized gains (losses) in the investment portfolio totaled $0.6 million in 2000, ($1.4) million in 1999 and $0.6 million in 1998. Contractual maturities and interest coupon rates for fixed rate investment securities at June 30, 2001 were as follows:

                                                       PRINCIPAL         AVERAGE
YEAR                                                     AMOUNT       INTEREST RATE
----                                                 --------------   -------------
                                                     (IN THOUSANDS)
2001...............................................     $ 7,100            6.7%
2002...............................................       6,270            6.7
2003...............................................       9,370            4.7
2004...............................................       8,855            6.0
2005...............................................       4,695            5.0
2006...............................................      16,205            5.6
2007...............................................       1,000            7.8
                                                        -------            ---
Total..............................................     $53,495            5.8%

    DERIVATIVE TRADING RISK

    At June 30, 2001, GFX held futures positions with a notional value of $58.0 million, offset by a similar amount of spot foreign currency positions. All positions are marked to market through a charge or credit to income on a daily basis. Net trading gains were $2.6 million for the six months ended June 30, 2001 and $2.5 million for the six months ended June 30, 2000.

    At December 31, 2000, futures positions held by GFX had a notional value of $81.9 million and were offset by a similar amount of spot foreign currency positions. Net trading gains were $4.4 million in 2000, $2.4 million in 1999 and $4.8 million in 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

    At this time, we do not believe that any recently issued accounting standards will require adoption by us, and therefore will not have a material impact on our financial condition and operating results.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    CME Holdings expects to hold its 2002 Annual Meeting in April 2002. If you intend to submit a proposal for inclusion in our proxy materials for CME Holdings' 2002 Annual Meeting, you must submit the proposal to the Secretary by
            , 2002.

    SEC rules set forth standards as to what shareholder proposals we are required to include in our proxy statement for an annual meeting.

                                    EXPERTS

    The audited financial statements of Chicago Mercantile Exchange Inc. as of December 31, 1999 and December 31, 2000, and for each of the three years in the period ended December 31, 2000, included in this proxy statement/prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing in this proxy statement/prospectus, and have been included in reliance on their report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the common stock of CME Holdings issued in the merger, and certain tax consequences of the merger, will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), our special counsel.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS:
  INDEPENDENT AUDITORS' REPORT..............................     F-2
  CONSOLIDATED BALANCE SHEETS...............................     F-3
  CONSOLIDATED STATEMENTS OF INCOME.........................     F-4
  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
    COMPREHENSIVE INCOME....................................     F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS.....................     F-6
  NOTES TO AUDITED HISTORICAL CONSOLIDATED FINANCIAL
    STATEMENTS..............................................     F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
  UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS.............    F-23
  UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF INCOME.......    F-24
  UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF SHAREHOLDERS'
    EQUITY AND COMPREHENSIVE INCOME.........................    F-25
  UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS...    F-26
  NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL
    STATEMENTS..............................................    F-27

                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CHICAGO MERCANTILE EXCHANGE INC.:

    We have audited the accompanying consolidated balance sheets of Chicago Mercantile Exchange Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Exchange's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Mercantile Exchange Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/S/ ARTHUR ANDERSEN LLP

Chicago, Illinois
February 8, 2001, except with respect to the matter discussed in Note 21, as to which the date is August 1, 2001

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 30,655   $ 14,249
  Investments (note 3)......................................    44,326     60,156
  Accounts receivable, net of allowance of $1,700 and
    $350....................................................    27,725     21,420
  Other current assets (note 4).............................     7,877      9,293
  Cash performance bonds and security deposits (note 5).....   156,048     73,134
                                                              --------   --------
Total current assets........................................   266,631    178,252
Property, net of accumulated depreciation and amortization
  (note 6)..................................................    80,393     93,531
Other assets (notes 3, 7 and 8).............................    33,619     31,535
                                                              --------   --------
TOTAL ASSETS................................................  $380,643   $303,318
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 11,096   $ 15,569
  Other current liabilities (note 9)........................    30,349     22,865
  Cash performance bonds and security deposits (note 5).....   156,048     73,134
                                                              --------   --------
Total current liabilities...................................   197,493    111,568
Limited partners' interest in net assets of PMT
  (note 10).................................................        --      3,018
Long-term debt (notes 11 and 12)............................     6,063      8,132
Other liabilities (notes 13 and 15).........................    13,416     11,937
                                                              --------   --------
Total liabilities...........................................   216,972    134,655

Shareholders' Equity: (note 14)
  Preferred stock, $0.01 par value, 10,000,000 shares
    authorized, none issued and outstanding.................        --         --
  Class A common stock, $0.01 par value, 100,000,000 shares
    authorized, 25,855,200 shares issued and outstanding....       259        259
  Class B common stock, $0.01 par value, 4,892 shares
    authorized, 4,722 shares issued and outstanding.........        --         --
  Additional paid-in capital................................    43,911     43,346
  Retained earnings.........................................   119,512    125,421
  Accumulated unrealized losses on securities...............       (11)      (363)
                                                              --------   --------
Total shareholders' equity..................................   163,671    168,663
                                                              --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $380,643   $303,318
                                                              ========   ========

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
REVENUES
Clearing and transaction fees...............................  $156,649   $140,305   $126,524
Quotation data fees.........................................    36,285     43,005     40,079
Communication fees..........................................     9,391      8,165      8,128
Investment income...........................................     9,736      9,091     10,117
Other operating revenue.....................................    14,491     10,036     12,317
                                                              --------   --------   --------
  TOTAL REVENUES............................................   226,552    210,602    197,165
                                                              --------   --------   --------
EXPENSES
Salaries and benefits (note 13).............................    94,067     80,957     72,386
Stock-based compensation (note 15)..........................     1,032         --         --
Occupancy...................................................    19,629     17,773     19,702
Professional fees, outside services and licenses............    23,131     28,319     28,038
Communications and computer and software maintenance........    41,920     28,443     22,731
Depreciation and amortization...............................    33,489     25,274     17,943
Public relations and promotion..............................     5,219      7,702      9,586
Other operating expense.....................................    16,148     15,490     12,586
                                                              --------   --------   --------
  TOTAL EXPENSES............................................   234,635    203,958    182,972
                                                              --------   --------   --------
  Income (loss) before limited partners' interest in PMT and
    income taxes............................................    (8,083)     6,644     14,193
Limited partners' interest in earnings of PMT (note 10).....    (1,165)    (2,126)    (2,849)
Income tax (provision) benefit (note 8).....................     3,339     (1,855)    (4,315)
                                                              --------   --------   --------
  NET INCOME (LOSS).........................................  $ (5,909)  $  2,663   $  7,029
                                                              ========   ========   ========

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)

                                                                 COMMON
                                                               STOCK AND
                                        CLASS A     CLASS B    ADDITIONAL
                                         COMMON      COMMON     PAID-IN                UNREALIZED
                                         STOCK       STOCK      CAPITAL                SECURITIES       TOTAL
                                       ----------   --------   ----------   RETAINED     GAINS      SHAREHOLDERS'
                                         SHARES      SHARES      AMOUNT     EARNINGS    (LOSSES)       EQUITY
                                       ----------   --------   ----------   --------   ----------   -------------
BALANCE, DECEMBER 31, 1997...........          --        --     $43,605     $115,729      $ 220       $159,554

Comprehensive income:
  Net income.........................                                          7,029                     7,029
  Change in unrealized net gain on
    securities, net of tax of $209...                                                       314            314
                                                                                                      --------
  TOTAL COMPREHENSIVE INCOME.........                                                                    7,343
                                       ----------    ------     -------     --------      -----       --------
BALANCE, DECEMBER 31, 1998...........          --        --     $43,605     $122,758      $ 534       $166,897

Comprehensive income:
  Net income.........................                                          2,663                     2,663
  Change in unrealized net loss on
    securities, net of tax of $597...                                                      (897)          (897)
                                                                                                      --------
  TOTAL COMPREHENSIVE INCOME.........                                                                    1,766
                                       ----------    ------     -------     --------      -----       --------
BALANCE, DECEMBER 31, 1999...........          --        --     $43,605     $125,421      $(363)      $168,663

Comprehensive income:
  Net loss...........................                                         (5,909)                   (5,909)
  Change in unrealized net gain on
    securities, net of tax of $234...                                                       352            352
                                                                                                      --------
  TOTAL COMPREHENSIVE INCOME.........                                                                   (5,557)
Other: Stock-based compensation......                               565                                    565
                                       ----------    ------     -------     --------      -----       --------
Issuance of Class A common stock.....  25,855,200
Issuance of Class B common stock.....                 4,722
                                       ----------    ------     -------     --------      -----       --------
BALANCE, DECEMBER 31, 2000...........  25,855,200     4,722     $44,170     $119,512      $ (11)      $163,671
                                       ==========    ======     =======     ========      =====       ========

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $ (5,909)  $  2,663   $  7,029
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Limited partners' interest in earnings of PMT.............     1,165      2,126      2,849
  Deferred income tax provision (benefit)...................       811      5,087     (1,311)
  Depreciation and amortization.............................    33,489     25,274     17,943
  Loss (gain) on sale of investments........................        14       (135)       (57)
  Loss on disposal of fixed assets..........................        --          7        125
  Increase in allowance for doubtful accounts...............     1,350        215         --
  Decrease (increase) in accounts receivable................    (7,655)     2,986     (5,167)
  Decrease (increase) in other current assets...............     1,416     (3,227)    (3,981)
  Increase in other assets..................................   (10,403)   (19,378)      (870)
  Increase (decrease) in accounts payable...................    (4,473)    (3,501)     2,524
  Increase (decrease) in other current liabilities..........     7,120       (931)     5,513
  Increase in other liabilities.............................     1,478      2,160        896
  Other adjustments for non-cash items......................       565         --         --
                                                              --------   --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    18,968     13,346     25,493
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, net................................   (11,170)   (37,480)   (18,817)
  Purchases of investments..................................   (43,116)   (41,938)   (99,332)
  Proceeds from sales and maturities of investments.........    59,518     68,144     98,284
  Purchase of limited partners' interest in PMT.............    (4,183)        --         --
                                                              --------   --------   --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........     1,049    (11,274)   (19,865)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt................................    (3,611)    (2,664)        --
  Distribution to limited partners of PMT...................        --         --     (1,957)
                                                              --------   --------   --------
NET CASH USED IN FINANCING ACTIVITIES.......................    (3,611)    (2,664)    (1,957)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........    16,406       (592)     3,671
Cash and cash equivalents, beginning of year................    14,249     14,841     11,170
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 30,655   $ 14,249   $ 14,841
                                                              ========   ========   ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................  $    892   $    705   $      2
                                                              ========   ========   ========
  Income taxes paid (refunded)..............................  $ (5,471)  $   (265)  $  9,042
                                                              ========   ========   ========
  Leased asset additions and related obligations............  $  1,907   $  7,940   $  6,118
                                                              ========   ========   ========

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

               NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Chicago Mercantile Exchange Inc. (CME) is a Delaware stock corporation. CME is a designated contract market for the trading of futures and options on futures contracts. Trades are executed through both open outcry and electronic trading systems. Through its in-house Clearing House Division, CME clears, settles, nets and guarantees performance of all matched transactions in its products.

    The consolidated financial statements include the results of CME and its controlled subsidiaries, which include P-M-T Limited Partnership and GFX Corporation (collectively, the "exchange"). All inter-company transactions and accounts have been eliminated in consolidation.

    Chicago Mercantile Exchange Inc. resulted from the completion of a demutualization process whereby the Chicago Mercantile Exchange, an Illinois not-for-profit membership organization, became a for-profit stock corporation. The transaction resulted in the conversion of membership interests in the Illinois corporation into stock ownership in the Delaware corporation.

    The proposal to demutualize was approved by the membership of the exchange on June 6, 2000, at which time the holders of the units of P-M-T Limited Partnership (PMT) also approved the cash purchase of the assets and business of PMT by the exchange (note 10). The process also required the approval of certain rule changes by the Commodity Futures Trading Commission and a ruling from the Internal Revenue Service regarding the tax consequences of the transaction. These were obtained, and the demutualization process was completed on November 13, 2000.

    The demutualization process was effected through a three-step process. First, the Illinois not-for-profit corporation was merged into a Delaware nonstock corporation, CME Transitory Co., for the purpose of reincorporating in Delaware. Each membership interest in the Illinois not-for-profit corporation was converted into an equivalent membership interest in CME Transitory Co. In the second step, CME Transitory Co. merged into the Delaware for-profit stock corporation, and membership interests were converted into five classes of common stock based on the type of membership previously owned. In the final step, the Delaware for-profit stock corporation was recapitalized, and Class A and B shares of common stock were issued (note 14).

    The Class A shares represent pure equity rights and were issued to individuals who previously owned certain types of memberships. Class B shares confer the trading privileges previously associated with membership in the Illinois not-for-profit corporation. These shares were issued in five series that correspond to the five classes of membership in the Illinois not-for-profit corporation.

    The merger of the CME not-for-profit corporation into the Delaware stock corporation was accounted for as a pooling of interests because of the common owners before and after the transaction.

    As a result of the demutualization transaction, in the ordinary course of business, a significant portion of accounts receivable will be from shareholders of CME.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS. Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

    INVESTMENTS. Investment securities generally have been classified as available for sale and are carried at fair value, with unrealized gains and losses reported net of tax as a component of

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) shareholders' equity and comprehensive income. Interest on investment securities is recognized as income when earned and includes accreted discount less amortized premium. Realized gains and losses are calculated using specific identification.

    Additional securities held in connection with non-qualified deferred compensation plans have been classified as trading securities. These securities are included in other assets in the accompanying consolidated balance sheets at fair value, and unrealized gains and losses are reflected in investment income.

    PERFORMANCE BONDS AND SECURITY DEPOSITS. Performance bonds and security deposits held by the exchange for the account of clearing members may be in the form of cash or securities. Cash performance bonds and security deposits are reflected in the accompanying consolidated balance sheets. Cash received may be invested, and any interest received accrues to the exchange. Securities consist primarily of short-term U.S. Treasury securities and are not reflected in the accompanying consolidated balance sheets. These securities are held in safekeeping, and interest and gain or loss on such securities accrues to the clearing member.

    PROPERTY. Property is stated at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is provided on the straight-line method over the estimated useful lives of the assets, generally three to seven years. In 2000, the exchange reduced the depreciable lives of newly purchased equipment from five years to four years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining term of the applicable leases. Maintenance and repair items are charged to expense as incurred; renewals and betterments are capitalized.

    SOFTWARE. During 1998 and prior years, the exchange expensed all internal and external costs associated with the development of software for internal use. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). This pronouncement identifies the characteristics of internal use software and provides guidance on new cost recognition principles. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The exchange adopted SOP 98-1 effective January 1, 1999, and accordingly, began capitalizing certain costs of developing internal use software, which would otherwise have been expensed under its previous accounting policy. Capitalized costs are generally amortized over three years, commencing with the completion of the project.

    In 2000, the exchange reduced the depreciable lives of newly purchased software from five years to four years.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments. The carrying values of financial instruments included in assets and liabilities in the accompanying consolidated balance sheets are reasonable estimates of their fair values.

    IMPAIRMENT OF ASSETS. The exchange reviews its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STOCK-BASED COMPENSATION. As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the exchange accounts for its stock-based compensation on the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." CME provides pro forma disclosures of net income (loss) as required under SFAS No. 123.

    CLEARING AND TRANSACTION FEES. Clearing and transaction fees include per contract charges for trade execution and clearing and GLOBEX2 electronic system fees. Fees are charged at various rates based on the product traded and the account owner's exchange trading privileges and are included in revenue when trades are cleared. An accrual is established for fee adjustments to reflect corrections in account owner information. Periodically, rates have been adjusted or waived.

    QUOTATION DATA FEES. Quotation revenue represents fees charged for the dissemination of market information.

    REVENUE RECOGNITION. The Securities and Exchange Commission has issued Staff Accounting Bulletin No. 101 on revenue recognition. CME's revenue recognition policies comply with the requirements of this Bulletin.

    DERIVATIVE TRANSACTIONS. As required by SFAS No. 133, "Accounting for Derivatives and Similar Financial Instruments and for Hedging Activities," the realized and unrealized gains and losses relating to GFX trading transactions are reflected in the operating results of the exchange.

    INCOME TAXES. Deferred income taxes are determined in accordance with SFAS No. 109, "Accounting for Income Taxes," and arise from temporary differences between amounts reported for income tax and financial statement purposes.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS. Certain reclassifications have been made to the 1999 and 1998 consolidated financial statements to conform to the presentation in 2000. In addition, in 1999 the exchange adopted a new balance sheet presentation for performance bonds and security deposits as described above, and the accompanying balance sheets reflect this new presentation. The exchange previously included performance bonds and security deposits received from its clearing members in the form of securities as both an asset and a liability in its consolidated balance sheets.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

3.  INVESTMENT SECURITIES

    Investment securities included in current assets have been classified as available for sale. The amortized cost and fair value of these investment securities at December 31, 2000 and 1999, were as follows (DOLLARS IN THOUSANDS):

                                                                 2000                   1999
                                                         --------------------   --------------------
                                                         AMORTIZED     FAIR     AMORTIZED     FAIR
                                                           COST       VALUE       COST       VALUE
                                                         ---------   --------   ---------   --------
U.S. Treasury..........................................   $   109    $   109     $    64    $    64
U.S. Government agency.................................    13,284     13,286      16,563     16,191
State and municipal....................................    30,952     30,931      44,135     43,901
                                                          -------    -------     -------    -------
TOTAL INVESTMENT SECURITIES............................   $44,345    $44,326     $60,762    $60,156
                                                          =======    =======     =======    =======

    Unrealized gains (losses) on investment securities classified as available for sale, included in the accompanying consolidated statements of changes in shareholders' equity, are reported as a component of comprehensive income. The amortized cost and fair value of these investment securities at December 31, 2000, by contractual maturity, were as follows (DOLLARS IN THOUSANDS):

                                                              AMORTIZED     FAIR
                                                                COST       VALUE
                                                              ---------   --------
Maturity of one year or less................................   $18,279    $18,287
Maturity between one and five years.........................    23,901     23,874
Maturity greater than five years............................     2,165      2,165
                                                               -------    -------
TOTAL.......................................................   $44,345    $44,326
                                                               =======    =======

    Trading securities held in connection with non-qualified deferred compensation plans are included in other assets and amounted to approximately $5.9 million at December 31, 2000 and $6.9 million at December 31, 1999. Investment income includes unrealized gains (losses) relating to the non-qualified deferred compensation plans' trading securities of $(723,000), $469,000 and $407,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

4.  OTHER CURRENT ASSETS

    Other current assets consisted of the following at December 31 (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Refundable income taxes.....................................   $4,568     $5,913
Prepaid expenses............................................    1,806      2,640
Accrued interest receivable.................................    1,503        740
                                                               ------     ------
TOTAL.......................................................   $7,877     $9,293
                                                               ======     ======

5.  PERFORMANCE BONDS AND SECURITY DEPOSITS

    The exchange is a designated contract market for futures and options on futures, and clears and guarantees the settlement of all futures and options contracts traded in its markets. In its guarantor role, the exchange has precisely equal and offsetting claims to and from clearing firms on opposite

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

5. PERFORMANCE BONDS AND SECURITY DEPOSITS (CONTINUED) sides of each contract. CME bears counterparty credit risk in the event that future market movements create conditions which could lead to clearing firms failing to meet their obligations to the exchange. CME reduces its exposure through a risk management program which includes rigorous initial and ongoing financial standards for designation as a clearing firm, initial and maintenance performance bond requirements and mandatory security deposits. In addition, the exchange maintains an unsecured committed line of credit with a consortium of banks (note 16) in the amount of $350.0 million to provide liquidity and capacity to pay settlement variation to all clearing firms, even if a clearing firm may have failed to meet its financial obligations to CME, or in the event of a temporary problem with the domestic payments system that would delay payments of settlement variation between the exchange and its clearing firms.

    Each clearing firm is required to deposit and maintain specified margin in the form of cash, U.S. Government securities or bank letter of credit. These performance bonds are available to meet only the financial obligations of that clearing firm to the exchange. All obligations and non-cash margin deposits are marked to market on a daily basis, and haircuts are applied for margin and risk management purposes. Cash performance bonds and security deposits may fluctuate due to the investment choices available to clearing firms and the change in the amount of deposits required. As a result, these assets are subject to volatility.

    The exchange is required under the Commodity Exchange Act to segregate cash and securities deposited by clearing firms on behalf of their customers. In addition, exchange rules require a segregation of all funds deposited by clearing firms from operating funds.

    Clearing firms, at their option, may instruct the exchange to invest cash on deposit for performance bond purposes in a portfolio of securities in the exchange's Interest Earning Facility (IEF). The IEF was organized in 1997 as two limited liability companies, and interest earned, net of expenses, is passed on to participating member firms. IEF principal is guaranteed by the exchange. The IEF investment portfolio is managed by two of the exchange's approved settlement banks, and eligible investments include U.S. Treasury bills and notes, U.S. Treasury strips and reverse repurchase agreements. Repurchase agreements also are permitted. The maximum average portfolio maturity is 90 days, and the maximum maturity for an individual security is 13 months. IEF principal amounted to approximately $1.8 billion and $761.9 million at December 31, 2000 and 1999, respectively. Management believes that the market risk exposure relating to its guarantee is not material to the financial statements taken as a whole. The exchange earned fees under the IEF program in the amount of $946,000, $932,000 and $428,000 during 2000, 1999 and 1998, respectively.

    Under an agreement between CME and the Board of Trade Clearing Corporation (BOTCC), firms that are clearing members of both CME and BOTCC may place required performance bonds in one common bank account and designate the portion allocable to each clearing organization. The exchange and the Options Clearing Corporation (OCC) have a cross-margin arrangement, whereby a common clearing firm may maintain a cross-margin account in which the clearing firm's positions in certain futures and options on futures are combined with certain OCC-cleared option positions for purposes of calculating performance bond requirements. The performance bond deposits are held jointly by the exchange and the OCC. In addition, a cross-margin agreement with the London Clearing House (LCH) became effective in March 2000, whereby offsetting positions with CME and LCH are subject to reduced margin requirements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

5.  PERFORMANCE BONDS AND SECURITY DEPOSITS (CONTINUED)
    Each clearing firm also is required to deposit and maintain specified security deposits in the form of cash or securities. In the event that performance bonds and security deposits of a defaulting clearing firm are inadequate to fulfill that clearing firm's outstanding financial obligation, the entire security deposit fund is available to cover potential losses after first utilizing surplus operating funds of the exchange.

    Cash and securities held as performance bonds and security deposits at December 31 were as follows (DOLLARS IN THOUSANDS):

                                                            2000                        1999
                                                  -------------------------   -------------------------
                                                             SECURITIES AND              SECURITIES AND
                                                    CASH       IEF FUNDS        CASH       IEF FUNDS
                                                  --------   --------------   --------   --------------
Performance bonds...............................  $150,051    $25,271,341     $68,738     $17,841,859
Security deposits...............................     5,997        398,786       4,396         351,897
Cross-margin securities, held jointly with
  OCC...........................................        --      1,012,515          --       1,056,709
                                                  --------    -----------     -------     -----------
TOTAL...........................................  $156,048    $26,682,642     $73,134     $19,250,465
                                                  ========    ===========     =======     ===========

    In addition, irrevocable letters of credit held as performance bond deposits, which are not included in the accompanying consolidated balance sheets, at December 31 were as follows (DOLLARS IN THOUSANDS):

                                                                 2000         1999
                                                              ----------   ----------
Performance bonds...........................................  $1,335,000   $1,000,350
Cross-margin accounts.......................................     151,700       77,010
                                                              ----------   ----------
TOTAL LETTERS OF CREDIT.....................................  $1,486,700   $1,077,360
                                                              ==========   ==========

6.  PROPERTY

    A summary of the property accounts as of December 31 is presented below (DOLLARS IN THOUSANDS):

                                                                2000        1999
                                                              ---------   ---------
Furniture, fixtures and equipment...........................  $ 148,846   $ 140,836
Leasehold improvements......................................     88,530      83,461
Total property..............................................    237,376     224,297
Less accumulated depreciation and amortization..............   (156,983)   (130,766)
                                                              ---------   ---------
NET PROPERTY................................................  $  80,393   $  93,531
                                                              =========   =========

    Included in property are assets that were acquired through capital leases in the amount of $16.0 million and $14.1 million (net of accumulated amortization of $4.9 million and $2.0 million) at December 31, 2000 and 1999, respectively. Depreciation of these assets is included in depreciation and amortization expense.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

7.  OTHER ASSETS

    Other assets consisted of the following at December 31 (DOLLARS IN
THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Software development costs..................................  $22,598    $15,326
Less accumulated amortization...............................   (5,933)      (935)
Software....................................................   13,290      9,300
Less accumulated amortization...............................   (7,722)    (5,469)
Deferred compensation assets................................    5,910      6,934
Net deferred tax asset......................................    4,823      5,868
Other.......................................................      653        511
                                                              -------    -------
TOTAL.......................................................  $33,619    $31,535
                                                              =======    =======

8.  INCOME TAXES

    The provision (benefit) for income taxes from continuing operations is composed of the following (DOLLARS IN THOUSANDS):

                                                                2000       1999       1998
                                                              --------   --------   --------
Current:
Federal.....................................................  $(3,544)   $(2,721)   $ 4,613
State.......................................................     (606)      (511)     1,013
                                                              -------    -------    -------
  TOTAL.....................................................   (4,150)    (3,232)     5,626
                                                              -------    -------    -------
Deferred:
Federal.....................................................      784      4,166     (1,075)
State.......................................................       27        921       (236)
                                                              -------    -------    -------
  TOTAL.....................................................      811      5,087     (1,311)
                                                              -------    -------    -------
TOTAL PROVISION (BENEFIT) FOR INCOME TAXES..................  $(3,339)   $ 1,855    $ 4,315
                                                              =======    =======    =======

    Reconciliation of the statutory U.S. federal income tax rate to the effective tax rate on income (loss) from continuing operations is as follows:

                                                                2000          1999          1998
                                                              --------      --------      --------
Statutory U.S. federal tax rate.............................   (35.0)%        35.0%         35.0%
State taxes, net of federal benefit.........................    (3.8)          5.9           3.8
Tax-exempt interest income..................................    (5.3)        (15.0)         (6.6)
Nondeductible expenses......................................    12.1          21.1           3.7
Other, net..................................................    (4.1)         (5.9)          2.1
                                                               -----         -----          ----
EFFECTIVE TAX RATE-PROVISION (BENEFIT)......................   (36.1)%        41.1%         38.0%
                                                               =====         =====          ====

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

8.  INCOME TAXES (CONTINUED)
    At December 31, the components of deferred tax assets (liabilities) were as follows

    (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Deferred tax assets:
  Depreciation and amortization.............................  $ 5,724    $ 6,085
  Deferred compensation.....................................    2,331      2,452
  Accrued expenses..........................................    4,032      2,929
  Unrealized losses on securities...........................        7        242
                                                              -------    -------
    Subtotal................................................   12,094     11,708
    Valuation allowance.....................................       --         --
                                                              -------    -------
    Deferred tax assets.....................................   12,094     11,708
                                                              -------    -------
Deferred tax liabilities:
    Software development costs..............................   (6,593)    (5,709)
    Other...................................................     (678)      (131)
                                                              -------    -------
    Deferred tax liabilities................................   (7,271)    (5,840)
                                                              -------    -------
NET DEFERRED TAX ASSET......................................  $ 4,823    $ 5,868
                                                              =======    =======

9.  OTHER CURRENT LIABILITIES

    Other current liabilities consisted of the following at December 31 (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
Accrued salaries and benefits...............................  $16,550    $12,966
Accrued fee adjustments.....................................    5,215      1,615
Current portion of long-term debt...........................    3,627      3,262
Accrued operating expenses..................................    2,526      2,548
Other.......................................................    2,431      2,474
                                                              -------    -------
TOTAL.......................................................  $30,349    $22,865
                                                              =======    =======

10.  P-M-T LIMITED PARTNERSHIP

    The exchange was the general partner, and members and clearing firms of the exchange were limited partners in P-M-T Limited Partnership, an Illinois Limited Partnership. PMT was formed in 1987 to initiate the development of the GLOBEX global electronic trading system (GLOBEX). Since December 1998, the current version of this system, GLOBEX2 has been operated by the exchange using electronic trading software licensed from ParisBourse(SBF)SA. The exchange charged PMT for services provided.

    The limited partners of PMT approved the sale of all of the assets and business of PMT to the exchange as part of the demutualization process. The sale was effective November 13, 2000. The purchase price was $5.1 million and was based on an independent appraisal of PMT. Total distribution to the partners of PMT was the purchase price plus interest of 1% over prime from the date of sale to

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

10.  P-M-T LIMITED PARTNERSHIP (CONTINUED)
the date of distribution, and included a payment to CME as general partner of $1.1 million. The transaction was recorded using the purchase method of accounting and was effected at an amount approximately equal to the net assets of PMT. As a result, no goodwill or adjustment to the carrying value of assets was required.

    PMT reported net income of $1.4 million for the period from January 1, 2000 to November 13, 2000 and $2.6 million and $3.5 million for the years ended December 31, 1999 and 1998, respectively. An income distribution of $2.4 million was made to the partners in 1998. If the assets and business of PMT had been purchased by the exchange as of January 1, 2000, the net operating loss of CME for 2000 would have been reduced by approximately $615,000.

11.  LEASE COMMITMENTS

    The exchange has commitments under operating and capital leases for certain facilities and equipment. Lease commitments for office space expire in the year 2003, with annual minimum rentals of approximately $7.9 million. The exchange leases trading facilities from the Chicago Mercantile Exchange Trust through October 2005, with annual minimum rentals of approximately $1.3 million, and has an option to extend the term of the lease thereafter. Total rental expense was approximately $17.4 million in 2000, $15.1 million in 1999 and $18.0 million in 1998.

    Future minimum obligations under lease commitments in effect at December 31, 2000 were as follows (DOLLARS IN THOUSANDS):

                                                              CAPITALIZED   OPERATING
                                                                LEASES       LEASES
                                                              -----------   ---------
2001........................................................    $ 4,200      $10,324
2002........................................................      3,636       10,206
2003........................................................      2,543        9,214
2004........................................................        344        1,575
2005........................................................         --        1,124
                                                                -------      -------
Total minimum lease payments................................     10,723       32,443
Less sublease commitments...................................         --       (1,101)
Less amount representing interest...........................     (1,033)          --
                                                                -------      -------
TOTAL.......................................................    $ 9,690      $31,342
                                                                =======      =======

12.  LONG-TERM DEBT

    Long-term debt consists of the long-term portion of capitalized lease obligations.

13.  EMPLOYEE BENEFIT PLANS

    PENSION PLAN. The exchange maintains a noncontributory defined benefit cash balance pension plan (Plan) for eligible employees. Employees who have completed a continuous twelve-month period of employment and have reached the age of 21 are eligible to participate. The Plan provides for an age-based contribution to the cash balance account and includes cash bonuses in the definition of considered earnings. Participant cash balance accounts receive an interest credit at the one-year U.S. Treasury bill rate. Participants become vested in their accounts after five years. The exchange's

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS (CONTINUED)
policy is to currently fund required pension costs by the due dates specified under the Employee Retirement Income Security Act (ERISA).

    A reconciliation of beginning and ending balances of the benefit obligation and fair value of Plan assets, the funded status of the Plan, certain actuarial assumptions and the components of pension cost are indicated below (DOLLARS IN THOUSANDS):

                                                                2000       1999
                                                              --------   --------
CHANGE IN BENEFIT OBLIGATION
  Benefit obligation at beginning of year...................  $13,468    $11,826
  Service cost..............................................    2,235      2,052
  Interest cost.............................................    1,207        988
  Actuarial loss (gain).....................................      748       (303)
  Benefits paid.............................................   (1,557)    (1,095)
                                                              -------    -------
  BENEFIT OBLIGATION AT END OF YEAR.........................  $16,101    $13,468
                                                              -------    -------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year............  $15,168    $13,522
  Actual return on plan assets..............................      357      1,741
  Employer contribution.....................................       --      1,000
  Benefits paid.............................................   (1,557)    (1,095)
                                                              -------    -------
  FAIR VALUE OF PLAN ASSETS AT END OF YEAR..................  $13,968    $15,168
                                                              -------    -------
FUNDED STATUS AT DECEMBER 31
  Plan assets in excess of (less than) benefit obligation...  $(2,133)   $ 1,700
  Unrecognized transition asset.............................     (261)      (335)
  Unrecognized prior service cost (credit)..................     (176)      (227)
  Unrecognized net actuarial gain...........................   (1,674)    (3,082)
                                                              -------    -------
  ACCRUED BENEFIT COST......................................  $(4,244)   $(1,944)
                                                              =======    =======

                                                                2000       1999       1998
                                                              --------   --------   --------
ACTUARIAL ASSUMPTIONS AS OF DECEMBER 31
  Discount rate.............................................     7.50%      7.75%      6.75%
  Rate of compensation increase.............................     5.00%      5.00%      5.00%
  Expected return on plan assets............................     8.00%      8.00%      8.00%

COMPONENTS OF PENSION COST
  Service cost..............................................  $ 2,235     $2,052     $1,774
  Interest cost.............................................    1,207        988        850
  Expected return on plan assets............................   (1,017)      (925)      (803)
  Amortization of prior service cost........................      (51)       (51)       (51)
  Amortization of transition asset..........................      (74)       (74)       (74)
                                                              -------     ------     ------
  NET PENSION COST..........................................  $ 2,300     $1,990     $1,696
                                                              =======     ======     ======

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    SAVINGS PLAN.  The exchange maintains a savings plan pursuant to
Section 401(k) of the Internal Revenue Code, whereby all employees are participants and have the option to contribute to the Plan. The exchange matches employee contributions up to 3% of the employee's base salary and makes an additional contribution of up to 2% of salary based on annual trading volume. Total expense for the savings plan amounted to $2.1 million, $1.3 million and $1.8 million in 2000, 1999 and 1998, respectively.

    NON-QUALIFIED PLANS. The exchange maintains the following non-qualified plans, under which participants may make assumed investment choices with respect to amounts contributed on their behalf. Although not required to do so, the exchange invests such contributions in assets which mirror the assumed investment choices. The balances in these plans are subject to the claims of general creditors of the exchange, and amounted to approximately $5.9 million and $6.9 million at December 31, 2000 and 1999, respectively.

        Supplemental Plan--The exchange maintains a non-qualified supplemental plan to provide benefits for certain officers who have been impacted by statutory limits under the provisions of the qualified pension and savings plans. Total expense for the supplemental plan amounted to $267,000, $319,000 and $260,000 in 2000, 1999 and 1998, respectively.

        Deferred Compensation Plan--The exchange maintains a deferred compensation plan, under which eligible officers and board members may contribute a percentage of their compensation and defer income taxes thereon until the time of distribution.

        Supplemental Executive Retirement Plan--The exchange maintains a non-qualified, defined contribution plan for senior officers. Under the Plan, the exchange contributes an amount equal to 8% of salary and bonus of eligible employees annually. Post-1996 contributions are subject to a vesting schedule, under which each annual contribution begins to vest after three years and is fully vested after five years. Unvested contributions are returned to the exchange if a participant leaves the employment of CME. Total expense for the Plan, net of any forfeitures, totaled $42,000, $461,000 and $213,000 in 2000, 1999 and 1998, respectively.

14.  CAPITAL STOCK

    Memberships owned in the Illinois not-for-profit corporation were converted into Class A and Class B common stock as part of the demutualization to a Delaware for-profit corporation. Class A common stock represents equity interest in the exchange. Class B common stock, issued in five series, represents the trading rights previously associated with membership in the exchange. For purposes of dividends, liquidation and voting rights (except "core rights" as described below), each series of Class B common stock is treated as an equivalent number of shares of Class A common stock, as indicated in the table below.

    As part of the demutualization of CME, the board of directors will be reduced from the current composition of 39 directors to 19 over a two-year period. While provisions have been made for the transition period, once the reduction has been completed, the holders of Class A and B shares will have the right to vote in the election of 13 directors to CME's 19-member Board of Directors. The remaining six directors will be selected by the holders of shares of B-1, B-2 and B-3 common stock.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

14.  CAPITAL STOCK (CONTINUED)

    The following table reflects stock issued at the date of demutualization, the equivalent number of Class A shares for each series of Class B common stock, and other information relating to the rights assigned to each class of stock:

                                                     NUMBER OF SHARES
                                                        ISSUED PER
                                                   MEMBERSHIP INTEREST
                                              ------------------------------     EQUIVALENT     NUMBER OF       NUMBER OF
                                 NUMBER OF                 CLASS B SHARES      CLASS A SHARES   DIRECTORS    VOTES OF "CORE
                                 MEMBERSHIP   CLASS A    -------------------    REPRESENTED     SERIES CAN     RIGHTS" PER
MEMBERSHIP DIVISION              INTERESTS     SHARES     SERIES     NUMBER      BY SERIES        ELECT           SHARE
-------------------              ----------   --------   --------   --------   --------------   ----------   ---------------
CME............................      625       16,200      B-1         1           1,800                3    6
IMM............................      813       10,800      B-2         1           1,200                2    2
IOM............................    1,287        5,400      B-3         1             600                1    1
GEM............................      297           --      B-4         1             100               --    1/6
GEM Fractions..................    1,700           --      B-5         1              10               --    1/60

    CORE RIGHTS. Holders of Class B shares have the right to approve changes in specified rights associated with the trading privileges conferred by those shares. These core rights include allocation of products which a holder of a series of Class B shares is permitted to trade through the exchange; the circumstances under which CME can determine that an existing open outcry product will no longer be traded by means of open outcry; the number of authorized and issued shares of any series of Class B shares; and eligibility requirements to exercise trading rights associated with Class B shares. Votes on changes to these core rights are weighted by series, as indicated in the table above. Holders of Class A shares do not have the right to vote on changes to these core rights.

    TRANSFER RESTRICTIONS. Class A shares are subject to transfer restrictions which will expire over time. Until May 12, 2001, Class A shares may only be transferred with the associated Class B shares. As of that date and every three months thereafter, a portion of the Class A shares (in 25% increments) will become transferable independently of any associated Class B share. After February 5, 2002, the Class A shares are not subject to transfer restrictions.

    Class B shareholders wishing to exercise the trading privileges associated with the class B stock purchased must meet the criteria relating to business experience and financial resources established by the exchange.

    SHAREHOLDER RIGHTS PROVISIONS.  The charter of Chicago Mercantile
Exchange Inc. authorizes the board of directors to create and issue rights entitling their holders to purchase shares of CME stock or other securities. A rights plan would be intended to encourage persons seeking to acquire control of the exchange to engage in arms-length negotiations with the board of directors and management. No formal plan has yet been adopted by the board of directors with respect to the issuing of these rights.

    OMNIBUS STOCK PLAN. The exchange has adopted an Omnibus Stock Plan under which stock-based awards may be made to employees. An aggregate of 2.6 million Class A shares have been reserved for awards under the plan. Other than the award made during 2000 to the President and Chief Executive Officer (note 15), no awards have been made under the Plan.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

15.  STOCK OPTION

    On February 7, 2000, the exchange granted an option to its President and Chief Executive Officer, James J. McNulty, to purchase 5% of the common stock of the exchange, as represented by an equivalent percentage of all Class A and Class B common stock issued. Pursuant to SFAS Statement No. 123, "Accounting for Stock Based Compensation," the exchange has elected to account for the stock option under APB Opinion No. 25, "Accounting for Stock Issued to Employees." One-half of the option, or 2.5% of all common stock, has an aggregate exercise price of $21.8 million, which was estimated to be 2.5% of the fair value of the exchange at the grant date. Since demutualization had not been completed at the grant date, the fair value of CME was calculated based on the average value of all exchange memberships. The option on the remaining 2.5% of all common stock has an aggregate exercise price of $32.8 million, or 3.75% of the fair value of the exchange at the grant date. The option vests over a four-year period, with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years. The term of the option is 10 years. As of December 31, 2000, all of the option remains outstanding.

    From the grant date until the date of demutualization of the exchange, or November 13, 2000, CME accounted for the option in a manner similar to a stock appreciation right in accordance with SFAS Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB Opinions No. 15 and 25)." On and after the demutualization date, CME accounted for the option under APB Opinion No. 25 and related interpretations. The measurement of compensation expense for the option on Class A common shares has been fixed. As of December 31, 2000, the exchange has not measured compensation expense relating to the option on Class B shares because there are insufficient authorized Class B shares. However, under certain circumstances in the future, there may be additional compensation expense in the income statement. Expense relating to the stock option for the twelve months ended December 31, 2000 totaled $1.0 million.

    The fair value of the option on Class A shares, measured at the demutualization date under the minimum value method, is $7.4 million. Significant assumptions used to calculate fair value include: risk-free interest rate of 5.11%, expected life equal to the maximum term of the option, and no expected dividends. For the reasons discussed above, the fair value of the option on Class B shares has not been measured as of December 31, 2000. Had compensation cost for the stock option been recognized using the fair value method prescribed by SFAS Statement No. 123, the net loss for the year ended December 31, 2000 would have increased by approximately $133,000.

16.  CREDIT FACILITY

    At December 31, 2000 and 1999, the exchange had an unsecured committed line of credit with a consortium of banks in the amount of $350 million. Interest on amounts borrowed is calculated at the then-prevailing prime rate. The facility, which originated in 1988 and has never been used, may be utilized if there is a temporary problem with the domestic payments system that would delay payments of settlement variation between the exchange and its clearing members, or in the event of a clearing member default. Under the terms of CME's credit agreement, there are a number of covenants with which CME must comply. Among these covenants, CME is required to submit quarterly reports to the participating banks and maintain at all times a tangible net worth of not less than $90 million and a ratio of current assets to current liabilities of not less than 1.0 to 1.0. Furthermore, the allowable indebtedness of CME and its subsidiaries is limited to specific threshold amounts in certain defined

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

16.  CREDIT FACILITY (CONTINUED)
circumstances. Commitment fees for this facility were $519,000, $516,000 and $570,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

17.  CONTINGENCIES

    At December 31, 2000, the exchange was contingently liable on irrevocable letters of credit totaling $29 million in connection with its mutual offset system with the Singapore Exchange Derivatives Trading Ltd. (SGX) and also contingently liable in the amount of $2.5 million in connection with activities of GFX Corporation.

    The exchange is a defendant in, and is threatened with, various legal proceedings arising from its regular business activities. While the ultimate results of such proceedings against the exchange cannot be predicted with certainty, management of the exchange believes that the resolution of these matters will not have a material adverse effect on its consolidated financial position or results of operations. See note 21.

    EMPLOYMENT-RELATED AGREEMENT. The exchange has an employment agreement with James J. McNulty, as its President and Chief Executive Officer, through
December 31, 2003, subject to renewal by mutual agreement of the parties. In the event of a termination without cause by the exchange, Mr. McNulty shall be entitled to receive his base salary for the remainder of the original term plus one-third of the maximum annual incentive bonus. Mr. McNulty's base salary for the year ended December 31, 2000 was $1.0 million. The bonus may not exceed the lesser of $1.5 million or 10% of CME's net income.

    If, within two years of a "change in control" of the exchange, Mr. McNulty is terminated by the exchange or he terminates the agreement as a result of the occurrence of one of the matters defined in the agreement as "good reason," he shall be entitled to two times his base salary plus one and one-third times the maximum annual incentive bonus for which he would have been eligible, provided that the severance payments do not exceed $8.0 million. The payment would be subject to reduction to the extent that it would otherwise result in the payment of tax under Section 4999 of the Internal Revenue Code.

18.  GFX DERIVATIVE TRANSACTIONS

    GFX Corporation engages in the purchase and sale of CME foreign currency futures contracts. GFX posts bids and offers in these products on the GLOBEX2 electronic trading system to maintain a market and promote liquidity in CME's currency futures products. It limits risk from these transactions through offsetting transactions using futures contracts or spot foreign exchange transactions with approved counterparties in the interbank market. Formal trading limits have been established. Futures transactions are cleared by an independent clearing member. Any residual open positions are marked to market on a daily basis, and all realized and unrealized gains (losses) are included in other operating revenue in the accompanying consolidated statements of income. Net trading gains amounted to $4.4 million in 2000, $2.4 million in 1999 and $4.8 million in 1998.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

19.  SEGMENT REPORTING

    The exchange has two reportable operating segments: Chicago Mercantile Exchange (CME, a designated contract market and clearing house), and GFX Corporation (GFX, a wholly owned trading subsidiary). A summary by business segment follows (DOLLARS IN THOUSANDS):

                                                       CME        GFX      ELIMINATIONS     TOTAL
                                                    ---------   --------   ------------   ---------
Year Ended December 31, 2000:
Total revenues from external customers............  $ 212,385   $ 4,431      $    --      $ 216,816
Intersegment revenues.............................         57       700         (757)            --
Investment income.................................      9,540       196           --          9,736
Depreciation and amortization.....................     33,338       151           --         33,489
Operating profit (loss)...........................     (8,110)      608         (581)        (8,083)
Total assets......................................    380,125     5,734       (5,216)       380,643
Capital expenditures..............................     11,137        33           --         11,170

Year Ended December 31, 1999:
Total revenues from external customers............  $ 199,119   $ 2,392      $    --      $ 201,511
Intersegment revenues.............................        139     1,190       (1,329)            --
Investment income.................................      8,781       310           --          9,091
Depreciation and amortization.....................     25,141       133           --         25,274
Operating profit (loss)...........................      6,674      (675)         645          6,644
Total assets......................................    302,814     7,990       (7,486)       303,318
Capital expenditures..............................     37,438        42           --         37,480

Year Ended December 31, 1998:
Total revenues from external customers............  $ 182,262   $ 4,786      $    --      $ 187,048
Intersegment revenues.............................        169        --         (169)            --
Investment income.................................      9,803       314           --         10,117
Depreciation and amortization.....................     17,849        94           --         17,943
Operating profit (loss)...........................     13,194     1,620         (621)        14,193
Total assets......................................    294,664     8,663       (8,237)       295,090
Capital expenditures..............................     18,809         8           --         18,817

    The exchange considers and manages its open outcry and electronic trading of its various products as a reportable segment. P-M-T Limited Partnership was previously reported as a segment for the years ending December 31, 1999 and 1998. As a result of the purchase of PMT in 2000, PMT is no longer a reportable operating segment. Prior years have been reclassified to include PMT in the CME segment.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

20.  QUARTERLY INFORMATION (UNAUDITED)

                                                 FIRST      SECOND     THIRD      FOURTH
                                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                --------   --------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 31, 2000
  Revenues....................................  $57,589    $52,328    $49,481    $67,154    $226,552
  Income (loss) before income taxes...........   (4,808)    (6,759)    (6,096)     8,415      (9,248)
  Net income (loss)...........................   (2,884)    (4,056)    (3,658)     4,689      (5,909)

YEAR ENDED DECEMBER 31, 1999
  Revenues....................................  $52,080    $53,296    $54,589    $50,637    $210,602
  Income (loss) before income taxes...........    2,926      5,278      1,452     (5,138)      4,518
  Net income (loss)...........................    1,755      3,167        872     (3,131)      2,663

21.  SUBSEQUENT EVENTS

    In May 1999 a suit for infringement of Wagner patent 4,903,201 entitled "Automated Futures Trade Exchange" was brought by Electronic Trading Systems, Inc. The patent relates to a system and method for implementing a computer-automated futures exchange. CME informed Euronext-Paris, the licensor of the software utilized in the Globex electronic trading system, in conformity with the indemnification provision of the license agreement, of the receipt of a summons in that proceeding. Euronext-Paris hired and has to date paid the fees and expenses of a law firm to defend and contest this litigation. Euronext-Paris reserved its rights under that agreement in the event that any modifications to the licensed system made by the exchange result in liability. On June 25, 2001, Euronext-Paris wrote to disclaim responsibility for defense of this litigation and requested that CME reimburse it for all legal expenses and other costs incurred to date. It asked that the exchange take over full responsibility for defense of this litigation and assume all costs associated with CME's defense. The exchange rejected this demand.

    The case against NYMEX was transferred to the Southern District of New York and is pending. Cantor Fitzgerald, L.P. settled with the plaintiff for undisclosed consideration. On March 29, 2001, eSpeed, Inc., an affiliate of Cantor Fitzgerald, L.P., acquired certain rights to the '201 patent. An amended complaint was filed on June 5, 2001, adding eSpeed, Inc. as an additional party plaintiff. The amended complaint seeks treble damages, attorneys' fees and preliminary and permanent injunctions against the remaining defendants.

    On July 24, 2001, the judge in the patent infringement suit brought against the CME, CBOT, NYMEX and Cantor Fitzgerald LP rejected certain arguments that the CME and other defendants had made and proposed to interpret the patent claims more broadly. If the court's proposed order is adopted as the final order of the court, the broad scope of the claims, as interpreted by the court, may reduce the number of arguments CME has as to non-infringement.

    If the plaintiffs are ultimately successful before the district court, CME may be required to obtain a license to develop, market and use its computer automated trading system; to cease developing, marketing or using that system; or to redesign the system to avoid infringement. As a result, this litigation could have a material adverse affect on CME's business, financial condition and operating results, including the ability to offer electronic trading in the future.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              JUNE 30, 2001   DECEMBER 31, 2000
                                                              -------------   -----------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $   37,862         $ 30,655
  Investment of securities lending proceeds (note 2)........      859,013               --
  Investments...............................................       62,410           44,326
  Accounts receivable, net of allowance of $3,166 and
    $1,700..................................................       40,267           27,725
  Other current assets......................................       11,657            7,877
  Cash performance bonds and security deposits (note 3).....    1,406,128          156,048
                                                               ----------         --------
Total current assets........................................    2,417,337          266,631
Property, net of accumulated depreciation and
  amortization..............................................       74,902           80,393
Other assets................................................       39,925           33,619
                                                               ----------         --------
TOTAL ASSETS................................................   $2,532,164         $380,643
                                                               ==========         ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $   12,683         $ 11,096
  Payable under securities lending agreements (note 2)......      859,013               --
  Other current liabilities.................................       28,978           30,349
  Cash performance bonds and security deposits (note 3).....    1,406,128          156,048
                                                               ----------         --------
Total current liabilities...................................    2,306,802          197,493
Long-term debt..............................................        4,237            6,063
Other liabilities...........................................       10,569           13,416
                                                               ----------         --------
Total liabilities...........................................    2,321,608          216,972

Shareholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, none issued and outstanding.................           --               --
  Class A common stock, $.01 par value, 100,000,000 shares
    authorized, 25,860,600 and 25,855,200 shares issued and
    outstanding at June 30, 2001 and December 31, 2000
    respectively............................................          259              259
  Class B common stock, $.01 par value, 4,892 shares
    authorized, 3,138 and 4,722 shares issued and
    outstanding at June 30, 2001 and December 31, 2000,
    respectively............................................           --               --
  Additional paid-in capital................................       58,436           43,911
  Unearned restricted stock compensation....................       (2,027)              --
  Retained earnings.........................................      153,732          119,512
  Accumulated unrealized gains (losses) on securities.......          156              (11)
                                                               ----------         --------
Total shareholders' equity..................................      210,556          163,671
                                                               ----------         --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $2,532,164         $380,643
                                                               ==========         ========

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                SIX MONTHS ENDED              THREE MONTHS ENDED
                                                    JUNE 30,                       JUNE 30,
                                          ----------------------------   ----------------------------
                                             2001             2000          2001             2000
                                          -----------      -----------   -----------      -----------
REVENUES
Clearing and transaction fees...........  $   139,204      $    75,689   $    68,266      $    35,643
Quotation data fees.....................       23,807           18,451        13,582            8,568
Communication fees......................        4,606            4,645         2,350            2,403
Investment income, net of securities
  lending expenses of $568 in 2001 (note
  2)....................................        5,105            4,384         2,532            2,236
Other operating revenue.................       14,146            6,748         7,968            3,478
                                          -----------      -----------   -----------      -----------
  TOTAL REVENUES........................      186,868          109,917        94,698           52,328
                                          -----------      -----------   -----------      -----------

EXPENSES
Salaries and benefits...................       50,206           48,877        25,147           22,153
Stock-based compensation (note 4).......       12,030            2,478        11,988              957
Occupancy...............................       10,053           10,128         4,796            5,106
Professional fees, outside services and
  licenses..............................       11,556           10,560         5,538            4,702
Communications and computer and software
  maintenance...........................       20,129           20,092        10,141           10,675
Depreciation and amortization...........       18,034           16,596         9,146            8,294
Public relations and promotion..........        1,369            2,062           788              942
Other operating expense.................        6,621            9,509         3,631            6,064
                                          -----------      -----------   -----------      -----------
  TOTAL EXPENSES........................      129,998          120,302        71,175           58,893
                                          -----------      -----------   -----------      -----------
Income (loss) before limited partners'
  interest in PMT and income taxes......       56,870          (10,385)       23,523           (6,565)
Limited partners' interest in earnings
  of PMT................................           --           (1,182)           --             (194)
Income tax (provision) benefit..........      (22,650)           4,627        (9,293)           2,703
                                          -----------      -----------   -----------      -----------
  NET INCOME (LOSS).....................  $    34,220      $    (6,940)  $    14,230      $    (4,056)
                                          ===========      ===========   ===========      ===========
EARNINGS (LOSS) PER CLASS A EQUIVALENT
  SHARE: (note 5)
  Basic.................................  $      1.19      $     (0.24)  $      0.49      $     (0.14)
  Diluted...............................  $      1.18      $        --   $      0.48      $        --
  Weighted average number of Class A
    equivalent shares--basic............   28,774,700       28,774,700    28,774,700       28,774,700
  Weighted average number of Class A
    equivalent shares--diluted..........   29,122,640               --    29,398,336               --

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                             COMMON
                                                             STOCK
                                                              AND
                                    CLASS A     CLASS B    ADDITIONAL
                                     COMMON      COMMON     PAID-IN       UNEARNED                UNREALIZED
                                     STOCK       STOCK      CAPITAL      RESTRICTED               SECURITIES       TOTAL
                                   ----------   --------   ----------      STOCK       RETAINED     GAINS      SHAREHOLDERS'
                                     SHARES      SHARES      AMOUNT     COMPENSATION   EARNINGS    (LOSSES)       EQUITY
                                   ----------   --------   ----------   ------------   --------   ----------   -------------
BALANCE, DECEMBER 31, 2000.......  25,855,200     4,722     $44,170       $    --      $119,512       (11)       $163,671
Comprehensive income:
  Net income.....................                                                        34,220                    34,220
  Change in unrealized net gain
    on securities, net of tax of
    $111.........................                                                                     167             167
                                                                                                                 --------
  Total comprehensive income.....                                                                                  34,387
  Stock-based compensation.......                            12,265                                                12,265
  Issuance of 110,000 shares of
    restricted Class A common
    stock........................                             2,260        (2,260)                                      0
  Amortization of unearned
    restricted stock
    compensation.................                                             233                                     233
                                   ----------    ------     -------       -------      --------     -----        --------
Conversion of Series B-5 common
  stock..........................       5,400    (1,584)
                                   ----------    ------     -------       -------      --------     -----        --------
BALANCE, JUNE 30, 2001...........  25,860,600     3,138     $58,695       $(2,027)     $153,732     $ 156        $210,556
                                   ==========    ======     =======       =======      ========     =====        ========
BALANCE, DECEMBER 31, 1999.......          --        --     $43,605       $    --      $125,421     $(363)       $168,663
Comprehensive income:
  Net loss.......................                                                        (6,940)                   (6,940)
  Change in unrealized net gain
    on securities, net of tax of
    $2...........................                                                                       3               3
                                                                                                                 --------
  Total comprehensive income.....                                                                                  (6,937)
  Stock-based compensation.......                             1,355                                                 1,355
                                   ----------    ------     -------       -------      --------     -----        --------
BALANCE, JUNE 30, 2000...........          --        --     $44,960       $    --      $118,481     $(360)       $163,081
                                   ==========    ======     =======       =======      ========     =====        ========

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $34,220       $(6,940)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Limited partners' interest in earnings of PMT.............       --         1,182
  Deferred income tax benefit...............................   (4,094)         (500)
  Stock-based compensation..................................   12,030         2,478
  Depreciation and amortization.............................   18,034        16,596
  Loss (gain) on sale of investments........................     (115)           30
  Increase in allowance for doubtful accounts...............    1,466            50
  Increase in accounts receivable...........................  (14,009)       (1,186)
  Decrease (increase) in other current assets...............   (3,780)          491
  Increase in other assets..................................   (7,084)       (4,847)
  Increase (decrease) in accounts payable...................    1,588        (6,796)
  Decrease in other current liabilities.....................   (1,363)       (1,942)
  Increase (decrease) in other liabilities..................   (2,379)         (263)
                                                              -------       -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........   34,514        (1,647)
                                                              -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, net................................   (7,782)       (5,693)
  Purchases of investments..................................  (79,035)      (12,322)
  Proceeds from sales and maturities of investments.........   61,344        26,007
                                                              -------       -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.........  (25,473)        7,992
                                                              -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt................................   (1,834)       (1,755)
                                                              -------       -------
NET CASH USED IN FINANCING ACTIVITIES.......................   (1,834)       (1,755)
                                                              -------       -------

Net increase (decrease) in cash and cash equivalents........    7,207         4,590
Cash and Cash Equivalents, beginning of period..............   30,655        14,249
                                                              -------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $37,862       $18,839
                                                              =======       =======

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid.............................................  $   341       $   379
                                                              =======       =======
  Income taxes paid (refunded)..............................  $30,623       $(2,558)
                                                              =======       =======
  Leased asset additions and related obligations............  $    --       $   529
                                                              =======       =======

                See accompanying notes to financial statements.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

    The accompanying interim financial statements have been prepared by Chicago Mercantile Exchange Inc. (CME) without audit. Certain notes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, the accompanying consolidated financial statements include all adjustments necessary to present fairly the financial position of CME as of June 30, 2001 and December 31, 2000, and the results of its operations and cash flows for the periods indicated. The accompanying financial statements should be read in connection with the financial statements and notes thereto of the Chicago Mercantile Exchange Inc. annual report dated December 31, 2000. Quarterly results are not necessarily indicative of results for any subsequent period.

2.  SECURITIES LENDING

    CME enters into secured borrowing and lending transactions utilizing a portion of the securities that clearing members have deposited to satisfy their proprietary performance bond requirements. Under this securities lending program, CME receives collateral in the form of cash. The cash is then invested on an overnight basis. Securities on loan are marked to market daily and compared to collateral received. At June 30, 2001, the fair value of securities on loan was $848.0 million.

    The securities lending activity began in June 2001 utilizing only a portion of the securities eligible for lending. The initial securities lending activity utilized some of the securities deposited by one clearing firm, which is a subsidiary of the bank used for executing this securities lending program. Proceeds from securities lending at June 30, 2001 were invested in a money market mutual fund administered by a subsidiary of that same bank.

3.  PERFORMANCE BONDS AND SECURITY DEPOSITS

    Each firm that clears futures and options contracts traded on the exchange is required to deposit and maintain specified performance bonds in the form of cash, U.S. Government securities or bank letters of credit. These performance bonds are available to meet only the financial obligations of that clearing firm to the exchange. Cash performance bonds and security deposits may fluctuate due to the investment choices available to clearing firms and the change in the amount of deposits required. As a result, these assets are subject to volatility.

4.  STOCK-BASED COMPENSATION

    On February 7, 2000, CME granted an option to the President and CEO to purchase 5% of the common stock of CME, as represented by an equivalent percentage of all Class A and Class B common stock issued. CME adopted fixed accounting for the Class A portion of the option under Accounting Principles Board (APB) Opinion No. 25 and related interpretations. CME was required to adopt variable accounting for the portion of the grant related to Class B shares beginning with the second quarter of 2001. As a result, stock-based compensation expense will fluctuate with the value of the underlying Class B shares. For the six months ended June 30, 2001, non-cash expense related to the Class A and Class B portions of the option was $0.1 million and $11.7 million, respectively.

    In May 2001, CME granted stock options to various employees under the Omnibus Stock Plan. The options vest over a four-year period with 40% vesting one year after the grant date and 20% vesting on that same date in each of the following three years. The options have a 10-year term. No compensation expense has been recognized on these stock options as the exercise price exceeded the value of the stock at the date of grant. Restricted stock grants were also awarded to certain executives

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES in May 2001 that have the same vesting provisions as the stock options. Expense recognized on restricted stock was $0.2 million for the six months ended
June 30, 2001. Fixed accounting treatment has been elected under the provisions of APB Opinion No. 25 and related interpretations for all eligible stock options and awards.

5.  EARNINGS PER SHARE

    Earnings (loss) per share is presented on the basis of equivalent Class A shares by adding the total of all Class B shares outstanding, converted to their equivalent number of Class A shares, to the actual number of Class A shares outstanding. Basic earnings per share, if presented for all classes and series of stock for the six months ended June 30, 2001, would be as follows:

                                                                            BASIC EARNINGS PER
                                                               CLASS A            SHARE
                                                              EQUIVALENT   --------------------
                                                                SHARES     CLASS A     CLASS B
                                                              ----------   --------   ---------
Class A.....................................................        --      $1.19            --
Class B, Series B-1.........................................     1,800         --     $2,142.00
Class B, Series B-2.........................................     1,200         --      1,428.00
Class B, Series B-3.........................................       600         --        714.00
Class B, Series B-4.........................................       100         --        119.00

    CME first issued shares on November 13, 2000, the date of demutualization. Calculation of 2000 earnings (loss) per share is presented as if common stock issued on November 13, 2000 had been outstanding in these earlier periods. For the three months and six months ended June 30, 2000, diluted earnings per share is not presented since shares issuable in connection with stock options would have an antidilutive effect on earnings per share.

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES

6.  SEGMENT REPORTING

    The exchange has two reportable operating segments: Chicago Mercantile Exchange (CME, a designated contract market and clearing house), and GFX Corporation (GFX, a wholly owned trading subsidiary). A summary by business segment follows (dollars in thousands):

                                                      CME         GFX      ELIMINATIONS      TOTAL
                                                  -----------   --------   ------------   -----------
Six Months Ended June 30, 2001:
Total revenues from external customers..........  $   179,172    $2,591     $       --    $   181,763
Intersegment revenues...........................           --        --             --             --
Investment income...............................        5,036        69             --          5,105
Depreciation and amortization...................       17,956        78             --         18,034
Operating profit (loss).........................       56,297       573             --         56,870
Total assets....................................    2,531,882     4,043         (3,761)     2,532,164
Capital expenditures............................        7,757        25             --          7,782

Six Months Ended June 30, 2000:
Total revenues from external customers..........  $   102,450    $3,083     $       --    $   105,533
Intersegment revenues...........................           57       600           (657)            --
Investment income...............................        4,272       112             --          4,384
Depreciation and amortization...................       16,521        75             --         16,596
Operating profit (loss).........................      (10,478)      750           (657)       (10,385)
Total assets....................................      704,062     5,422         (6,723)       702,761
Capital expenditures............................        5,682        11             --          5,693

Three Months Ended June 30, 2001:
Total revenues from external customers..........  $    90,906    $1,260     $       --    $    92,166
Intersegment revenues...........................           --        --             --             --
Investment income...............................        2,499        33             --          2,532
Depreciation and amortization...................        9,106        40             --          9,146
Operating profit (loss).........................       23,256       267             --         23,523
Capital expenditures............................        2,532        23             --          2,555

Three Months Ended June 30, 2000:
Total revenues from external customers..........  $    48,124    $1,968     $       --    $    50,092
Intersegment revenues...........................           22       300           (322)            --
Investment income...............................        2,201        35             --          2,236
Depreciation and amortization...................        8,256        38             --          8,294
Operating profit (loss).........................       (6,770)      527           (322)        (6,565)
Capital expenditures............................        3,004         2             --          3,006

                                    ANNEX A:
                          AGREEMENT AND PLAN OF MERGER

                                    ANNEX B:
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                          CERTIFICATE OF INCORPORATION

                                    ANNEX C:
                   CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
                                     BYLAWS

                                    ANNEX D:
                         DISSENTERS' RIGHTS SECTIONS OF
                         DELAWARE GENERAL CORPORATE LAW

    Section 262. Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

    As permitted by the Delaware law, Article XI of our certificate of incorporation and Article IX of our bylaws provide that (1) we are permitted to indemnify our directors, officers and other employees to the fullest extent permitted by Delaware law; (2) we are permitted to advance expenses, as incurred, to our directors, officers and other employees in connection with defending a legal proceeding if we have received in advance an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights conferred in the bylaws are not exclusive. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our shareholders; (2) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (regarding payments of dividends; stock purchases or redemptions which are unlawful) or (4) for any transaction from which the director derived an improper personal benefit. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following documents are exhibits to the Registration Statement.

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
       2.1**            Form of Agreement and Plan of Merger, dated as of
                                   , 2001, between Chicago Mercantile
                        Exchange Inc., Chicago Mercantile Exchange Holdings Inc. and
                        CME Merger Subsidiary Inc. (included as Annex A to this
                        proxy statement/prospectus).

       2.2*             Form of Agreement and Plan of Merger, dated as of April 1,
                        2000, between Chicago Mercantile Exchange and CME
                        Transitory Co. (incorporated by reference to Exhibit 2.1 to
                        Chicago Mercantile Exchange Inc.'s Form S-4, filed with the
                        SEC on April 25, 2000, File No. 33-95561).

       2.3*             Plan of Recapitalization, dated as of April 1, 2000
                        (incorporated by reference to Exhibit 2.3 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        April 7, 2000, File No. 33-95561).

       3.1*             Restated Certificate of Incorporation of Chicago Mercantile
                        Exchange Inc. (incorporated by reference to Exhibit 3.1 to
                        Chicago Mercantile Exchange Inc.'s Form 8-K, dated
                        November 27, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
       3.2*             Bylaws of Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 3.2 to Chicago Mercantile Exchange
                        Inc.'s Form 8-K, dated November 27, 2000, File
                        No. 33-95561).

       3.3**            Certificate of Incorporation of Chicago Mercantile Exchange
                        Holdings Inc. (included as Annex B to this proxy
                        statement/prospectus).

       3.4**            Bylaws of Chicago Mercantile Exchange Holdings Inc.
                        (included as Annex C to this proxy statement/prospectus).

       5.1**            Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois),
                        regarding the legality of the common stock of Chicago
                        Mercantile Exchange Holdings Inc.

       8.1** Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding tax matters.

      10.1*             Chicago Mercantile Exchange Inc. Omnibus Stock Plan,
                        effective February 7, 2000 (incorporated by reference to
                        Exhibit 10.1 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on March 10, 2000, File No. 33-95561).

      10.2*             Chicago Mercantile Exchange Inc. Senior Management
                        Supplemental Deferred Savings Plan, including First
                        Amendment thereto, dated December 14, 1994, Second
                        Amendment thereto, dated December 8, 1998 and Administrative
                        Guidelines thereto (incorporated by reference to
                        Exhibit 10.2 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.3*             Chicago Mercantile Exchange Inc. Directors' Deferred
                        Compensation Plan, including First Amendment thereto, dated
                        December 8, 1998 (incorporated by reference to Exhibit 10.3 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.4*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Plan, including First Amendment thereto, dated
                        December 31, 1996, Second Amendment thereto, dated
                        January 14, 1998 and Third Amendment thereto, dated December
                        1998 (incorporated by reference to Exhibit 10.4 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        February 24, 2000, File No. 33-95561).

      10.5*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Trust, including First Amendment thereto dated
                        September 7, 1993 (incorporated by reference to
                        Exhibit 10.5 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.6*             Agreement, dated February 7, 2000, between Chicago
                        Mercantile Exchange Inc. and James J. McNulty (incorporated by reference to Exhibit 10.8 to Chicago Mercantile Exchange
                        Inc.'s Form S-4, filed with the SEC on April 21, 2000, File
                        No. 33-95561).

      10.7*             Employment Agreement, dated March 7, 2000, between Chicago
                        Mercantile Exchange Inc. and Satish Nandapurkar
                        (incorporated by reference to Exhibit 10.9 to Chicago
                        Mercantile Exchange Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 33-95561).

      10.8*             Employment Agreement, executed September 8, 1999, between
                        Chicago Mercantile Exchange Inc. and Phupinder Gill
                        (incorporated by reference to Exhibit 10.11 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        February 24, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
      10.9***           License Agreement, effective as of September 24, 1997,
                        between Standard & Poor's, a Division of The McGraw-Hill
                        Companies, Inc., and Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 10.13 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      10.10****         License Agreement, effective as of April 3, 1996, including
                        First Amendment thereto, dated May 5, 1996, between The
                        Nasdaq Stock Market, Inc., a subsidiary of National
                        Association of Securities Dealers, Inc., and Chicago
                        Mercantile Exchange Inc.

      10.11****         Central Services System (NSC) Software License and
                        Development Agreement, effective June 5, 1997, between SBF
                        Bourse de Paris and Chicago Mercantile Exchange Inc.

      10.12****         Agreement on Development and Maintenance, effective
                        January 1, 1999, between Euronext and Chicago Mercantile
                        Exchange Inc.

      10.13****         CLEARING 21 Software Marketing and Distribution Agreement
                        Restatement, effective January 30, 2001, between Societe Des
                        Bourses Francaises, and its successor, Euronext-Paris, and
                        Chicago Mercantile Exchange Inc. and New York Mercantile
                        Exchange Inc.

      10.14*            Lease, dated as of November 11, 1983, between Chicago
                        Mercantile Exchange Trust (successor to CME Real Estate Co.
                        of Chicago, Illinois) and Chicago Mercantile Exchange Inc.,
                        including amendment thereto, dated as of December 6, 1989
                        (incorporated by reference to Exhibit 10.14 to Chicago
                        Mercantile Exchange Inc.'s Form S-4 dated February 24, 2000,
                        File No. 33-95561).

      10.15*            Lease, dated March 31, 1988, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated June 2, 1981 and known as Trust No. 51234)
                        and Chicago Mercantile Exchange Inc. relating to 10 South
                        Wacker Drive, including First Amendment thereto, dated as
                        of November 1, 1999 (incorporated by reference to
                        Exhibit 10.15 to Chicago Mercantile Exchange Inc.'s Form
                        S-4, filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.16*            Lease, dated May 11, 1981, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434-06 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated March 20, 1980 and known as Trust
                        No. 48268) and Chicago Mercantile Exchange Inc. relating to
                        30 South Wacker Drive, including First Amendment thereto,
                        dated as of February 1, 1982, Second Amendment thereto,
                        dated as of April 26, 1982, Third Amendment thereto, dated as of June 29, 1982, Fourth Amendment thereto, dated as of
                        July 28, 1982, Fifth Amendment thereto, dated as of
                        October 7, 1982, Sixth Amendment thereto, dated as of
                        July 5, 1983, Seventh Amendment thereto, dated as of
                        September 19, 1983, Eighth Amendment thereto, dated as of
                        October 17, 1983, Ninth Amendment thereto, dated as of
                        December 3, 1984, Tenth Amendment thereto, dated as of
                        March 16, 1987, Eleventh Amendment thereto, dated as of
                        January 1, 1999, Twelfth Amendment thereto, dated as of
                        June 30, 1999 (incorporated by reference to Exhibit 10.16
                        to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBIT
---------------------   ----------------------
      10.17*            Rights Agreement, dated as of March 7, 2001, between Chicago
                        Mercantile Exchange Inc. and Chase Mellon Investor
                        Services LLC, as Rights Agent (incorporated by reference to
                        Exhibit 10.16 to Chicago Mercantile Exchange Inc.'s Form
                        Annual Report on Form 10-K for the year ended December 31,
                        2000, File No. 33-95561).

      10.18**           Voting Agreement dated as of             , 2001, between
                        Chicago Mercantile Exchange Inc. and Chicago Mercantile
                        Exchange Holdings Inc.

      21.1*             Subsidiaries of Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 21.1 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      23.1              Consent of Arthur Andersen LLP.

      23.2**            Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                        (included in Exhibit 5.1).

      24.1              Powers of Attorney (included on signature page).

      99.1              Form of Proxy Cards and Voting Instructions.

------------------------

*   Previously filed.

**  To be filed by amendment.

*** Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

****Portions of this document will be omitted and filed separately with the SEC pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act.

    (b) Financial Statement Schedules

               CHICAGO MERCANTILE EXCHANGE INC. AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                             (DOLLARS IN THOUSANDS)

                                           BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                           BEGINNING    COSTS AND      OTHER                     END OF
DESCRIPTION                                OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
-----------                                ----------   ----------   ----------   ----------   ----------
Year ended December 31, 2000:
  Allowance for doubtful accounts........    $  350       $1,350     $      --      $    --      $1,700
  Accrued fee adjustments................     1,615        9,494            --       (5,894)      5,215

Year ended December 31, 1999:
  Allowance for doubtful accounts........       135          326            --         (111)        350
  Accrued fee adjustments................     1,885        5,343            --       (5,613)      1,615

Year ended December 31, 1998:
  Allowance for doubtful accounts........       135           --            --           --         135
  Accrued fee adjustments................     2,000        7,192            --       (7,307)      1,885

    All other schedules have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 7, 2001.

                                                       CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

                                                       By:             /s/ JAMES J. MCNULTY
                                                            -----------------------------------------
                                                                         James J. McNulty
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 7, 2001.

                  SIGNATURE                                            TITLE
                  ---------                                            -----
              /s/ SCOTT GORDON                 Chairman of the Board and Director
    ------------------------------------
                Scott Gordon

             /s/ DAVID G. GOMACH               Managing Director and Chief Financial Officer
    ------------------------------------
               David G. Gomach

             /s/ NANCY W. GOBLE                Controller
    ------------------------------------
               Nancy W. Goble

                               POWER OF ATTORNEY

    We the undersigned directors and officers of Chicago Mercantile
Exchange Inc. and Chicago Mercantile Exchange Holdings Inc. do hereby constitute and appoint Craig S. Donohue our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statements, or any registration statement related hereto that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorney and agent shall do our cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of August 7, 2001.

                  SIGNATURE                                                         TITLE
                  ---------                                                         -----
           /s/ H. JACK BOUROUDJIAN                                                Director
    ------------------------------------
             H. Jack Bouroudjian

           /s/ TIMOTHY R. BRENNAN                                                 Director
    ------------------------------------
             Timothy R. Brennan

           /s/ LESLIE HENNER BURNS                                                Director
    ------------------------------------
             Leslie Henner Burns

             /s/ JOHN W. CROGHAN                                                  Director
    ------------------------------------
               John W. Croghan

            /s/ TERRENCE A. DUFFY                                                 Director
    ------------------------------------
              Terrence A. Duffy

            /s/ MARTIN J. GEPSMAN                                                 Director
    ------------------------------------
              Martin J. Gepsman

                                                                                  Director
    ------------------------------------
             Daniel R. Glickman

                  SIGNATURE                                                         TITLE
                  ---------                                                         -----
              /s/ YRA G. HARRIS                                                   Director
    ------------------------------------
                Yra G. Harris

            /s/ ROBERT L. HAWORTH                                                 Director
    ------------------------------------
              Robert L. Haworth

                                                                                  Director
    ------------------------------------
              Bruce F. Johnson

             /s/ GARY M. KATLER                                                   Director
    ------------------------------------
               Gary M. Katler

                                                                                  Director
    ------------------------------------
                Paul Kimball

            /s/ PATRICK B. LYNCH                                                  Director
    ------------------------------------
              Patrick B. Lynch

               /s/ LEO MELAMED                                                    Director
    ------------------------------------
                 Leo Melamed

                                                                                  Director
    ------------------------------------
            William P. Miller II

          /s/ PATRICK J. MULCHRONE                                                Director
    ------------------------------------
            Patrick J. Mulchrone

            /s/ JOHN D. NEWHOUSE                                                  Director
    ------------------------------------
              John D. Newhouse

                                                                                  Director
    ------------------------------------
               James E. Oliff

                  SIGNATURE                                                         TITLE
                  ---------                                                         -----
          /s/ MARK G. PAPADOPOULOS                                                Director
    ------------------------------------
            Mark G. Papadopoulos

             /s/ ROBERT J. PROSI                                                  Director
    ------------------------------------
               Robert J. Prosi

                                                                                  Director
    ------------------------------------
          William G. Salatich, Jr.

             /s/ JOHN F. SANDNER                                                  Director
    ------------------------------------
               John F. Sandner

                                                                                  Director
    ------------------------------------
              Myron S. Scholes

                                                                                  Director
    ------------------------------------
              Verne O. Sedlacek

           /s/ WILLIAM R. SHEPARD                                                 Director
    ------------------------------------
             William R. Shepard

            /s/ HOWARD J. SIEGEL                                                  Director
    ------------------------------------
              Howard J. Siegel

                                                                                  Director
    ------------------------------------
            Jeffrey L. Silverman

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
       2.1**            Form of Agreement and Plan of Merger, dated as of
                                   , 2001, between Chicago Mercantile
                        Exchange Inc., Chicago Mercantile Exchange Holdings Inc. and
                        CME Merger Subsidiary Inc. (included as Annex A to this
                        proxy statement/prospectus).

       2.2*             Form of Agreement and Plan of Merger, dated as of April 1,
                        2000, between Chicago Mercantile Exchange and CME
                        Transitory Co. (incorporated by reference to Exhibit 2.1 to
                        Chicago Mercantile Exchange Inc.'s Form S-4, filed with the
                        SEC on April 25, 2000, File No. 33-95561).

       2.3*             Plan of Recapitalization, dated as of April 1, 2000
                        (incorporated by reference to Exhibit 2.3 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        April 7, 2000, File No. 33-95561).

       3.1*             Restated Certificate of Incorporation of Chicago Mercantile
                        Exchange Inc. (incorporated by reference to Exhibit 3.1 to
                        Chicago Mercantile Exchange Inc.'s Form 8-K dated
                        November 27, 2000, File No. 33-95561).

       3.2*             Bylaws of Chicago Mercantile Exchange Inc. (incorporated by reference to Exhibit 3.2 to Chicago Mercantile Exchange
                        Inc.'s Form 8-K, dated November 27, 2000, File
                        No. 33-95561).

       3.3**            Certificate of Incorporation of Chicago Mercantile Exchange
                        Holdings Inc. (included as Annex B to this proxy
                        statement/prospectus).

       3.4**            Bylaws of Chicago Mercantile Exchange Holdings Inc.
                        (included as Annex C to this proxy statement/prospectus).

       5.1**            Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois),
                        regarding the legality of the common stock of Chicago
                        Mercantile Exchange Holdings Inc.

       8.1** Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) regarding tax matters.

      10.1*             Chicago Mercantile Exchange Inc. Omnibus Stock Plan,
                        effective February 7, 2000 (incorporated by reference to
                        Exhibit 10.1 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on March 10, 2000, File No. 33-95561).

      10.2*             Chicago Mercantile Exchange Inc. Senior Management
                        Supplemental Deferred Savings Plan, including First
                        Amendment thereto, dated December 14, 1994, Second
                        Amendment thereto, dated December 8, 1998 and Administrative
                        Guidelines thereto (incorporated by reference to
                        Exhibit 10.2 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.3*             Chicago Mercantile Exchange Inc. Directors' Deferred
                        Compensation Plan, including First Amendment thereto, dated
                        December 8, 1998 (incorporated by reference to Exhibit 10.3 to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.4*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Plan, including First Amendment thereto, dated
                        December 31, 1996, Second Amendment thereto, dated
                        January 14, 1998 and Third Amendment thereto, dated December
                        1998 (incorporated by reference to Exhibit 10.4 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        February 24, 2000, File No. 33-95561).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
      10.5*             Chicago Mercantile Exchange Inc. Supplemental Executive
                        Retirement Trust, including First Amendment thereto dated
                        September 7, 1993 (incorporated by reference to
                        Exhibit 10.5 to Chicago Mercantile Exchange Inc.'s Form S-4,
                        filed with the SEC on February 24, 2000, File
                        No. 33-95561).

      10.6*             Agreement, dated February 7, 2000, between Chicago
                        Mercantile Exchange Inc. and James J. McNulty (incorporated by reference to Exhibit 10.8 to Chicago Mercantile Exchange
                        Inc.'s Form S-4, filed with the SEC on April 21, 2000, File
                        No. 33-95561).

      10.7*             Employment Agreement, dated March 7, 2000, between Chicago
                        Mercantile Exchange Inc. and Satish Nandapurkar
                        (incorporated by reference to Exhibit 10.9 to Chicago
                        Mercantile Exchange Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, File No. 33-95561).

      10.8*             Employment Agreement, executed September 8, 1999, between
                        Chicago Mercantile Exchange Inc. and Phupinder Gill
                        (incorporated by reference to Exhibit 10.11 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        February 24, 2000, File No. 33-95561).

      10.9*** License Agreement, effective as of September 24, 1997 between Standard & Poor's, a Division of The McGraw-Hill
                        Companies, Inc., and Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 10.13 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      10.10****         License Agreement, effective as of April 3, 1996, including
                        First Amendment thereto, dated May 5, 1996, between The
                        Nasdaq Stock Market, Inc., a subsidiary of National
                        Association of Securities Dealers, Inc., and Chicago
                        Mercantile Exchange Inc.

      10.11****         Central Services System (NSC) Software License and
                        Development Agreement, effective June 5, 1997, between SBF
                        Bourse de Paris and the Chicago Mercantile Exchange Inc.

      10.12****         Agreement on Development and Maintenance, effective
                        January 1, 1999, between Euronext and Chicago Mercantile
                        Exchange Inc.

      10.13****         CLEARING 21 Software Marketing and Distribution Agreement
                        Restatement, effective January 30, 2001, between Societe Des
                        Bourses Francaises, and its successor, Euronext-Paris, and
                        Chicago Mercantile Exchange Inc. and New York Mercantile
                        Exchange Inc.

      10.14*            Lease, dated as of November 11, 1983, between Chicago
                        Mercantile Exchange Trust (successor to CME Real Estate Co.
                        of Chicago, Illinois) and Chicago Mercantile Exchange Inc.
                        including amendment thereto dated as of December 6, 1989
                        (incorporated by reference to Exhibit 10.14 to Chicago
                        Mercantile Exchange Inc.'s Form S-4 dated February 24, 2000,
                        File No. 33-95561).

      10.15*            Lease, dated March 31, 1988, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated June 2, 1981 and known as Trust No. 51234)
                        and Chicago Mercantile Exchange Inc. relating to 10 South
                        Wacker Drive, including First Amendment thereto, dated as
                        of November 1, 1999 (incorporated by reference to
                        Exhibit 10.15 to Chicago Mercantile Exchange Inc.'s Form
                        S-4, filed with the SEC on February 24, 2000, File
                        No. 33-95561).

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
      10.16*            Lease, dated May 11, 1981, between EOP--10 & 30 South
                        Wacker, L.L.C., as beneficiary of a land trust, dated
                        October 1, 1997, and known as American National Bank and
                        Trust Company of Chicago Trust No. 123434-06 (as successor in interest to American National Bank and Trust Company of
                        Chicago, not individually but solely as trustee under Trust
                        Agreement dated March 20, 1980 and known as Trust
                        No. 48268) and Chicago Mercantile Exchange Inc., 30 South
                        Wacker Drive, including First Amendment thereto, dated as of
                        February 1, 1982, Second Amendment thereto, dated as of
                        April 26, 1982, Third Amendment thereto, dated as of
                        June 29, 1982, Fourth Amendment thereto, dated as of
                        July 28, 1982, Fifth Amendment thereto, dated as of
                        October 7, 1982, Sixth Amendment thereto, dated as of
                        July 5, 1983, Seventh Amendment thereto, dated as of
                        September 19, 1983, Eighth Amendment thereto, dated as of
                        October 17, 1983, Ninth Amendment thereto, dated as of
                        December 3, 1984, Tenth Amendment thereto, dated as of
                        March 16, 1987, Eleventh Amendment thereto, dated as of
                        January 1, 1999, Twelfth Amendment thereto, dated as of
                        June 30, 1999 (incorporated by reference to Exhibit 10.16
                        to Chicago Mercantile Exchange Inc.'s Form S-4, filed with the SEC on February 24, 2000, File No. 33-95561).

      10.17*            Rights Agreement, dated as of March 7, 2001, between Chicago
                        Mercantile Exchange Inc. and Chase Mellon Investor
                        Services LLC, as Rights Agent (incorporated by reference to
                        Exhibit 10.16 to Chicago Mercantile Exchange Inc.'s Form
                        Annual Report on Form 10-K for the year ended December 31,
                        2000, File No. 33-95561).

      10.18**           Voting Agreement dated as of             , 2001, between
                        Chicago Mercantile Exchange Inc. and Chicago Mercantile
                        Exchange Holdings Inc.

      21.1*             Subsidiaries of Chicago Mercantile Exchange Inc.
                        (incorporated by reference to Exhibit 21.1 to Chicago
                        Mercantile Exchange Inc.'s Form S-4, filed with the SEC on
                        March 10, 2000, File No. 33-95561).

      23.1              Consent of Arthur Andersen LLP.

      23.2**            Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois)
                        (included in Exhibit 5.1).

      24.1              Powers of Attorney (included on signature page).

      99.1              Form of Proxy Cards and Voting Instructions.

------------------------

 *  Previously filed.

**  To be filed by amendment.

*** Confidential treatment pursuant to Rule 406 of the Securities Act has been previously granted by the SEC.

****Portions of this document will be omitted and filed separately with the SEC pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act.